As filed with the Securities and Exchange Commission on October 2, 2007
Registration No. 333-145550

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CAL DIVE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1389	61-1500501
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

400 North Sam Houston Parkway, E., Suite 1000
Houston, Texas 77060
(281) 618-0400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lisa Manget Buchanan
400 North Sam Houston Parkway, E., Suite 1000
Houston, Texas 77060
(281) 618-0400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

David S. Peterman Fulbright & Jaworski L.L.P. 1301 McKinney, Suite 5100 Houston, Texas 77010 Telephone: (713) 651-5151 Facsimile: (713) 651-5246	William B. Gibbens, III Horizon Offshore, Inc. 2500 CityWest Boulevard, Suite 2200 Houston, Texas 77042 Facsimile: (713) 361-2693	William B. Masters Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. 201 St. Charles Avenue, Suite 5100 New Orleans, Louisiana 70170 Facsimile: (504) 582-8012

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this information statement/proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is effective. This information statement/proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 2, 2007

INFORMATION STATEMENT/PROXY STATEMENT/PROSPECTUS
Proposed Merger — Your Vote Is Very Important

Cal Dive International, Inc. and Horizon Offshore, Inc. have agreed on a merger transaction involving our two companies. We must obtain the approval of Horizon’s stockholders before we can complete the merger. We are sending this information statement/proxy statement/prospectus to Horizon stockholders to ask them to vote in favor of the adoption of the merger agreement. Cal Dive has already obtained the approval of the issuance of its shares of common stock in the merger by its majority stockholder. We are sending this information statement/proxy statement/prospectus to the other Cal Dive stockholders in order to inform them of such approval and of the proposed merger.

If Horizon stockholders approve and adopt the merger agreement and the merger is subsequently completed, Horizon will merge into a subsidiary of Cal Dive, and each share of Horizon common stock will be converted into the right to receive $9.25 in cash, without interest, and 0.625 of a share of Cal Dive common stock, plus additional cash for any fractional share. The implied value of the stock portion of the merger consideration will fluctuate as the market price of Cal Dive common stock fluctuates. You should obtain current stock price quotations for Cal Dive common stock and Horizon common stock. Cal Dive common stock is quoted on the New York Stock Exchange under the symbol “DVR.” Horizon common stock is quoted on the Nasdaq Global Market under the symbol “HOFF.”

This information statement/proxy statement/prospectus is being furnished to Horizon stockholders in connection with the solicitation of proxies by Horizon for use at its special meeting of stockholders and to Cal Dive stockholders in order to advise them of the proposed merger and that the requisite approval of Cal Dive stockholders has already been obtained. The date, time, and place of the special meeting of the Horizon stockholders are:

Date: , 2007
Time:
Place:

This document is a prospectus related to the issuance of shares of Cal Dive common stock in connection with the merger, a proxy statement for Horizon to use in soliciting proxies for its special meeting of stockholders, and an information statement for those Cal Dive stockholders who were not party to the approval that has already been obtained. Attached is an important document containing answers to frequently asked questions and a summary description of the merger (beginning on page 1), followed by more detailed information about Cal Dive, Horizon, the proposed merger, and the merger agreement. We urge you to read this document carefully and in its entirety. In particular, you should consider the matters discussed under “Risk Factors” beginning on page 14 of this information statement/proxy statement/prospectus.

Quinn J. Hébert	David W. Sharp
President and Chief Executive Officer	President and Chief Executive Officer
Cal Dive International, Inc.	Horizon Offshore, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or passed upon the adequacy or accuracy of this information statement/proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This information statement/proxy statement/prospectus is dated     , 2007, and is first being mailed to Cal Dive and Horizon stockholders on or about          , 2007.

REFERENCES TO ADDITIONAL INFORMATION

As used in this information statement/proxy statement/prospectus, “Cal Dive” refers to Cal Dive International, Inc. and its consolidated subsidiaries and “Horizon” refers to Horizon Offshore, Inc. and its consolidated subsidiaries, in each case, except where the context otherwise requires or as otherwise indicated. This information statement/proxy statement/prospectus incorporates by reference important business and financial information about Horizon from documents that it has filed with the Securities and Exchange Commission but that have not been included in or delivered with this information statement/proxy statement/prospectus. For a listing of documents incorporated by reference into this information statement/proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 185 of this information statement/proxy statement/prospectus.

You can obtain any of the documents incorporated by reference into this information statement/proxy statement/prospectus from Horizon through the “SEC Filings” link located on the investor relations page of its website at www.horizonoffshore.com or from the Securities and Exchange Commission through its website at www.sec.gov. We are not incorporating the contents of the websites of the Securities and Exchange Commission, Horizon or any other person into this document. We are only providing the information about how you can obtain certain documents that are specifically incorporated by reference into this information statement/proxy statement/prospectus at these websites for your convenience.

Horizon will provide you with copies of the documents relating to Horizon incorporated by reference, excluding any exhibits to those documents, without charge, if you request it in writing or by telephone from:

HORIZON OFFSHORE, INC.
2500 CityWest Boulevard, Suite 2200
Houston, Texas 77042

Attn.: William B. Gibbens, III, Secretary
Telephone: (713) 361-2600

In order for you to receive timely delivery of the documents in advance of the Horizon special meeting, Horizon should receive your request no later than          , 2007.

Horizon has supplied all information contained in or incorporated by reference in this information statement/proxy statement/prospectus relating to Horizon. Cal Dive has supplied all information contained in this information statement/proxy statement/prospectus relating to Cal Dive. Cal Dive and Horizon have both contributed to information relating to the merger.

Cal Dive International, Inc.

NOTICE OF APPROVAL GIVEN AND ACTION TO BE TAKEN

To the Stockholders of Cal Dive International, Inc.:

WE ARE NOT ASKING YOU FOR YOUR PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ACTIONS DESCRIBED BELOW HAVE ALREADY BEEN APPROVED BY WRITTEN CONSENT OF HOLDERS OF A MAJORITY OF CAL DIVE INTERNATIONAL, INC.’S OUTSTANDING SHARES OF VOTING STOCK. A VOTE OF THE REMAINING STOCKHOLDERS IS NOT NECESSARY.

Pursuant to the requirements of Section 14(c) of the Securities Exchange Act of 1934 and Section 228(d) of the General Corporation Law of the State of Delaware, this information statement is being mailed on or about     , 2007 to holders of record as of June 11, 2007 of shares of common stock, par value $0.01 (“Cal Dive Common Stock”), of Cal Dive International, Inc., a Delaware corporation (“Cal Dive”).

This information statement is being furnished in connection with the Agreement and Plan of Merger, dated as of June 11, 2007, entered into by and among Cal Dive, Cal Dive Acquisition, LLC, a wholly-owned subsidiary of Cal Dive (“Merger Sub”), and Horizon Offshore, Inc. (“Horizon”). If Horizon stockholders approve and adopt the merger agreement and the merger is subsequently completed, Horizon will merge into Merger Sub, and each share of Horizon common stock will be converted into the right to receive $9.25 in cash, without interest, and 0.625 of a share of Cal Dive Common Stock, plus additional cash for any fractional share. We currently anticipate that a total of approximately 20.4 million shares of Cal Dive Common Stock will be issued in the merger.

Approval of the issuance of the Cal Dive Common Stock in the merger by the holders of a majority of the outstanding shares of Cal Dive Common Stock is required pursuant to the rules of the New York Stock Exchange. However, on June 11, 2007, Helix Energy Solutions Group, Inc., which on that date owned a majority of the outstanding shares of Cal Dive Common Stock, executed a written consent approving such issuance. Therefore, no further action on the part of Cal Dive stockholders is required in connection with the proposed merger.

A special meeting of Horizon stockholders has been scheduled for     , 2007. We currently anticipate that the consummation of the merger and the other transactions contemplated by the merger agreement will occur promptly following the Horizon stockholder meeting, provided the merger agreement is approved and adopted by the holders of a majority of the outstanding shares of Horizon common stock, and subject to the satisfaction of other customary conditions to closing.

By Order of the Board of Directors,

Lisa M. Buchanan
Secretary

          , 2007

Horizon Offshore, Inc.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD          , 2007

To the Stockholders of Horizon Offshore, Inc.:

You are cordially invited to attend the special meeting of stockholders of Horizon Offshore, Inc., a Delaware corporation (“Horizon”), to be held on     , 2007, at 9:00 a.m., Central Time, at          , Houston, Texas          . As described in this information statement/proxy statement/prospectus, the special meeting will be held for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 11, 2007, by and among Cal Dive International, Inc. (“Cal Dive”), Cal Dive Acquisition, LLC, a wholly-owned subsidiary of Cal Dive (“Merger Sub”), and Horizon. If Horizon stockholders approve and adopt the merger agreement and the merger is subsequently completed, Horizon will merge into Merger Sub, and each share of Horizon common stock will be converted into the right to receive $9.25 in cash, without interest, and 0.625 of a share of Cal Dive common stock, par value $0.01 per share, plus additional cash for any fractional share;

2. To consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the approval and adoption of the merger agreement; and

3. To consider and transact any other business as may properly be brought before the special meeting or any adjournments or postponements thereof.

The merger proposal is more fully described in the accompanying information statement/proxy statement/prospectus, which you should read carefully in its entirety before voting.

THE BOARD OF DIRECTORS OF HORIZON HAS CAREFULLY CONSIDERED THE TERMS OF THE MERGER AGREEMENT AND THE MERGER AND BELIEVES THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, HORIZON AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

The Board of Directors of Horizon has fixed the close of business on     , 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting or any reconvened meeting following an adjournment or postponement thereof. Only stockholders of record at the close of business on such record date are entitled to notice of and to vote at such meeting. A complete list of such stockholders will be available for examination at the special meeting and at Horizon’s offices at 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042, for ten days prior to the special meeting during ordinary business hours, after          , 2007, for the examination by any such stockholder for any purpose germane to the special meeting.

It is important that your stock be represented at the special meeting regardless of the number of shares you hold. Please promptly mark, date, sign, and return the enclosed proxy in the accompanying envelope, whether or not you intend to be present at the special meeting. In some cases, you may be able to instruct your bank or brokerage firm how to exercise your proxy by telephone or the Internet. See “Information About the Special Meeting and Voting” beginning on page 35. Your proxy is revocable at any time prior to its use at the special meeting.

Please do not send your Horizon common stock certificates with the enclosed proxy. If the merger is completed, the exchange agent will send you instructions regarding the surrender of your stock certificates.

In connection with the proposed merger, you may exercise appraisal rights as provided in the Delaware General Corporation Law. The procedure for exercising your appraisal rights is summarized under the heading “Appraisal Rights” in the attached information statement/proxy statement/prospectus.

By order of the Board of Directors,

William B. Gibbens, III
Secretary

          , 2007

i

ANNEXES

Annex A Agreement and Plan of Merger, dated as of June 11, 2007
Annex B Opinion of Lehman Brothers Inc., dated June 11, 2007
Annex C Opinion of Banc of America Securities LLC, dated June 11, 2007
Annex D Section 262 of the Delaware General Corporation Law
Consent of Ernst & Young LLP
Consent of Grant Thornton LLP

No person is authorized to give any information or to make any representation with respect to the matters described in this information statement/proxy statement/prospectus other than those contained herein or in the documents incorporated by reference herein and, if given or made, such information or representation must not be relied upon as having been authorized by Cal Dive or Horizon. This information statement/proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered by this information statement/proxy statement/prospectus or a solicitation of a proxy in any jurisdiction where, or to any person whom, it is unlawful to make such an offer or solicitation. Neither the delivery hereof nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Cal Dive or Horizon since the date hereof or that the information contained or incorporated by reference in this information statement/proxy statement/prospectus is correct as of any time subsequent to the date hereof.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about the special meeting and the merger. They may not include all the information that is important to you. We urge you to read carefully this entire information statement/proxy statement/prospectus, including the annexes and the other documents we refer to in this information statement/proxy statement/prospectus.

Frequently Used Terms

We have generally avoided the use of technical defined terms in this information statement/proxy statement/prospectus but a few frequently used terms may be helpful for you to have in mind at the outset. We refer to:

•	Cal Dive International, Inc., a Delaware corporation, as “Cal Dive”;

•	Horizon Offshore, Inc., a Delaware corporation, as “Horizon”;

•	Cal Dive Acquisition, LLC, a newly formed Delaware limited liability company and a wholly-owned subsidiary of Cal Dive, as “Merger Sub”;

•	Helix Energy Solutions Group, Inc., a Minnesota corporation, as “Helix”;

•	the merger of Horizon into Merger Sub and the conversion of shares of Horizon common stock into the right to receive cash and shares of Cal Dive common stock as the “merger”;

•	the Agreement and Plan of Merger, dated as of June 11, 2007, among Cal Dive, Merger Sub, and Horizon as the “merger agreement”;

•	the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as the “HSR Act” or the “Hart-Scott-Rodino Act”; and

•	the General Corporation Law of the State of Delaware as the “DGCL.”

About the Merger

Q1:	What am I voting on?

A1:	Cal Dive is proposing to acquire Horizon. Horizon stockholders are being asked to vote to approve and adopt the merger agreement. In the merger, Horizon will merge into Merger Sub. Merger Sub would be the surviving entity in the merger and would remain a wholly-owned subsidiary of Cal Dive, and Horizon would no longer be a separate company.

Horizon is also seeking your approval of a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of approval and adoption of the merger agreement.

Q2:	What will I receive in exchange for my Horizon shares?

A2:	Upon completion of the merger, you will receive a combination of $9.25 in cash, without interest, and 0.625 of a share of Cal Dive common stock, for each share of Horizon common stock that you own. We refer to the aggregate amount of the stock consideration and cash consideration to be received by Horizon stockholders pursuant to the merger as the merger consideration. The merger consideration is not subject to any adjustment. No fractional shares will be issued. In lieu of any fractional shares, the holder of any fractional share will receive cash equal to the product of such fractional share and the average closing sales price of Cal Dive’s common stock on the New York Stock Exchange for the 20 trading days immediately preceding the third trading day before the closing.

Q3:	Do I have the option to receive all cash consideration or all stock consideration for my Horizon shares?

A3:	No. All Horizon stockholders will receive the fixed combination of the cash consideration and the stock consideration for each share of Horizon common stock that they own.

Q4:	What are the U.S. federal income tax consequences of the merger to me?

A4:	The merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. Assuming the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a Horizon stockholder who exchanges, in the merger, his Horizon shares for cash and Cal Dive shares will recognize gain (but not loss) in an amount equal to the lesser of:

• the amount of cash received pursuant to the merger (excluding any cash received in lieu of fractional shares of Cal Dive common stock), and

• the amount, if any, by which the sum of the fair market value of the shares of Cal Dive common stock as of the effective time of the merger and the amount of cash received pursuant to the merger for those Horizon shares exceeds his adjusted tax basis in those Horizon shares.

The merger is conditioned on the receipt of legal opinions to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

For a more complete discussion of the U.S. federal income tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences” beginning on page 68 of this information statement/proxy statement/prospectus.

Tax matters are very complicated and the tax consequences of the merger to any particular Horizon stockholder will depend on that stockholder’s particular situation. Horizon stockholders should consult their own tax advisor to determine the specific tax consequences of the merger to them.

Q5:	What is the required vote to approve and adopt the merger agreement?

A5:	Holders of a majority of the outstanding shares of Horizon common stock entitled to vote at the special meeting must vote to approve and adopt the merger agreement to complete the merger. Cal Dive has already received approval of the issuance of its common stock in the merger by the holder of a majority of its outstanding shares.

Q6:	What happens if I do not vote?

A6:	Because the required vote of Horizon stockholders is based upon the number of outstanding shares of Horizon common stock entitled to vote rather than upon the number of shares actually voted, abstentions from voting and “broker non-votes” will have the same effect as a vote AGAINST approval and adoption of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote FOR approval and adoption of the merger agreement and FOR approval of any proposal to adjourn or postpone the special meeting to solicit additional proxies in favor of approval and adoption of the merger agreement.

Q7:	How does the Horizon board of directors recommend I vote?

A7:	The board of directors of Horizon unanimously recommends that Horizon’s stockholders vote FOR approval and adoption of the merger agreement. The Horizon board of directors believes the merger is advisable and in the best interests of Horizon and its stockholders.

Q8:	Do I have appraisal rights with respect to the merger?

A8:	Yes. Under Delaware law, a Horizon stockholder has the right to dissent from the merger and, in lieu of receiving the merger consideration, obtain payment in cash of the fair value of your shares of Horizon common stock as determined by the Delaware Chancery Court. To exercise appraisal rights, a Horizon stockholder must strictly follow the procedures prescribed by Section 262 of the DGCL. See “The Merger — Appraisal Rights” beginning on page 62 of this information statement/proxy statement/prospectus. In addition, the full text of the applicable provisions of Delaware law is included as Annex D to this information statement/proxy statement/prospectus.

Q9:	Will the rights of a Horizon stockholder change as a result of the merger?

A9:	Yes. Through the date of the merger, the rights of Cal Dive stockholders will continue to be governed by Cal Dive’s certificate of incorporation and bylaws, and the rights of Horizon stockholders will continue to be governed by Horizon’s certificate of incorporation and bylaws. Upon completion of the merger, Horizon stockholders will become Cal Dive stockholders and their rights will then be governed by Cal Dive’s certificate of incorporation and bylaws. Please read carefully the summary of the material differences between the rights of Cal Dive stockholders and Horizon stockholders under “Comparison of Stockholders’ Rights” beginning on page 180 of this information statement/proxy statement/prospectus.

Q10:	What will happen to shares of Cal Dive common stock in the merger?

A10:	Each outstanding share of Cal Dive common stock will remain outstanding as a share of Cal Dive common stock.

Q11:	Will Horizon stockholders be able to trade the Cal Dive common stock that they receive in the merger?

A11:	The shares of Cal Dive common stock issued in connection with the merger will be freely tradable, unless you are an affiliate of Horizon, and will be quoted on the New York Stock Exchange under the symbol “DVR.” Generally, persons who are deemed to be affiliates (generally directors, officers and 10% or greater stockholders) of Horizon must comply with Rule 145 under the Securities Act of 1933 if they wish to sell or otherwise transfer any of the shares of Cal Dive common stock they receive in the merger. You will be notified if you are an affiliate of Horizon.

Q12:	Are there risks associated with the merger or owning Cal Dive common stock that I should consider in deciding how to vote?

A12:	Yes. There are risks associated with all business combinations, including the merger of our two companies. In particular, the implied value of the stock consideration will fluctuate as the market price of Cal Dive common stock fluctuates. Accordingly, the value of the Cal Dive common stock that Horizon stockholders will receive in return for their Horizon common stock may be less than or more than the value of the Cal Dive common stock as of the date of the merger agreement or the date of this information statement/proxy statement/prospectus. There are a number of other risks that are discussed in this document and in other documents incorporated by reference in this document. Please read with particular care the more detailed description of the risks associated with the merger and the ownership of Cal Dive common stock discussed under “Risk Factors” beginning on page 14 of this information statement/proxy statement/prospectus.

Q13:	When do you expect the merger to be completed?

A13:	We are working on completing the merger as quickly as possible. To complete the merger, we must obtain the approval of the Horizon stockholders and satisfy or waive all other closing conditions under the merger agreement, which we currently expect should occur in the fourth quarter of 2007. However, we cannot assure you when or if the merger will occur. See “The Merger Agreement — Conditions Precedent” beginning on page 81 of this information statement/proxy statement/prospectus. If the merger occurs, we will promptly make a public announcement of this fact.

Q14:	What will happen to my Horizon shares after completion of the merger?

A14:	Upon completion of the merger, your shares of Horizon common stock will be canceled and will represent only the right to receive your portion of the merger consideration (or the fair value of your Horizon common stock if you seek appraisal rights) and any declared but unpaid dividends that you may be owed. In addition, trading in shares of Horizon common stock on the Nasdaq Global Market will cease and price quotations for shares of Horizon common stock will no longer be available.

About the Special Meeting

Q15:	When and where is the Horizon special stockholder meeting?

A15:	The Horizon special stockholder meeting will take place on , 2007, at 9:00 a.m., Central Time, and will be held at , Houston, Texas .

Q16:	What will happen at the special meeting?

A16:	At the Horizon special meeting, Horizon stockholders will vote on a proposal to approve and adopt the merger agreement and on a proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger proposal. We cannot complete the merger unless, among other things, Horizon’s stockholders vote to approve and adopt the merger agreement.

Q17:	Who is entitled to vote at the special meeting?

A17:	Only holders of record of Horizon common stock at the close of business on , 2007, which is the date Horizon’s board of directors has fixed as the record date for the special meeting, are entitled to receive notice of and vote at the special meeting.

Q18:	What is a quorum?

A18:	A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the Horizon special meeting is the holders of a majority of the issued and outstanding shares of Horizon common stock as of the record date, present in person or represented by proxy and entitled to vote at the special meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a particular matter. Proxies that are marked “abstain” or for which votes have otherwise been withheld and proxies relating to “street name” shares that are returned to the relevant company but not voted will be treated as shares present for purposes of determining the presence of a quorum on all matters.

Q19:	How many shares can vote?

A19:	On the record date, Horizon had outstanding shares of common stock, which constitute Horizon’s only outstanding voting securities. Each Horizon stockholder is entitled to one vote on each proposal for each share of Horizon common stock held as of the record date.

Q20:	What vote is required?

A20:	The affirmative vote of the holders of a majority of the outstanding shares of Horizon common stock entitled to vote at the Horizon special meeting is required to adopt the merger agreement. The approval of a proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies, if there are not sufficient votes at the time of the special meeting to approve the other proposal(s), requires the vote of a majority of shares present in person or by proxy at the special meeting and actually voted at that special meeting.

If a quorum is not present at the Horizon special meeting, the holders of a majority of the shares entitled to vote who are present in person or by proxy at the meeting may adjourn the meeting.

Even if the votes set forth above are obtained at the special meeting, we cannot assure you that the merger will be completed, because the completion of the merger is subject to the satisfaction or waiver of other conditions discussed in this information statement/proxy statement/prospectus.

Q21:	What do I need to do now?

A21:	After carefully reading and considering the information contained and referred to in this information statement/proxy statement/prospectus, including its annexes, please authorize your shares of Horizon common stock to be voted by returning your completed, dated, and signed proxy card in the enclosed return envelope, or vote by telephone or Internet, as soon as possible. To be sure that your vote is counted, please submit your proxy as instructed on your proxy card even if you plan to attend the special meeting in person. DO NOT enclose or return your stock certificate(s) with your proxy card. If you hold shares registered in the name of a broker, bank, or other nominee, that broker, bank, or other nominee has enclosed or will provide a voting instruction card for use in directing your broker, bank, or other nominee how to vote those shares.

Q22:	May I vote in person?

A22:	Yes. You may attend the special meeting of Horizon’s stockholders and vote your shares in person rather than by signing and returning your proxy card. If you wish to vote in person and your shares are held by a broker, bank, or other nominee, you need to obtain a proxy from the broker, bank, or nominee authorizing you to vote your shares held in the broker’s, bank’s, or nominee’s name.

Q23:	If my shares are held in “street name,” will my broker, bank, or other nominee vote my shares for me?

A23:	Yes, but your broker, bank, or other nominee may vote your shares of Horizon common stock only if you instruct your broker, bank, or other nominee how to vote. If you do not provide your broker, bank, or other nominee with instructions on how to vote your “street name” shares, your broker, bank, or other nominee will not be permitted to vote them on the merger agreement. You should follow the directions your broker, bank, or other nominee provides to ensure your shares are voted at the special meeting. Please check the voting form used by your broker, bank, or other nominee to see if it offers telephone or Internet voting.

Q24:	May I change my vote?

A24:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. If your shares of Horizon common stock are registered in your own name, you can do this in one of three ways.

• First, you can deliver to Horizon, prior to the special meeting, a written notice stating that you want to revoke your proxy. The notice should be sent to the attention of William B. Gibbens, III, Secretary, Horizon Offshore, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042, to arrive by the close of business on     , 2007.

• Second, prior to the special meeting, you can complete and deliver a new proxy card. The proxy card should be sent to the addressee indicated on the pre-addressed envelope enclosed with your initial proxy card to arrive by the close of business on          , 2007. The latest dated and signed proxy actually received by this addressee before the special meeting will be counted, and any earlier proxies will be considered revoked.

If you vote your proxy electronically through the Internet or by telephone, you can change your vote by submitting a different vote through the Internet or by telephone, in which case your later-submitted proxy will be recorded and your earlier proxy revoked.

• Third, you can attend the Horizon special meeting and vote in person. Any earlier proxy will thereby be revoked automatically. Simply attending the special meeting, however, will not revoke your proxy, as you must vote at the special meeting to revoke a prior proxy.

If you have instructed a broker to vote your shares, you must follow directions you receive from your broker to change or revoke your vote.

If you are a street-name stockholder and you vote by proxy, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

Q25:	How will the proxies vote on any other business brought up at the special meetings?

A25:	By submitting your proxy, you authorize the persons named on the proxy card to use their judgment to determine how to vote on any other matter properly brought before the special meeting. The proxies will vote your shares in accordance with your instructions. If you sign, date, and return your proxy without giving specific voting instructions, the proxies will vote your shares “FOR” the proposals. If you do not return your proxy, or if your shares are held in street name and you do not instruct your bank, broker or nominee on how to vote, your shares will not be voted at the special meeting.

The board of directors of Horizon does not intend to bring any other business before the meeting, and it is not aware that anyone else intends to do so. If any other business properly comes before the meeting, it is the intention of the persons named on the proxy cards to vote as proxies in accordance with their best judgment.

Q26:	What is a broker non-vote?

A26:	A “broker non-vote” occurs when a bank, broker, or other nominee submits a proxy that indicates that the broker does not vote for some or all of the proposals, because the broker has not received instructions from the beneficial owners on how to vote on these proposals and does not have discretionary authority to vote in the absence of instructions.

Q27:	Will broker non-votes or abstentions affect the results?

A27:	If you are a Horizon stockholder, broker non-votes and abstentions will have the same effect as a vote against the proposal to adopt the merger agreement, but will have no effect on the outcome of the proposal relating to adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies. If your shares are held in street name, we urge you to instruct your bank, broker, or nominee on how to vote your shares for those proposals on which you are entitled to vote.

Q28:	What happens if I choose not to submit a proxy or to vote?

A28:	If a Horizon stockholder does not submit a proxy or vote at the Horizon special meeting, it will have the same effect as a vote against the proposal to adopt the merger agreement, but will have no effect on the outcome of the proposal relating to adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies.

Q29:	Why is it important for me to vote?

A29:	We cannot complete the merger without holders of a majority of the outstanding shares of Horizon common stock entitled to vote voting in favor of the approval and adoption of the merger agreement.

Q30:	What happens if I sell my shares of Horizon common stock before the special meeting?

A30:	The record date for the special meeting is , 2007, which is earlier than the date of the special meeting. If you hold your shares of Horizon common stock on the record date you will retain your right to vote at the special meeting. If you transfer your shares of Horizon common stock after the record date but prior to the date on which the merger is completed, you will lose the right to receive the merger consideration for shares of Horizon common stock. The right to receive the merger consideration will pass to the person who owns your shares of Horizon common stock when the merger is completed.

General

Q31:	Should I send in my Horizon stock certificates now?

A31:	No. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. After the merger is completed, you will receive written instructions informing you how to send in your stock certificates to receive the merger consideration.

Q32:	What does it mean if I get more than one proxy card?

A32:	Your shares are probably registered in more than one account. You should vote each proxy card you receive.

Q33:	Where can I find more information about the special meeting, the merger, Horizon, or Cal Dive?

A33:	You can find more information about Horizon or Cal Dive in each of the companies’ respective filings with the Securities and Exchange Commission and, with respect to Cal Dive, with the New York Stock Exchange, and, with respect to Horizon, the Nasdaq Global Market. If you have any questions about the special meeting, the merger or how to submit your proxy, or if you need additional copies of this information statement/proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact Horizon at the address or phone number below. If your broker holds your shares, you can also call your broker for additional information.

Horizon Offshore, Inc.
2500 CityWest Boulevard, Suite 2200
Houston, Texas 77042
(713) 361-2600
Attn: William B. Gibbens, III

SUMMARY

This summary highlights selected information from this information statement/proxy statement/prospectus, including material terms of the merger, and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document, including its Annexes, and the documents to which we refer you. See “Where You Can Find More Information” beginning on page 185 of this information statement/ proxy statement/prospectus.

The Companies (page 84 for Cal Dive and page 132 for Horizon)

Cal Dive International, Inc.
400 N. Sam Houston Parkway E., Suite 1000
Houston, Texas 77060
(281) 618-0400

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides manned diving, pipelay and pipe burial services to the offshore oil and natural gas industry, including diving support services such as construction, inspection, maintenance, repair, and decommissioning of offshore production and pipeline infrastructure, on the Gulf of Mexico Outer Continental Shelf, and in the Middle East (United Arab Emirates, Oman, Egypt and Saudi Arabia), Southeast Asia, and Australia. Cal Dive has a fleet of 26 vessels, including 23 surface and saturation diving support vessels as well as three shallow water pipelay vessels.

Horizon Offshore, Inc.
2500 CityWest Boulevard, Suite 2200
Houston, Texas 77042
(713) 361-2600

Horizon Offshore, Inc., headquartered in Houston, Texas, provides marine construction services for the offshore oil and gas and energy industries. The company’s fleet of nine vessels is used to perform a wide range of marine construction services, including installation and repair of marine pipelines to transport oil and gas and other subsea production systems and the installation and abandonment of production platforms in the Gulf of Mexico, Northeast United States, Latin America, Southeast Asia, and West Africa.

The Merger (page 39)

General

On June 11, 2007, the companies agreed to the merger between Horizon and Merger Sub under the terms of the merger agreement described in this information statement/proxy statement/prospectus and attached as Annex A. The merger agreement is the legal document that governs the merger, and we urge you to read that agreement.

At the effective time of the merger, Horizon will merge with and into Merger Sub. Merger Sub will be the surviving company and remain a wholly-owned subsidiary of Cal Dive. The separate corporate existence of Horizon will cease at the effective time of the merger.

Merger Consideration (page 72)

At the effective time of the merger, each outstanding share of Horizon common stock (other than any shares owned directly or indirectly by Horizon or Cal Dive and those shares held by dissenting stockholders) will be converted into the right to receive a combination of $9.25 in cash, without interest, and 0.625 of a share of Cal Dive common stock. We refer to the aggregate amount of the stock consideration and cash consideration to be received by Horizon stockholders pursuant to the merger as the merger consideration.

Fractional Shares (page 72)

No fractional shares of Cal Dive common stock will be issued in the merger. Instead, you will be entitled to receive cash, without interest, in an amount equal to the fraction of a share of Cal Dive common stock you might otherwise have been entitled to receive multiplied by the market value of a Cal Dive share. The market value of a share of Cal Dive common stock will be determined using the average of the closing sales price per share of Cal Dive common stock on the New York Stock Exchange for the 20 trading days ending on the third trading day before the date the merger closes.

Treatment of Horizon Stock Options and Restricted Stock (page 73)

At the effective time of the merger, Horizon stock options, whether or not vested, will cease to represent a right to acquire shares of Horizon common stock and will thereafter constitute a fully vested option to acquire (on the same terms and conditions as were applicable to such Horizon stock option) the number (rounded down to the nearest whole number) of shares of Cal Dive common stock determined by multiplying the number of shares of Horizon common stock that were issuable upon exercise of such Horizon stock option immediately prior to the effective time of the merger by the sum of 0.625 (the exchange ratio) plus the fraction resulting from dividing $9.25 (the cash portion of the merger consideration) by the closing price per share of the Cal Dive common stock on the New York Stock Exchange on the last trading day immediately preceding the date on which the merger closes. The exercise price or base price per share of Cal Dive common stock subject to any such converted stock option shall be an amount (rounded up to the nearest one hundredth of a cent) equal to the exercise price or base price per share of Horizon common stock at which such Horizon stock option was exercisable immediately prior to the effective time of the merger divided by the sum of 0.625 plus the fraction resulting from dividing $9.25 by the closing price per share of the Cal Dive common stock on the New York Stock Exchange on the last trading day immediately preceding the date on which the merger closes. Any Horizon stock option which is an “incentive stock option” (as defined in Section 422 of the Code) will be adjusted in accordance with the requirements of Section 424 of the Code.

All shares of Horizon restricted stock that have been issued but have not vested prior to the effective time of the merger will become fully vested immediately prior to the effective time of the merger, and will be converted into the right to receive the merger consideration.

Risk Factors (page 14)

In evaluating the merger, the merger agreement or the issuance of shares of Cal Dive common stock in the merger, you should carefully review this information statement/proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 14.

Material U.S. Federal Income Tax Consequences of the Merger to Horizon Stockholders (page 68)

The merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code, so that Horizon stockholders will generally, for U.S. federal income tax purposes, recognize gain (but not loss), as a result of the merger, in an amount not to exceed the amount of cash received as part of the merger consideration. The merger is conditioned on the receipt of legal opinions to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

For a more complete discussion of the U.S. federal income tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences” beginning on page 68.

Tax matters are very complicated and the tax consequences of the merger to any particular Horizon stockholder will depend on that stockholder’s particular situation. Horizon stockholders should consult their own tax advisor to determine the specific tax consequences of the merger to them.

Recommendation of the Horizon Board of Directors (page 46)

The Horizon board of directors has unanimously determined that the merger is advisable and in your best interests and unanimously recommends that you vote FOR the approval and adoption of the merger agreement and any adjournment or postponement of the special meeting.

Opinion of Lehman Brothers Inc. — Financial Advisor to Horizon (page 47)

In connection with the proposed merger, Horizon’s financial advisor, Lehman Brothers Inc., delivered to Horizon’s board of directors a written opinion, dated June 11, 2007, as to the fairness, from a financial point of view, to the holders of Horizon common stock of the merger consideration. The full text of Lehman Brothers’ written opinion is attached to this information statement/proxy statement/prospectus as Annex B. We encourage you to read that opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered, and limitations on the review undertaken by Lehman Brothers in rendering its opinion. Lehman Brothers’ opinion was provided for the use and benefit of Horizon’s board of directors in connection with its evaluation of the merger and does not address the merits of the proposed merger or constitute a recommendation to any stockholder as to how he or she should vote on the merger or any matter relevant to the merger agreement. The opinion addresses only the fairness, from a financial point of view, of the merger consideration to be received to Horizon’s stockholders, as of the date of the opinion.

Ownership of Cal Dive Following the Merger

Horizon stockholders will receive a total of approximately 20.4 million shares of Cal Dive common stock in the merger. The shares of Cal Dive to be received by Horizon stockholders in the merger will represent approximately 19.5% of the outstanding Cal Dive common stock after the merger. Helix owns approximately 61.5 million shares of Cal Dive common stock, representing approximately 72.9% of the outstanding Cal Dive common stock prior to the merger, or approximately 58.7% of the outstanding Cal Dive common stock after the merger. This information is based on the number of Cal Dive and Horizon shares outstanding on August 1, 2007.

Board of Directors of Cal Dive Following the Merger

Cal Dive has agreed that, as of the effective time of the merger, Cal Dive will cause David W. Sharp, a Director and the President and Chief Executive Officer of Horizon, and John T. Mills, Chairman of the Board of Horizon, to be appointed to the Cal Dive board of directors for initial terms expiring at the 2010 annual meeting of Cal Dive’s stockholders.

Market Prices and Share Information (page 34)

Cal Dive common stock is quoted on the New York Stock Exchange under the symbol “DVR.” Horizon common stock is quoted on the Nasdaq Global Market under the symbol “HOFF.” The following table shows the closing sale prices of Cal Dive and Horizon common stock as reported on the New York Stock Exchange and the Nasdaq Global Market, respectively, on June 11, 2007, the last business day preceding the announcement by Cal Dive and Horizon of the execution of the merger agreement, and on          , 2007, the last practicable day before the distribution of this information statement/proxy statement/prospectus. This table also shows the merger consideration equivalent proposed for each share of Horizon common stock, which we calculated by multiplying the closing price of Cal Dive common stock on those dates by the exchange ratio of 0.625 and adding the cash consideration of $9.25.

	Closing Price per Share
	June 11, 2007	, 2007

Cal Dive common stock	$16.00	$
Horizon common stock	$16.95	$
Merger consideration equivalent	$19.25	$

Because the 0.625 exchange ratio is fixed and will not be adjusted as a result of changes in the market price of Cal Dive common stock, the merger consideration equivalent will fluctuate with the market price of Cal Dive common stock. The merger agreement does not include a price-based termination right or provisions that would limit the impact of increases or decreases in the market price of Cal Dive common stock. You should obtain current market quotations for the shares of both companies from a newspaper, the Internet, or your broker prior to voting on the merger agreement.

Interests of Horizon Directors and Executive Officers in the Merger (page 66)

When you consider the Horizon board’s recommendation that Horizon stockholders vote in favor of the merger agreement and any adjournment or postponement of the special meeting, you should be aware that some Horizon officers and directors may have interests in the merger that may be different from, or in addition to, the interests of other Horizon stockholders generally. The Horizon board of directors was aware of these interests and considered them, among other matters, in unanimously approving and adopting the merger agreement and unanimously recommending that Horizon stockholders vote to approve and adopt the merger agreement. At the close of business on the record date for the Horizon special meeting, directors and executive officers of Horizon and their affiliates were entitled to vote approximately     % of the shares of Horizon common stock outstanding on that date.

Conditions to Completion of the Merger (page 81)

Completion of the merger depends on a number of conditions being satisfied or waived. These conditions include the following:

•	absence of any temporary restraining order, preliminary or permanent injunction, or other order issued by a court of competent jurisdiction or other law, legal restraint, or prohibition having the effect of making the merger illegal or otherwise prohibiting the consummation of the merger;

•	receipt of approvals and authorizations required under the antitrust laws, including expiration or early termination of the waiting period under the Hart-Scott-Rodino Act, to consummate the transactions contemplated by the merger agreement;

•	approval for listing of the Cal Dive shares to be issued in the merger on the New York Stock Exchange, subject to official notice of issuance;

•	continued effectiveness of the registration statement of which this information statement/proxy statement/prospectus is a part, the absence of a stop order by the Securities and Exchange Commission suspending the effectiveness of the registration statement and the absence of any continuing or threatened proceeding or investigation by the Securities and Exchange Commission to suspend such effectiveness;

•	adoption of the merger agreement by the holders of a majority of the outstanding Horizon shares entitled to vote at the Horizon special meeting;

•	accuracy as of the closing of the merger of the representations and warranties made by each of Cal Dive, Merger Sub, and Horizon to the extent specified in the merger agreement;

•	Cal Dive’s, Merger Sub’s, and Horizon’s performance in all material respects of their respective covenants and agreements under the merger agreement; and

•	receipt of opinions by Cal Dive and Horizon from their respective tax counsel to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

Regulatory Matters (page 62)

The merger is subject to antitrust laws. Under the Hart-Scott-Rodino Act, the parties cannot complete the merger until they have notified and furnished information to the Federal Trade Commission, or the FTC, and the Antitrust Division of the United States Department of Justice, or the DOJ, and specified waiting periods expire or are terminated. On July 27, 2007, Cal Dive and Horizon submitted the pre-merger notification filings to the FTC and DOJ and on August 29, 2007 Cal Dive resubmitted its notification filing to provide the DOJ additional time to review the transaction. On September 28, 2007, Cal Dive and Horizon received a request for additional information from the DOJ. The request was issued under the notification requirements of the Hart-Scott-Rodino Act and has the effect of extending the waiting period for a period of 30 calendar days from the date of the parties’ substantial compliance with the request. Both parties intend to continue to work cooperatively to respond to the request and obtain termination of the waiting period as soon as practicable.

Termination of the Merger Agreement (page 82)

Before the effective time of the merger, the merger agreement may be terminated by either party under certain circumstances specified in the merger agreement, including after a termination date of December 11, 2007, due to the breach by the other party of any of its representations, warranties, covenants, or agreements in the merger agreement or under certain circumstances if the approval of Horizon’s stockholders is not obtained or Horizon receives and accepts a superior proposal to the merger.

Non Solicitation Provisions and Acquisition Proposals (page 77)

Subject to certain conditions, from June 11, 2007 to July 27, 2007, Horizon was permitted to solicit acquisition proposals from third parties, discuss and negotiate acquisition proposals with third parties and release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Horizon was a party to the extent necessary to allow Horizon to conduct such solicitation, negotiations or discussions. Horizon received no acquisition proposals during that time period. Since July 27, 2007, subject to certain conditions, Horizon is required to cease discussions and negotiations with third parties regarding acquisition proposals and until the effective time of the merger may not solicit or seek such proposals, engage in any substantive discussions regarding such proposals, provide any information to third parties regarding such proposals, enter into any agreement relating to any such proposals or release any third party from, or waive any provision of, any confidentiality or standstill agreement relating to any such proposals.

Fees and Expenses (page 83)

If Horizon terminates the merger agreement, Horizon must pay to Cal Dive, in certain circumstances set forth in the merger agreement, $18.9 million.

Whether or not the merger is consummated, each of Cal Dive, Merger Sub and Horizon will bear its own costs and expenses in connection with the merger agreement and the related transactions, except (i) expenses incurred in connection with the filing, printing, and mailing, but not preparation, of the registration statement of which this information statement/proxy statement/prospectus is a part and (ii) expenses incurred in connection with any consultants that Cal Dive and Horizon shall have agreed to retain to assist in obtaining the approvals and clearances under the antitrust laws, which, in each case, shall be shared equally by Cal Dive and Horizon.

Accounting Treatment (page 62)

The combination of the two companies will be accounted for as an acquisition of Horizon by Cal Dive using the purchase method of accounting.

Comparison of Stockholders’ Rights (page 180)

As a result of the merger, the holders of Horizon common stock will become holders of Cal Dive common stock. Each of Horizon and Cal Dive is a Delaware corporation governed by the Delaware General Corporation Law, but the rights of Horizon stockholders are also currently governed by the certificate of incorporation and bylaws of Horizon while the rights of Cal Dive stockholders are governed by the certificate of incorporation and bylaws of Cal Dive.

See page 166 for summaries of material differences between the rights of Horizon stockholders and Cal Dive stockholders arising because of differences in the certificates of incorporation and bylaws of the two companies.

RISK FACTORS

In addition to the other information included and incorporated by reference into this information statement/proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28, you should carefully read and consider the following risk factors in evaluating the proposals to be voted on at the special meeting of Horizon stockholders and in determining whether to vote for approval and adoption of the merger agreement. Please also refer to the additional risk factors identified in the periodic reports and other documents incorporated by reference into this information statement/proxy statement/prospectus and see “Where You Can Find More Information” beginning on page 185.

Risks Relating to the Merger

The exchange ratio will not be adjusted in the event the value of Cal Dive common stock declines before the merger is completed. As a result, the value of the shares of Cal Dive common stock at the time that Horizon stockholders receive them could be less than the value of those shares today.

In the merger, Horizon stockholders will be entitled to receive a combination of $9.25 in cash, without interest, and 0.625 of a share of Cal Dive common stock for each share of Horizon common stock owned, plus additional cash for any fractional share. Cal Dive and Horizon will not adjust the exchange ratio for the portion of the merger consideration to be paid in Cal Dive common stock as a result of any change in the market price of shares of Cal Dive common stock between the date of this information statement/proxy statement/prospectus and the date that you receive shares of Cal Dive common stock in exchange for your shares of Horizon common stock. The market price of Cal Dive common stock will likely be different, and may be lower, on the date you receive your shares of Cal Dive common stock than the market price of shares of Cal Dive common stock as of the date of this information statement/proxy statement/prospectus. During the period from December 14, 2006, the date Cal Dive’s common stock was first listed on the New York Stock Exchange, until          , 2007, the most recent practical date prior to the mailing of this information statement/proxy statement/prospectus, Cal Dive common stock traded in a range from a low of $      to a high of $      and ended that period at $     . See “Comparative Historical and Pro Forma Per Share Information” beginning on page 33 for more detailed share price information. Differences in Cal Dive’s stock price may be the result of changes in the business, operation, or prospects of Cal Dive, market reactions to the proposed merger, commodity prices, general market and economic conditions, or other factors. If the market price of Cal Dive common stock declines after Horizon stockholders vote on the merger, Horizon stockholders may receive less value than expected when they voted. Neither Cal Dive nor Horizon is permitted to terminate the merger agreement or resolicit the vote of Horizon stockholders because of changes in the market prices of their respective common stock.

The merger is subject to certain conditions to closing that, if not satisfied or waived, will result in the merger not being completed.

The merger is subject to customary conditions to closing, as set forth in the merger agreement. The conditions to the merger include, among others, the receipt of required approvals from Horizon’s stockholders. If any of the conditions to the merger are not satisfied or, if waiver is permissible, not waived, the merger will not be completed. In addition, under circumstances specified in the merger agreement, Cal Dive or Horizon may terminate the merger agreement. As a result, we cannot assure you that we will complete the merger. See “The Merger Agreement — Conditions Precedent” beginning on page 81 for a discussion of the conditions to the completion of the merger.

Certain directors and the executive officers of Horizon have interests and arrangements that are different from, or in addition to, those of Horizon’s stockholders and that may influence or have influenced their decision to support or approve the merger.

When considering the recommendation of Horizon’s board of directors with respect to the merger, holders of Horizon common stock should be aware that certain of Horizon’s directors and its executive officers have interests in the merger that are different from, or in addition to, their interests as Horizon stockholders and the interests of Horizon stockholders generally. These interests include, among other things, the following:

•	the appointment of two of Horizon’s current directors to Cal Dive’s board of directors, one of whom also serves as an executive officer;

•	it is expected that all of Horizon’s executive officers’ employment will terminate as a result of the merger, and under the terms of employment agreements entered into between Horizon and its executive officers, those officers are entitled to certain specified severance benefits;

•	as of the effective time of the merger, acceleration of vesting of Horizon stock options and restricted stock for directors and executive officers;

•	indemnification of directors and executive officers of Horizon against certain liabilities arising both before and, in some cases, after the merger; and

•	liability insurance for directors and executive officers of Horizon.

As a result, these directors and executive officers may be more likely to support and to vote to approve the merger than if they did not have these interests. Holders of Horizon common stock should consider whether these interests may have influenced these directors and executive officers to support or recommend approval of the merger. As of the close of business on the record date for the Horizon special meeting, these directors and executive officers were entitled to vote approximately     % of the shares of Horizon common stock outstanding on that date. These and additional interests of certain directors and executive officers of Horizon are more fully described in the sections entitled “Interests of Horizon Directors and Executive Officers in the Merger” beginning on page 66 of this information statement/proxy statement/prospectus.

Cal Dive may face difficulties in achieving the expected benefits of the merger.

Cal Dive and Horizon currently operate as separate companies. Cal Dive’s management has no experience running the combined business, and Cal Dive may not be able to realize the operating efficiencies, synergies, cost savings, or other benefits expected from the merger. In addition, the costs that Cal Dive incurs in implementing synergies, including its ability to amend, renegotiate, or terminate prior contractual commitments of Cal Dive and Horizon, may be greater than expected. Cal Dive also may suffer a loss of employees, customers, or suppliers, a loss of revenues, or an increase in operating or other costs or other difficulties relating to the merger.

Cal Dive’s actual financial position and results of operations may differ significantly and adversely from the pro forma amounts included in this information statement/proxy statement/prospectus.

The unaudited pro forma operating data contained in this information statement/proxy statement/prospectus is not necessarily indicative of the results that actually would have been achieved had the proposed merger and Cal Dive’s other currently contemplated financing transactions related to the merger been consummated on January 1, 2007, or that may be achieved in the future. We can provide no assurances as to how the operations and assets of both companies would have been run if they had been combined, or how they will be run in the future, which, together with other factors, could have a significant effect on the results of operations and financial position of the combined company.

Horizon will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, suppliers, partners, regulators, and customers may have an adverse effect on Horizon and potentially on Cal Dive. These uncertainties may impair Horizon’s ability to attract, retain, and motivate key personnel until the merger is consummated, and could cause suppliers, customers, and others that deal with Horizon to defer purchases or other decisions concerning Horizon, or to seek to change existing business relationships with Horizon. Employee retention may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their future roles with Cal Dive. If key employees depart because of issues relating to the uncertainty or difficulty of integration or a desire not to remain with Cal Dive, Cal Dive’s business following the merger could be harmed. In addition, the merger agreement restricts Horizon from making certain acquisitions and taking other specified actions until the merger occurs. These restrictions may prevent Horizon from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement — Covenants and Agreements” beginning on page 70 for a description of the restrictive covenants applicable to Horizon.

The merger agreement limits Horizon’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that could adversely impact competing proposals to acquire Horizon. These provisions include a limited time period during which Horizon generally was permitted to solicit acquisition proposals or offers for a competing transaction. Since the expiration of such period, Horizon is prohibited from generally soliciting any acquisition proposal or offer for a competing transaction. The merger agreement also includes a provision that requires Horizon to pay to Cal Dive a fee of $18.9 million if the merger agreement is terminated in connection with an alternative transaction. In addition, even if the board of directors of Horizon determines that a competing proposal to acquire Horizon is superior, Horizon may not exercise its right to terminate the merger agreement unless it notifies Cal Dive of its intention to do so at least three business days prior to taking such action. See “The Merger Agreement — Covenants and Agreements” beginning on page 75 and “The Merger Agreement — Termination” beginning on page 82.

Cal Dive required Horizon to agree to these provisions as a condition to Cal Dive’s willingness to enter into the merger agreement. These provisions, however, might discourage a third party that might have an interest in acquiring all or a significant part of Horizon from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher value than the current proposed merger consideration. Furthermore, the termination fee may result in a potential competing acquiror proposing to pay a lower per share price to acquire Horizon than it might otherwise have proposed to pay.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of Horizon.

Although Horizon has agreed that its board of directors will, subject to fiduciary exceptions, recommend that its stockholders approve and adopt the merger agreement, there is no assurance that the merger agreement and the merger will be approved, and there is no assurance that the other conditions to the completion of the merger will be satisfied. If the merger is not completed, Horizon will be subject to several risks, including the following:

•	Horizon may be required to pay Cal Dive a termination fee of $18.9 million if the merger agreement is terminated under certain circumstances and Horizon enters into or completes an alternative transaction;

•	The current market price of Horizon common stock may reflect a market assumption that the merger will occur, and a failure to complete the merger could result in a negative perception by the stock market of Horizon generally and a resulting decline in the market price of Horizon common stock;

•	Certain costs relating to the merger (such as legal, accounting, and financial advisory fees) are payable by Horizon whether or not the merger is completed;

•	There may be substantial disruption to the business of Horizon and a distraction of its management and employees from day-to-day operations, because matters related to the merger (including integration planning) may require substantial commitments of time and resources, which could otherwise have been devoted to other opportunities that could have been beneficial to Horizon;

•	Horizon’s business could be adversely affected if it is unable to retain key employees or attract qualified replacements; and

•	Horizon would continue to face the risks that it currently faces as an independent company, as further described in the documents that Horizon has filed with the SEC that are incorporated by reference into this information statement/proxy statement/prospectus.

In addition, Horizon would not realize any of the expected benefits of having completed the merger. If the merger is not completed, these risks may materialize and materially adversely affect Horizon’s business, financial results, financial condition, and stock price.

The price of Cal Dive common stock may be affected by factors different from those affecting the price of Horizon common stock.

Holders of Horizon common stock will receive Cal Dive common stock in the merger. Cal Dive’s business is different in many ways from that of Horizon, and Cal Dive’s results of operations, as well as the price of Cal Dive’s common stock, may be affected by factors different from those affecting Horizon’s results of operations and the price of Horizon common stock. The price of Cal Dive common stock may fluctuate significantly following the merger, including fluctuation due to factors over which Cal Dive has no control. For a discussion of Cal Dive’s business and certain factors to consider in connection with its business, including risk factors associated with its business, see “— Risks Relating to Cal Dive,” “Information About Cal Dive” and “Cal Dive’s Historical Consolidated Financial Statements and Supplementary Data” and the notes thereto included in this information statement/proxy statement/prospectus. For a discussion of Horizon’s business and certain factors to consider in connection with its business, including risk factors associated with its business, see Horizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated by reference into this information statement/proxy statement/prospectus. See also the other documents incorporated by reference into this information statement/proxy statement/prospectus under the caption “Where You Can Find More Information” beginning on page 185 of this information statement/proxy statement/prospectus.

Cal Dive will have higher levels of indebtedness following the merger than either Cal Dive or Horizon had before the merger.

You should consider that, following the merger, Cal Dive will have higher levels of debt and interest expense than Cal Dive and Horizon, together, had immediately prior to the merger. As of June 30, 2007, after giving effect to the merger and other currently contemplated related financings, the combined company and its subsidiaries are expected to have approximately $475 million of indebtedness outstanding. See “Unaudited Condensed Combined Pro Forma Financial Data” on page 169 of this information statement/proxy statement/prospectus. The significant level of combined indebtedness after the merger may have an effect on the combined company’s future operations, including:

•	limiting its ability to obtain additional financing on satisfactory terms to fund its working capital requirements, capital expenditures, acquisitions, investments, debt service requirements, and other general corporate requirements;

•	increasing its vulnerability to general economic downturns, competition, and industry conditions, which could place it at a competitive disadvantage compared to its competitors that are less leveraged;

•	increasing its exposure to rising interest rates because a portion of its borrowings will be at variable interest rates;

•	reducing the availability of its cash flow to fund its working capital requirements, capital expenditures, acquisitions, investments, and other general corporate requirements because it will be required to use a substantial portion of its cash flow to service debt obligations; and

•	limiting its flexibility in planning for, or reacting to, changes in its business and the industry in which it operates.

See “Proposed Financings” on page 184 of this information statement/ proxy statement/prospectus.

The opinion obtained by Horizon from its financial advisor does not reflect changes in circumstances between signing the merger agreement and the completion of the merger.

Lehman Brothers, Horizon’s financial advisor, delivered a “fairness opinion” to the Horizon board of directors. The opinion states that, as of June 11, 2007, the consideration to be received by Horizon stockholders pursuant to the merger agreement was fair from a financial point of view to Horizon stockholders. The opinion does not reflect changes that may occur or may have occurred after June 11, 2007, including changes to the operations and prospects of Horizon or Cal Dive, changes in general market and economic conditions, or other factors. Any such changes, or other factors on which the opinion is based, may significantly alter the value of Horizon or Cal Dive or the prices of shares of Horizon common stock or Cal Dive common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. For a description of the opinion that Horizon received from its financial advisor, see “The Merger — Opinion of Lehman Brothers Inc. — Financial Advisor to Horizon” beginning on page 47. For a description of the other factors considered by Horizon’s board of directors in determining to approve the merger, see “The Merger — Horizon’s Reasons for the Merger” beginning on page 45 and “The Merger — Recommendation of the Horizon Board of Directors” beginning on page 46.

The shares of Cal Dive common stock to be received by Horizon stockholders as a result of the merger will have different rights from the shares of Horizon common stock.

Horizon stockholders will become Cal Dive stockholders, and their rights as stockholders will be governed by the certificate of incorporation and bylaws of Cal Dive and Delaware corporate law. The rights associated with Horizon common stock are different from the rights associated with Cal Dive common stock. See “Comparison of Stockholders’ Rights” beginning on page 180 for a discussion of the different rights associated with Cal Dive common stock.

Helix will continue to control Cal Dive and Horizon stockholders will exercise less influence over management.

Helix will continue to own approximately 58.7% of the outstanding Cal Dive common stock following the merger. Consequently, Horizon stockholders will have no meaningful influence over the management and policies of Cal Dive.

The merger may be completed even though Cal Dive or Horizon suffers a material adverse change.

In general, neither party may refuse to complete the merger if the other party suffers a material adverse change between June 11, 2007, the date of the signing of the merger agreement, and the closing of the merger unless such material adverse change caused a representation, warranty or covenant of such other party to be materially breached. Accordingly, certain types of changes would not prevent the merger from going forward, even if the change would have a material adverse effect on Cal Dive or Horizon, including the following:

•	changes in laws, rules or regulations applicable to Cal Dive or Horizon;

•	changes in general regulatory or economic conditions in the United States or other countries in which Cal Dive or Horizon operate;

•	changes in, or events or conditions generally affecting, the industries in which Cal Dive and Horizon operate;

•	changes in the market price of oil or natural gas;

•	changes in the market price of Cal Dive’s or Horizon’s common stock; or

•	any changes or effects arising out of the negotiation, public announcement or pending nature of the merger.

In addition, the parties could elect to complete the merger even if one or both suffers a material adverse change.

Risks Relating to Cal Dive

Cal Dive’s business largely depends on offshore exploration, development, and production activity in the oil and natural gas industry, which is currently at a historically high level and could decline in the future.

Cal Dive’s business is substantially dependent upon the condition of the oil and natural gas industry and, in particular, the willingness of oil and natural gas companies to make capital expenditures for offshore exploration, development, and production operations. The level of capital expenditures generally depends on the prevailing views of future oil and natural gas prices, which are influenced by numerous factors, including but not limited to:

•	changes in United States and international economic conditions;

•	demand for oil and natural gas, especially in the United States, China, and India;

•	worldwide political conditions, particularly in significant oil-producing regions such as the Middle East, West Africa, and Latin America;

•	actions taken by the Organization of Petroleum Exporting Countries, or OPEC;

•	the availability and discovery rate of new oil and natural gas reserves in offshore areas;

•	the cost of offshore exploration for, and production and transportation of, oil and natural gas;

•	the ability of oil and natural gas companies to generate funds or otherwise obtain external capital for exploration, development, and production operations;

•	the sale and expiration dates of offshore leases in the United States and overseas;

•	technological advances affecting energy exploration, production, transportation, and consumption;

•	weather conditions;

•	environmental or other government regulations; and

•	tax policies.

Oil and natural gas prices have been at historically high levels and recent capital spending levels may not remain the same or increase. A sustained period of low offshore drilling and production activity or the return of lower commodity prices would likely have a material adverse effect on Cal Dive’s business, financial condition, or results of operations.

Market conditions in the marine contracting industry are highly cyclical and subject to rapid change. Due to the short-term nature of most of Cal Dive’s contracts, adverse changes in market conditions can have an immediate impact on Cal Dive’s results of operations.

Historically, the marine contracting industry has been highly cyclical, with periods of high demand and high dayrates often followed by periods of low demand and low dayrates. Periods of low demand intensify the competition in the industry and can result in vessels and diving systems being idle. Cal Dive may be required to idle vessels or diving systems or reduce contract rates in response to market conditions in the future. On the Gulf of Mexico Outer Continental Shelf, or OCS, contracts are generally short-term, and oil and natural gas companies tend to respond quickly to changes in commodity prices. Due to the historical short-term nature of many of Cal Dive’s contracts, changes in market conditions can have an immediate impact on Cal Dive’s results of operations. In addition, customers generally have the right to terminate Cal Dive’s contracts with little or no notice and without penalty. As a result of the cyclicality of Cal Dive’s industry, it expect its results of operations to be volatile.

Cal Dive’s business is concentrated on the Gulf of Mexico OCS, and the mature nature of this region could result in less exploration, development, and production activities in the area, thereby reducing demand for Cal Dive’s services.

The Gulf of Mexico OCS is a mature oil and natural gas production region that has experienced substantial exploration, development, and production activity for many years. Because a large number of oil and natural gas prospects in this region have already been drilled, additional prospects of sufficient size and quality could be more difficult to identify. Moreover, oil and natural gas companies may be unable to obtain the financing necessary to drill prospects in this region. The decrease in the size of oil and natural gas prospects, the decrease in production, or the failure to obtain such financing may result in reduced exploration, development, and production activity in the Gulf of Mexico and reduced demand for Cal Dive’s services.

Intense competition in Cal Dive’s industry may reduce its profitability and weaken its financial condition.

The businesses in which Cal Dive operates are highly competitive. Cal Dive’s contracts traditionally have been awarded on a competitive bid basis, and while customers may consider, among other things, the reputation, safety record, and experience of the contractor, price competition is often the primary factor in determining which qualified contractor is awarded a job. This competition has become more intense in recent years as mergers among oil and natural gas companies have reduced the number of available customers. Contract pricing is partially dependent on the supply of competing vessels. Generally, excess offshore service capacity puts downward pressure on contract rates. If other companies construct new vessels or relocate existing vessels to its markets, competition may further increase thus driving down the rates Cal Dive may charge its customers. Cal Dive believes that the competition for contracts will continue to be intense in the foreseeable future. The impairment of Cal Dive’s ability to compete successfully may reduce its profitability and weaken its financial condition.

If Cal Dive fails to manage its growth effectively, its results of operations could be harmed.

Cal Dive has a history of growing through acquisitions of companies and assets. Cal Dive must plan and manage its acquisitions effectively to achieve revenue growth and maintain profitability in its evolving market. If it fails to manage current and future acquisitions effectively, its results of operations could be adversely affected. Cal Dive’s growth has placed, and is expected to continue to place, significant demands on its personnel, management, and other resources. Cal Dive must continue to improve its operational, financial, management, and legal/compliance information systems to keep pace with the growth of our business.

Any future acquisitions could present a number of risks, including but not limited to:

•	incorrect assumptions regarding the future results of acquired operations or assets or expected cost reductions or other synergies expected to be realized as a result of acquiring operations or assets;

•	failure to integrate the operations or management of any acquired operations or assets successfully and timely;

•	diversion of management’s attention from existing operations or other priorities; and

•	Cal Dive’s inability to secure, on terms it finds acceptable, sufficient financing that may be required for any such acquisition or investment.

If Cal Dive is unsuccessful in completing acquisitions of other businesses or assets, its business, financial condition, or results of operations could be adversely affected. In addition, if it is unsuccessful in integrating its acquisitions in a timely and cost-effective manner, its business, financial condition, or results of operations could be adversely affected.

Cal Dive’s operations outside of the United States are subject to additional political, economic, and other uncertainties that could adversely affect its business, financial condition, or results of operations, and its exposure to such risks will increase as it expands its international operations.

An element of Cal Dive’s business strategy is to expand into international oil and natural gas producing areas such as the Middle East, Southeast Asia, and Australia. Its operations outside of the United States are subject to risks inherent in foreign operations, including but not limited to:

•	political, social, and economic instability;

•	the loss of revenue, property, and equipment from hazards such as expropriation, nationalization, war, insurrection, acts of terrorism, and other political risks;

•	increased operating costs;

•	increases in taxes and governmental royalties;

•	renegotiation or abrogation of contracts with governmental entities;

•	changes in laws and policies governing operations of foreign-based companies;

•	import-export quotas;

•	currency restrictions and exchange rate fluctuations;

•	world economic cycles;

•	limited market access; and

•	other uncertainties arising out of foreign government sovereignty over our international operations.

In addition, laws and policies of the United States affecting foreign trade and taxation may also adversely affect Cal Dive’s international operations.

As Cal Dive’s international operations expand, the exposure to these risks will increase. Cal Dive’s business, financial condition, or results of operations could be susceptible to adverse events beyond its control that may occur in the particular country or region in which it is active.

Cal Dive is the subject of an agreed final judgment that prevents it from making acquisitions of certain saturation diving systems without the consent of the U.S. Department of Justice, which could adversely affect its ability to make strategic acquisitions and increase its revenues and profitability.

As part of the Acergy and Torch acquisitions in 2005, Helix entered into an agreed final judgment with the U.S. Department of Justice, or DOJ, to remedy certain anti-competitive effects of the acquisitions alleged by the DOJ. The final judgment requires Helix, until January 2009, to notify the DOJ of any proposed direct or indirect acquisition of a saturation diving chamber that has been operated in the Gulf of Mexico at any time since October 1, 2002 or any interest in a company that owns or operates such a chamber. Cal Dive is also subject to and will continue to be bound by the consent decree. Since Cal Dive is not able to make any acquisition of this type without obtaining the consent of the DOJ, its ability to satisfy its customers’ demands for services that require it to use saturation diving chambers and to generate revenues from these services may be limited.

The loss of the services of one or more of Cal Dive’s key employees, or its failure to attract and retain other highly qualified personnel in the future, could disrupt its operations and adversely affect its financial results.

Cal Dive’s industry has lost a significant number of experienced subsea professionals over the years due to, among other reasons, the cyclicality of the business. Cal Dive’s continued success depends on the active participation of its key employees. The loss of one or more of its key people could adversely affect its operations. Cal Dive believes that its success and continued growth are also dependent upon its ability to attract and retain skilled personnel. Unionization or a significant increase in the wages paid by other employers could result in a reduction in its workforce, increases in the wage rates it pays, or both. If either of these events occurs for any significant period of time, Cal Dive’s revenues and profitability could be diminished and its growth potential could be impaired.

The operation of marine vessels is risky, and Cal Dive may incur losses or other liabilities that are not covered by insurance and could have a material adverse effect on its financial condition and results of operations.

Marine contracting involves a high degree of operational risk. Hazards, such as vessels sinking, grounding, colliding, and sustaining damage from severe weather conditions, are inherent in marine operations. These hazards can cause personal injury or loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage, and suspension of operations. Damage arising from such occurrences may result in lawsuits asserting large claims. Cal Dive maintains such insurance protection as it deems prudent, including Jones Act employee coverage, which is the maritime equivalent of workers’ compensation, and hull insurance on its vessels. Such insurance may not be sufficient or effective under all circumstances or against all hazards to which it may be subject. A successful claim for which it is not fully insured could have a material adverse effect on its business, financial condition, or results of operations. Moreover, its ability to maintain adequate insurance in the future at rates that it considers reasonable may be limited. As a result of market conditions, premiums and deductibles for certain of its insurance policies have increased substantially and could escalate further. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. For example, insurance carriers are now requiring broad exclusions for losses due to war risk and terrorist acts and limitations for wind storm damage. The current insurance on its vessels, in some cases, is in amounts approximating book value, which is less than replacement value. In the event of property loss due to a catastrophic marine disaster, mechanical failure or collision, insurance may not cover a substantial loss of revenues, increased costs and other liabilities, and could have a material adverse effect on Cal Dive’s operating performance if it were to lose any of its large vessels.

Cal Dive has substantial debt obligations that could restrict its operations and impair its financial condition.

Cal Dive currently has a $250 million five-year revolving credit facility. Cal Dive expects to enter into a new $675 million five-year revolving credit facility in connection with the merger which will replace its current facility. At June 30, 2007, Cal Dive had outstanding debt of $140 million under its current credit facility. Immediately following the merger, Cal Dive expects to have $475 million outstanding under its new credit facility.

This substantial indebtedness could have adverse consequences on Cal Dive, including:

•	increasing its vulnerability to adverse economic, regulatory, and industry conditions;

•	limiting its ability to compete and its flexibility in planning for, or reacting to, changes in its business and the industry;

•	limiting its ability to borrow additional funds; and

•	requiring it to dedicate a substantial portion of its cash flow from operations to payments on its debt, thereby reducing funds available for working capital, capital expenditures, acquisitions, and other purposes.

If Cal Dive’s cash flow and capital resources are insufficient to service its debt obligations, it may be forced to reduce or delay its business activities and capital expenditures, sell assets, seek additional equity or debt capital, or restructure or refinance its debt. However, these measures might be unsuccessful or inadequate in permitting it to meet its scheduled debt service obligations. Cal Dive may be unable to restructure or refinance its obligations or obtain additional equity financing or sell assets on satisfactory terms or at all. As a result, an inability to meet its debt obligations could cause it to default on those obligations. A default under any debt instrument could, in turn, result in defaults under other debt instruments. Any such defaults could materially impair its financial condition and liquidity.

Cal Dive’s contracting business declines in winter, and adverse weather conditions in the Gulf of Mexico can adversely affect its revenues.

Marine operations conducted in the Gulf of Mexico are typically seasonal and depend, in part, on weather conditions. Historically, Cal Dive has experienced its lowest vessel utilization rates during the first quarter, and to a lesser extent during the fourth quarter, when weather conditions are least favorable for offshore exploration, development, and construction activities. As is common in the industry, Cal Dive typically bears the risk of delays caused by some, but not all, adverse weather conditions. Accordingly, its results in any one quarter are not necessarily indicative of annual results or continuing trends.

Cal Dive’s original estimates of the costs associated with its qualified turnkey projects and capital projects may be incorrect and result in reduced profitability, losses, or cost over-runs on those projects.

Many of Cal Dive’s projects are performed on a qualified turnkey basis where a defined work scope is delivered for a fixed price and extra work, which is subject to customer approval, is billed separately. The revenue, cost, and gross profit realized on a turnkey contract can vary from the estimated amount because of changes in offshore job conditions, variations in labor, and equipment productivity from the original estimates, and the performance of others, such as alliance partners. These variations and risks inherent in the marine construction business may result in Cal Dive experiencing reduced profitability or losses on projects. In addition, estimates for capital projects, including recertification costs, may have cost over-runs due to unknown factors associated with the work to be performed and market conditions.

Cal Dive is subject to extensive federal, state, local, and other laws and regulations that could adversely affect the cost, manner, or feasibility of conducting its operations.

Cal Dive’s subsea construction, intervention, inspection, maintenance, and decommissioning operations are subject to extensive laws and regulations. In order to conduct its operations in compliance with these laws and regulations, Cal Dive must obtain and maintain numerous permits, approvals, and certificates from various federal, state, and local governmental authorities. Due to adverse operating market conditions or unfavorable financing conditions, there may be occasions when certain recertification efforts may be postponed, rendering certain vessel operations temporarily out of commission, until more favorable market or cost of capital conditions arise. In addition, Cal Dive’s costs of compliance may increase if existing laws and regulations are revised or reinterpreted, or if new laws and regulations become applicable to its operations that may, for instance, require it to obtain additional permits, approvals, and certificates for proposed projects. Any actual or alleged violation of permit requirements or failure to obtain any required permit could result in restrictions or prohibitions on its operations or criminal sanctions. Alternatively, Cal Dive may have to incur substantial expenditures to obtain, maintain, or renew authorizations to conduct existing projects. If a project is unable to function as planned due to changing requirements or local opposition, Cal Dive may suffer expensive delays, extended periods of non-operation, or significant loss of value in a project. All such costs may have a negative effect on Cal Dive’s business, financial condition, or results of operations. Failure to comply with such laws and regulations, as interpreted and enforced, could have a material adverse effect on Cal Dive’s business, financial condition, or results of operations.

Cal Dive may incur substantial costs and liabilities with respect to environmental, health, and safety laws and regulations.

Cal Dive may incur substantial costs and liabilities as a result of environmental, health, and safety requirements relating to, among other things, its subsea construction and intervention, inspection, maintenance, and decommissioning operations. These costs and liabilities could arise under a wide range of environmental, health, and safety laws, including regulations and enforcement policies, which have tended to become increasingly strict over time. Failure to comply with these laws and regulations may result in assessment of administrative, civil, and criminal penalties, imposition of cleanup and site restoration costs and liens, and the issuance of orders enjoining or limiting its current or future operations. Compliance with these laws and regulations also increases the cost of its operations and may prevent or delay the commencement or continuance of a given operation. In addition, claims for damages, including damages for natural resources, to persons or property may result from environmental and other impacts of its operations.

Strict, joint, and several liability to remediate contamination may be imposed under certain environmental laws, which could cause it to become liable for, among other things, the conduct of others or for consequences of its own actions that were in compliance with all applicable laws at the time those actions were taken. New or modified environmental, health, or safety laws, regulations, or enforcement policies could be more stringent and impose unforeseen liabilities or significantly increase compliance costs. Therefore, the costs to comply with environmental, health, or safety laws or regulations or the liabilities incurred in connection with them could significantly and adversely affect its business, financial condition, or results of operations.

Cal Dive has a limited operating history as an independent company and its historical financial information is not necessarily representative of the results it would have achieved as an independent publicly traded company and may not be a reliable indicator of its future results.

Cal Dive’s historical financial information included in this information statement/proxy statement/prospectus does not necessarily reflect the financial condition, results of operations, or cash flows it would have achieved as an independent publicly traded company during the periods presented or those results it will achieve in the future. This is primarily a result of the following factors:

•	Cal Dive’s historical financial results reflect allocations of corporate expenses from Helix. Those allocations may be different from the comparable expenses it would have incurred had it operated as an independent publicly traded company.

•	Cal Dive’s working capital requirements and funding for maintenance capital expenditures, strategic investments, and acquisitions have historically been part of the corporate-wide cash management program of Helix. Following Cal Dive’s initial public offering in December 2006, it has been solely responsible for the provision of funds to finance its working capital and other cash requirements.

Helix owns a controlling interest in Cal Dive and will continue to own a controlling interest of Cal Dive after the merger. The interests of Helix may conflict with those of Cal Dive’s other stockholders, and other stockholders’ voting power may be limited.

Helix currently owns approximately 73% of the outstanding shares of Cal Dive’s common stock. If the merger is completed, Helix will own approximately 58.7% of Cal Dive’s common stock. For so long as Helix continues to own shares of Cal Dive’s common stock representing more than 50% of the total voting power, it will have the ability to direct the election and removal of all members of Cal Dive’s board of directors and to exercise a controlling influence over Cal Dive’s business and affairs, including any determinations with respect to mergers or other business combinations involving Cal Dive, or acquisition or disposition of assets, the incurrence of indebtedness by Cal Dive, the issuance of any additional common stock or other equity securities by Cal Dive, the repurchase or redemption of common stock or preferred stock by Cal Dive and the payment of dividends by Cal Dive. Similarly, Helix has the power to determine or significantly influence the outcome of matters submitted to a vote of Cal Dive’s stockholders, including the power to prevent an acquisition or any other change in control of Cal Dive. Because Helix’s interests as Cal Dive’s controlling stockholder may differ from the interests of Cal Dive’s other stockholders, actions taken by Helix with respect to Cal Dive may not be favorable to such other stockholders.

Prior to the completion of its initial public offering, Cal Dive also entered into a Master Agreement, a Corporate Services Agreement, and a number of other agreements with Helix setting forth various matters governing its relationship with Helix while it remains a significant stockholder in Cal Dive. These agreements govern Cal Dive’s relationship with Helix and allow Helix to retain control over, among other things, the provision of corporate services to Cal Dive and its ability to make certain acquisitions or to merge or consolidate or to sell all or substantially all its assets. The rights of Helix under these agreements may allow Helix to delay or prevent an acquisition of Cal Dive that our other stockholders may consider favorable.

Cal Dive will not be able to terminate these agreements or amend them in a manner it deems more favorable so long as Helix continues to own shares of Cal Dive common stock representing more than 50% of the total voting power of its common stock.

Conflicts of interest may arise between Helix and Cal Dive that could be resolved in a manner unfavorable to Cal Dive.

Questions relating to conflicts of interest may arise between Helix and Cal Dive in a number of areas relating to its past and ongoing relationships. Cal Dive’s current board of directors is comprised of six persons, two of whom serve as directors and executive officers of Helix and one of whom serves as a director of Helix. Notwithstanding the fact that following the completion of the merger Cal Dive’s board will be increased to eight directors and two Horizon directors will join Cal Dive’s board, for as long as Helix continues to own shares of Cal Dive common stock representing more than 50% of the total voting power of its common stock, it will have the ability to direct the election and removal of all the members of Cal Dive’s board of directors and to exercise a controlling influence over Cal Dive’s business and affairs.

Areas in which conflicts of interest between Helix and Cal Dive could arise include, but are not limited to, the following:

•	Cross officerships, directorships, and stock ownership. The ownership interests of Cal Dive’s directors or executive officers in the common stock of Helix or service as a director or officer of both Helix and Cal Dive could create, or appear to create, conflicts of interest when directors and executive officers are faced with decisions that could have different implications for the two companies. For example, these decisions could relate to (i) the nature, quality, and cost of services rendered to Cal Dive by Helix, (ii) disagreement over the desirability of a potential acquisition or other corporate opportunity, (iii) employee retention or recruiting, or (iv) Cal Dive’s dividend policy.

•	Intercompany transactions. From time to time, Helix or its affiliates may enter into transactions with Cal Dive or its subsidiaries or other affiliates. Although the terms of any such transactions will be established based upon negotiations between employees of Helix and Cal Dive and, when appropriate, subject to the approval of the independent directors on Cal Dive’s board or a committee of disinterested directors, the terms of any such transactions may not be as favorable to Cal Dive or its subsidiaries or affiliates as may otherwise be obtained in arm’s length negotiations. Under the Master Agreement, at Helix’s request, Cal Dive will continue to contract vessels and related equipment owned by Cal Dive to Helix, at prevailing market rates.

•	Intercompany agreements. Cal Dive has entered into certain agreements with Helix pursuant to which Helix has agreed to provide Cal Dive with certain accounting, tax, and other services and Cal Dive has agreed to provide Helix with certain training, supply chain, operational facilities, and operational human resources services. Payments for these services will allow Helix and Cal Dive to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses. In addition, Cal Dive has entered into a number of intercompany agreements covering matters such as tax sharing and Cal Dive’s responsibility for certain liabilities previously undertaken by Helix for certain of its businesses. Cal Dive negotiated the terms of these agreements with Helix in the context of a parent-subsidiary relationship. The terms were not the result of arm’s length negotiations. In addition, conflicts could arise in the interpretations of any extension or renegotiation of these agreements in the future.

If Helix engages in the same type of business Cal Dive conducts or takes advantage of business opportunities that might be attractive to Cal Dive, Cal Dive’s ability to operate successfully and expand its business may be hampered.

Cal Dive’s amended and restated certificate of incorporation provides that, subject to any contractual provision to the contrary, Helix will have no obligation to refrain from:

•	engaging in the same or similar business activities or lines of business as Cal Dive, or

•	doing business with any of Cal Dive’s clients, customers, or vendors.

In addition, the corporate opportunity policy set forth in Cal Dive’s amended and restated certificate of incorporation addresses potential conflicts of interest between Cal Dive, on the one hand, and Helix and its officers and directors who are officers or directors of Cal Dive, on the other hand. The policy provides that if Helix acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Helix and Cal Dive, Cal Dive will have renounced its interest in the corporate opportunity. It also provides that if one of Cal Dive’s directors or officers who is also a director or officer of Helix learns of a potential transaction or matter that may be a corporate opportunity for both Helix and Cal Dive, Cal Dive will have renounced its interest in the corporate opportunity, unless that opportunity is expressly offered to that person in writing solely in his or her capacity as Cal Dive’s director or officer.

If one of Cal Dive’s officers or directors, who also serves as a director or officer of Helix, learns of a potential transaction or matter that may be a corporate opportunity for both Helix and Cal Dive, Cal Dive’s amended and restated certificate of incorporation provides that the director or officer will have no duty to communicate or present that corporate opportunity to Cal Dive and will not be liable to Cal Dive or its stockholders for breach of fiduciary duty by reason of Helix’s actions with respect to that corporate opportunity.

This policy could result in Helix having rights to corporate opportunities in which both Cal Dive and Helix have an interest.

Future sales or distributions of Cal Dive’s shares by Helix could depress the market price for shares of Cal Dive common stock.

Helix may sell all or part of the shares of Cal Dive common stock that it owns or distribute those shares to its stockholders, including pursuant to demand registration rights that were granted to Helix. Sales or distributions by Helix of substantial amounts of Cal Dive’s common stock in the public market or to its stockholders could adversely affect prevailing market prices for Cal Dive’s common stock. Helix is not subject to any contractual obligation that would prohibit it from selling, spinning off, splitting off, or otherwise disposing of any shares of Cal Dive’s common stock.

Cal Dive will not have control over certain tax decisions and could be liable for income taxes owed by Helix.

Prior to the closing of its initial public offering, Cal Dive and certain of its subsidiaries were included in Helix’s consolidated group for U.S. federal income tax purposes. In addition, Cal Dive or one or more of its subsidiaries may be included in the combined, consolidated, or unitary tax returns of Helix or one or more of its subsidiaries for foreign, state, and local income tax purposes. Under Cal Dive’s Tax Matters Agreement with Helix, Helix will have the right to prepare and file income tax returns that include Cal Dive or its subsidiaries if Helix has any responsibility for the taxes shown on such income tax returns. The Tax Matters Agreement provides that Helix will have sole authority to respond to and conduct all tax proceedings (including tax audits) relating to such income tax returns. This arrangement may result in conflicts of interest between Helix and Cal Dive. For example, under the Tax Matters Agreement, Helix will be able to choose to contest, compromise, or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to Helix and detrimental to Cal Dive.

Moreover, notwithstanding the Tax Matters Agreement, U.S. federal tax law provides that each member of a consolidated group is liable for the group’s entire tax obligation. Thus, to the extent Helix or other members of the consolidated group fail to make any U.S. federal income tax payments required by law for tax periods for which Cal Dive or its subsidiaries are included in Helix’s consolidated group, Cal Dive could be liable for the shortfall. Similar principles may apply for foreign, state, and local income tax purposes where Cal Dive files combined, consolidated, or unitary returns with Helix or its subsidiaries for foreign, state, and local income tax purposes.

Cal Dive could be responsible for taxes resulting from the transfer of assets to it by Helix.

To effect the separation affected in connection with Cal Dive’s initial public offering, Helix and its affiliates transferred to Cal Dive the assets related to its business. Under the Tax Matters Agreement, Helix is generally responsible for any taxes resulting from such transfer. However, under the Tax Matters Agreement, Cal Dive has agreed to be responsible for any additional taxes that may result from actions it takes.

Cal Dive’s stock ownership by Helix, provisions in Cal Dive’s agreements with Helix, and Cal Dive’s corporate governance documents and Delaware law may delay or prevent an acquisition of Cal Dive that its other stockholders may consider favorable.

For as long as Helix continues to own shares of Cal Dive common stock representing more than 50% of the total voting power of its common stock, Helix will have the ability to control decisions regarding an acquisition of Cal Dive by a third party. In addition, Cal Dive’s amended and restated certificate of incorporation, bylaws, and Delaware law contain provisions that could make it more difficult for a third party to acquire Cal Dive without the consent of Cal Dive’s board of directors. These provisions include restrictions on the ability of Cal Dive’s stockholders to remove directors, supermajority voting requirements for stockholders to amend Cal Dive’s organizational documents, restrictions on a classified board of directors, and limitations on action by Cal Dive’s stockholders by written consent. Some of these provisions, such as the limitation on stockholder action by written consent, only become effective once Helix no longer controls Cal Dive. In addition, Cal Dive’s board of directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. Delaware law also imposes certain restrictions on mergers and other business combinations between Cal Dive and any holder of 15% or more of Cal Dive’s outstanding voting stock. These restrictions under Delaware law do not apply to Helix until it beneficially owns less than 15% of Cal Dive’s common stock and subsequently increases its shareholdings to once again beneficially own at least 15% of Cal Dive’s common stock. Although Cal Dive believes these provisions protect its stockholders from coercive or otherwise unfair takeover tactics and thereby provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with Cal Dive’s board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

Conflicts of interest may arise due to the vesting schedule of grants of restricted stock to Cal Dive’s executive officers.

Following completion of its initial public offering, Cal Dive granted shares of restricted stock to its executive officers, of which 53% began to vest upon the closing of the IPO, another approximately 29% will begin to vest upon the closing of the merger and the remainder of which will commence to vest upon the first anniversary of the date on which Helix no longer owns shares of stock representing 51% or more of the total voting power of Cal Dive’s common stock. This could create, or appear to create, conflicts of interest when Cal Dive’s management is faced with a transaction or transactions that could reduce Helix’s ownership of Cal Dive’s common stock to below 51% but that could have different implications for Cal Dive’s other stockholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement/proxy statement/prospectus, including the documents incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are generally accompanied by words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “could,” “should,” “will,” “project,” “estimate,” “look forward to” and similar expressions which convey uncertainty of future events or outcomes.

The expectations set forth in this information statement/proxy statement/prospectus and the documents incorporated by reference regarding, among other things, accretion, returns on invested capital, achievement of annual savings and synergies, achievement of strong cash flow, sufficiency of cash flow to fund capital expenditures, and achievement of debt reduction targets are only the parties’ expectations regarding these matters. Actual results could differ materially from these expectations depending on factors such as:

•	the factors described under “Risk Factors” beginning on page 14 of this information statement/proxy statement/prospectus;

•	the factors that generally affect Cal Dive’s and Horizon’s businesses as further outlined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this information statement/proxy statement/prospectus, in the case of Cal Dive, and in Horizon’s Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, in the case of Horizon, and elsewhere in this information statement/proxy statement/prospectus, including the performance of contracts by suppliers, customers and partners, employee management issues, and complexities of global political and economic developments; and

•	the fact that, following the merger, the actual results of the combined company could differ materially from the expectations set forth in this information statement/proxy statement/prospectus and the documents incorporated by reference depending on additional factors such as:

•	the combined company’s cost of capital;

•	the ability of the combined company to identify and implement cost savings, synergies, and efficiencies in the time frame needed to achieve these expectations;

•	the combined company’s actual capital needs, the absence of any material incident of property damage or other hazard that could affect the need to effect capital expenditures, and any currently unforeseen merger or acquisition opportunities that could affect capital needs; and

•	the costs incurred in implementing synergies including, but not limited to, our ability to terminate, amend, or renegotiate prior contractual commitments of Cal Dive and Horizon.

Actual actions that the combined company may take may differ from time to time as the combined company may deem necessary or advisable in the best interest of the combined company and its stockholders to attempt to achieve the successful integration of the companies, the synergies needed to make the transaction a financial success, and to react to the economy and the combined company’s market for its services.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

Selected Cal Dive Historical Financial Data

For periods prior to December 14, 2006, Cal Dive’s historical financial and other data have been prepared on a combined basis from Helix’s consolidated financial statements using the historical results of operations and bases of the assets and liabilities of the shallow water marine contracting business of Helix and give effect to allocations of expenses from Helix. Cal Dive’s historical financial data will not necessarily be indicative of its future performance nor will such data necessarily reflect what Cal Dive’s consolidated and combined financial position and results of operations would have been had Cal Dive operated as an independent publicly traded company during the periods shown.

Cal Dive has prepared its consolidated and combined financial statements as if Cal Dive International, Inc. had been in existence as a separate company throughout all relevant periods. The consolidated and combined results of operations data and cash flow data for the years ended December 31, 2006, 2005, 2004 and 2003 and the consolidated and combined balance sheet data as of December 31, 2006, 2005 and 2004 presented below were derived from Cal Dive’s audited consolidated and combined financial statements and the related notes thereto included elsewhere in this information statement/proxy statement/prospectus. The consolidated and combined results of operations data and cash flow data for the year ended December 31, 2002 and for the six months ended June 30, 2007 and 2006, and the consolidated and combined balance sheet data as of December 31, 2003 and 2002 and June 30, 2007 and 2006 presented below were derived from Cal Dive’s unaudited consolidated and combined financial statements. The operating results for the six months ended June 30, 2007 and 2006 include all adjustments (consisting of only normal recurring adjustments) that Cal Dive believes are necessary for a fair statement of results for such interim periods.

The operating results of the acquired vessels from the Torch asset purchase are included in Cal Dive’s historical consolidated and combined statements of operations since the acquisition date of August 31, 2005. The operating results of the assets acquired from Acergy during 2005 are included in Cal Dive’s historical consolidated and combined statements of operations since the acquisition date of November 1, 2005. Cal Dive’s consolidated and combined statements of operations do not include the operating results of the DLB801 or the Kestrel prior to their acquisitions in January and March 2006, respectively. Cal Dive’s operating results of the assets acquired from Fraser Diving are included in the accompanying historical consolidated and combined statements of operations since the acquisition date of July 31, 2006.

Results for the six months ended June 30, 2007 are not necessarily indicative of the results expected for the fiscal year ending December 31, 2007 or any future period.

You should read the information contained in this table in conjunction with Cal Dive’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical audited consolidated and combined financial statements and the accompanying notes thereto of Cal Dive included elsewhere in this information statement/proxy statement/prospectus.

							Six Months
	Year Ended December 31,						Ended June 30,
	2006	2005		2004	2003	2002	2007	2006
						(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands, except per share and marine contracting activity data)

Results of Operations Data:
Net revenues	$509,917	$224,299		$125,786	$135,488	$139,887	$284,484	$244,554
Cost of Sales	287,387	152,586		101,583	108,479	116,167	180,967	133,405

Gross Profit	222,530	71,713		24,203	27,009	23,720	103,517	111,149
Gain on sale of assets	349	270		—	—	—	1,694	283
Selling and administrative expenses	37,431	16,730		12,318	10,337	8,055	20,766	15,515

Income from operations	185,448	55,253		11,885	16,672	15,665	84,445	95,917
Equity in earnings (losses) of investment, inclusive of impairment charge	(487)	2,817		—	—	—	(10,841)	2,650
Net interest income (expense)	163	45		—	—	—	(4,958)	316

Income before income taxes	185,124	58,115		11,885	16,672	15,665	68,646	98,883
Provision for income taxes	65,710	20,385		4,211	5,870	5,510	27,018	34,689

Net income	$119,414	$37,730		$7,674	$10,802	$10,155	$41,628	$64,194

Net income per common share (unaudited)
Basic	$1.91	$0.61	(1)	$0.12 (1)	$0.18 (1)	$0.17 (1)	$0.50	$1.04	(1)

Diluted	$1.91	$0.61	(1)	$0.12 (1)	$0.18 (1)	$0.17 (1)	$0.50	$1.04	(1)

Other Financial Data:
Depreciation and amortization	$24,515	$15,308		$15,510	$15,209	$14,193	$18,074	$10,727
Capital expenditures	38,086	36,407		2,912	2,784	12,980	12,272	7,387
Acquisition of business	100,128	42,917		—	—	—	—	78,174
Dividends paid to Helix	464,401	—		—	—	—	—	—
Cash Flow Data(2)
Cash flows provided by (used in)
Operating activities	$86,439	$32,228		$28,610	$26,370	$15,691	$53,767	$47,022
Investing activities	(121,157)	(79,547)		(2,912)	(2,584)	(4,310)	(11,755)	(68,779)
Financing activities	57,373	47,319		(25,698)	(23,786)	(11,381)	(61,000)	21,761
Marine Contracting
Activity Data (unaudited):
Number of vessels(3)	25	22		13	13	13	25	24
Utilization(4)	91%	79%		63%	68%	61%	76%	97%

	December 31,					June 30,
	2006	2005	2004	2003	2002	2007
				(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands)

Balance Sheet Data:
Total current assets	$168,747	$110,484	$46,565	$43,270	$52,556	$153,390
Net property and equipment	222,247	113,604	76,329	91,533	100,605	226,035
Total assets	452,153	277,884	144,817	156,280	172,904	445,608
Total current liabilities	58,814	73,869	27,438	21,165	28,431	65,318
Total liabilities	294,392	100,101	52,309	45,748	49,388	244,616
Long-term debt	201,000	—	—	—	—	140,000
Total stockholders’ equity	157,761	177,783	92,508	110,532	123,516	200,992

(1)	Basic and diluted net income per share for these periods are based upon 61,506,691 shares, reflecting a 61,506.691 to 1 stock split effected immediately prior to Cal Dive’s initial public offering.

(2)	For all periods through December 14, 2006: (i) cash flows from financing activities have been reflected as (a) cash transfers from Cal Dive to Helix equal to substantially all cash provided by operating activities and (b) cash transfers from Helix to Cal Dive equal to the amount of cash used in investing activities, (ii) substantially all excess cash has been transferred to Cal Dive’s owner, and (iii) these cash transfers have been reflected as changes in total stockholders’ equity.

(3)	As of the end of the period and excluding acquired vessels prior to their in-service dates, vessels taken out of service prior to their disposition and vessels jointly owned by a third party.

(4)	Average vessel utilization is calculated by dividing the total number of days the vessels generated revenues by the total number of days the vessels were available for operation in each period and does not reflect acquired vessels prior to their in-service dates, vessels in drydocking, vessels taken out of service for upgrades or prior to their disposition and vessels jointly owned by a third party.

Selected Horizon Historical Financial Data

Horizon’s selected financial data for the five-year period ended December 31, 2006 is derived from its audited financial statements and Horizon’s selected financial data for the six months ended June 30, 2007 and 2006 is derived from its unaudited financial statements. You should read the information below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto incorporated by reference into this information statement/proxy statement/prospectus.

						Six Months
	Year Ended December 31,					Ended June 30,
	2006	2005	2004	2003	2002	2007	2006
						(Unaudited)	(Unaudited)
	(In thousands, except per share data)

Income Statement Data:
Contract revenues	$547,289	$325,044	$254,209	$270,313	$283,410	$204,066	$286,885
Cost of contract revenues	400,040	268,280	226,391	263,812	253,016	189,958	209,208

Gross profit	147,249	56,764	27,818	6,501	30,394	14,108	77,677
Selling, general and administrative expenses	33,167	30,922	30,687	21,749	21,845	16,096	17,323
Gain on insurance settlement	(14,300)	—	—	—	—	—	(14,300)
Reserve for claims and receivables	18,458	1,711	5,692	33,092	—	—	18,458
Impairment of property, equipment and intangibles	100	—	22,361	21,332	9,852	—	—
Impairment loss on assets held for sale	—	2,261	3,268	—	—	—	—

Operating income (loss)	109,824	21,870	(34,190)	(69,672)	(1,303)	(1,988)	56,196
Other:
Interest expense, net of amount capitalized	(13,989)	(67,572)	(25,995)	(9,542)	(4,585)	(5,705)	(7,625)
Interest income	2,967	777	286	67	91	1,768	792
Loss on debt extinguishment	(2,402)	(23,138)	(1,719)	(868)	—	—	(2,402)
Other income (expense), net	25	53	152	(88)	(2,831)	15	(37)

Income (loss) before income taxes	96,425	(68,010)	(61,466)	(80,103)	(8,628)	(5,910)	46,924
Income tax provision (benefit)	29,415	3,046	2,103	(7,599)	(3,079)	(1,944)	14,583

Net income (loss)	$67,010	$(71,056)	$(63,569)	$(72,504)	$(5,549)	$(3,966)	$32,341

Net income (loss) per share — basic	$2.18	$(16.09)	$(51.45)	$(68.58)	$(5.42)	$(0.12)	$1.09

Net income (loss) per share — diluted	$2.14	$(16.09)	$(51.45)	$(68.58)	$(5.42)	$(0.12)	$1.06

						Six Months
	Year Ended December 31,					Ended June 30,
	2006	2005	2004	2003	2002	2007	2006
						(Unaudited)	(Unaudited)
	(In thousands, except per share data)

Statement of Cash Flow Data:
Net cash provided by (used in) operating activities	$52,059	$(2,338)	$2,095	$(53,065)	$48,487	$21,118	$4,929
Net cash provided by (used in) investing activities	(4,550)	4,478	(4,776)	(14,683)	(59,752)	(28,494)	(15,725)
Net cash provided by (used in) financing activities	6,421	2,845	30,541	71,790	9,474	(7,654)	24,888

	December 31,					June 30,
	2006	2005	2004	2003	2002	2007
						(Unaudited)
	(In thousands)

Balance Sheet Data:
Working capital	$204,523	$74,119	$29,022	$26,107	$30,385	$171,807
Total assets	523,019	402,721	394,277	409,541	420,533	551,232
Long-term debt, net of current maturities	99,399	103,979	170,347	146,886	90,062	93,283

Selected Unaudited Condensed Combined Pro Forma Financial Data

We derived the following unaudited condensed combined pro forma financial data from Cal Dive’s audited consolidated and combined financial statements for the year ended December 31, 2006, Horizon’s audited consolidated financial statements for the year ended December 31, 2006, Cal Dive’s unaudited condensed consolidated and combined financial statements for the six months ended June 30, 2007 and Horizon’s unaudited condensed consolidated financial statements for the six months ended June 30, 2007. The statement of operations data assumes the merger was effected on January 1, 2006. The balance sheet data gives effect to the merger as if it had occurred on June 30, 2007. The accounting policies for Cal Dive and Horizon are comparable. The financial results may have been different had the companies always been combined. Further, the pro forma combined financial data does not reflect the effect of asset dispositions, if any, that may be required by order of regulatory authorities, restructuring charges that will be incurred to fully integrate and operate the combined organization more efficiently or anticipated synergies resulting from the merger. Expected costs associated with the combination of the companies’ operations, such as severance costs for redundant functions, integrating information technology systems and other arrangements, are in the process of being evaluated by Cal Dive. These costs are not expected to exceed $25 million, of which approximately $12.4 million relates to additional purchase price consideration for change of control payments for Horizon’s executive officers. You should read this information in conjunction with Cal Dive’s Management’s Discussion and Analysis of Financial Condition and Results of Operations, Cal Dive’s Financial Statements and Supplementary Data and the notes thereto and the Unaudited Condensed Combined Pro Forma Financial Data included in this information statement/proxy statement/prospectus and Horizon’s Management’s Discussion and Analysis of Financial Condition and Results of Operations and Horizon’s consolidated financial statements and notes thereto included in Horizon’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference in this information statement/proxy statement/prospectus.

	Year Ended	Six Months Ended
	December 31, 2006	June 30, 2007
	(In thousands, except per share amounts)

Statement of Operations data:
Net revenues and other income	$1,040,978	$479,941
Net income	175,349	28,278
Net income applicable to common stockholders	175,349	28,278
Earnings per common share:
Basic	$2.11	$0.27
Diluted	$2.11	$0.27

As of
June 30, 2007
(In thousands)

Balance Sheet data:
Total assets	$1,305,894
Long-term debt	474,573
Stockholders’ equity	525,108

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE INFORMATION

Set forth below are the Cal Dive and Horizon historical and pro forma amounts per share of common stock for income from continuing operations and book value. The exchange ratio for the pro forma computations is 0.625 of a share of Cal Dive common stock for each share of Horizon common stock. The merger consideration is $9.25 in cash, without interest, and 0.625 of a share of Cal Dive common stock for each share of Horizon common stock outstanding immediately prior to completion of the merger.

The Horizon pro forma (equivalent) information shows the effect of the merger from the perspective of an owner of Horizon common stock. The information was computed by multiplying the Cal Dive pro forma combined information by the exchange ratio of 0.625. This computation does not include the benefit to Horizon stockholders of the cash component of the merger consideration.

You should read the information below together with the historical financial statements and related notes contained herein, in the case of Cal Dive, and in the Horizon Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, in the case of Horizon, and other information filed with the SEC and incorporated by reference in this information statement/proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 185.

The unaudited pro forma combined data below is for illustrative purposes only. The pro forma adjustments for the balance sheet are based on the assumption that the transaction was consummated on each of the respective dates presented below. The pro forma adjustments for the statements of operations are based on the assumption that the transaction was consummated on January 1, 2006.

The financial results may have been different had the companies always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or of the future results of the combined company. See “Unaudited Condensed Combined Pro Forma Financial Data” beginning on page 169 for a discussion of the pro forma financial data used in the comparative per-share amounts in the table below.

	Six Months
	Ended	Year Ended
	June 30, 2007	December 31, 2006

Cal Dive historical
Net income applicable to common stockholders — basic	$0.50	$1.91
Net income applicable to common stockholders — diluted	$0.50	$1.91
Cash dividends(2)	$—	$—
Book value at end of period	$2.38	$1.87
Cal Dive pro forma combined
Net income applicable to common stockholders — basic	$0.27	$2.11
Net income applicable to common stockholders — diluted	$0.27	$2.11
Cash dividends	$—	$—
Book value at end of period	$5.04	$4.60
Horizon historical
Net income applicable to common stockholders — basic	$(0.12)	$2.18
Net income applicable to common stockholders — diluted	$(0.12)	$2.14
Cash dividends	$—	$—
Book value at end of period	$9.02	$9.18
Horizon pro forma combined (equivalent)(1)
Net income applicable to common stockholders — basic	$0.17	$1.32
Net income applicable to common stockholders — diluted	$0.17	$1.32
Cash dividends	$—	$—
Book value at end of period	$3.15	$2.88

(1)	Does not reflect the $9.25 in cash per share of Horizon common stock to be received as part of the merger consideration.

(2)	In connection with the Cal Dive initial public offering in December 2006, total dividends paid to Helix were $464 million.

COMPARATIVE MARKET VALUE INFORMATION

The following table sets forth the closing price per share of Cal Dive common stock and the closing price per share of Horizon common stock on June 11, 2007 (the last business day preceding the announcement by Cal Dive and Horizon of the execution of the merger agreement) and          , 2007 (the most recent practicable trading date prior to the date of this information statement/proxy statement/prospectus). The table also presents the equivalent market value per share of Horizon common stock on June 11, 2007 and          , 2007, for receipt of a combination of $9.25 in cash, without interest, and 0.625 of a share of Cal Dive common stock, for each share of Horizon common stock owned by Horizon stockholders.

Horizon stockholders are urged to obtain current market quotations for shares of Cal Dive common stock and Horizon common stock before making a decision with respect to the merger.

No assurance can be given as to the market prices of Cal Dive common stock or Horizon common stock at the closing of the merger. Because the exchange ratio will not be adjusted for changes in the market price of Cal Dive common stock, the market value of the shares of Cal Dive common stock that holders of Horizon common stock will receive at the effective time of the merger may vary significantly from the market value of the shares of Cal Dive common stock that holders of Horizon common stock would have received if the merger were consummated on the date of the merger agreement or on the date of this information statement/proxy statement/prospectus.

	Closing Price
	per Share
	June 11,
	2007	, 2007

Cal Dive common stock	$16.00	$
Horizon common stock	$16.95	$
Merger consideration equivalent	$19.25	$

STOCKHOLDER LITIGATION

On June 13, 2007, two putative stockholder derivative lawsuits were filed in state district court in Harris County, Texas relating to the merger: Edward Fritsche ex rel. Horizon Offshore, Inc. v. John T. Mills, et al., Cause No. 2007-35288 (61st State District Court); and Edith Olanoff ex rel. Horizon Offshore, Inc. v. John T. Mills, et al., Cause No. 2007-36084 (80th State District Court). These two lawsuits are substantially similar and are brought against the members of Horizon’s board of directors and Cal Dive. Both also name Horizon as a “nominal defendant,” as is customary in putative derivative lawsuits. The plaintiffs allege, among other things, that Horizon’s board of directors breached its fiduciary duty by utilizing a defective sales process in connection with the merger. As currently pleaded, neither lawsuit seeks to recover money damages. However, even though no application for a temporary restraining order or a temporary injunction has yet been filed, both seek to enjoin the merger. Only one of the lawsuits (Fritsche) has actually been served upon Horizon and Cal Dive or any of the other defendants. On July 30, 2007, Cal Dive and Horizon filed responses denying the allegations and asserting, among other things, that the plaintiffs did not properly state a cause of action. No hearing or trial has been set. Additional lawsuits could be filed in the future.

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

This information statement/proxy statement/prospectus is being furnished to Horizon stockholders by Horizon’s board of directors in connection with the solicitation of proxies from the holders of Horizon common stock for use at the special meeting of Horizon stockholders and any adjournments or postponements of the special meeting. This information statement/proxy statement/prospectus also is being furnished to Horizon stockholders as a prospectus of Cal Dive in connection with the issuance by Cal Dive of shares of Cal Dive common stock to Horizon stockholders in connection with the merger.

Date, Time and Place

The special meeting of stockholders of Horizon will be held on          , 2007 at 9:00 a.m., Central Time, at          , Houston, Texas          .

Matters to Be Considered

At the special meeting, Horizon stockholders will be asked:

•	to consider and vote upon a proposal to approve and adopt the merger agreement;

•	to consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the approval and adoption of the merger agreement; and

•	to consider and transact any other business as may properly be brought before the special meeting or any adjournments or postponements thereof.

At this time, the Horizon board of directors is unaware of any matters, other than those set forth in the preceding sentence, that may properly come before the special meeting.

Stockholders Entitled to Vote

The close of business on          , 2007 has been fixed by Horizon’s board as the record date for the determination of those holders of Horizon common stock who are entitled to notice of, and to vote at, the special meeting and at any adjournments or postponements thereof.

At the close of business on the record date, there were           shares of Horizon common stock outstanding and entitled to vote, held by approximately           holders of record. A list of the stockholders of record entitled to vote at the special meeting will be available for examination by Horizon stockholders for any purpose germane to the meeting. The list will be available at the meeting and for ten days prior to the meeting during ordinary business hours by contacting Horizon’s Secretary at 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.

Quorum and Required Vote

Each holder of record of shares of Horizon common stock as of the record date is entitled to cast one vote per share at the special meeting on each proposal. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Horizon common stock outstanding as of the record date constitutes a quorum for the transaction of business at the special meeting. The affirmative vote of the holders of a majority of the shares of Horizon common stock entitled to vote at the special meeting is required to approve and adopt the merger agreement.

As of the record date for the special meeting, directors and executive officers of Horizon and their affiliates beneficially owned an aggregate of           shares of Horizon common stock entitled to vote at the special meeting. These shares represent approximately     % of the Horizon common stock outstanding and entitled to vote as of the record date.

As of the record date for the special meeting, Cal Dive and its directors, executive officers, and their affiliates owned none of the outstanding shares of Horizon common stock.

How Shares Will Be Voted at the Special Meeting

All shares of Horizon common stock represented by properly executed proxies received before or at the special meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted FOR the approval and adoption of the merger agreement and any adjournment or postponement of the special meeting.

A properly executed proxy marked “Abstain” with respect to any proposal will be counted as present for purposes of determining whether there is a quorum at the special meeting. However, because the approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the special meeting, an abstention will have the same effect as a vote AGAINST approval and adoption of the merger agreement.

If you hold shares of Horizon common stock in “street name” through a bank, broker, or other nominee, the bank, broker, or nominee may vote your shares only in accordance with your instructions. If you do not give specific instructions to your bank, broker, or nominee as to how you want your shares voted, your bank, broker, or nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” Broker non-votes will be counted for purposes of determining whether there is a quorum present at the special meeting, but because approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the special meeting, broker non-votes will have the same effect as a vote AGAINST approval and adoption of the merger agreement.

If any other matters are properly brought before the special meeting, the proxies named in the proxy card will have discretion to vote the shares represented by duly executed proxies in their sole discretion.

How to Vote Your Shares

You may vote in person at the special meeting or by proxy. We recommend you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

You may vote by proxy card by completing and mailing the enclosed proxy card. If you properly submit your proxy card in time to vote, one of the individuals named as your proxy will vote your shares of common stock as you have directed. You may vote for or against the proposals submitted at the special meeting or you may abstain from voting.

If you hold shares of Horizon common stock through a broker or other custodian, please follow the voting instructions provided by that firm. If you do not return your proxy card, or if your shares are held in a stock brokerage account or held by a bank, broker, or nominee, or, in other words, in “street name” and you do not instruct your bank, broker, or nominee on how to vote those shares, those shares will not be voted at the special meeting.

A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in “street name” to direct their vote by the Internet or telephone. This option, if available, will be reflected in the voting instructions from the bank or brokerage firm that accompany this information statement/proxy statement/prospectus. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by the Internet or telephone by following the voting instructions enclosed with the proxy from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed by the Internet or telephone through such a program must be received by 11:59 p.m., New York, New York time, on          , 2007. Requesting a proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by the Internet or telephone with respect to your shares. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the meeting; however, you must first obtain a signed and properly executed proxy from your bank, broker, or nominee to vote your shares held in street name at the special meeting.

If you submit your proxy but do not make specific choices, your proxy will be voted FOR each of the proposals presented.

How to Change Your Vote

If you are a registered stockholder, you may revoke your proxy at any time before the shares are voted at the special meeting by:

•	completing, signing, and timely submitting a new proxy to the addressee indicated on the pre-addressed envelope enclosed with your initial proxy card by the close of business on , 2007; the latest dated and signed proxy actually received by such addressee before the special meeting will be counted, and any earlier proxies will be considered revoked;

•	notifying Horizon’s Secretary, at 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042, in writing, by the close of business on , 2007, that you have revoked your earlier proxy; or

•	voting in person at the special meeting.

Merely attending the special meeting will not revoke any prior votes or proxies; you must vote at the special meeting to revoke a prior proxy.

If you hold shares of Horizon common stock through a broker or other custodian and you vote by proxy, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

Voting by Participants in the Horizon Benefit Plans

Under the Horizon stock incentive plans, a grantee of restricted shares of Horizon common stock has all the rights of a Horizon stockholder with respect to those shares, including the right to vote. Accordingly, holders of shares of Horizon restricted stock will be entitled to vote at the special meeting in the same way as holders of non-restricted shares of Horizon common stock. Beneficial holders of shares of Horizon common stock held within the Horizon 401(k) plan control the voting of those shares.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers, and employees of Horizon may solicit proxies for the special meeting from Horizon stockholders personally or by telephone, facsimile, and other electronic means without compensation other than reimbursement for their actual expenses.

The expenses incurred in connection with the filing, printing, and mailing of this document will be shared equally by Cal Dive and Horizon. Arrangements also will be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares of Horizon common stock held of record by those persons, and Horizon will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing.

Recommendation of the Horizon Board of Directors

The Horizon board of directors has unanimously approved the merger agreement and the transactions it contemplates, including the merger. The Horizon board of directors determined that the merger is advisable and in the best interests of Horizon and its stockholders and unanimously recommends that you vote FOR approval and adoption of the merger agreement. See “The Merger — Horizon’s Reasons for the Merger” beginning on page 45 and “The Merger — Recommendation of the Horizon Board of Directors” beginning on page 46 for a more detailed discussion of the Horizon board of directors’ recommendation.

Special Meeting Admission

If you wish to attend the special meeting in person, you must present a form of personal identification. If you are a beneficial owner of Horizon common stock that is held by a bank, broker, or other nominee, you will need proof of ownership of Horizon common stock to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership.

No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the meeting.

PLEASE DO NOT SEND IN ANY HORIZON COMMON STOCK CERTIFICATES WITH YOUR PROXY CARD. After the merger is completed, you will receive written instructions from the exchange agent informing you how to surrender your stock certificates to receive the merger consideration.

Adjournment and Postponements

The special meeting may be adjourned from time to time, to reconvene at the same or some other place, by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting, so long as the new time and place for the special meeting are announced at that time. If the adjournment is for more than thirty days, or if after the adjournment a new record date is determined for the adjourned special meeting, a notice of the adjourned special meeting must be given to each stockholder of record entitled to vote at the special meeting. If a quorum is not present at the Horizon special meeting, holders of Horizon common stock may be asked to vote on a proposal to adjourn or postpone the Horizon special meeting to solicit additional proxies. If a quorum is not present at the Horizon special meeting, the holders of a majority of the shares entitled to vote who are present in person or by proxy may adjourn the meeting. If a quorum is present at the Horizon special meeting but there are not sufficient votes at the time of the special meeting to approve the other proposal(s), holders of Horizon common stock may also be asked to vote on a proposal to approve the adjournment or postponement of the special meeting to permit further solicitation of proxies.

THE MERGER

General

Horizon’s board of directors is using this document to solicit proxies from the holders of Horizon common stock for use at the Horizon special meeting, at which holders of Horizon common stock will be asked to vote upon approval and adoption of the merger agreement. In addition, Cal Dive is sending this document to Horizon stockholders as a prospectus in connection with the issuance of shares of Cal Dive common stock in exchange for shares of Horizon common stock in the merger. Cal Dive is also sending this document to Cal Dive stockholders who have not already voted to approve the issuance of Cal Dive common stock in the merger in order to inform them that the holder of a majority of Cal Dive’s outstanding shares of common stock has already approved the issuance of Cal Dive common stock in the merger and of the proposed merger.

The boards of directors of Horizon and Cal Dive have unanimously approved the merger agreement providing for the merger of Horizon into Merger Sub. Merger Sub, which is wholly-owned by Cal Dive, will be the surviving entity in the merger, and upon completion of the merger, the separate corporate existence of Horizon will terminate. We expect to complete the merger in the fourth quarter of 2007.

Background of the Merger

The board of directors and executive management of Helix periodically discussed strategic options over the past several years, including growth by acquisition. In February 2006, Helix formed Cal Dive as a wholly-owned subsidiary to facilitate the transfer of Helix’s shallow water marine contracting business. In October 2006, Helix concluded that effecting an initial public offering of Cal Dive was its best strategic option at that time for its shallow water marine contracting business.

During this same period, Horizon’s board of directors and executive management regularly reviewed its business strategy with the goal of maximizing stockholder value. This process included periodically evaluating alternatives, including, among other things, Horizon’s capital structure, financing alternatives and mergers and acquisitions. During this process, Horizon met with representatives of various investment banks, including Lehman Brothers, on several occasions to discuss its business, current financial market conditions and its various financial and strategic alternatives.

Cal Dive completed its initial public offering in December 2006. In January 2007, Cal Dive engaged Banc of America Securities LLC as its financial advisor to assist it in evaluating potential acquisition opportunities. On January 23, 2007, a team from Banc of America Securities met with executive management of Cal Dive and reviewed financial aspects of a potential acquisition of Horizon.

At a regularly scheduled meeting of Cal Dive’s board of directors on February 5, 2007, executive management made a brief presentation about potential acquisition targets, including Horizon. At a follow up meeting of Cal Dive’s board on February 28, 2007, executive management provided a more detailed presentation regarding the potential acquisition of Horizon, including acquisition structures and financing alternatives. The Cal Dive board authorized executive management to continue to explore the potential acquisition of Horizon.

In early 2007, during the course of its review of Horizon’s financial performance and business strategy, Horizon’s board of directors began to focus on potential merger, sale and financing alternatives to maximize stockholder value. As part of this review, Horizon’s board of directors focused on Horizon’s long-term ability to successfully compete in the highly competitive global marine construction industry and whether an appropriate business combination would provide an increase in scale that would enable Horizon to more effectively compete for large construction projects, address market demands, achieve cost and operating efficiencies and obtain other benefits. Horizon’s consideration of pursuing a combination was fostered in large measure by the negative market dynamics and operating results the company experienced from 2002 through 2005. Over the past two years, Horizon’s operating results had improved substantially primarily as a result of the strong operating results in the U.S. Gulf of Mexico, but executive management and the board continued to be concerned about Horizon having the scale and service offerings to successfully compete for and perform large construction projects in the global marine construction market.

On March 7, 2007, at an investor conference in Orlando, Florida, Owen Kratz, Cal Dive’s Chairman, and Quinn Hébert, Cal Dive’s President and Chief Executive Officer, approached David Sharp, Horizon’s President and Chief Executive Officer, regarding the possibility of the combination of the two companies. At this meeting Messrs. Kratz, Hébert and Sharp had preliminary, high-level discussions regarding valuation of Horizon, strategic fit and potential operating efficiencies that could be attained by a combination, particularly as it related to diving services required for marine construction services. Following this meeting, Messrs. Hébert and Sharp met to further discuss, among other things, the business philosophy of the two management teams and explored in greater detail whether a potential combination would be beneficial to the two companies. At this meeting, Mr. Hébert informed Mr. Sharp that in order for Cal Dive to formulate a more definitive proposal, Cal Dive would need to review and evaluate certain non-public Horizon operational and financial information. Accordingly, Mr. Hébert requested that Horizon consider entering into a confidentiality agreement with Cal Dive and provided Mr. Sharp with Cal Dive’s initial request for information about Horizon.

Upon Mr. Sharp’s return to Houston, Texas, he consulted with other members of the executive management team and John Mills, Horizon’s non-executive Chairman of the Board. Mr. Mills then consulted with the other Horizon board members and further discussed Cal Dive’s expression of interest at its regularly scheduled board meeting held on March 8, 2007. Horizon’s executive management and board of directors were of the view that the combination of Cal Dive and Horizon represented a good strategic fit and should be pursued if appropriate valuation and terms could be negotiated. Following this process, Horizon contacted Lehman Brothers about serving as its financial advisor.

On March 9, 2007, Cal Dive provided Horizon with Cal Dive’s proposed confidentiality agreement, which included a 90 day exclusivity period for Cal Dive to conduct its due diligence of Horizon. During such 90-day period, Horizon would have been prohibited from talking with any other party about a possible business combination with Horizon. After consulting with the Horizon board, Mr. Sharp advised Mr. Hébert that Horizon would not enter into the confidentiality agreement as proposed. During the period between March 9-15, 2007, the parties and their advisors discussed Cal Dive’s proposed approach to a combination, including the lack of reciprocity in due diligence in a stock transaction and the absence of a preliminary indication of interest from Cal Dive regarding valuation. The parties and their advisors also discussed the various means by which a combination could be effected and whether or not the combination should be subject to a pre-signing market check or auction. During these discussions, representatives of Cal Dive explained that they were extremely concerned about confidentiality and did not want Horizon to conduct a pre-signing market check or conduct an auction. Instead, Cal Dive suggested that if the parties reached agreement on terms, Cal Dive would be prepared to provide Horizon with a contractual right to canvass the market for a superior proposal for a specified period of time, which is commonly known as a “go-shop” period. Cal Dive also indicated that it expected a termination fee of 3%-5% if a superior proposal arose as a result of this process. As part of discussions by Horizon’s executive management and Mr. Mills, Charles Buckner, chairman of the finance and risk committee of Horizon’s board, Lehman Brothers and Jones, Walker, Waecheter, Poitevent, Carrère & Denègre, LLP, Horizon’s principal outside counsel, the relative benefits of, and recent experiences and precedents with, a go-shop period were discussed. The potential benefits of utilizing a go-shop period discussed included greater ability relative to a pre-signing market check or auction process, to maintain confidentiality and avoid market speculation about a potential transaction which in turn would lessen the risk to Horizon if a potential transaction could not be negotiated on satisfactory terms, while still providing Horizon the right to canvass the market for an alternative transaction after a potential transaction was announced. Horizon’s executive management and board were also concerned about the impact that a breach of confidentiality could have with its key employees and potential recruitment by competitors, particularly if a transaction was not successfully negotiated and closed. Executive management of both companies then spent the next week negotiating various aspects of the confidentiality agreement, exclusivity, and due diligence, without resolution. Mr. Hébert circulated a memorandum to the Cal Dive board on March 14, 2007, advising the board of the status of the negotiations and updating it regarding its valuation analysis of Horizon.

On March 16, 2007, Lehman Brothers contacted Banc of America Securities to indicate that Horizon would not pursue discussions with Cal Dive without a preliminary understanding being reached regarding valuation and process. Later that day, Messrs. Sharp and Hébert discussed Horizon’s position and agreed that while the valuation and process related considerations remained outstanding they should continue to discuss potential advantages of a combination, including anticipated operating efficiencies and any potential synergies, the widened service offering and the extent of the enhanced platform for future expansion.

Mr. Hébert and Kregg Lunsford, Cal Dive’s Chief Financial Officer, and Mr. Sharp and Ron Mogel, Horizon’s Chief Financial Officer, met at an energy industry conference in New York City on March 19, 2007 and discussed at a high level the potential fit for the two companies and financial and administrative matters to help the two companies further assess operating efficiencies and potential synergies. Following that meeting, Messrs. Hébert, Lunsford, Sharp, and Mogel engaged in frequent further discussions in an attempt to resolve the outstanding issues with respect to the confidentiality arrangement and conduct of a mutual due diligence review of the companies.

On March 27, 2007, Cal Dive submitted the same non-reciprocal confidentiality agreement it had submitted previously with the 90 day exclusivity provision deleted. Horizon again communicated its position that it would not allow detailed due diligence to proceed without preliminary agreement on price and process. Mr. Sharp did, however, indicate to Mr. Hébert that Horizon would be prepared to allow the executive management teams to meet to discuss high-level information regarding the anticipated operating efficiencies, potential synergies and strategic fit of the two companies without executing a confidentiality agreement. The meeting of executive management of Cal Dive and Horizon occurred in Houston, Texas on March 30, 2007. At the conclusion of the meeting, Mr. Hébert indicated that Cal Dive would likely be in a position to present Horizon with a non-binding indication of interest setting forth its proposed valuation within the following few weeks.

During April 2007, there were several discussions between Messrs. Hébert and Sharp, but without any meaningful progress.

In early May 2007, Mr. Sharp advised Mr. Hébert that Horizon would continue the discussions only if Cal Dive provided a more definitive indication of the price it was prepared to offer for Horizon. On May 7, 2007, Cal Dive’s executive management presented the Cal Dive board with updated information regarding its valuation of Horizon and the opportunities presented by the potential acquisition, including that Horizon had requested a more firm indication of the price that Cal Dive was prepared to pay for the Horizon common stock. The Cal Dive board approved moving forward with the proposed transaction, and authorized the Cal Dive executive management to submit a non-binding indication of interest to Horizon.

On May 11, 2007, Messrs. Hébert, Lunsford, Sharp, and Mogel discussed potential valuation. Mr. Sharp indicated to Mr. Hébert that, notwithstanding the perceived strategic fit of the companies, he did not expect Horizon’s board to react favorably to a transaction having less than a 20% market premium over some period prior to the agreement. Mr. Hébert informed Mr. Sharp that Cal Dive was evaluating a purchase price in the range of $17.00 to $18.00 per share of Horizon common stock.

On May 14, 2007, Cal Dive presented Horizon with a confidential, non-binding indication of interest, indicating that Cal Dive was prepared to offer $9.25 in cash and 0.625 of a share of Cal Dive common stock for each outstanding share of Horizon common stock. The indication of interest also stated it was subject to the completion of satisfactory due diligence, the negotiation of a mutually satisfactory merger agreement and its approval by Cal Dive’s board, and customary closing conditions, but no financing contingency. Cal Dive’s closing price on the New York Stock Exchange on May 14, 2007 was $14.56, and Horizon’s closing price on the Nasdaq Global Market on that date was $15.60. Using that closing price for Cal Dive common stock, the implied value of the proposed consideration totaled approximately $18.35 a share of Horizon common stock. Cal Dive stressed that it was firm on price, but might be flexible on process and other issues. Cal Dive’s indication of interest stated that it would expire at 5:00 p.m. Central daylight time on May 18, 2007 unless accepted by Horizon prior to that time.

On May 15, 2007, Horizon’s board of directors met to discuss the indication of interest. The meeting was chaired by Mr. Mills. Also in attendance were representatives of Lehman Brothers and Jones Walker. Prior to Lehman Brothers’ attendance, the board discussed generally the terms contemplated by Cal Dive’s indication of interest, formally approved the retainer of Lehman Brothers as Horizon’s financial advisor and agreed to the financial and other terms of the retainer. After joining the meeting, Jones Walker and Lehman Brothers discussed with the board the terms reflected in the indication of interest and other issues and process considerations and the general corporate duties of directors. The board of directors discussed the valuation proposed by Cal Dive as well as process considerations such as the benefits and drawbacks of a pre-signing market check, auction process or go-shop period. The board agreed that confidentiality was extremely important to the process given the relatively small size of the marine construction industry and competitive market conditions. The board concluded that prior to reacting to Cal Dive’s valuation proposal or process considerations, the board should receive a formal valuation analysis of the strategic options identified by the board to allow it to fully evaluate the Cal Dive proposal against other available strategic options. The board noted that it would review Lehman Brothers’ evaluation at its next regularly scheduled meeting on May 23, 2007. The board also discussed whether to form a special board committee to assist in the process considerations if potential financial buyers were identified as part of the overall process. Horizon also retained Richards Layton & Finger, P.A. as its special Delaware counsel to assist the board in its process considerations and to advise regarding matters of Delaware corporate law.

On May 16, 2007, Messrs. Sharp and Mills separately called Mr. Hébert and advised him that Horizon’s board had determined that it was possibly interested, but that Horizon would not be able to respond by the May 18 deadline. Also on May 16, 2007, Cal Dive held a board meeting at which executive management provided an update on the status of the negotiations.

On May 23, 2007, Horizon’s board, along with representatives of Lehman Brothers, Jones Walker and Richards Layton met to discuss the strategic evaluation conducted by Lehman Brothers. After summarizing the principal economic terms of the Cal Dive indication of interest, Lehman Brothers presented the board with its detailed evaluation of other strategic options available to Horizon ranging from executing its present business plan, refinancing Horizon’s existing debt through issuing convertible notes, pursuing a leveraged buyout or acquiring another company. The board extensively discussed the timing, risks and potential effects of each of the strategic alternatives, the underlying assumptions of each and the difficulty of predicting future operating results in the marine construction industry. The board then discussed Cal Dive’s indication of interest and the process by which Horizon would assess whether another transaction offering greater value was available. With respect to the process, the board discussed with its advisors the relative benefits of, and recent experiences and precedents with, a go-shop period. The potential benefits of utilizing a go-shop period discussed included greater ability relative to a pre-signing market check or auction process to maintain confidentiality and avoid market speculation about a potential transaction, which in turn would lessen the risk to Horizon if a potential transaction could not be negotiated on satisfactory terms, while still providing Horizon the right to canvass the market for an alternative transaction after a potential transaction was announced. Horizon’s executive management and board also expressed concern about the impact that a breach of confidentiality could have with its key employees and potential recruitment by competitors, particularly if a transaction was not successfully negotiated and closed. The board concluded the meeting by instructing Lehman Brothers to make a counter proposal to Banc of America Securities that the per share stock consideration be increased from 0.625 to 0.700 of a share and that Cal Dive agree to a 45 day go-shop period with a 1% termination fee payable if a superior proposal arose as a result of that process.

On May 24, 2007, Horizon’s board, along with representatives of Lehman Brothers, Jones Walker and Richards Layton, met to receive an update from Lehman Brothers on the results of their discussions with Banc of America Securities. Lehman Brothers reported that Bank of American Securities indicated Cal Dive was unwilling to alter its proposed consideration, but was agreeable to working with Horizon to address its concerns with respect to having a meaningful and effective mechanism to pursue a superior alternative transaction. The board concluded, after due consideration, including the tenor of the negotiations leading to Cal Dive’s proposal and its agreement to address Horizon’s process concerns, that attempting to initiate further price negotiations was unlikely to produce a positive result and could put the existing proposal at risk. The board instructed Lehman Brothers to contact Banc of America Securities and indicate that Horizon was prepared to proceed with reciprocal financial and legal due diligence.

On May 25, 2007, Cal Dive submitted a proposed mutual confidentiality agreement to Horizon, which included a 30 day exclusivity period (subject to exclusions for unsolicited superior proposals). Representatives of the companies negotiated the terms of the confidentiality agreement over the weekend, and each signed the agreed upon form of confidentiality agreement on May 29, 2007, the first business day after the Memorial Day holiday weekend. Following the execution of the confidentiality agreement, Horizon and Cal Dive, together with their respective financial and legal representatives, commenced work on a detailed due diligence process. The parties developed a comprehensive reciprocal diligence work plan and began taking steps to facilitate the parties’ diligence reviews. On June 1, 2007, representatives of both companies, including their financial advisors and legal counsel, met in Houston, Texas, and conducted a mutual due diligence review of each other. Late afternoon on June 1, 2007, Fulbright & Jaworski L.L.P., Cal Dive’s principal outside counsel, delivered its proposed merger agreement to Horizon and Horizon’s representatives.

On June 3, 2007, Horizon’s executive management, along with representatives of Lehman Brothers, Jones Walker and Richards Layton, discussed their comments to the draft merger agreement and the need to substantially negotiate its terms.

On June 4, 2007, Messrs. Sharp and Hébert met to discuss and exchange ideas regarding the management of the combined company and operating efficiencies that could be accomplished. That same day, Horizon’s board, along with representatives of Lehman Brothers, Jones Walker and Richards Layton, met to receive an update on the due diligence process and issues raised by the draft merger agreement. It was agreed that Mr. Sharp and Bill Gibbens, Horizon’s general counsel, would meet later that day with Mr. Hébert and Lisa Buchanan, Cal Dive’s general counsel, to discuss high level issues raised by the draft merger agreement, including the lack of reciprocity and scope of the representations, lack of reciprocity and scope of the pre-closing covenants, lack of representation of Horizon directors on the board of the combined company, the conditions to the consummation of the merger, including the definition of “material adverse effect,” the go-shop process and non-solicitation provisions, and Cal Dive’s request to have the right to match any superior proposal that may be received during the go-shop process. At the meeting, the board also decided to formally establish a special committee consisting of Horizon’s four independent directors to review, evaluate and, as appropriate, negotiate any transaction with any financial buyer that might indicate an interest in acquiring Horizon as part of the process. The special committee was established so as to be available in the event a conflict of interest developed among one or more members of the board if a financial buyer surfaced and the terms proposed by any financial buyer included the possibility of retaining management. In the event a proposal was made by a financial buyer, the special committee was delegated the full power and authority by Horizon’s board to, among other things, (i) review, evaluate and, as appropriate, negotiate the terms and conditions of any such possible transaction proposed by a financial buyer involving Horizon, including but not limited to a third party acquisition of Horizon, (ii) determine whether any possible transaction proposed by a financial buyer is fair to, and in the best interests of, Horizon and its stockholders, and (iii) recommend to Horizon’s full board what action, if any, should be taken by the company with respect to any possible transaction proposed by a financial buyer. Since no proposal was ever received from a financial buyer, the Special Committee never formally met. Following the meeting, Messrs. Sharp, Hébert and Gibbens and Ms. Buchanan met to discuss Horizon’s high level concerns about the draft merger agreement.

On June 5, 2007, Cal Dive distributed a revised merger agreement to Horizon.

On June 7, 2007, Horizon’s board, along with representatives of Lehman Brothers, Jones Walker and Richards Layton, met to update the Board on the contractual issues remaining in the merger agreement. Later that day, Jones Walker communicated outstanding issues and proposed resolution to Cal Dive and Fulbright.

On the morning of June 8, 2007, Cal Dive held a telephonic meeting with its board of directors, and executive management updated the board on the status of the negotiations and the open issues. Beginning at mid-day on June 8, 2007, executive management of the companies and their legal counsel met in Houston, Texas, and negotiated the open issues on the merger agreement. During the meeting, the principal outstanding issues were negotiated, including eliminating any match right, fixing the termination fee at 1.5% for superior proposals arising as a result of the go-shop process and 3% thereafter, revising the terms of the process for entertaining any unsolicited superior proposals to meet Horizon’s requests and other remaining issues regarding the representations, covenants and closing conditions. On June 9, 2007, Horizon’s board, along with representatives of Lehman Brothers and Richards Layton, met so that the board could be updated on the results of the June 8th meeting between company representatives. Later that day, Fulbright circulated to representatives of both companies a revised draft merger agreement reflecting the revisions agreed to at the June 8th meeting.

On June 10, 2007, Lehman Brothers conducted its final due diligence with Helix’s executive management regarding the inter-company relationships between Cal Dive and Helix, and Helix’s present intention regarding its controlling ownership position in Cal Dive.

Mid-morning on June 11, 2007, Horizon advised Cal Dive of Horizon’s outstanding issues with the merger agreement. Throughout the day on June 11, 2007, the companies and their legal counsel and financial advisors participated in numerous telephone calls and exchanged numerous emails attempting to resolve the remaining open issues between the companies.

At 3:00 pm Central daylight time on June 11, 2007, Cal Dive held a telephonic meeting of its board of directors. At this meeting, Banc of America Securities reviewed with the board its financial analysis of the merger consideration and delivered to Cal Dive’s board an oral opinion, which was confirmed by delivery of a written opinion dated June 11, 2007, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be paid by Cal Dive was fair, from a financial point of view, to Cal Dive. Also at that meeting, the Cal Dive board approved the transaction as it was then contemplated by Cal Dive and authorized executive management to continue to work to resolve the open issues. Cal Dive also received the written consent of Helix, its majority stockholder, to the issuance of Cal Dive common stock in the transaction.

At 4:00 pm Central daylight time on June 11, 2007, Horizon held a meeting of its board of directors, and the Horizon executive management updated the board on the status of the negotiations. At Horizon’s board meeting, executive management made final presentations regarding the results of its business and operational due diligence investigations and the financial and strategic implications of the proposed combination. The board also reviewed with counsel the material terms of the merger agreement. During the meeting, Lehman Brothers rendered its opinion that, as of the date of the meeting and based upon and subject to the factors, assumptions, matters, procedures, limitations and qualifications set forth in such opinions, the consideration to be received by the holders of Horizon common stock in the merger was fair, from a financial point of view, to such holders. The board was also advised by counsel with respect to its fiduciary obligations in connection with considering and approving the merger agreement. Following further discussion and based on the totality of the information presented and the fairness opinion issued by Lehman Brothers, Horizon’s board, among other things, declared the merger advisable and in the best interests of Horizon’s stockholders, unanimously approved the merger agreement, and resolved to recommend that Horizon’s stockholders vote to adopt the merger agreement.

Representatives of the companies continued to negotiate the remaining issues on the merger agreement until late afternoon on June 11, 2007. At around 8:00 pm Central daylight time on June 11, 2007, the merger agreement was signed by Mr. Hébert on Cal Dive’s behalf and Mr. Sharp on Horizon’s behalf. Promptly thereafter, the companies issued a joint press release announcing the merger. Horizon separately issued a press release prior to the market opening on June 12, 2007, announcing the go-shop period and process.

Promptly following the execution and announcement of the merger agreement, Lehman Brothers, on behalf of Horizon, began contacting third parties to determine whether any were interested in making an acquisition proposal for Horizon. These parties were identified by Lehman Brothers and approved by Horizon’s board of directors, and included strategic and financial buyers. In all, Lehman Brothers contacted 14 strategic buyers and 47 financial buyers. Of these 61 potential bidders, only two expressed an interest in engaging in preliminary discussions toward an acquisition proposal. Each of these two potential bidders was presented with a confidentiality agreement substantially similar to the form entered into between Horizon and Cal Dive, with the exception that Horizon was not subject to any confidentiality obligations and there was no exclusivity provision. After negotiations, only one of the potential bidders entered into a confidentiality agreement with Horizon. The other potential bidder declined to enter into the confidentiality agreement and informed Lehman Brothers that it was no longer interested in discussing a potential acquisition proposal of Horizon. An information packet containing relevant materials on Horizon was sent to the interested party on June 15, 2007. On June 25, 2007, that party notified Lehman Brothers that it did not wish to pursue an acquisition proposal involving Horizon. There have been no other indications of interest with respect to a potential acquisition proposal for Horizon.

Horizon’s Reasons for the Merger

At its meeting on June 11, 2007, the Horizon board of directors, after an extensive review and thorough discussion of all facts and issues it considered relevant with respect to the merger, concluded unanimously that the merger agreement and the transaction contemplated thereby were advisable and in the best interests of Horizon’s stockholders. The Horizon board of directors authorized and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and agreed to recommend to the stockholders of Horizon that they vote in favor of approval and adoption of the merger agreement. The Horizon board of directors unanimously recommends that its stockholders vote FOR the approval and adoption of the merger agreement.

In reaching their conclusion, the members of the Horizon board of directors relied on their personal knowledge of Horizon and the marine construction industry and on the advice of management and Horizon’s legal and financial advisors. The Horizon board of directors also reviewed the information provided by Horizon and its advisors. The Horizon board of directors considered numerous factors to be in favor of the merger, including, among others things, the following:

•	the merger will provide Horizon’s stockholders with an opportunity to participate in the ownership of a larger, financially stronger company that is expected to be better positioned to respond to opportunities and developments in the marine construction industry in which efficiency and global competitiveness are increasingly of critical importance while still providing immediate value through the cash component of the merger consideration;

•	the board’s belief that the combined company would be a leader in the marine construction industry, stronger both operationally and financially, with the ability to compete for large international construction projects, better able to meet changing customer needs, compete more effectively in an increasingly global market, and deliver increased value to its stockholders;

•	the board’s belief that the combined company would have a more efficient operating platform with a greater scope of complementary marine construction and diving support services, as compared to Horizon on a stand-alone basis, providing significant opportunities for more efficient project execution, performance and operation;

•	the opinion provided by Lehman Brothers dated June 11, 2007, to the effect that, as of the date of the opinion and based upon the procedures followed, assumptions made, matters considered and limitations on the scope of review set forth in the opinions, the merger consideration was fair, from a financial point of view, to the holders of Horizon common stock (the full text of the written opinion of Lehman Brothers setting forth the procedures followed, assumptions made, matters considered and limitations on the scope of review in connection with the opinions is attached as Annex B to this document);

•	the current economic, industry and market trends affecting each of Horizon and Cal Dave, including those which favor efficient consolidation to improve domestic and global competitiveness, as well as anticipated operating efficiencies and potential synergies from the merger;

•	the current and historical trading prices of Horizon and Cal Dive common stock;

•	the proposed composition of the combined companies’ board of directors, including the fact that David Sharp, President and Chief Executive Officer of Horizon, and John Mills, Chairman of the

Board, would join Cal Dive’s board of directors, thereby ensuring that Cal Dive’s board consisted of a majority of independent directors;

•	Horizon could during the 45-day “go-shop” period actively solicit alternative transaction proposals, enter into discussions with third parties regarding any such proposals and terminate the merger agreement in order to enter into a transaction with a third party on terms more favorable to Horizon’s stockholders, upon the payment to Cal Dive of a termination fee equal to 1.5% of the merger consideration ($9.4 million); and

•	the review and analysis of each of Horizon’s and Cal Dive’s business, financial condition, earnings, risks and prospects.

In reaching its determination, the Horizon board of directors also considered and evaluated, among other things: (i) other strategic alternatives that may have been available to Horizon, including the successful execution of its current business plan; (ii) the other terms of the merger agreement, including the ability to pursue superior alternative transaction proposals that may be identified following the 45-day “go-shop” period; (iii) the tax consequences of the merger for Horizon’s stockholders; and (iv) the right of Horizon’s stockholders to dissent under the merger agreement.

The Horizon board of directors also considered a variety of risks and other potentially negative factors concerning the combination, including the following:

•	the risk that the anticipated cost efficiencies and potential synergies will not be achieved in the expected time frame or at all;

•	the problems inherent in combining the operations of two large companies, including the possibility that management may be distracted from regular business concerns by the need to integrate operations, unforeseen difficulties in integrating operations and systems, problems assimilating and retaining employees and potential adverse short-term effects on operating results of the combined company;

•	the timing of receipt and the terms of approvals and actions from relevant governmental and regulatory authorities, including the possibility of delay in obtaining satisfactory approvals or the imposition of unfavorable terms, conditions or concessions on the approvals;

•	Cal Dive will continue to be controlled by Helix and subject to the risks arising as a result set forth under “Risk Factors — Risks Relating to Cal Dive”; and

•	the interests that certain Horizon executive officers and directors may have with respect to the merger in addition to their interests as Horizon stockholders.

The Horizon board of directors believed that, overall, the potential benefits of the combination to Horizon and Horizon’s stockholders outweighed these risks and negative factors.

This discussion of the information and factors considered by the Horizon board of directors is not intended to be exhaustive but addresses the major information and factors considered by the Horizon board of directors in its consideration of the merger. In reaching its conclusion, the Horizon board of directors did not find it practical to assign, and did not assign, any relative or specific weight to the different factors that were considered and individual members of the Horizon board of directors may have given different weight to different factors.

Recommendation of the Horizon Board of Directors

After careful consideration of the matters discussed above, the Horizon board of directors concluded that the proposed merger is in the best interest of the stockholders of Horizon.

FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF HORIZON HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AS BEING IN THE BEST INTERESTS OF HORIZON AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HORIZON’S STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

Opinion of Lehman Brothers Inc. — Financial Advisor to Horizon

Horizon engaged Lehman Brothers to act as its financial advisor in connection with the merger. Lehman Brothers rendered its oral opinion to Horizon’s board of directors, which was subsequently confirmed in writing, on June 11, 2007, that, as of the date of the opinion and based upon and subject to certain matters and qualifications stated in the opinion letter, from a financial point of view, the consideration to be offered to the stockholders is fair to such stockholders.

The full text of Lehman Brothers’ opinion dated June 11, 2007, is included as Annex B to this information statement/proxy statement/prospectus and is incorporated herein by reference. Holders of Horizon’s common stock should read Lehman Brothers’ opinion letter in its entirety for a discussion of the procedures followed, factors considered, assumptions made and qualifications and limitations of the review undertaken by Lehman Brothers in connection with its opinion. This summary of the Lehman Brothers opinion is qualified in its entirety by reference to the full text of the opinion.

Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the board of directors of Horizon in connection with its consideration of the proposed transaction. Lehman Brothers’ opinion was limited solely to the fairness of the merger consideration. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any stockholder as to how that stockholder should vote or act with respect to the proposed merger or any other matter described in this information statement/proxy statement/prospectus. Lehman Brothers was not requested to consider, and its opinion does not address, the relative merits of the merger compared to any alternative business strategies that might exist for Horizon or the effect of any other transaction in which Horizon might engage.

In arriving at its opinion, Lehman Brothers reviewed, among other things:

•	the merger agreement and the specific terms of the merger;

•	such publicly available information concerning Horizon and Cal Dive that Lehman Brothers believed to be relevant to its analysis, including, without limitation, the Annual Reports on Form 10-K for the year ended December 31, 2006 and the Quarterly Reports on Form 10-Q for the quarter ended March 31, 2007 for each of Horizon and Cal Dive;

•	financial and operating information with respect to the business, operations and prospects of Horizon furnished to us by Horizon, including financial projections of Horizon prepared by management of Horizon;

•	financial and operating information with respect to the business, operations and prospects of Cal Dive furnished to us by Cal Dive, including financial projections of Cal Dive prepared by the management of Cal Dive;

•	the trading histories of Horizon common stock from June 9, 2006 to June 8, 2007 and Cal Dive common stock from December 13, 2006 (the date of Cal Dive’s initial public offering) to June 8, 2007, and a comparison of those trading histories with each other and with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the historical financial results and present financial condition of Horizon and Cal Dive with each other and with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant;

•	the potential pro forma impacts of the merger on the current and future financial performance of the combined company; including the amounts and timing of the cost savings and operating synergies expected to result from the Proposed Transaction;

•	published estimates by independent equity research analysts with respect to the future financial performance of Horizon and Cal Dive; and

•	the relative contributions of Horizon and Cal Dive to the current and future financial performance of the combined company on a pro forma basis.

In addition, Lehman Brothers had discussions with the managements of Horizon and Cal Dive concerning their respective businesses, operations, assets, and financial conditions, and undertook such other studies, analyses and investigations that Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of the managements of Horizon and Cal Dive that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Horizon and Cal Dive, upon advice of Horizon and Cal Dive, respectively, Lehman Brothers assumed that such projections had been reasonably prepared on a basis reflecting the then best currently available estimates and judgments of the managements of Horizon and Cal Dive as to the future financial performance of Horizon and Cal Dive, respectively, and that each of Horizon and Cal Dive would perform substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Horizon or Cal Dive and did not make or obtain from third parties any evaluations or appraisals of the assets or liabilities of Horizon or Cal Dive. Lehman Brothers’ opinion necessarily is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion letter.

In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Horizon or Cal Dive, but rather made its determination as to the fairness to Horizon’s stockholders, from a financial point of view, of the consideration to be paid for Horizon in the merger on the basis of the financial, comparative and other analyses described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial, comparative and other analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Horizon or Cal Dive. Any estimates contained in the analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth in the analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses could actually be sold.

The following is a summary of the material financial analyses prepared and used by Lehman Brothers in connection with rendering its opinion to the board of directors of Horizon. Some of the summaries of the financial, comparative and other analyses include information presented in tabular format. In order to fully understand the methodologies used by Lehman Brothers and the results of its financial, comparative and other analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial, comparative and other analyses. Accordingly, the information presented in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying Lehman Brothers’ opinion.

Valuation Analysis Used to Compare to Merger Consideration

Lehman Brothers prepared separate valuations of Horizon and Cal Dive before considering the pro forma impact of the expected synergies resulting from the merger. In determining valuation, Lehman Brothers used the following methodologies for Horizon: (i) comparable company analysis; (ii) comparable transactions analysis; (iii) discounted cash flow analysis; (iv) premium analysis; and (v) research price target analysis. In determining valuation for Cal Dive, Lehman Brothers used the following methodologies: (i) comparable company analysis; (ii) comparable transactions analysis; (iii) discounted cash flow analysis; and (iv) research price target analysis. Each of these methodologies was used to generate a reference enterprise value range for each of Horizon and Cal Dive. The enterprise value range for each company was adjusted for appropriate on- and off-balance sheet assets and liabilities to arrive at a common equity value range (in aggregate dollars) for each company. The equity value range was divided by fully diluted shares outstanding, which is comprised of primary shares and the dilutive effect of outstanding options and restricted units, to derive an equity value range per share. The per share equity value ranges for Horizon are then compared to the merger consideration. Lehman Brothers also analyzed the implied Horizon valuation per share based on the implied Cal Dive valuation that Horizon stockholders would receive after taking into account the merger consideration. The per share equity value ranges derived for Horizon using the various valuation methodologies listed above supported the conclusion that the merger consideration was fair to Horizon’s stockholders from a financial point of view.

The various valuation methodologies noted above and the implied equity value per share ranges are included in the following table. This table should be read together with the more detailed descriptions set forth below. In particular, in applying the various valuation methodologies to the particular businesses, operations and prospects of Horizon and Cal Dive, and the particular circumstances of the merger, Lehman Brothers made qualitative judgments as to the significance and relevance of each analysis. In addition, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Horizon or Cal Dive. Accordingly, the methodologies and the implied equity value per share ranges derived from these methodologies set forth in the table must be considered as a whole and in the context of the narrative description of the financial analyses, including the assumptions underlying these analyses. Considering the equity value per share ranges set forth in the table without considering the full narrative description of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the process underlying, and conclusions represented by, Lehman Brothers’ opinion.

Summary of Horizon Offshore Valuation Analysis

	Summary Description of	Implied Equity
Valuation Methodology	Valuation Methodology	Value per Share

Comparable Company Analysis	Market valuation benchmark based on trading multiples of selected comparable companies for selected financial and asset-based measures	$13.00 - $22.50
Comparable Transactions Analysis	Market valuation benchmark based on consideration paid in selected comparable transactions	$13.86 - $22.27
Discounted Cash Flow Analysis	Net present valuation of management projections of after-tax cash flows assuming selected discount rates and terminal value multiples
	— Case I: Growth Case	$20.40 - $26.87
	— Case II: Base Case	$14.56 - $18.48
	— Case III: Downside Case	$10.62 - $13.48
Premium Analysis	Market valuation based on comparable corporate transactions to calculate the premiums paid by the acquirers to the acquired company’s stockholders	$18.59 - $21.97
Research Price Target Analysis	Market valuation based on equity research analysts’ current price targets	$14.25 - $23.00
Nominal Merger Consideration to be Paid by Cal Dive in the Merger (Based on Cal Dive Stock Price as of June 8, 2007)		$19.23

Summary of Cal Dive International Valuation Analysis

	Summary Description of	Implied Equity
Valuation Methodology	Valuation Methodology	Value per Share

Comparable Company Analysis	Market valuation benchmark based on trading multiples of selected comparable companies for selected financial and asset-based measures	$11.50 - $20.50
Comparable Transactions Analysis	Market valuation benchmark based on consideration paid in selected comparable transactions	$ 9.92 - $15.80
Discounted Cash Flow Analysis	Net present valuation of management projections of after-tax cash flows assuming selected discount rates and terminal value multiples
	— Case I: Growth Case	$17.12 - $23.39
	— Case II: Base Case	$13.62 - $17.86
	— Case III: Downside Case	$ 9.00 - $11.98
Research Price Target Analysis	Market valuation based on equity research analysts’ current price targets	$15.00 - $18.00
Cal Dive Stock Price as of June 8, 2007		$15.96

Comparable Company Analysis

With respect to Horizon, Lehman Brothers reviewed the public stock market trading multiples for the following oil field service companies:

•	Cal Dive International

•	Global Industries

•	Superior Offshore International

•	Helix Energy Solutions

•	McDermott International

•	Acergy

•	Subsea 7

Using publicly available information, Lehman Brothers calculated and analyzed equity and capitalization multiples of certain projected financial criteria (such as cash flow from operations, referred to as CFPS, earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, and earnings per share, referred to as EPS). The adjusted capitalization of each company was obtained by adding its outstanding debt to the sum of the market value of its common equity, the value of its preferred stock (market value if publicly traded, liquidation value if not) and the book value of any minority interest minus its cash balance. The projected 2007 and projected 2008 CFPS multiple ranges were determined to be 5.0x to 10.0x and 4.0x to 9.0x, respectively. The projected 2007 and projected 2008 EBITDA multiple ranges were determined to be 5.0x to 7.5x and 4.0x to 6.5x, respectively. For EPS, the appropriate multiple ranges were determined to be 10.0x to 15.0x and 8.0x to 13.0x for projected 2007 and projected 2008, respectively.

The comparable companies methodology yielded valuations for Horizon that imply a per share equity value range of $13.00 to $22.50.

With respect to Cal Dive, Lehman Brothers reviewed the public stock market trading multiples for the following oil field service companies:

•	Horizon Offshore

•	Global Industries

•	Superior Offshore International

•	Helix Energy Solutions

•	McDermott International

•	Acergy

•	Subsea 7

Using publicly available information and certain published equity research estimates, Lehman Brothers calculated and analyzed the common equity market value multiples of certain projected financial criteria (such as EPS and CFPS) and the adjusted capitalization multiples of certain projected financial criteria (such as EBITDA). The projected 2007 and projected 2008 EPS multiple ranges were determined to be 10.0x to 15.0x and 8.0x to 13.0x, respectively. The projected 2007 and projected 2008 CFPS multiple ranges were determined to be 5.0x to 10.0x and 4.0x to 9.0x, respectively. The projected 2007 and projected 2008 EBITDA multiple ranges were determined to be 5.0x to 7.5x and 4.0x to 6.5x, respectively.

The comparable companies methodology yielded valuations for Cal Dive that imply a per share equity value range of $11.50 to $20.50.

Because of the inherent differences between the corporate structure, businesses, operations and prospects of Horizon and Cal Dive and the corporate structure, businesses, operations and prospects of the companies included in the comparable company groups, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of Horizon and Cal Dive and companies in the comparable company groups that would affect the public trading values of Horizon and Cal Dive and such comparable companies.

Comparable Transactions Analysis

Lehman Brothers conducted a comparable transactions analysis to assess how similar transactions were valued. In the case of Horizon and Cal Dive, Lehman Brothers reviewed certain publicly available information on selected oil field service transactions it deemed comparable to Horizon and Cal Dive. In selecting the comparable transactions, Lehman Brothers selected certain oil field service transactions which were announced from January 1999 to June 2007, including:

•	McDermott International / Secunda International Ltd.

•	Helix Energy Solutions / Acergy

•	SEACOR Holdings / Seabulk Holdings

•	Oceaneering International / Subsea 7

•	Helix Energy Solutions / Canyon Offshore

•	Global Industries / Suez

•	McDermott International / J. Ray McDermott

For the transactions analysis, relevant transaction multiples were analyzed including the total purchase price (equity purchase price plus assumed obligations) divided by the latest twelve months, referred to as LTM, EBITDA and the total purchase price (equity purchase price plus assumed obligations) divided by the projected next twelve months, referred to as Forward, EBITDA. The appropriate LTM EBITDA multiple range was determined to be 4.0x to 8.0x and the projected 2007 Forward EBITDA multiple range was determined to be 4.5x to 5.5x.

The comparable transactions methodology yielded valuations for Horizon that imply a per share equity value range of $13.86 to $22.27. The comparable transactions methodology yielded valuations for Cal Dive that imply a per share equity value range of $9.92 to $15.80.

Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of Horizon and Cal Dive and the acquired businesses analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the merger that would affect the acquisition values of Horizon and Cal Dive and such acquired companies.

Discounted Cash Flow Analysis

Lehman Brothers prepared an after-tax cash flow model for the period from January 1, 2007 through December 31, 2011 for both Horizon and Cal Dive utilizing information and projections provided by both companies. With respect to the Horizon and Cal Dive discounted cash flow analyses, Lehman Brothers used discount rates of 10% to 13% and terminal EBITDA multiples of 5.0x to 7.0x. The discount rates used were based on Lehman Brothers’ review of the financial terms of similar transactions in the sector of oil field service companies. The terminal value multiples were selected based on the trading multiples of similar publicly traded companies and the multiples of recently completed or proposed acquisitions of similar companies. Lehman Brothers ran three discounted cash flow cases, including a growth case, a base case and a downside case. Projections for each case were prepared by Horizon and Cal Dive management.

The discounted cash flow methodology yielded valuations for Horizon that imply a per share equity value range of $20.40 to $26.87 in the growth case, $14.56 to $18.48 in the base case and $10.62 to $13.48 in the downside case. The discounted cash flow methodology yielded valuations for Cal Dive that imply a per share equity value range of $17.12 to $23.39 in the growth case, $13.62 to $17.86 in the base case and $9.00 to $11.98 in the downside case.

Premium Analysis

Lehman Brothers reviewed certain publicly available information related to selected corporate transactions to calculate the amount of the premiums paid by the acquirers to the acquired company’s stockholders. Lehman Brothers analyzed the following precedent transactions that were announced from January 1996 to June 2007:

•	Hercules Offshore / TODCO

•	Tenaris / Hydril

•	Universal / Hanover

•	Superior Energy / Warrior Energy

•	IPSCO / NS Group

•	CGG / Veritas

•	Tenaris / Maverick Tube

•	SEACOR Holdings / Seabulk Holdings

•	National Oilwell / Varco

•	BJ Services / OSCA

•	Technip / Coflexip

•	Key Energy / Dawson Production

•	Baker Hughes / Western Atlas

•	EVI / Weatherford Enterra

•	Halliburton / Dresser

•	Camco / Production Operators

•	Baker Hughes / Petrolite

•	BJ Services / Nowsco Well Service

For each of the precedent transactions analyzed, Lehman Brothers calculated the premiums paid by the acquirer by comparing the per share purchase price in each transaction to the historical stock price of the acquired company as of 1-day, 5-days, and 20-days prior to the announcement date, as well as based upon the 52-week high prior to the announcement date. Lehman Brothers compared the premiums paid in the precedent transactions to the premium level implied by merger consideration to be paid for Horizon in the merger based on closing prices as of June 8, 2007. The table below sets forth the summary results of the analysis:

	Percentage Premium/(Discount) to the Price
	Prior to Transaction Announcement
	1-Day	5-Days	20-Days	52-Week High

Selected Transactions:
Median	27.2%	28.0%	31.4%	5.2%
Mean	28.1%	29.6%	31.8%	1.8%
Max	83.6%	58.4%	81.1%	31.7%
Min	2.4%	5.6%	(4.4)%	(41.7)%
Implied Premium based on Horizon’s closing stock price as of June 8, 2007	13.8%	11.9%	22.6%	(21.5)%

Research Analyst Target Analysis

Lehman Brothers took into consideration price targets from the Wall Street equity research analysts that cover Horizon and Cal Dive. As of June 8, 2007, Horizon had six analysts that covered the company. Five of these analysts had a “Buy” rating on Horizon and one analyst had a “Hold” rating on Horizon. The average target price for Horizon was $18.88. The price targets for Horizon ranged from $14.25 per share to $23.00 per share. As of June 8, 2007, Cal Dive had five analysts that covered the company. Four of these analysts had a “Buy” rating on Cal Dive and one analyst had no rating on Cal Dive. The average target price for Cal Dive was $17.00. The price targets for Cal Dive ranged from $15.00 per share to $18.00 per share.

Historical Common Stock Trading Analysis

Lehman Brothers reviewed the daily historical closing prices of Horizon common stock and Cal Dive common stock for the period from December 14, 2006 (the date of Cal Dive’s initial public offering) to June 8, 2007. Lehman Brothers analyzed the ratio of the closing share price for Horizon to the closing share price of Cal Dive on the same day over the period. Lehman Brothers noted that the implied ratio has generally trended downward over that time. The implied ratio based on each company’s 52-week high was equal to 1.488x. The implied ratio based on Horizon’s high closing price since Cal Dive’s IPO was equal to 1.061x. The implied ratio as of June 8, 2007, was equal to 1.059x, with the implied ratio based on closing stock prices of each company for the period five days and 20 days prior to June 8, 2007, was 1.056x and 1.064x, respectively. The implied ratio based on each company’s 10-days, 20-days and 30-days average closing stock prices prior to June 8, 2007 was 1.072x, 1.071x and 1.076x, respectively. The implied ratio based on the merger consideration and Cal Dive’s closing stock price as of June 8, 2007 was 1.205x.

Contribution Analysis

Lehman Brothers analyzed the relative income statement contribution of Horizon and Cal Dive to the combined company based on 2007 and 2008 financial data as projected by publicly available research. The contribution analysis treats all cash flow and earnings the same regardless of capitalization, expected growth rates, upside potential or risk profile. In its analysis, Lehman Brothers did not adjust for the expected synergies. Using Wall Street equity research, this analysis indicated that Horizon would contribute approximately 43% and 42% to 2007 and 2008 projected revenues, respectively. Horizon would contribute 26% and 28% of the combined company’s net income, 28% and 29% of the combined company’s earnings before interest and taxes, 29% and 30% of the combined company’s EBITDA and 33% and 33% of the combined company’s CFPS for projected 2007 and 2008, respectively.

Lehman Brothers also analyzed the relative contribution of Horizon and Cal Dive to the combined company based on the projected enterprise value as of June 8, 2007, and the merger consideration of each company as of June 8, 2007. This analysis indicated that Horizon will contribute 30% and 32% of the combined company’s enterprise value and of the merger consideration, respectively.

Pro Forma Merger Consequences Analysis

Lehman Brothers analyzed the pro forma impact of the merger on the combined company’s projected earnings and CFPS. In the pro forma merger consequences, Lehman Brothers prepared a pro forma merger model which incorporated the financial projections prepared by management of Horizon and Cal Dive for the years 2007 through 2008, as well as the synergies expected to result from the merger. Lehman Brothers also analyzed the financial projections for 2007 and 2008 based on Wall Street equity research as well as the synergies expected to result from the merger. Lehman Brothers then compared the earnings and CFPS of Cal Dive on a standalone basis to the earnings and CFPS in the pro forma combined company. Lehman Brothers noted that the merger is accretive to the combined company’s pro forma earnings and CFPS in 2007 and 2008 based on both managements’ and Wall Street’s estimates.

Miscellaneous

Lehman Brothers is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Horizon board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with Horizon and because its investment banking professionals have substantial experience in transactions comparable to the merger.

Lehman Brothers has previously rendered certain financial advisory and investment banking services to Horizon, for which it has received customary compensation. Pursuant to the terms of an engagement letter agreement between Lehman Brothers and Horizon, Horizon has agreed to pay Lehman Brothers customary fees for its financial advisory services in connection with the merger. In addition, Horizon has agreed to reimburse Lehman Brothers for its reasonable expenses incurred in connection with its engagement, and to indemnify Lehman Brothers and certain related persons against certain liabilities in connection with its engagement, including certain liabilities which may arise under federal securities laws.

In the ordinary course of its business, Lehman Brothers actively trades in the debt and equity securities of Horizon and Cal Dive for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Cal Dive’s Reasons for the Merger

Following a review and discussion of all relevant information regarding the merger and the issuance of Cal Dive common stock in the merger, the Board of Directors of Cal Dive has determined that the merger is beneficial to Cal Dive and its stockholders for the following reasons:

•	The combination of Cal Dive’s diving assets with Horizon’s derrick barges and complementary pipelay and pipe burial assets creates a company with a full spectrum of offshore construction services.

•	The merger with Horizon provides Cal Dive with an immediate presence in attractive offshore regions outside the U.S. Gulf of Mexico and an enhanced ability to leverage the combined company’s assets in new geographic regions.

•	The merger achieves fleet expansion and diversity for Cal Dive more cost effectively and in a more timely fashion than could be achieved through new construction.

•	The increased operating capabilities provide Cal Dive with the ability to generate significant new business opportunities and the potential for additional synergies through cost savings.

•	The merger is expected to be accretive to Cal Dive for 2008 earnings per share.

•	The balanced cash and equity consideration provides Cal Dive with benefits to its projected earnings per share as well as maintaining conservative capitalization and majority ownership by Helix.

•	The combined company after the merger is expected to generate significant free cash flow, allowing for debt reduction and the pursuit of strategic initiatives.

Opinion of Banc of America Securities LLC — Financial Advisor to Cal Dive

Cal Dive retained Banc of America Securities as its financial advisor in connection with the merger. Banc of America Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Cal Dive selected Banc of America Securities to act as its financial advisor in connection with the merger on the basis of Banc of America Securities’ experience in transactions similar to the merger, its reputation in the energy services sector and investment community and its familiarity with Cal Dive and its business.

On June 11, 2007, at a meeting of Cal Dive’s board of directors held to evaluate the merger, Banc of America Securities delivered to Cal Dive’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated June 11, 2007, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the opinion, the merger consideration to be paid by Cal Dive pursuant to the merger agreement was fair, from a financial point of view, to Cal Dive.

The full text of Banc of America Securities’ written opinion to Cal Dive’s board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this document and is incorporated by reference in its entirety into this document. Cal Dive shareholders are encouraged to read the opinion carefully in its entirety. The following summary of Banc of America Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. Banc of America Securities delivered its opinion to Cal Dive’s board of directors for the benefit and use of Cal Dive’s board of directors in connection with and for purposes of its evaluation of the merger consideration to be paid by Cal Dive pursuant to the merger agreement. Banc of America Securities’ opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote at the special meeting.

In connection with rendering its opinion, Banc of America Securities:

•	reviewed certain publicly available business and financial information of Cal Dive and Horizon, respectively;

•	reviewed certain internal financial statements and other financial, business and operating information and data concerning Cal Dive and Horizon, respectively;

•	reviewed certain financial forecasts relating to Cal Dive prepared by the management of Cal Dive;

•	reviewed certain financial forecasts relating to Horizon prepared by the management of Horizon and an alternative version of the Horizon forecasts incorporating adjustments thereto made by the management of Cal Dive;

•	reviewed and discussed with senior executives of Cal Dive information relating to certain cost savings and strategic and operational benefits anticipated by the management of Cal Dive to result from the merger;

•	discussed the past and current operations, financial condition and prospects of Horizon with senior executives of Cal Dive and Horizon, and discussed the past and current operations, financial condition and prospects of Cal Dive with senior executives of Cal Dive;

•	reviewed the potential pro forma financial impact of the merger on the future financial performance of Cal Dive, including the potential effect on Cal Dive’s estimated earnings per share;

•	reviewed the relative financial contributions of Cal Dive and Horizon to the future financial performance of the combined company on a pro forma basis following consummation of the merger;

•	reviewed the reported prices and trading activity for Cal Dive common stock and Horizon common stock;

•	compared the financial performance of Cal Dive and Horizon and the prices and trading activity of Cal Dive common stock and Horizon common stock with each other and with that of certain other publicly traded companies that Banc of America Securities deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of certain other acquisition transactions that Banc of America Securities deemed relevant;

•	participated in discussions and negotiations among representatives of Cal Dive, Horizon and their respective advisors;

•	reviewed the merger agreement; and

•	performed such other analyses and considered such other factors as Banc of America Securities deemed appropriate.

In arriving at its opinion, Banc of America Securities assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information reviewed by it. Banc of America Securities also assumed, upon Horizon’s advice, that the financial forecasts relating to Horizon provided to or discussed with Banc of America Securities by Horizon’s management were reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of the management of Horizon as to the future financial performance of Horizon. Banc of America Securities further assumed, at the direction of Cal Dive, that the forecasts relating to Cal Dive, Horizon and the cost savings and strategic, financial and operational benefits anticipated by Cal Dive’s management to result from the merger were reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of the management of Cal Dive as to the future financial performance of Horizon, Cal Dive and the other matters covered thereby. In addition, Banc of America Securities assumed, with Cal Dive’s consent, that the merger will be consummated as provided in the merger agreement, with full satisfaction of all covenants and conditions set forth therein and without any waivers, and that all third party consents, approvals and agreements necessary for the consummation of the merger will be obtained without any adverse effect on Cal Dive, Horizon or the contemplated benefits of the merger to Cal Dive.

Banc of America Securities did not make any independent valuation or appraisal of Cal Dive or Horizon, and Banc of America Securities was not furnished with any such valuations or appraisals. Banc of America Securities expressed no view or opinion as to any terms or aspects of the merger other than the merger consideration to the extent expressly set forth herein (including, without limitation, the form or structure of the merger). In addition, Banc of America Securities expressed no view or opinion as to the relative merits of the merger in comparison to other transactions available to Cal Dive or in which Cal Dive might engage or as to whether any transaction might be more favorable to Cal Dive as an alternative to the merger, nor did Banc of America Securities express any opinion as to the underlying business decision of the board of directors of Cal Dive to proceed with or effect the merger. Banc of America Securities expressed no opinion as to what the value of Cal Dive common stock actually would be when issued pursuant to the merger or the prices at which

Cal Dive common stock or Horizon common stock would trade at any time. Except as described above, Cal Dive imposed no limitations on the investigations made or procedures followed by Banc of America Securities in rendering its opinion.

Banc of America Securities’ opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Banc of America Securities as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Banc of America Securities did not assume any obligation to update, revise or reaffirm its opinion.

The following represents a summary of the material financial analyses presented by Banc of America Securities to Cal Dive’s board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Banc of America Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Banc of America Securities. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities. For purposes of the analyses summarized below, the implied blended value per share of the merger consideration was calculated based on Cal Dive’s closing share price on June 8, 2007 of $15.96. Banc of America Securities multiplied this price by the exchange ratio in the merger of 0.625, and added the resulting product ($9.98) to the cash consideration in the merger of $9.25 to arrive at an implied blended value for the merger consideration of $19.23 per Horizon share.

Horizon Financial Analyses

Analysis of Selected Publicly Traded Companies.  Banc of America Securities reviewed publicly available financial and stock market information for the following six selected marine construction companies:

•	Acergy S.A.;

•	Global Industries, Ltd.;

•	McDermott International, Inc.;

•	Oceaneering International, Inc.;

•	Superior Offshore International, Inc.; and

•	TETRA Technologies, Inc.

Using publicly available information, Banc of America Securities reviewed, among other things, the following multiple ratios: (i) enterprise value per share to estimated 2007 earnings before interest, taxes, depreciation and amortization (commonly referred to as EBITDA), (ii) enterprise value per share to estimated 2008 EBITDA, (iii) trading price per share on June 8, 2007 to estimated 2007 earnings per share (commonly referred to as EPS) and (iv) trading price per share on June 8, 2007 to estimated 2008 EPS. Banc of America Securities then applied a range of selected multiples derived from the selected companies to corresponding data for Horizon. Projected EBITDA and EPS were based on First Call consensus estimates. Estimated financial data for Horizon were based on estimates prepared by the management of Horizon, as adjusted by the management of Cal Dive. This analysis indicated the following implied per share equity reference ranges for Horizon, as compared to the implied blended per share value of the merger consideration:

				Implied Blended per
				Share Value of
Implied per Share Equity Reference Ranges for Horizon Based on:				Merger
2007E EBITDA	2008E EBITDA	2007E EPS	2008E EPS	Consideration

$16.50 - $22.25	$15.75 - $22.50	$14.00 - $22.50	$15.25 - $24.00	$19.23

No company or business used in this analysis is identical to Horizon or its business. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments to which Horizon was compared.

Analysis of Selected Precedent Transactions. Banc of America Securities reviewed financial information relating to the following selected transactions in the offshore drilling, marine transportation and marine construction industries:

Announcement Date	Acquiror	Target

3/19/07	Hercules Offshore, Inc.	TODCO
2/20/06	SeaDrill Limited	Smedvig asa
3/16/05	SEACOR Holdings Inc.	Seabulk International, Inc.
5/15/02	ENSCO International Incorporated	Chiles Offshore Inc.
5/8/02	Saipem SPA	Bouygues Construction SA
9/4/01	Santa Fe International Inc	Global Marine Inc.
7/3/01	Technip	Coflexip Stena Offshore Group S.A.
5/24/01	Pride International, Inc.	Marine Drilling Companies, Inc.
8/21/00	Transocean Sedco Forex Inc	R&B Falcon Corporation
7/12/99	Transocean Offshore Inc	Sedco Forex, Inc.
8/10/98	R&B Falcon Corporation	Cliffs Drilling Company
7/10/97	Falcon Drilling Company, Inc.	Reading & Bates Corporation

Using publicly available information, Banc of America Securities calculated equity values as a multiple of latest 12 months’ EBITDA. Banc of America Securities normalized these multiples by dividing them by the ratio of historical multiples of selected publicly traded companies prevailing at the time of the relevant transaction to current multiples of selected publicly traded companies. Banc of America Securities then applied a range of selected latest 12 months’ EBITDA multiples derived from the selected transactions to corresponding data for Horizon. Estimated financial data for the selected transactions were based on public filings and other publicly available information. Estimated financial data for Horizon were based on estimates prepared by the management of Horizon, as adjusted by the management of Cal Dive. The analysis indicated the following per share reference range for the value of the Horizon shares, as compared to the implied blended per share value of the merger consideration:

Implied per Share Equity Reference
Range for Horizon Based on LTM	Implied Blended per Share Value of
EBITDA	Merger Consideration

$19.00 - $26.25	$19.23

No company, transaction or business used in this analysis is identical to Horizon or the merger. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Horizon and the merger were compared.

Discounted Cash Flow Analysis.  Banc of America Securities performed a discounted cash flow analysis in which it calculated the estimated present value of the projected unlevered free cash flows that Horizon was expected to generate during the second half of 2007 through 2011 and the terminal value of Horizon at the end of such period. The terminal value range for Horizon was calculated based on Horizon’s 2011 estimated EBITDA and terminal value multiples ranging from 6.0x to 8.0x. Cash flows and terminal values were discounted to present value using discount rates ranging from 14.0% to 16.0%. Estimated financial data for Horizon were based on estimates prepared by the management of Horizon, as adjusted by the management of Cal Dive. This analysis indicated the following implied per share equity reference range for Horizon, as compared to the implied blended per share value of the merger consideration:

Implied per Share Equity Reference	Implied Blended per Share Value of
Range for Horizon	Merger Consideration

$18.25 - $23.75	$19.23

Premiums Paid Analysis.  Banc of America Securities reviewed the premiums paid in 13 selected oilfield services transactions announced since January 1, 2000 and involving transaction values between $500 million and $3 billion, including six all cash transactions, three all stock transactions and four transactions utilizing mixed consideration. Banc of America Securities reviewed the purchase prices paid in the selected transactions (analyzing all selected transactions (including stock-only, cash/stock and cash-only transactions) and cash-only transactions separately) relative to the target companies’ closing stock prices one day, and the average of the target companies’ closing stock prices for the one week and four weeks, prior to public announcement of the transaction. Banc of America Securities then applied the mean and median premiums implied over these periods derived from each type of selected transaction to the closing price of Horizon common stock one day, and the average of the closing prices of Horizon common stock for the one week and four weeks, prior to June 8, 2007 to obtain a range of implied per share values for Horizon common stock. This analysis yielded the following mean and median premiums in the selected transactions, and the implied per share values for Horizon common stock, as compared to the implied per share value for the merger consideration of $19.23:

All Transactions

				Implied per Share
				Value of Horizon
		Premium		Common Stock
Period Prior to Announcement	Horizon Share Price	Mean	Median	Mean	Median

One Day	$16.90	22.8%	18.8%	$20.75	$20.08
One Week	$16.94	23.5%	24.6%	$20.92	$21.11
Four Weeks	$15.69	30.4%	29.0%	$20.45	$20.23

Cash Only Transactions

				Implied per Share
				Value of Horizon
		Premium		Common Stock
Period Prior to Announcement	Horizon Share Price	Mean	Median	Mean	Median

One Day	$16.90	24.7%	26.7%	$21.07	$21.41
One Week	$16.94	26.7%	28.2%	$21.46	$21.71
Four Weeks	$15.69	31.6%	38.9%	$20.66	$21.79

No company, transaction or business used in this analysis is identical to Horizon or the merger. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Horizon and the merger were compared.

Cal Dive Financial Analyses

Analysis of Selected Publicly Traded Companies.  Banc of America Securities reviewed publicly available financial and stock market information for the following six selected marine construction companies:

•	Acergy S.A.;

•	Global Industries, Ltd.;

•	McDermott International, Inc.;

•	Oceaneering International, Inc.;

•	Superior Offshore International, Inc.; and

•	TETRA Technologies, Inc.

Using publicly available information, Banc of America Securities reviewed, among other things, the following multiple ratios: (i) enterprise value per share to estimated 2007 EBITDA, (ii) enterprise value per share to estimated 2008 EBITDA, (iii) trading price per share on June 8, 2007 to estimated 2007 EPS and (iv) trading price per share on June 8, 2007 to estimated 2008 EPS. Banc of America Securities then applied a range of selected multiples derived from the selected companies to corresponding data for Cal Dive. Projected EBITDA and EPS were based on First Call consensus estimates. Estimated financial data for Cal Dive were based on internal estimates prepared by the management of Cal Dive. This analysis indicated the following implied per share equity reference ranges for Cal Dive, as compared to the $15.96 closing price per share of Cal Dive common stock on June 8, 2007:

Implied per Share Equity Reference Range for Cal Dive Based on:
2007E EBITDA	2008E EBITDA	2007E EPS	2008E EPS

$15.75 - $21.50	$14.00-$20.50	$15.00-$24.25	$15.00-$23.50

No company or business used in this analysis is identical to Cal Dive or its business. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments to which Cal Dive was compared.

Discounted Cash Flow Analysis.  Banc of America Securities performed a discounted cash flow analysis in which it calculated the estimated present value of the projected unlevered free cash flows that Cal Dive was expected to generate during the second half of 2007 through 2011 and the terminal value of Cal Dive at the end of such period. The terminal value range for Cal Dive was calculated based on Cal Dive’s 2011 estimated EBITDA and terminal value multiples ranging from 6.0x to 8.0x. Cash flows and terminal values were discounted to present value using discount rates ranging from 12.5% to 14.5%. Estimated financial data for Cal Dive were based on internal estimates prepared by the management of Cal Dive. This analysis indicated the following implied per share equity reference range for Cal Dive, as compared to the $15.96 closing price per share of Cal Dive common stock on June 8, 2007:

Implied per Share Equity Reference	Closing Price of Cal Dive Common
Range for Horizon	Stock on June 8, 2007

$14.75 - $20.25	$15.96

Pro Forma Merger Accretion/Dilution Analysis

Banc of America Securities analyzed the potential pro forma effect of the merger on Cal Dive’s estimated 2007 and 2008 EPS based on financial forecasts and estimates prepared by the management of Cal Dive after giving effect to cost savings and strategic, financial and operational benefits anticipated by Cal Dive’s management to result from the merger. Based on the implied per share value of the merger consideration, this analysis indicated that the merger could be accretive to Cal Dive’s estimated 2007 and 2008 EPS. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Other Factors

In rendering its opinion, Banc of America Securities also reviewed and considered other factors, including:

•	historical trading prices and trading volumes of (i) Horizon’s shares since June 2006, when Horizon completed its financial reorganization and resumed trading on Nasdaq, and (ii) Cal Dive’s shares since Cal Dive’s initial public offering on December 14, 2006;

•	the historical ratio of Horizon’s closing share price to Cal Dive’s closing share price since Cal Dive’s initial public offering on December 14, 2006;

•	the relative value of Horizon shares and Cal Dive shares using the reference ranges of implied values obtained under the selected publicly traded companies, selected precedent transactions and discounted cash flow analyses described above;

•	the relative contributions of Horizon and Cal Dive to the EBITDA, net income, cash flow, equity value and firm value of the combined company; and

•	publicly available research analysts’ reports for Horizon and Cal Dive, including revenue, EBITDA, EPS and cash flow per share estimates reflected in those reports.

Miscellaneous

As noted above, the discussion set forth above is merely a summary of the material financial analyses performed by Banc of America Securities and is not a comprehensive description of all analyses undertaken by Banc of America Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses and the summary above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Banc of America Securities’ analyses and opinion. Banc of America Securities did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

In performing its analyses, Banc of America Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Cal Dive and Horizon. The estimates of the future performance of Cal Dive and Horizon provided by the managements of Cal Dive and Horizon in or underlying Banc of America Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Banc of America Securities’ analyses. These analyses were prepared solely as part of Banc of America Securities’ analysis of the financial fairness of the merger consideration to be paid by Cal Dive pursuant to the merger agreement and were provided to Cal Dive’s board of directors in connection with the delivery of Banc of America Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Banc of America Securities’ view of the actual value of Cal Dive or Horizon.

The type and amount of consideration payable in the merger were determined through negotiations between Cal Dive and Horizon, rather than by any financial advisor, and were approved by Cal Dive’s board of directors. The decision to enter into the merger agreement was solely that of Cal Dive’s board of directors. Banc of America Securities’ opinion and analyses were only one of many factors considered by Cal Dive’s board of directors in making its determination to approve the merger agreement and to recommend that Cal Dive shareholders approve the issuance of Cal Dive common shares as contemplated by the merger agreement, and should not be viewed as determinative of the views of Cal Dive’s board of directors or management with respect to the merger or the merger consideration.

Cal Dive has agreed to pay Banc of America Securities for its services in connection with the merger an aggregate fee of $4 million, a portion of which was payable in connection with the delivery of Banc of America Securities’ opinion and a significant portion of which is contingent upon the consummation of the merger. Cal Dive also has agreed to indemnify Banc of America Securities, any controlling person of Banc of America Securities and each of their respective directors, officers, employees, agents, affiliates and representatives against specified liabilities, including liabilities under the federal securities laws.

Banc of America Securities and its affiliates will be participating in the financing to be undertaken by Cal Dive in connection with the merger, for which services Banc of America Securities and its affiliates will receive significant compensation, including acting as administrative agent, joint lead arranger, book-running manager and lender under a new credit facility for Cal Dive. In addition, Banc of America Securities or its affiliates have provided, currently are providing and in the future may provide financial advisory and financing services to Cal Dive, Helix Energy Solutions Group, Inc., Cal Dive’s majority shareholder, and certain other affiliates of Cal Dive, and have received and in the future may receive fees for the rendering of these services, including, among other things, having acted or currently acting as (i) book-runner in connection with Cal Dive’s initial public offering, (ii) administrative agent, arranger, book arranger, book manager and/or lender for certain credit facilities of Helix and certain of its affiliates. In the ordinary course of its business, Banc of America Securities or its affiliates may actively trade or hold securities or loans of Cal Dive, Helix or Horizon for its own accounts or for the accounts of customers and, accordingly, it or its affiliates may at any time hold long or short positions in such securities or loans.

Accounting Treatment

The combination of the two companies will be accounted for as an acquisition of Horizon by Cal Dive using the purchase method of accounting.

Opinions that the Merger Constitutes a Reorganization under Section 368(a) of the Internal Revenue Code

The completion of the merger is conditioned on, among other things, the receipt of opinions from tax counsel for each of Cal Dive and Horizon that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

Regulatory Matters

The merger is subject to review by the DOJ and the FTC under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The HSR Act, and the rules promulgated under it by the FTC, prevent transactions, such as the merger, from being completed until required information and materials are furnished to the DOJ and the FTC and certain waiting periods are terminated or expire. The initial waiting period is 30 days after both parties have filed the applicable notifications, but this period may be extended if the reviewing agency issues a formal request for additional information and documentary material, referred to as a second request. On July 27, 2007, Cal Dive and Horizon submitted the pre-merger notification filings with the DOJ and the FTC and on August 29, 2007, Cal Dive resubmitted its notification filing to provide the DOJ additional time to review the transaction. On September 28, 2007, Cal Dive and Horizon received a second request from the DOJ. The second request extends the waiting period for a period of 30 calendar days from the date of the parties’ substantial compliance with the request. Both parties intend to continue to work cooperatively to respond to the request and obtain termination of the waiting period as soon as practicable.

The DOJ, the FTC and others may also challenge the merger on antitrust grounds either before or after expiration or termination of the waiting period. Accordingly, at any time before or after the completion of the merger, the DOJ, the FTC or another regulatory agency could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, it will not prevail.

Other than as we describe in this document, the merger does not require the approval of any other U.S. federal or state or foreign agency.

Appraisal Rights

Under the DGCL, any Horizon stockholder who does not wish to accept the merger consideration has the right to dissent from the merger and to seek an appraisal of, and to be paid the fair value (exclusive of any element of value arising from the accomplishment or expectation of the merger) for his or her shares of Horizon common stock, so long as the stockholder complies with the provisions of Section 262 of the DGCL.

Holders of record of Horizon common stock who do not vote in favor of the merger agreement and who otherwise comply with the applicable statutory procedures summarized in this information statement/proxy statement/prospectus will be entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of Horizon common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 OF THE DGCL, WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX D. ALL REFERENCES IN SECTION 262 OF THE DGCL AND IN THIS SUMMARY TO A “STOCKHOLDER” OR “HOLDER” ARE TO THE RECORD HOLDER OF THE SHARES OF COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

Under Section 262 of the DGCL, holders of shares of Horizon common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares of Horizon common stock appraised by the Delaware Chancery Court and to receive payment in cash of the “fair value” of those Horizon shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court.

Under Section 262 of the DGCL, when a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for the meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in that required notice a copy of Section 262 of the DGCL.

This information statement/proxy statement/prospectus constitutes the required notice to the holders of those Horizon shares and the applicable statutory provisions of the DGCL are attached to this information statement/proxy statement/prospectus as Annex D. Any Horizon stockholder who wishes to exercise his or her appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex D carefully, because failure to timely and properly comply with the procedures specified in Annex D will result in the loss of appraisal rights under the DGCL.

A holder of Horizon shares wishing to exercise his or her appraisal rights (a) must not vote in favor of the merger agreement and (b) must deliver to Horizon prior to the vote on the merger agreement at the Horizon special meeting, a written demand for appraisal of his or her Horizon shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the merger. This demand must reasonably inform Horizon of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of his or her shares. A holder of Horizon common stock wishing to exercise his or her appraisal rights must be the record holder of these Horizon shares on the date the written demand for appraisal is made and must continue to hold these Horizon shares until the consummation of the merger. Accordingly, a holder of Horizon common stock who is the record holder of Horizon common stock on the date the written demand for appraisal is made, but who thereafter transfers these Horizon shares prior to consummation of the merger, will lose any right to appraisal in respect of these Horizon shares.

Only a holder of record of Horizon common stock is entitled to assert appraisal rights for the Horizon shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates. If the Horizon shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Horizon common stock is owned of record by more than one owner as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for the owner or owners. A record holder such as a broker who holds Horizon common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the Horizon shares held for one or more beneficial owners while not exercising appraisal rights with respect to the Horizon common stock held for other beneficial owners. In this case, the written demand should set forth the number of Horizon shares as to which appraisal is sought. When no number of Horizon shares is expressly mentioned, the demand will be presumed to cover all Horizon common stock in brokerage accounts or other nominee forms, and those who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE SENT OR DELIVERED TO HORIZON OFFSHORE, INC., 2500 CITYWEST BOULEVARD, SUITE 2200, HOUSTON, TEXAS 77042, ATTENTION: SECRETARY.

Within ten days after the effective time of the merger, Cal Dive will notify each stockholder who has properly asserted appraisal rights under Section 262 of the DGCL and has not voted in favor of the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, Cal Dive or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the shares of Horizon common stock held by those stockholders. None of Cal Dive, Merger Sub, or Horizon is under any obligation to and none of them has any present intention to file a petition with respect to the appraisal of the fair value of the Horizon shares. Accordingly, it is the obligation of stockholders wishing to assert appraisal rights to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any Horizon stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Cal Dive a statement setting forth the aggregate number of Horizon shares not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of those Horizon shares. That statement must be mailed to those stockholders within ten days after a written request therefor has been received by Cal Dive.

If a petition for an appraisal is filed timely, at a hearing on the petition, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights. After determining those stockholders, the Delaware Chancery Court will appraise the “fair value” of their Horizon shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Horizon shares as determined under Section 262 of the DGCL could be more than, the same as, or less than the value of the merger consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their Horizon shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings.

The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by stockholders whose Horizon shares have been appraised. The costs of the appraisal proceeding may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the Horizon shares entitled to appraisal.

Any holder of Horizon common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote the Horizon shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those Horizon shares (except dividends or other distributions payable to holders of record of Horizon common stock as of a record date prior to the effective time of the merger).

If any stockholder who properly demands appraisal of his or her Horizon common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in Section 262 of the DGCL, the Horizon shares of that stockholder will be converted into the right to receive the merger consideration receivable with respect to these Horizon shares in accordance with the merger agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his or her right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the consummation of the merger, or if the stockholder delivers to Horizon or Cal Dive, as the case may be, a written withdrawal of his or her demand for appraisal. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the consummation of the merger will require the written approval of the surviving company.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event a Horizon stockholder will be entitled to receive the merger consideration receivable with respect to his or her Horizon shares in accordance with the merger agreement.

Delisting and Deregistration of Horizon Common Stock

If the merger is completed, the shares of Horizon common stock will be delisted from the Nasdaq Global Market and will be deregistered under the Securities Exchange Act of 1934. The stockholders of Horizon will become stockholders of Cal Dive and their rights as stockholders will be governed by Cal Dive’s certificate of incorporation and bylaws and by the laws of the State of Delaware. See “Comparison of Stockholders’ Rights” beginning on page 180 of this information statement/proxy statement/prospectus.

Federal Securities Laws Consequences; Resale Restrictions

All shares of Cal Dive common stock that will be distributed to Horizon stockholders as a result of the merger will be freely transferable, except for restrictions applicable to persons who are deemed to be “affiliates” of Horizon. Persons who are deemed to be affiliates of Horizon may resell Cal Dive shares received by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Horizon generally include executive officers, directors, and individuals or entities who are significant stockholders of Horizon. The merger agreement requires Horizon to use its reasonable best efforts to cause each of its directors, executive officers, and individuals or entities who Horizon believes may be deemed to be affiliates of Horizon to execute and deliver to Cal Dive a written agreement to the effect that those persons will not sell, assign, or transfer any of the Cal Dive shares issued to them as a result of the merger unless that sale, assignment, or transfer has been registered under the Securities Act of 1933, is in conformity with Rule 145, or is otherwise exempt from the registration requirements under the Securities Act of 1933.

This information statement/proxy statement/prospectus does not cover any resales of the Cal Dive shares to be received by Horizon’s stockholders in the merger, and no person is authorized to make any use of this information statement/proxy statement/prospectus in connection with any resale.

INTERESTS OF HORIZON DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendation of the Horizon board of directors with respect to the merger, Horizon stockholders should be aware that some directors and executive officers of Horizon have interests in the merger that are different from, or in addition to, the interests of Horizon stockholders generally. The Horizon board of directors was aware of those interests and took them into account in approving and adopting the merger agreement and recommending that Horizon stockholders vote to approve and adopt the merger agreement. Those interests are summarized below.

Stock Options and Restricted Stock

At the effective time of the merger, Horizon stock options, whether or not vested, will cease to represent a right to acquire shares of Horizon common stock and will thereafter constitute a fully vested option to acquire (on the same terms and conditions as were applicable to such Horizon stock option) the number (rounded down to the nearest whole number) of shares of Cal Dive common stock determined by multiplying the number of shares of Horizon common stock that were issuable upon exercise of such Horizon stock option immediately prior to the effective time of the merger by the sum of 0.625 (the exchange ratio) plus the fraction resulting from dividing $9.25 (the cash portion of the merger consideration) by the closing price per share of the Cal Dive common stock on the New York Stock Exchange on the last trading day immediately preceding the date on which the merger closes. The exercise price or base price per share of Cal Dive common stock subject to any such converted stock option shall be an amount (rounded up to the nearest one hundredth of a cent) equal to the exercise price or base price per share of Horizon common stock at which such Horizon stock option was exercisable immediately prior to the effective time of the merger divided by the sum of 0.625 plus the fraction resulting from dividing $9.25 by the closing price per share of the Cal Dive common stock on the New York Stock Exchange on the last trading day immediately preceding the date on which the merger closes.

Similarly, all shares of Horizon restricted common stock issued under Horizon stock incentive plans that have not vested immediately prior to the effective time of the merger, will become fully vested immediately prior to the effective time of the merger, and the holders of those restricted shares will be entitled to receive the corresponding merger consideration. See “The Merger Agreement — Treatment of Horizon Stock Options and Restricted Stock” beginning on page 73.

The following table shows, as of July 31, 2007, the number of shares of Horizon common stock subject to vested and unexercised stock options held by Horizon’s named executive officers and directors, and the number of shares of restricted Horizon common stock held by Horizon’s named executive officers and directors that will vest as a result of the merger based on the closing price of Horizon common stock of $18.41 per share on July 31, 2007.

		Value of		Value of
	Stock	Stock	Common	Common
Name and Principal Position	Options	Options	Stock	Stock

David. W. Sharp,	—	—	88,179	$1,623,375
President, Chief Executive Officer and Director
Ronald D. Mogel,	—	—	9,122	167,936
Vice President, Chief Financial Officer and Treasurer
George G. Reuter,	—	—	73,736	1,357,480
Executive Vice President and Chief Operating Officer
William B. Gibbens, III,	—	—	73,183	1,347,299
Executive Vice President, General Counsel and Secretary
John T. Mills,	10,800	—	4,529	83,379
Chairman of the Board
Charles O. Buckner,	10,800	—	4,529	83,379
Director
Ken R. LeSuer,	11,000	—	4,529	83,379
Director
Raymond L. Steele,	10,400	—	4,529	83,379
Director

Change in Control Severance Agreements

Pursuant to employment agreements between Horizon and each of David W. Sharp, George G. Reuter, William B. Gibbens, III, and Ronald D. Mogel, if Horizon (or any successor) terminates the employment of any of these individuals within 180 days of certain change in control events other than for disability or cause, as defined in their employment agreements, or if any of them terminates his employment following the defined change in control events as a result of either not having an equivalent or greater capacity, position or duties than he had prior to the change in control, such individual will be entitled to receive (a) a lump sum payment equal to two times his annual base salary in effect at the time of termination plus an amount equal to the average of all bonuses paid or payable to such individual annually for the preceding three fiscal years, and (b) life, health, accident and disability insurance for a period of two years following the date of termination. Based on their current compensation, if the employment of each of these individuals is terminated in connection with the merger in a manner that would trigger such payments, Mr. Sharp would be entitled to receive $4.8 million, Mr. Reuter would be entitled to receive $3.0 million, Mr. Gibbens would be entitled to receive $2.9 million and Mr. Mogel would be entitled to receive $1.6 million. Cal Dive currently anticipates that the employment of each of Messrs. Sharp, Reuter, Gibbens, and Mogel will be terminated in connection with the merger and thus the foregoing amounts would become payable to them.

Positions of Certain Horizon Directors After the Merger

The merger agreement requires the board of directors of Cal Dive to take action prior to or as of the effective time of the merger to cause the number of directors comprising the full board of directors of Cal Dive immediately following the effective time of the merger to be increased by two persons, and to cause David W. Sharp and John T. Mills to be elected to fill such additional board positions of Cal Dive for an initial term expiring at the annual meeting of Cal Dive’s stockholders to be held in 2010, or until their successors are duly elected or appointed.

Indemnification of Horizon Officers and Directors

Under the merger agreement, Cal Dive has agreed to indemnify and hold harmless all past and present officers and directors of Horizon for acts or omissions occurring at and prior to the effective time of the merger and to promptly advance reasonable litigation expenses incurred by these officers and directors in connection with investigating, preparing and defending any action arising out of these acts or omissions.

D&O Insurance

For a period of at least six years after the effective time of the merger, Cal Dive has agreed that it will provide Horizon’s current officers and directors with an insurance and indemnification policy that provides for coverage of events occurring prior to the effective time that is no less favorable than the existing policy. However, Cal Dive will not be required to pay annual premiums for this insurance in the aggregate in excess of $1,000,000.

Ownership of Horizon Common Stock

Horizon directors and officers beneficially owned, as of the record date, approximately     % of the outstanding Horizon common stock, including those shares of Horizon common stock underlying outstanding stock options.

Retention Bonus Plan for Salaried Personnel

For a description of the retention bonus plan covering all salaried and hourly full-time employees of Horizon as of June 12, 2007, see “The Merger Agreement — Covenants and Agreements — Employee Benefit Matters” on page 79.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General

The following is the opinion of Fulbright & Jaworski L.L.P., counsel to Cal Dive, and Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., counsel to Horizon, and sets forth, subject to the limitations, qualifications, and assumptions stated herein, the material U.S. federal income tax consequences of the merger that may be relevant to Horizon stockholders who hold shares of Horizon common stock as a capital asset for U.S. federal income tax purposes (generally, assets held for investment) and who or that are for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States (including certain former citizens and former long-term residents);

•	a corporation, or other entity taxable as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

This discussion is addressed only to those Horizon stockholders who exchange shares of Horizon common stock for cash and shares of Cal Dive common stock in the merger.

This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, court decisions, published rulings of the Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect on the date of this information statement/proxy statement/prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to Horizon stockholders in light of their particular circumstances or to Horizon stockholders who may be subject to special treatment under U.S. federal income tax laws, such as tax exempt organizations, foreign persons or entities, S corporations or other pass-through entities, financial institutions, insurance companies, broker-dealers, persons who hold Horizon shares as part of a hedge, straddle, wash sale, synthetic security, conversion transaction, or other integrated investment comprised of Horizon shares and one or more investments, persons whose “functional currency” (as defined in the Code) is not the U.S. dollar, persons who exercise appraisal rights, and persons who acquired Horizon shares in compensatory transactions. Further, this discussion does not address any aspect of state, local, or foreign taxation.

While receipt of opinions of counsel that the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code are conditions to the closing, an opinion of counsel is not a guaranty of a result as it merely represents counsel’s best legal judgment. None of the tax opinions given in connection with the merger or the opinions described below will be binding on the IRS, and neither Cal Dive nor Horizon intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax aspects described below. In addition, if any of the facts, representations, or assumptions upon which those opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Horizon stockholders are urged to consult their own tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local, and foreign tax laws.

If a partnership (or other entity classified as a partnership for U.S. federal tax purposes) is a beneficial owner of Horizon shares, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Horizon stockholders that are partnerships and partners in these partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the merger to them.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO YOU. WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF SHARES OF CAL DIVE COMMON STOCK RECEIVED IN THE MERGER IN LIGHT OF YOUR OWN SITUATION.

Tax Opinions

Cal Dive and Horizon intend for the merger to constitute a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement, which includes this information statement/proxy statement/prospectus, and subject to the limitations, qualifications, and assumptions stated therein, Fulbright & Jaworski L.L.P. has delivered an opinion to Cal Dive, and Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. has delivered an opinion to Horizon, to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. Additionally, it is a condition to the closing of the merger that Fulbright & Jaworski L.L.P. and Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. deliver opinions, dated as of the closing, to Cal Dive and Horizon, respectively, to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

The opinions referred to above of Fulbright & Jaworski L.L.P., counsel to Cal Dive, and Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., counsel to Horizon, are and will be based on U.S. federal income tax law in effect as of the date of these opinions. In rendering the opinions, Fulbright & Jaworski L.L.P. and Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. have relied, or will rely, on certain assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger strictly in accordance with the merger agreement and the registration statement. These opinions have also relied, or will also rely, on certain representations and covenants of the management of Cal Dive and Horizon and have assumed, or will assume, that these representations are true, correct, and complete without regard to any knowledge limitation, and that these covenants will be complied with. If any of these assumptions or representations are inaccurate in any way, or any of the covenants are not complied with, these opinions could be adversely affected.

Tax Consequences of the Merger to Horizon Stockholders

The Merger

As a result of the merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, the consequences to a Horizon stockholder who exchanges, in the merger, his Horizon shares for cash and Cal Dive shares will be to recognize gain (but not loss) in an amount equal to the lesser of:

•	the amount of cash received pursuant to the merger (excluding any cash received in lieu of fractional shares of Cal Dive common stock), and

•	the amount, if any, by which the sum of the fair market value of the shares of Cal Dive common stock as of the effective time of the merger and the amount of cash received pursuant to the merger for those Horizon shares exceeds his adjusted tax basis in those Horizon shares.

For this purpose, a Horizon stockholder must calculate gain or loss separately for each identifiable block (that is, stock acquired at the same time for the same price) of Horizon shares exchanged in the merger. Except to the extent any cash received is treated as a dividend as discussed below, a Horizon stockholder’s recognized gain generally will be capital gain and will be long-term capital gain if he held the exchanged Horizon shares for more than one year.

If the receipt of cash in the merger by a Horizon stockholder has the effect of a distribution of a dividend, the cash received will be treated as dividend income to the extent of his ratable share of Horizon’s accumulated earnings and profits (as calculated for U.S. federal income tax purposes). In general, the determination as to whether the receipt of cash has the effect of a distribution of a dividend depends upon whether and to what extent the transactions related to the merger will be deemed to reduce the Horizon stockholder’s percentage ownership of Cal Dive following the merger. For purposes of that determination, a Horizon stockholder will be treated as if he first exchanged all of his Horizon shares solely for Cal Dive shares, and then a portion of the Cal Dive shares was immediately redeemed by Cal Dive for the cash that the Horizon stockholder actually received in the merger. Gain recognized in the deemed redemption generally will be treated as a dividend to the extent of the Horizon stockholder’s ratable share of the undistributed earnings and profits of Horizon unless the deemed redemption results in a “meaningful reduction” in the Horizon stockholder’s deemed stock ownership of Cal Dive.

In making this determination of whether there is a “meaningful reduction” in the Horizon stockholder’s deemed ownership of Cal Dive, the Horizon stockholder will, under the constructive ownership rules, be deemed to own not only the Cal Dive shares actually owned, but also Cal Dive shares that are owned by certain related persons and entities or that he or such persons or entities have the right to acquire pursuant to an option. The IRS has ruled that a stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that stockholder has any reduction in his percentage stock ownership under the above analysis. These rules are complex and dependent upon the specific factual circumstances particular to each Horizon stockholder. Each Horizon stockholder should consult his tax advisor as to the application of these rules to his particular situation.

Cash payments received by Horizon stockholders in lieu of fractional shares of Cal Dive common stock will be treated as if such Cal Dive shares were issued in the merger and then redeemed by Cal Dive. If a Horizon stockholder receives cash in lieu of a fractional share of Cal Dive stock, subject to the discussion above regarding possible dividend treatment, he will generally recognize capital gain or loss equal to the difference between the cash received in lieu of that fractional share and the portion of his adjusted tax basis in Horizon shares surrendered that is allocable to that fractional share. The capital gain or loss will be long-term capital gain or loss if the holding period for Horizon shares exchanged for cash in lieu of the fractional share of Cal Dive common stock is more than one year as of the date of the merger. The deductibility of capital losses is subject to limitations.

A Horizon stockholder will have an aggregate tax basis in the Cal Dive shares received in the merger (including any fractional shares of Cal Dive common stock deemed received by the Horizon stockholder) equal to his aggregate adjusted tax basis in his Horizon shares surrendered in the merger:

•	reduced by the amount of cash received in the merger by him for those Horizon shares (excluding any cash received in lieu of a factional share of Cal Dive common stock); and

•	increased by the amount of gain (including the portion of this gain that is treated as a dividend as described above) recognized by him in the merger (excluding any gain recognized as a result of any cash received in lieu of a fractional share of Cal Dive common stock).

A Horizon stockholder’s holding period in the Cal Dive shares received in the merger will include his holding period in his Horizon shares surrendered in exchange for those Cal Dive shares, if those Horizon shares are held as capital assets as of the effective time of the merger.

Horizon stockholders who hold Horizon shares with differing bases or holding periods should consult their tax advisors with regard to identifying the bases or holding periods of the particular Cal Dive shares received in the merger.

Horizon stockholders are entitled to appraisal rights under Delaware law in connection with the merger. If a Horizon stockholder receives cash pursuant to the exercise of appraisal rights, he will generally recognize gain or loss measured by the difference between the cash received and his adjusted tax basis in his Horizon shares. This gain should be long-term capital gain or loss if the Horizon stockholder held Horizon shares for more than one year. Any Horizon stockholder that plans to exercise appraisal rights in connection with the merger is urged to consult his tax advisor to determine the related tax consequences.

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then each Horizon stockholder would recognize gain or loss equal to the difference between the sum of the cash and the fair market value of the Cal Dive shares received in the merger (including cash received in lieu of fractional shares of Cal Dive common stock) and his adjusted tax basis in his Horizon shares surrendered in exchange therefor. Additionally, in such case, Horizon would be deemed to have sold its assets, subject to its liabilities, to Cal Dive in a taxable sale, with gain or loss for this purpose being measured by the difference between (i) the sum of the amount of Horizon’s liabilities, plus the amount of cash and the fair market value of the Cal Dive shares received by the Horizon stockholders at the time of the merger and (ii) Horizon’s adjusted tax basis in its assets at the time of the merger. This gain or loss would be reported on Horizon’s final tax return, subject to the effect of any tax carryovers and the effect of its other income or loss for that period, and Merger Sub would become liable for any such tax liability by virtue of the merger.

Information Reporting and Backup Withholding

Under U.S. federal income tax laws, the exchange agent will generally be required to report to a Horizon stockholder and to the IRS any reportable payments made to such Horizon stockholder in the merger. Additionally, a Horizon stockholder may be subject to a backup withholding tax with respect to any cash received in the merger (including cash in lieu of fractional shares of Cal Dive common stock), unless the Horizon stockholder provides the exchange agent with his correct taxpayer identification number, which in the case of an individual is his social security number, or, in the alternative, establishes a basis for exemption from backup withholding. If the correct taxpayer identification number or an adequate basis for exemption is not provided, a Horizon stockholder will be subject to backup withholding on any reportable payment. To prevent backup withholding, each Horizon stockholder must complete the IRS Form W-9 or a substitute Form W-9 which will be provided by the exchange agent with the transmittal letter. Any amounts withheld under the backup withholding rules from a payment to a Horizon stockholder will be allowed as a credit against his U.S. federal income tax liability and may entitle him to a refund, if the required information is furnished to the IRS.

Additionally, if a Horizon stockholder who receives Cal Dive shares in the merger is considered a “significant holder,” such Horizon stockholder will be required (i) to file a statement with his U.S. federal income tax return providing certain facts pertinent to the merger, including the tax basis in the Horizon shares surrendered and the fair market value of the Cal Dive shares received in the merger and (ii) to retain permanent records of these facts relating to the merger. A “significant holder” for this purpose is any Horizon stockholder who, immediately before the merger, (i) owned at least 5% (by vote or value) of the Horizon common stock or (ii) owned Horizon securities with a tax basis of $1 million or more.

The foregoing discussion is for general information only and not intended to be legal or tax advice to any particular Horizon stockholder. Tax matters regarding the merger are very complicated, and the tax consequences of the merger to any particular Horizon stockholder will depend on that stockholder’s particular situation. Horizon stockholders should consult their own tax advisor to determine the specific tax consequences of the merger, including tax return reporting requirements, the applicability of U.S. federal, state, local, and foreign tax laws and the effect of any proposed change in the tax laws to them.

THE MERGER AGREEMENT

The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement, which is attached as Annex A and incorporated by reference into this information statement/proxy statement/prospectus.

The merger agreement contains representations and warranties Cal Dive and Horizon made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that Horizon and Cal Dive have provided to each other in connection with signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should keep in mind that the representations and warranties are modified in important part by the underlying disclosure schedules. The disclosure schedules contain information that has been included in Horizon’s or Cal Dive’s general prior public disclosures, as well as additional information, some of which is non-public. Neither Cal Dive nor Horizon believe the disclosure schedules contain information that the securities laws require them to publicly disclose except as discussed in this information statement/proxy statement/prospectus. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and that information may or may not be fully reflected in the companies’ public disclosures.

Structure of the Merger

On the terms and subject to the conditions of the merger agreement, and in accordance with the DGCL, at the effective time of the merger, Horizon will merge with and into Cal Dive Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of Cal Dive, which we refer to as Merger Sub. Merger Sub will continue as the surviving company and a wholly-owned subsidiary of Cal Dive. The separate corporate existence of Horizon will cease. The effectiveness of the merger will not affect the separate corporate existence of Horizon’s subsidiaries, which will become subsidiaries of Merger Sub following the merger.

Timing of Closing

The closing date of the merger will occur as promptly as practical following the date on which all conditions to the merger, other than those conditions that by their nature are to be satisfied at the closing, have been satisfied or waived. Cal Dive and Horizon expect to complete the merger during the fourth quarter of 2007. However, we cannot assure you when or if the merger will occur.

As soon as practicable after the closing of the merger, Merger Sub and Horizon will file a certificate of merger with the Secretary of State of the State of Delaware. The effective time of the merger will be the time Merger Sub and Horizon file the certificate of merger with the Secretary of State of the State of Delaware or at a later time as we may agree and specify in the certificate of merger.

Merger Consideration

At the effective time of the merger, each outstanding share of Horizon common stock (other than any shares owned directly or indirectly by Horizon or Cal Dive and those shares held by dissenting stockholders) will be converted into the right to receive a combination of 0.625 of a share of Cal Dive common stock and $9.25 in cash, without interest. We refer to the aggregate amount of the stock consideration and cash consideration to be received by Horizon stockholders pursuant to the merger as the merger consideration.

Fractional Shares

No fractional shares of Cal Dive common stock will be issued in the merger. Instead, a Horizon stockholder will be entitled to receive cash, without interest, in an amount equal to the fraction of a share of Cal Dive common stock such stockholder might otherwise have been entitled to receive multiplied by the market value of a Cal Dive share. The market value of a share of Cal Dive common stock will be determined using the average of the closing sales price per share of Cal Dive common stock on the New York Stock Exchange for the 20 trading days ending on the third trading day before the date the merger closes.

Potential Adjustment to Merger Consideration

In the event that, before the effective time of the merger, any change in the outstanding shares of capital stock of Cal Dive or Horizon occurs as a result of any stock split, combination, reclassification, consolidation, exchange or other similar transaction, or any distribution of shares of Cal Dive or Horizon stock is declared with a record date occurring prior to the effective time of the merger, the number of shares of Cal Dive common stock to be received by holders of Horizon common stock will be appropriately adjusted to provide Horizon stockholders with the same economic effect as was contemplated by the merger agreement prior to the occurrence of that event.

Treatment of Horizon Stock Options and Restricted Stock

At the effective time of the merger, Horizon stock options, whether or not vested, will cease to represent a right to acquire shares of Horizon common stock and will thereafter constitute a fully vested option to acquire (on the same terms and conditions as were applicable to such Horizon stock option) the number (rounded down to the nearest whole number) of shares of Cal Dive common stock determined by multiplying the number of shares of Horizon common stock that were issuable upon exercise of such Horizon stock option immediately prior to the effective time of the merger by the sum of 0.625 (the exchange ratio) plus the fraction resulting from dividing $9.25 (the cash portion of the merger consideration) by the closing price per share of the Cal Dive common stock on the New York Stock Exchange on the last trading day immediately preceding the date on which the merger closes. The exercise price or base price per share of Cal Dive common stock subject to any such converted stock option shall be an amount (rounded up to the nearest one hundredth of a cent) equal to the exercise price or base price per share of Horizon common stock at which such Horizon stock option was exercisable immediately prior to the effective time of the merger divided by the sum of 0.625 plus the fraction resulting from dividing $9.25 by the closing price per share of the Cal Dive common stock on the New York Stock Exchange on the last trading day immediately preceding the date on which the merger closes.

All shares of Horizon restricted stock that have been issued but have not vested prior to the effective time of the merger will become fully vested at the effective time of the merger, and will be converted into the right to receive the merger consideration.

Conversion of Shares

At the effective time of the merger, each outstanding share of Horizon common stock (other than shares held by Horizon, Cal Dive and stockholders who properly exercise their appraisal rights) will automatically be canceled and retired, will cease to exist and will be converted into the right to receive the merger consideration. Shares of Horizon common stock owned by Horizon, Cal Dive or any of their subsidiaries will be canceled in the merger without payment of any merger consideration.

Prior to the completion of the merger, Cal Dive will deposit with the exchange agent, for the benefit of the holders of Horizon common stock, an amount in cash and certificates representing shares of Cal Dive common stock (or instructions authorizing uncertificated shares of Cal Dive common stock) sufficient to effect the conversion of Horizon common stock into the cash and stock consideration to be paid in the merger. Cal Dive has appointed Wells Fargo Shareowner Services to act as exchange agent for the merger.

Exchange Procedures

As soon as reasonably practicable after the effective time of the merger, Cal Dive will send, or will cause the exchange agent to send, to each holder of Horizon common stock a letter of transmittal for use in the exchange and instructions explaining how to surrender Horizon shares to the exchange agent. Holders of Horizon common stock who surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the appropriate merger consideration. Holders of unexchanged shares of Horizon common stock will not be entitled to receive any dividends or other distributions payable by Cal Dive after the closing until their shares are properly surrendered

At the effective time of the merger, the stock transfer books of Horizon will be closed and no further issuances or transfers of Horizon common stock will be made. If, after the effective time, valid Horizon stock certificates are presented to the surviving company, they will be cancelled and exchanged as described above to the extent allowed by applicable law.

The exchange agent will deliver to Cal Dive any shares of Cal Dive common stock or funds set aside by Cal Dive to pay the merger consideration that are not claimed by former Horizon stockholders within twelve months after the effective time of the merger. Thereafter, Cal Dive will act as the exchange agent and former Horizon stockholders may look only to Cal Dive for payment for their shares of the merger consideration. None of Horizon, Cal Dive, the surviving company, the exchange agent or any other person will be liable to any former Horizon stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

HORIZON STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD. HORIZON STOCK CERTIFICATES SHOULD BE RETURNED WITH THE TRANSMITTAL LETTER AND ACCOMPANYING INSTRUCTIONS WHICH WILL BE PROVIDED TO HORIZON STOCKHOLDERS FOLLOWING THE EFFECTIVE TIME OF THE MERGER.

Managers and Officers of the Surviving Company After the Merger

Under the merger agreement, the managers and officers of Merger Sub immediately prior to the effective time of the merger will be the managers and officers of the surviving company at and after the effective time of the merger.

Representations and Warranties

The merger agreement contains customary and substantially reciprocal representations and warranties made by each party to the other. These representations and warranties relate to, among other things:

•	corporate organization, qualification, good standing and organizational power;

•	ownership of equity interests;

•	corporate power and authority to enter into the merger agreement, and due execution, delivery and enforceability of the merger agreement;

•	absence of a breach of charter documents or bylaws as a result of the merger;

•	absence of breaches of material agreements, instruments or obligations, or violations of applicable law as a result of the merger reasonably expected to have a material adverse effect;

•	consents, approvals, orders, authorizations, registrations, declarations, filings and permits required to enter into the merger agreement or to complete the transactions contemplated by the merger agreement;

•	timely and accurate filings with the Securities and Exchange Commission in compliance with applicable rules and regulations;

•	financial statements;

•	capital structure;

•	absence of undisclosed liabilities;

•	absence of specified adverse changes or events since March 31, 2007;

•	material contracts;

•	compliance with laws, material agreements and permits;

•	governmental regulation;

•	material litigation, material judgments or injunctions and absence of undisclosed investigations or litigation;

•	absence of certain restrictive agreements or arrangements;

•	tax matters;

•	employee benefit plans and labor matters;

•	insurance matters;

•	title to assets;

•	environmental matters;

•	books and records;

•	brokers and finders’ fees;

•	disclosure controls and procedures and internal control over financial reporting;

•	required vote/approval by Cal Dive stockholders;

•	recommendation of Horizon board of directors and opinion of financial advisor;

•	vessels; and

•	inapplicability of Delaware anti-takeover statute.

The representations and warranties in the merger agreement are subject to materiality and knowledge qualifications in many respects and do not survive the closing or termination of the merger agreement, but they form the basis of specified conditions to the obligations of Cal Dive and Horizon to complete the merger.

Covenants and Agreements

Each of Cal Dive and Horizon has undertaken various covenants in the merger agreement. The following summarizes the more significant of these covenants:

Operating Covenants — Horizon

Prior to the effective time of the merger, unless Cal Dive consents otherwise in writing, with certain exceptions, Horizon has agreed that neither Horizon nor any of its subsidiaries will:

•	enter into any new material line of business or incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice or contemplated by the 2007 capital budget of Horizon and previously disclosed to Cal Dive;

•	split, combine or reclassify any of its outstanding capital stock;

•	declare, set aside or pay any dividends or other distributions with respect to its capital stock (other than regular dividends from a Horizon subsidiary to Horizon or to another subsidiary consistent with past practice);

•	issue, sell or agree to issue or sell any securities or other equity interests, including its capital stock, any rights, options or warrants to acquire its capital stock, or securities (other than shares of Horizon common stock issued pursuant to the exercise of its stock options or restricted stock awards outstanding on the date of the merger agreement or permitted to be granted in accordance with their terms and shares of capital stock of Horizon’s subsidiaries under certain permitted circumstances);

•	amend or propose to amend Horizon’s amended and restated certificate of incorporation or bylaws (except as may be required to comply with the terms of the merger agreement or applicable law);

•	purchase, cancel, retire, redeem or otherwise acquire any of its outstanding capital stock or other securities or other equity interests, except pursuant to the terms of the Horizon benefit plans;

•	acquire any corporation, partnership or other business entity or any interest therein (other than acquisitions made or in the ordinary course of business that could not reasonably be expected to prevent or materially delay the or impede the merger transactions);

•	sell, lease, transfer or otherwise dispose of any of its assets other than in the ordinary course or as previously disclosed;

•	make any loans, advances or capital contributions to, or investments in any other person (other than loans or investments by Horizon or one of its subsidiaries to or in Horizon or another subsidiary, or certain other loans made in the ordinary course of business consistent with past practice or previously disclosed); or

•	incur any indebtedness other than in the ordinary course of business consistent with past practice, to refinance pre-existing indebtedness or to fund acquisitions that are otherwise permitted under the merger agreement.

Prior to the effective time of the merger, unless Cal Dive consents otherwise in writing, with certain exceptions, Horizon has agreed that Horizon and its subsidiaries will:

•	carry on their respective businesses in the usual, regular, and ordinary course in all material respects, in substantially the same manner as previously conducted, and in compliance in all material respects with applicable laws;

•	use their reasonable best efforts to keep available the services of their respective present officers and key employees, preserve intact their present lines of business, maintain their rights and franchises, and preserve their relationships with customers, suppliers, and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the effective time of the merger; and

•	use their reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of the Code.

Operating Covenants — Cal Dive

Prior to the effective time of the merger, unless Horizon consents otherwise in writing, with certain exceptions, Cal Dive has agreed that neither Cal Dive nor any of its subsidiaries will:

•	split, combine or reclassify any of its outstanding capital stock;

•	declare, set aside or pay any dividends or other distributions with respect to its capital stock (other than regular dividends from a Cal Dive subsidiary to Cal Dive or to another subsidiary consistent with past practice);

•	issue, sell or agree to issue or sell any securities or other equity interests, including its capital stock, any rights, options or warrants to acquire its capital stock, or securities (other than shares of Cal Dive common stock issued pursuant to the exercise of its stock options or restricted stock awards outstanding on the date of the merger agreement or permitted to be granted in accordance with their terms);

•	amend or propose to amend Cal Dive’s amended and restated certificate of incorporation or bylaws (except as may be required to comply with the terms of the merger agreement or applicable law);

•	purchase, cancel, retire, redeem or otherwise acquire any of its outstanding capital stock or other securities or other equity interests, except pursuant to the terms of the Cal Dive benefit plans or pursuant to a stock repurchase plan implemented in the ordinary course;

•	acquire any corporation, partnership or other business entity or any interest therein (other than acquisitions made in the ordinary course of business that could not reasonably be expected to prevent or materially delay the or impede the merger transactions);

•	sell, lease, transfer or otherwise dispose of any of its assets other than in the ordinary course or as previously disclosed;

•	make any loans, advances or capital contributions to, or investments in any other person (other than loans or investments by Cal Dive or one of its subsidiaries to or in Cal Dive or another subsidiary, or certain other loans made in the ordinary course of business consistent with past practice or previously disclosed by Cal Dive); or

•	incur any indebtedness other than in the ordinary course of business consistent with past practice, to refinance pre-existing indebtedness or to fund acquisitions that are otherwise permitted under the merger agreement.

Prior to the effective time of the merger, unless Horizon consents otherwise in writing, with certain exceptions, Cal Dive has agreed that Cal Dive and its subsidiaries will:

•	carry on their respective businesses in the usual, regular, and ordinary course in all material respects, in substantially the same manner as previously conducted, and in compliance in all material respects with applicable laws;

•	use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises, and preserve their relationships with customers, suppliers, and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the effective time of the merger; and

•	use their reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of the Code.

No Control of Other Party’s Business

The parties to the merger agreement have agreed that nothing contained in the merger agreement will give Horizon the right to control or direct Cal Dive or Merger Sub’s business or operations, or give Cal Dive or Merger Sub the right to control or direct Horizon’s business or operations, prior to the effective time of the merger.

Non-Solicitation Provisions and Acquisition Proposals

For purposes of the merger agreement, an “Acquisition Proposal” means any proposal or offer (whether or not in writing) with respect to, or a transaction to effect:

•	a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Horizon, or

•	any purchase or sale of 50% or more of the consolidated assets (including stock of Horizon’s subsidiaries) of Horizon and its subsidiaries, taken as a whole, or

•	any purchase or sale of, or tender or exchange offer for, Horizon’s equity securities that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 50% or more of Horizon’s total voting power (or of the surviving parent entity in such transaction) (other than a proposal or offer made by a party to the merger agreement or an affiliate thereof), or

•	an announcement of an intention to make any such proposal, offer, or transaction.

From June 11, 2007 until 12:01 a.m. on July 27, 2007, Horizon was permitted to:

•	initiate, solicit, encourage or seek, directly or indirectly, any inquiries relating to the making or implementation of and Acquisition Proposals;

•	continue or otherwise engage or participate in any negotiations or discussions with any third party with respect to Acquisition Proposals, including by providing third parties with non-public information pursuant to an acceptable confidentiality agreement (provided that the same information is also provided or otherwise made available to Cal Dive either before or substantially at the same time it is given to the third party, subject to limited exceptions set forth in the merger agreement); and

•	release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Horizon is a party to the extent necessary to allow Horizon to conduct such solicitation, negotiations or discussions.

Horizon received no Acquisition Proposals during that period.

Since July 27, 2007, Horizon and its subsidiaries are required to cease discussions and negotiations with third parties regarding Acquisition Proposals; and until the effective time of the merger (or the termination of the merger agreement, if earlier), may not:

•	initiate, solicit, knowingly encourage, or seek, directly or indirectly, any inquiries relating to or the making or implementation of any Acquisition Proposal;

•	engage in any negotiations or substantive discussions with any third party relating to an Acquisition Proposal (except for discussions solely in order to clarify and understand the terms and conditions of a written Acquisition Proposal, which are allowed prior to Horizon’s stockholders approving the merger agreement with Cal Dive);

•	provide or otherwise make available any information to any third party relating to an Acquisition Proposal;

•	enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, or similar agreement with any person relating to an Acquisition Proposal; or

•	release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party relating to an Acquisition Proposal;

provided that, since July 27, 2007 but prior to the adoption of the merger agreement by Horizon’s stockholders, as long as Horizon, its subsidiaries or their representatives have not have materially violated any of the non-solicitation provisions contained in the merger agreement, in response to an unsolicited written Acquisition Proposal that Horizon’s board determines, in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), Horizon may, after giving Cal Dive prompt notice of such determination (in which it must identify the person and the material terms and conditions of the Acquisition Proposal), (i) engage or participate in negotiations or discussions relating to such Acquisition Proposal with the person making such Acquisition Proposal (and its representatives), provided that Horizon shall keep Cal Dive apprised of the status and material terms of such Acquisition Proposal, and (ii) provide the person making such Acquisition Proposal with non-public information pursuant to an acceptable confidentiality agreement (provided that the same information is also provided or otherwise made available to Cal Dive either before or substantially at the same time it is given to the third party, subject to limited exceptions set forth in the merger agreement).

Notwithstanding the rules above, Horizon’s board may not:

•	withdraw, modify, or qualify (or propose to withdraw, modify, or qualify) in any manner adverse to Cal Dive, its recommendation that the merger agreement be approved by Horizon’s stockholders;

•	take any action or make any statement in connection with the meeting of Horizon’s stockholders held for the purpose of adopting the merger agreement that is inconsistent with its recommendation that the merger agreement be approved by Horizon’s stockholders;

•	approve or recommend, or cause Horizon to enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, or similar agreement with respect to, any Acquisition Proposal; or

•	propose to do any of the foregoing;

except that if Horizon’s board of directors, after consultation with its outside legal counsel, determines, in its good faith judgment, that failure to take such action would constitute a violation of its fiduciary duties under applicable law, Horizon’s board may, prior to the adoption of the merger agreement by Horizon’s stockholders,

•	modify, change, or contradict its recommendation that the merger agreement be approved; and/or

•	enter into a definitive agreement providing for an Acquisition Proposal if (i) Horizon, its subsidiaries, and their representatives have not materially violated the rules described above, (ii) such action is in response to a Acquisition Proposal that the board has determined, in its good faith judgment, constitutes a Superior Proposal, and (iii) Horizon, concurrently with the entering into of such definitive agreement, terminates the merger agreement pursuant to its terms, and pays the appropriate termination fee as specified therein;

provided that, prior to such action, Horizon’s board of directors must give Cal Dive at least three business days prior written notice that it intends to take such action.

A “Superior Proposal” means an Acquisition Proposal made by a person other than a party to the merger agreement that Horizon’s board of directors in good faith concludes (following receipt of the advice of its financial advisors and outside counsel), taking into account, among other things, legal, financial, regulatory and other aspects of the proposal, including any conditions to consummation, as well as any revisions to the terms of the merger or the merger agreement proposed by Cal Dive, (i) would, if consummated, result in a transaction that is more favorable to Horizon and its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by the merger agreement; and (ii) is reasonably capable of being completed on the terms so proposed.

Nothing in the non-solicitation provisions of the merger agreement prohibits Horizon or its board of directors from taking and disclosing to Horizon’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) of the Exchange Act; or from making any disclosure to Horizon’s stockholders with respect to a tender or exchange offer by a third party; provided that neither Horizon nor its board of directors, nor any committee thereof, may approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal unless Horizon has first terminated the merger agreement as set forth therein and paid the fee required by the terms thereof.

Employee Benefit Matters

Generally, Cal Dive will grant Horizon employees full credit for past service with Horizon for purposes of eligibility, vesting and benefit accrual under any employee benefit plans maintained by Cal Dive or any of its subsidiaries. Cal Dive will take any actions as are necessary so that each Horizon employee who continues as an employee of Cal Dive or any of its subsidiaries will not be subject to preexisting condition exclusions or waiting periods for coverages under any Cal Dive benefit plan.

The merger agreement provides that with the prior approval of Cal Dive, Horizon may adopt a cash incentive plan for the benefit of certain individuals identified by Horizon as key to the continued operation of Horizon and its subsidiaries’ business and the consummation of the merger.

In accordance with this provision, with Cal Dive’s prior approval, Horizon’s board of directors has adopted a retention bonus plan covering all salaried and hourly full-time employees of Horizon as of June 12, 2007 other than employees who are parties to employment agreements with Horizon (i.e., full-time employees other than Horizon’s executive officers). The retention plan provides that covered employees who are terminated by Horizon without cause (as defined in the plan), or who voluntarily terminate their employment for good reason (as defined in the plan), on or after June 12, 2007 but prior to the date that is 60 days after the closing of the merger would be entitled to receive a retention bonus. The retention bonus would be based on the employee’s length of service both before and after June 12, 2007, but the plan provides for additional weight to be given to service after June 12, 2007. Under the plan, covered employees would be entitled to receive a retention bonus equal to the sum of (i) two weeks of the base compensation (as defined in the plan) earned by the employee as of June 12, 2007 times the employee’s number years of service with the Horizon (but no less than two months of base compensation) and (ii) 25% of the employee’s base compensation based on the period between (and including) June 12, 2007 and the last day of employment. The plan also provides that if an employee is terminated due to death, disability or retirement on a date when he or she would have been entitled to a benefit under the plan, the employee (or his or her heirs) will be entitled to receive the retention bonus.

Directors’ and Officers’ Indemnification and Insurance

Each of Horizon’s certificate of incorporation and bylaws and Cal Dive’s certificate of incorporation and bylaws contains a provision eliminating the personal liability of its directors to the relevant company or its stockholders for monetary damages for breach of fiduciary duty as a director to the extent permitted under applicable law. The effect of this provision is to eliminate the personal liability of directors to the company or its stockholders for monetary damages for actions involving a breach of their fiduciary duty. The certificate of incorporation and bylaws of Cal Dive generally provide for the mandatory indemnification of, and payment of expenses incurred by, its directors and officers to the fullest extent permitted under applicable law. The certificate of incorporation and bylaws of Horizon generally provide for the mandatory indemnification of, and payment of expenses incurred by, directors and officers to the fullest extent permitted by applicable law. Horizon and Cal Dive have both obtained directors’ and officers’ liability insurance, which insures against liabilities that its directors and officers may incur in these capacities.

Following the effective time of the merger, Cal Dive and the surviving company will indemnify and hold harmless, and provide advancements of expenses to, each person who is or was an officer, director, or employee of Horizon or any of its subsidiaries at or prior to the signing of the merger agreement or at or prior to the effective time of the merger. This indemnification will include indemnification against all losses, expenses (including attorneys’ fees), claims, damages, liabilities and amounts that are paid in settlement arising out of actions or omissions occurring at or prior to the effective time of the merger (whether asserted or claimed prior to, at or after the effective time of the merger) that are based on the fact that the person is or was a director, officer, employee, controlling stockholder or agent of Horizon or any of its subsidiaries. Cal Dive will not be liable for any settlement effected without its written consent.

For six years after the effective time of the merger, Cal Dive will also maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring prior to the effective time of the merger with respect to those directors and officers of Horizon who were covered by, and on terms and in amounts no less favorable than those of, Horizon’s directors’ and officers’ liability insurance at the time the merger agreement was executed. Cal Dive will not be required to pay premiums for the insurance described in this paragraph in excess of $1 million in the aggregate for the six-year period.

Affiliate Agreements

Horizon has agreed to use its reasonable best efforts to cause each person or entity identified by Horizon who may be deemed an affiliate, as defined by Rule 145 under the Securities Act of 1933, to deliver to Cal Dive prior to the date of the closing of the merger a written agreement that restricts the affiliate’s ability to sell, transfer or otherwise dispose of any Cal Dive shares issued to such affiliate in connection with the merger, except:

•	in compliance with Rule 145 under the Securities Act of 1933;

•	pursuant to an effective registration statement under the Securities Act of 1933; or

•	in reliance upon an opinion of counsel reasonably acceptable to Cal Dive, to the effect that the sale, transfer or other disposition is exempt from registration under the Securities Act of 1933.

Tax Matters

The parties have agreed to use their reasonable best efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

Additional Agreements

In addition to those covenants described above, the merger agreement contains additional agreements between Cal Dive and Horizon relating to, among other things:

•	convening and holding the Horizon special meeting;

•	preparing, filing and distributing this information statement/proxy statement/prospectus and filing the registration statement of which this information statement/proxy statement/prospectus is a part;

•	providing access to information to each other;

•	using their reasonable best efforts regarding filings with and obtaining waivers, consents and approvals from governmental and other agencies and organizations, including HSR filings;

•	making public announcements;

•	payment of fees and expenses in connection with the merger;

•	tax matters;

•	vessel matters;

•	matters related to Section 16 of the Exchange Act;

•	appointing David W. Sharp and John T. Mills as additional members of the Cal Dive board of directors for initial terms expiring at the annual meeting of Cal Dive’s stockholders to be held in 2010; and

•	listing of the shares of Cal Dive common stock to be issued in connection with the merger on the New York Stock Exchange, subject to official notice of issuance.

Conditions Precedent

Conditions to Each Party’s Obligation to Effect the Merger

Unless waived in whole or in part by both Cal Dive and Horizon, the obligations of Cal Dive and Horizon to complete the merger are subject to the following conditions:

•	absence of any temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other law, legal restraint or prohibition having the effect of making the merger illegal or otherwise prohibiting the consummation of the merger; and

•	receipt of approvals and authorizations required under the antitrust laws, including expiration or early termination of the waiting period under the Hart-Scott-Rodino Act, to consummate the transactions contemplated by the merger agreement;

•	approval for listing of the Cal Dive shares to be issued in the merger on the New York Stock Exchange, subject to official notice of issuance.

•	continued effectiveness of the registration statement of which this information statement/proxy statement/prospectus is a part, the absence of a stop order by the Securities and Exchange Commission suspending the effectiveness of the registration statement and the absence of any continuing or threatened proceeding or investigation by the Securities and Exchange Commission to suspend such effectiveness; and

•	adoption of the merger agreement by the holders of at least a majority of the outstanding Horizon shares entitled to vote at the Horizon special meeting.

Conditions to Obligations of Cal Dive

Unless waived in whole or in part by Cal Dive, the obligations of Cal Dive to effect the merger are subject to the following additional conditions:

•	accuracy of the representations and warranties made by Horizon to the extent specified in the merger agreement;

•	Horizon’s performance in all material respects of its covenants and agreements under the merger agreement; and

•	receipt of an opinion satisfactory to Cal Dive of its tax counsel to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

Conditions to Obligations of Horizon

Unless waived in whole or in part by Horizon, the obligations of Horizon to effect the merger are subject to the following additional conditions:

•	accuracy of the representations and warranties made by Cal Dive to the extent specified in the merger agreement;

•	Cal Dive’s performance in all material respects of their covenants and agreements under the merger agreement; and

•	receipt of an opinion satisfactory to Horizon of its tax counsel to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

Termination

Before the effective time of the merger, the merger agreement may be terminated:

•	by mutual written consent of Cal Dive and Horizon;

•	by either Cal Dive or Horizon, if:

•	the parties fail to consummate the merger on or before December 11, 2007, unless the failure is the result of a failure to fulfill an obligation under the merger agreement by the party seeking the termination;

•	any governmental authority has issued a final and nonappealable order, decree or ruling or has taken any other final and nonappealable action that restrains, enjoins or prohibits the merger, or has failed to issue an order, decree, ruling, or failed to take any action that is necessary to obtain approval under the HSR Act, to list the shares to be issued in the merger on the NYSE, or obtain and maintain effectiveness of the registration statement, unless the party seeking the termination has not used all reasonable efforts to remove such injunction, order or decree, or to obtain such approvals; or

•	adoption of the merger agreement by the Horizon stockholders is not obtained by reason of the failure to obtain the required vote of Horizon’s stockholders.

•	by Cal Dive, if:

•	Horizon’s board of directors (1) fails to recommend the approval or recommendation of the merger agreement or (2) makes a change in its recommendation that Horizon’s stockholders approve the merger agreement;

•	Horizon breaches its obligations under the merger agreement by reason of a failure to call the Horizon stockholders meeting or a failure to comply in any material respect with requirements set forth in the merger agreement regarding the preparation of this information statement/proxy statement/prospectus;

•	Horizon enters into a definitive agreement providing for an Acquisition Proposal or Superior Proposal (unless Horizon does so in accordance with its fiduciary out as provided under the terms of the merger agreement);

•	Horizon breaches in any material respect its covenant not to solicit, initiate or knowingly encourage any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, an alternate acquisition proposal or engaged in certain prohibited activities with respect thereto; or

•	Horizon breaches any of its representations or warranties set forth in the merger agreement or Horizon fails to perform its covenants or agreements under the merger agreement and, in either case, Horizon has not cured the breach or failure within the earlier of (x) 20 days of receiving notice from Cal Dive of such breach or failure or (y) December 11, 2007, provided that Cal Dive is not then in material beach of any of its covenants, representations of warranties under the merger agreement.

•	by Horizon, if:

•	prior to approval by Horizon’s stockholders of the merger agreement, the Horizon board of directors approves a Superior Proposal in accordance with the terms set forth in the merger agreement; or

•	Cal Dive breaches any of its representations or warranties set forth in the merger agreement or Cal Dive fails to perform its covenants or agreements under the merger agreement and, in either case, Cal Dive has not cured the breach or failure within the earlier of (x) 20 days of receiving notice from Horizon of such breach or failure or (y) December 11, 2007, provided that Horizon is not then in material beach of any of its covenants, representations of warranties under the merger agreement.

If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any party unless that party is in breach. However, certain provisions of the merger agreement, including, among others, those provisions relating to expenses and termination fees, will continue in effect notwithstanding termination of the merger agreement.

Fees and Expenses

If Horizon terminates the merger agreement, Horizon must pay to Cal Dive, in certain circumstances set forth in the merger agreement, $18.9 million.

Whether or not the merger is consummated, each of Cal Dive, Merger Sub and Horizon will bear its own costs and expenses in connection with the merger agreement and the related transactions, except (i) expenses incurred in connection with the filing, printing, and mailing, but not preparation, of the registration statement of which this information statement/proxy statement/prospectus is a part and (ii) expenses incurred in connection with any consultants that Cal Dive and Horizon shall have agreed to retain to assist in obtaining the approvals and clearances under the antitrust laws, which, in each case, shall be shared equally by Cal Dive and Horizon.

Amendment

Cal Dive, Merger Sub and Horizon may amend the merger agreement in writing at any time before the effective time of the merger. However, after the approval of the merger agreement by the Horizon stockholders, no amendment may be made that would require further approval by the Horizon stockholders.

Extension; Waiver

Cal Dive, Merger Sub and Horizon may at any time before the effective time of the merger and to the extent legally allowed:

•	extend the time for the performance of any of the obligations or the other acts of the other parties;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained in the merger agreement.

INFORMATION ABOUT CAL DIVE

Business

General

Cal Dive International, Inc. (also referred to in this Section as “Cal Dive,” “we,” or “our”) is a marine contractor providing manned diving, pipelay, and pipe burial services to the offshore oil and natural gas industry. Based on the size of our fleet, we believe that we are the market leader in the diving support business, which involves services such as construction, inspection, maintenance, repair, and decommissioning of offshore production and pipeline infrastructure, on the Gulf of Mexico Outer Continental Shelf, or OCS. We also provide these services in select international offshore markets, such as the Middle East (United Arab Emirates, Oman, Egypt, and Saudi Arabia), Southeast Asia, and Australia. Based in Houston, Texas, we currently own and operate a diversified fleet of 26 vessels, including 23 surface and saturation diving support vessels as well as three shallow water pipelay vessels. We believe that our fleet of diving support vessels is the largest in the world. Our customers include major and independent oil and natural gas producers, pipeline transmission companies, and offshore engineering and construction firms.

Since 1975, we have provided essential marine contracting services in support of oil and natural gas infrastructure throughout the production lifecycle, including production platforms, risers, subsea production systems, and pipelines, on the Gulf of Mexico OCS. Our services include saturation, surface and mixed gas diving, enabling us to provide a full complement of marine contracting services in water depths of up to 1,000 feet. We provide our saturation diving services in water depths of 200 to 1,000 feet through our fleet of eight saturation diving vessels and eight portable saturation diving systems, which we believe is the largest saturation diving support fleet in the world. In addition, we believe that our fleet of diving support vessels is among the most technically advanced in the world because a number of these vessels have features such as dynamic positioning, or DP, hyperbaric rescue chambers, multi-chamber systems for split-level operations and moon pool deployment, which allow us to operate effectively in challenging offshore environments. We provide surface and mixed gas diving services in water depths typically less than 300 feet through our 15 surface diving vessels. We also have three vessels dedicated exclusively to pipelay and pipe burial services in water depths of up to approximately 400 feet. Pipelay and pipe burial operations typically require extensive use of our diving services; therefore, we consider these services to be complementary.

We believe the combination of the scheduling flexibility afforded by our large fleet, the wide range of capabilities of our assets and the advanced technical skills of our personnel distinguishes us from our competitors on the Gulf of Mexico OCS and makes us a leading services provider in this region. Furthermore, we believe that our superior operating capabilities, international experience, existing relationships with globally focused customers and proven acquisition expertise will allow us to achieve a similar leadership position in other economically attractive offshore markets, such as the Middle East, Southeast Asia and Australia.

We were organized in February 2006 as a Delaware corporation to facilitate the transfer of Helix’s shallow water marine contracting business to us. Prior to that, we operated as a division of Helix. In December 2006, we completed an initial public offering of 22,173,000 shares of our common stock, which are listed on the New York Stock Exchange under the symbol “DVR.” In connection with the offering, we distributed to Helix approximately $264.4 million in net proceeds from the offering, $200 million in proceeds from borrowings under our credit facility and approximately $11 million in tax benefits over a ten-year period resulting from a step-up in basis of certain assets transferred to us by Helix. We also issued an aggregate of 618,321 shares of restricted stock to our executive officers and employees in connection with our initial public offering. Helix owns 61,506,691 shares of our common stock, representing approximately 73% of the total voting power of our common stock. We are headquartered in Houston, Texas and have offices in New Orleans, Fourchon and New Iberia, Louisiana; Singapore; Perth, Australia; and Dubai, U.A.E.

Certain Definitions

Defined below are certain terms helpful to understanding the services rendered and equipment utilized in the marine contracting industry:

•	Dive support vessel (DSV): Specially equipped vessel that performs services and acts as an operational base for divers, ROVs and specialized equipment.

•	Drydock: The process of docking a vessel so that it is fully supported out of the water for the purposes of regulatory certification, inspection, maintenance and repair. Drydocking allows full work access to the vessel hull.

•	Dynamic positioning (DP): Computer-directed thruster systems that use satellite-based positioning and other positioning technologies to ensure the proper counteraction to wind, current and wave forces, enabling the vessel to maintain its position without the use of anchors. Two DP systems (DP-2) are necessary to provide the redundancy required to support safe deployment of divers, while only a single DP system is necessary to support ROV operations.

•	EIA: United States Department of Energy, Energy Information Administration.

•	4 point mooring: A mooring system that uses four anchors, which are spooled out to the sea floor by deck-mounted anchor winches, to secure a vessel in open waters.

•	Gulf of Mexico OCS: The Outer Continental Shelf in the Gulf of Mexico, defined as the area in the Gulf of Mexico extending from the shoreline to water depths up to 1,000 feet.

•	Hyperbaric rescue chamber (HRC): An additional chamber, connected to the saturation diving system, that acts as a floating pressurized lifeboat in the event of a vessel emergency.

•	Mixed gas diving: Diving technique used in water depths between 170 and 300 feet. The inert nitrogen normally found in air is replaced with helium, which provides longer bottom times at greater depths and eliminates the narcotic effect of nitrogen under pressure.

•	MMS: United States Department of Interior, Minerals Management Service.

•	Moon pool: An opening in the bottom center of a vessel through which a saturation diving system or ROV may be deployed, allowing safer deployment in adverse weather conditions.

•	Multi-purpose support vessel (MSV): A DP DSV that is capable of performing coring and well operations in addition to working in diving and ROV modes.

•	Pipelay and pipe burial: Pipelay barges provide an offshore work station that allow for the welded assembly of multiple sections of pipe on deck. After completing nondestructive testing, the barge pulls forward on the anchor spread moorings and lays out the pipeline on the seafloor. In water depths less than 200 feet, the pipeline is required to have a minimum of three feet of burial cover. Burial is accomplished by digging and jetting out a trenched ditch from under the pipeline.

•	Portable saturation diving system: Saturation diving system that is transportable to various offshore locations. These systems are typically deployed on barges and rigs that do not consistently require deep dive support.

•	Qualified turnkey: Lump-sum bid sent in response to a client’s request for quote. Our bid response contains the following: a defined scope of work, a lump-sum price to complete that work, extra work rates for anything outside the defined scope of work and a list of clarifications and qualifications applicable to the project or contract.

•	Remotely operated vehicle (ROV): Robotic vehicles used to complement, support and increase the efficiency of diving and subsea operations and for tasks beyond the capability of manned diving operations.

•	Saturation diving: Provides for efficient work time on the seafloor in water depths between 200 and 1,000 feet. Divers stay under pressure in a vessel-mounted chamber and are transported to the sea floor in a diving bell. One-time decompression is conducted after completion of the job or a 30-day period, whichever is shorter. A split-level saturation diving system has an additional chamber that allow extra divers to “store” at a different pressure level, which allows the divers to work at different depths.

•	Surface diving: Diving operations conducted in shallower waters, typically limited to depths of approximately 170 feet. At greater depths, bottom times become limited and decompression times increase significantly. Compressed air and communications are supplied to the diver through a dive umbilical tethered to the surface. Based on factors of depth and time, divers must decompress after each dive.

•	Surface diving system: Dive equipment components required for air or gas surface diving operations, which typically includes air compressors, dive hoses, communication radios, air/gas manifolds and decompression chambers.

Recent Acquisitions and Investments

In the past two years, we have substantially increased the size of our fleet and expanded our operating capabilities on the Gulf of Mexico OCS through the following strategic acquisitions:

•	In August 2005, we acquired six vessels and a portable saturation diving system from Torch Offshore, Inc., or Torch, for an aggregate purchase price of $26.2 million (including assets held for sale).

•	In late 2005 and early 2006, we acquired all of the diving and shallow water pipelay business of Acergy US, Inc. (formerly known as Stolt Offshore Inc.), or Acergy, operating in the Gulf of Mexico and Trinidad, including nine vessels and one portable saturation diving system, for an aggregate purchase price of $124.3 million.

Pursuant to our international growth strategy, in July 2006, we completed the acquisition of the business of Singapore-based Fraser Diving International Limited, or Fraser Diving, which includes six portable saturation diving systems and 15 surface diving systems operating primarily in the Middle East, Southeast Asia and Australia.

Upon closing these transactions and completing subsequent divestitures, we added a net total of 13 vessels, including three saturation diving vessels, seven portable saturation diving systems and significant diving equipment to our fleet.

Geographic Areas

Revenues by geographic region were as follows for the periods set forth (in thousands):

	Year Ended December 31,						Six Months Ended June 30,
	2006		2005		2004		2007		2006
	$	%	$	%	$	%	$	%	$	%

United States	$439,474	86.2%	$190,739	85.0%	$106,232	84.5%	$218,237	76.7%	$213,773	87.4%
International	70,443	13.8%	33,560	15.0%	19,554	15.5%	66,247	23.3%	30,781	12.6%

	$509,917	100%	$224,299	100%	$125,786	100%	$284,484	100%	$244,554	100%

Property and equipment, net of depreciation, by geographic region was as follows (in thousands):

	Year Ended December 31,						Six Months Ended June 30,
	2006		2005		2004		2007		2006
	$	%	$	%	$	%	$	%	$	%

United States	$173,173	77.9%	$91,094	80.2%	$52,671	69.0%	$168,614	74.6%	$141,739	77.2%
International	49,074	22.1%	22,510	19.8%	23,658	31.0%	57,421	25.4%	41,973	22.8%

	$222,247	100%	$113,604	100%	$76,329	100%	$226,035	100%	$183,712	100%

Marine Contracting Industry

Similar to most sectors within the oilfield services industry, marine contracting is cyclical and typically driven by actual or anticipated changes in oil and natural gas prices and capital spending by upstream producers. Sustained high commodity prices historically have led to increases in expenditures for offshore drilling and completion activities and, as a result, greater demand for our services. Therefore, we expect our results of operations will be much stronger in a high commodity price environment compared to those achieved in a low commodity price environment. Current business conditions are strong, and we believe the outlook for our business remains very favorable based on the following industry trends:

•	Increased capital spending by oil and natural gas producers. Supported by a high commodity price environment, oil and natural gas producers have significantly increased their spending on drilling, completions and acquisitions. According to Spears & Associates, annual offshore drilling and completion spending worldwide has risen from $29.4 billion in 2000 to $54.6 billion in 2006 and is expected to reach $71.9 billion by 2010. In the Gulf of Mexico, the growth in spending has been driven in part by smaller independent producers, which have aggressively acquired offshore properties and invested more heavily than previous operators to improve production. Additionally, several of the larger oil and natural gas companies have renewed their interest in the Gulf of Mexico and are actively pursuing deep-shelf drilling projects (15,000 feet or more below the mudline in water depths up to 1,000 feet) that offer excellent potential for natural gas reserve discoveries. The level of upstream spending in offshore regions has generally served as a leading indicator of demand for marine contracting services.

•	Rising international offshore activity. Many oil and natural gas producers have recently expanded their operations in international offshore regions with large untapped reserves, such as Southeast Asia, West Africa and the Middle East. According to Spears & Associates, international offshore drilling and completion spending accounts for 67% of worldwide offshore drilling and completion spending and is expected to continue growing at a high rate. In many international markets, significant production infrastructure work is required over the next several years to develop new oil and natural gas discoveries. We believe that we are well positioned to capture a growing share of this work given our superior operating capabilities relative to the smaller regional providers that presently serve these markets. In addition, the size and complexity of these projects often necessitates the funding capabilities and expertise of the major oil and natural gas companies, large independents or national oil companies, which are less sensitive to changes in commodity prices than many producers in the Gulf of Mexico. Therefore, international demand for our services is typically more stable and predictable than on the Gulf of Mexico OCS.

•	Aging production infrastructure in the Gulf of Mexico. According to the MMS, there are nearly 4,000 oil and natural gas production platforms in the Gulf of Mexico, of which approximately 60% are more than 15 years old. Virtually all of the older platforms and other infrastructure in the Gulf of Mexico lie in water depths of 1,000 feet or less, which is our core market. These structures are generally subject to extensive periodic inspections, require frequent maintenance and will ultimately be decommissioned as mandated by various regulatory agencies. Consequently, we believe demand for our inspection, maintenance, repair and decommissioning services will remain strong. Demand for these services is less discretionary, and therefore more stable, than that derived from exploration, development and production activities.

•	Growing U.S. demand for natural gas. The majority of our customers on the Gulf of Mexico OCS are drilling for, producing and transporting natural gas. The Gulf of Mexico is a key region for natural gas supply, producing an estimated 19% of total U.S. natural gas production during the five-year period ending in 2006, according to the EIA. The EIA reports that U.S. demand for natural gas has increased 26% since 1985 and is expected to grow an additional 23% through 2030. The EIA projects a need for approximately 14% growth in annual U.S. natural gas production and an increase in liquefied natural gas imports to meet this demand. Due to the declining productivity of many mature U.S. fields, the number of domestic natural gas wells drilled annually has increased significantly in recent years. We would expect the continuation of this trend to result in strong demand for our services on the Gulf of Mexico OCS. The National Oceanic and Atmospheric Administration has projected a 75% probability that the 2007 Atlantic hurricane season will be above normal. If major hurricanes cause offshore infrastructure damage similar to that caused by Hurricanes Ivan, Katrina and Rita, we expect demand for our services again will rise significantly.

Competitive Strengths

Our competitive strengths include:

•	Leader in the Gulf of Mexico OCS diving services market. We believe the size of our fleet and workforce makes us the market leader for diving services on the Gulf of Mexico OCS. We currently own and operate a diversified fleet of 26 vessels and employ approximately 1,300 diving and marine personnel. We believe our size advantage allows us to provide the highest quality diving services on the Gulf of Mexico OCS and contributes to our leading share of diving services contracts in this market. Furthermore, we expect to achieve similar leadership in new offshore markets due to our superior operating capabilities, international experience, existing relationships with globally focused customers and proven acquisition expertise.

•	High-quality asset base. Our diverse fleet of vessels and diving systems, particularly our saturation diving fleet, is among the most technically advanced in the industry. Our saturation diving fleet has a combination of modern features, including DP, multi-chamber systems for split-level operations and moon pool deployment, that allow us to operate effectively in challenging offshore environments. The diversity of our fleet also enables us to provide a wide range of marine contracting services. We possess complementary diving, pipelay and pipe burial capabilities that are often required for more complex subsea projects. As a result, we can effectively execute this higher margin business while enhancing the utilization of our diving support vessels.

•	Highly skilled workforce. The quality of our workforce has been, and will continue to be, a vital contributor to our success. We invest significant resources in training programs to ensure that our divers, supervisors and support staff have the best technical, operational and safety skills in the industry, which allows us to deliver innovative solutions to our customers. In addition, our market leadership provides an advantage with regard to employee retention, which is a major issue in our sector in the current tight labor environment. The compensation of our divers is typically determined by their logged diving time, so divers and others are strongly incentivized to work for us due to our high vessel utilization, which is driven by our relationships with the most active Gulf of Mexico producers and proven operating history. We believe these qualities, along with our commitment to effective training and safety, help us to attract and retain skilled employees.

•	Excellent, long-standing customer relationships. We have built a reputation as a premier diving services contractor during our more than 30 years operating in the Gulf of Mexico. We have developed a large and stable customer base, which includes virtually all of the top 20 energy producers in the Gulf of Mexico, by consistently providing superior and comprehensive services on schedule while maintaining a strong safety track record.

•	Successful acquisition track record. We have a proven track record of identifying and executing acquisitions that complement our fleet and workforce and enhance our service capabilities. In 2005, we added 13 vessels, including three premium saturation diving vessels, and two portable saturation diving systems to our fleet. More recently, in July 2006, we completed the acquisition of six portable saturation diving systems and 15 surface diving systems operating primarily in the Middle East, Southeast Asia and Australia from Singapore-based Fraser Diving. We attribute much of the growth of our business to our success making acquisitions, and we believe that acquisitions will remain a key element of our growth strategy. Furthermore, we believe that our ability to integrate acquisitions efficiently is one of our core organizational competencies. We have consistently demonstrated the ability to add to our revenue base and retain key personnel from acquired businesses, while improving margins by leveraging our existing cost structure.

•	Proven management team with extensive experience in the marine contracting business. Most of our executive officers and senior managers have spent the majority of their respective careers in the marine contracting business, working at various levels of the industry in the Gulf of Mexico and internationally. This senior management team, which has an average of 22 years of industry experience, includes recognized leaders in diving services and offshore construction. Several of these individuals serve in high-ranking positions in industry organizations for standards and safety. We believe the knowledge and experience of our management team provides a valuable competitive advantage.

Business Strategy

The principal elements of our strategy include:

•	Strengthen leadership position on the Gulf of Mexico OCS. We will seek to expand our leadership position in the Gulf of Mexico OCS diving services market by enhancing the capabilities of our existing assets, making acquisitions of complementary assets or businesses and continuing to provide a high level of customer service. Pursuant to this strategy, we have increased the crane capacity of the DP DSV Kestrel and plan to convert the DSV Midnight Star surface diving vessel to a saturation diving vessel in 2008. We believe these upgrades will increase the demand for those assets, and we intend to invest future available capital in similar fleet enhancements. As evidence of our continued success in this market, in 2006 we entered into a new diving services contract with a major oil company, the largest such contract in our history based on potential revenues of approximately $80 million for work that we expect to continue through February 2008.

•	Expand into high-growth international markets through acquisitions. Several international regions, such as the Middle East, Southeast Asia and Australia, offer excellent growth potential attributable to the recent and planned increases in upstream capital spending and the highly fragmented nature of the existing marine contracting markets. We are continually evaluating potential acquisition targets that can provide us with a more meaningful presence in these markets. Our goal is to replicate our Gulf of Mexico OCS leadership in the most attractive international offshore regions by leveraging our operating capabilities, international experience, customer relationships and acquisition expertise. Pursuant to this strategy, in July 2006, we completed an acquisition of the business of Singapore-based Fraser Diving.

•	Continue to attract, develop and retain highly skilled personnel. Our market leadership and future growth plans are predicated on our ability to employ the most highly-skilled divers, supervisors and support staff in the industry. We invest significant resources in developing the technical, operational and safety skills of our workforce. We will continue to invest significant resources in training and development courses that will provide our workforce with superior knowledge and skills relevant to diving operations and safety, as well as facilitate their long-term career development. We will also continue our practice of structuring compensation and benefit plans that are competitive with our peers and properly incentivize our workforce.

•	Maintain a disciplined cost structure. We seek to contain the costs of our operations and identify new opportunities to reduce costs. We believe that our cost discipline will enhance our profitability in strong market environments and better position us to withstand market downturns. Furthermore, the size and diversity of our fleet provide meaningful economies of scale and scope advantages, which we have realized through the efficient integration of recent acquisitions and ongoing cost-savings initiatives.

•	Optimize our mix of dayrate and qualified turnkey work. We seek to optimize the allocation of our resources between dayrate and qualified turnkey work in order to diversify our sources of revenue and enhance overall profitability. We believe that this strategy allows us to respond effectively to the increasing demand from larger customers for integrated solutions while ensuring that a segment of our fleet is positioned to capitalize on attractive opportunities in the spot market. As business conditions change, we will adjust our resource allocation.

•	Maintain financial flexibility. We intend to maintain our financial flexibility in the near term by utilizing our strong operating cash flows to reduce the debt incurred by us in connection with our initial public offering. As of December 31, 2006, we had $201 million of outstanding debt and $49 million of borrowing capacity, and as of June 30, 2007, we had $140 million of outstanding debt and $110 million of borrowing capacity, under our revolving credit agreement, which we believe is sufficient to support our business. In connection with the merger, we intend to replace this credit facility with a new $675 million facility consisting of a $375 million senior secured term loan and a $300 million senior secured revolving credit facility. We intend to achieve a more conservative capital structure over the long term so that we may continue to actively pursue value-enhancing growth initiatives and mitigate some of the financial risk associated with a market downturn.

History

We trace our origins to California Divers Inc., which pioneered the use of mixed gas diving in the early 1960s when oilfield exploration off the Santa Barbara coast moved to water depths beyond 250 feet. We commenced operations in the Gulf of Mexico in 1975. Since that time our growth strategy has included acquisitions and investments that enhanced our services and increased our technological capabilities as evidenced by these representative milestones in our history:

1980	Acquired International Oilfield Divers, our first acquisition in the Gulf of Mexico market
1984	Completed a major conversion of the Cal Diver I, introducing the first DSV dedicated for use in the Gulf of Mexico
1986	Began providing subsea construction, maintenance and inspection work on a qualified turnkey basis, enabling clients to better control project costs
1989	Launched shallow water salvage business
1994	Acquired our first DP DSV, the Witch Queen, improving our abilities to operate in winter months and work in deeper waters
1996	Acquired and enhanced the Uncle John, the first semi-submersible MSV dedicated for use in the Gulf of Mexico in heavy construction and saturation mode
1997	Acquired Aquatica, Inc. (previously known as Acadiana Divers) in Lafayette, Louisiana to expand our call out diving support capabilities
2001	Acquired Professional Divers of New Orleans, adding an additional 4 point surface DSV and three utility boats
2005	Acquired six DSVs and a portable saturation diving system from Torch
Acquired all of the diving and shallow water pipelay business of Acergy operating in the Gulf of Mexico and Trinidad, including nine vessels and one portable saturation diving system
2006	Acquired the business of Singapore-based Fraser Diving and its six portable saturation diving systems and 15 surface diving systems operating primarily in the Middle East, Southeast Asia and Australia
Entered into a new diving services contract with a major oil company, the largest such contract in our history based on potential revenues of approximately $80 million, for work that we expect to continue through 2007.

With the recent Torch, Acergy and Fraser Diving acquisitions, we have substantially increased the size of our fleet and expanded our operating capabilities. Upon closing these transactions and completing subsequent divestitures, we added a net total of 13 vessels, including three premium saturation diving vessels, seven portable saturation diving systems and significant other diving equipment to our fleet.

Seasonality

Historically, we have experienced our lowest vessel utilization rates during the first quarter and, to a lesser extent during the fourth quarter, when weather conditions are least favorable for offshore exploration, development and construction activities. As is common in the industry, we typically bear the risk of delays caused by some, but not all, adverse weather conditions. We believe that the technical capabilities of our fleet and ability to operate effectively in challenging offshore environments will provide an advantage during winter months and reduce the impact of weather-related delays.

Customers

Our customers include major and independent oil and natural gas producers, pipeline transmission companies and offshore engineering and construction firms. The level of marine contracting capital spending by customer varies from year to year due to the concentrated nature of construction and installation expenditures and the unpredictability of repair work. Consequently, customers that account for a significant portion of contract revenues in one fiscal year may represent an immaterial portion of contract revenues in subsequent fiscal years. The percent of consolidated revenue of major customers was as follows: 2006 — Chevron 15.6%; 2005 — BP 13% and Lighthouse R&D Enterprises 11%; 2004 — Lighthouse R&D Enterprises 12% and Shell 11%. We estimate we provided marine contracting services to over 100 customers in 2006.

Contracting and Tendering

Our services are performed under contracts that are typically awarded through a competitive bid process. Contract terms vary depending on the services required and are often determined through negotiation. Most of our contracts can be categorized as either dayrate or qualified turnkey. Under dayrate contracts, we are paid a daily rate, which consists of a base rate for our vessel and crews as well as cost reimbursements for materials and ancillary activities, for as long as we provide our services. Qualified turnkey contracts, on the other hand, define the services that we will provide for an agreed upon fixed price and certain cost protections. This type of contract is most commonly used for complex subsea projects on which customers desire greater control over costs.

We seek to optimize our mix of dayrate and qualified turnkey contracts based on prevailing market conditions. As part of that effort, we also attempt to strike the appropriate balance between short-term and long-term dayrate contracts. Our goal is to diversify our sources of revenue while maximizing profitability in a given business environment. For instance, our volume of dayrate contracts increased dramatically following the hurricanes in the Gulf of Mexico during 2004 and 2005, given the difficulty of accurately defining the scope of required services prior to commencing such a project.

Our recent acquisitions expanded our operating capabilities. We now offer a comprehensive range of manned diving, pipelay and pipe burial services. These businesses are complementary since pipeline installation and completion work often requires significant diving support. As a result, we frequently enter into contracts to provide each of these services for a particular project. This type of arrangement allows customers to negotiate contract terms and share project information with us as a single contractor, rather than multiple contractors, and enhances the utilization of our fleet.

Competitors

The marine contracting business is highly competitive. Competition for marine contracting work in the Gulf of Mexico has historically been based on price, the location and type of equipment available, the ability to deploy such equipment and the safety and quality of such services. In recent years, price has been the primary factor in obtaining contracts, but our ability to acquire specialized vessels, to attract and retain skilled personnel, and to demonstrate a good safety record have also been important competitive factors. Our principal competitors for diving services include Global Industries, Ltd., Tetra Technologies Inc. (through its wholly-owned subsidiary, Epic Divers & Marine, L.L.C.), Oceaneering International, Inc. and Superior Offshore International, Inc., as well as a number of smaller companies that often compete solely on price. Based on the size of our fleet, we are the largest saturation and surface diving service provider on the Gulf of Mexico OCS. Our principal competitors for shallow water pipelay services on the Gulf of Mexico OCS include Global Industries, Horizon Offshore, Inc. and several independent companies. Other foreign-based marine contractors have either positioned, or announced their intention to deploy, certain vessels, equipment and personnel to perform services on the Gulf of Mexico OCS in response to demand for hurricane-related repair projects. However, we believe that our reputation, asset capabilities, highly experienced personnel and low-cost structure are key advantages for us in this market.

Employees

As of June 30, 2007, we had approximately 1,300 employees, approximately 200 of whom were salaried personnel. As of that date, we also contracted with third parties to utilize approximately 350 non-U.S. citizens to crew our foreign-flagged vessels. None of our employees belong to a union or are employed pursuant to any collective bargaining agreement or any similar arrangement. We believe our relationship with our employees and foreign crew members is good.

Training and Safety

We have established a corporate culture in which safety is one of our core values. Our goal, based upon the belief that all incidents are preventable, is to provide an injury-free workplace by emphasizing the importance of safe behavior by our employees. Our behavioral safety procedures and training programs were developed by management personnel who have worked at entry level positions within the industry and know firsthand the mental and physical challenges of the ocean worksite. As a result, we believe that our overall safety management system is among the best in the industry. Nevertheless, we are constantly engaged in a company-wide effort to enhance our behavioral safety procedures and training programs with a constant focus on awareness and open communication between management and all offshore and onshore employees. We currently document all daily observations and analyze data both at the immediate worksite and at the corporate level. Worksite conditions inspections, known as “Hazard Hunts,” are conducted bi-weekly with required “actions by” and close out dates. Annual progressive audits are carried out throughout our fleet, facilities and worksites by our environmental, health and safety department to provide an avenue of understanding and mechanism to identify training requirements throughout our diverse fleet. Management site visits are conducted monthly to assist in face to face communication across the fleet and each member of senior management is responsible for personally talking to crewmembers from at least two of our vessels each month to evidence our safety commitment and improve our offshore safety culture.

Government Regulation

The marine contracting industry is subject to extensive governmental and industry rules and regulations, including those of the U.S. Coast Guard, the U.S. Environmental Protection Agency, the MMS and the U.S. Customs Service, as well as private industry organizations such as the American Bureau of Shipping. We also support and voluntarily comply with standards of the Association of Diving Contractors International. Among the more significant standards we follow are those established by the Coast Guard, which sets safety standards, authorizes investigations into vessel and diving accidents and recommends improved safety standards. We are required by various other governmental and quasi-governmental agencies to obtain various permits, licenses and certificates with respect to our operations.

In addition, we depend on the demand for our services from the oil and natural gas industry and, therefore, our business is affected by laws and regulations, as well as changing taxes and policies relating to the oil and natural gas industry generally. In particular, the development and operation of oil and natural gas properties located on the OCS of the United States is regulated primarily by the MMS. In addition, because our operations rely on offshore oil and natural gas production, if the government were to restrict the availability of offshore oil and natural gas leases, such action could materially adversely affect our business, financial condition and results of operations.

Environmental Regulation

Our operations are subject to a variety of federal, state and local as well as international laws and regulations governing environmental protection, health and safety, including those relating to the discharge of materials into the environment. Numerous governmental departments issue rules and regulations to implement and enforce laws that are often complex and costly to comply with and that carry substantial administrative, civil and possibly criminal penalties for failure to comply. Under these laws and regulations, we may be liable for remediation or removal costs, damages, including damages to natural resources, and other costs associated with releases of hazardous materials, including oil, into the environment, and such liability may be imposed on us even if the acts that resulted in the releases were in compliance with all applicable laws at the time such acts were performed. Some of the environmental laws and regulations that are applicable to our business operations are discussed in the following paragraphs.

The Oil Pollution Act of 1990, as amended, or OPA, imposes a variety of requirements on “Responsible Parties” related to the prevention of oil spills and liability for damages resulting from such spills in waters of the United States. A “Responsible Party” includes the owner or operator of an onshore facility, a vessel or a pipeline, and the lessee or permittee of the area in which an offshore facility is located. OPA imposes liability on each Responsible Party for oil spill removal costs and for other public and private damages from oil spills. Failure to comply with OPA may result in the assessment of civil and criminal penalties. OPA establishes liability limits of $350 million for onshore facilities, all removal costs plus $75 million for offshore facilities and the greater of $600 per gross ton or $500,000 for vessels other than tank vessels. The liability limits are not applicable, however, if the spill is caused by gross negligence or willful misconduct or results from violation of a federal safety, construction, or operating regulation; or if a party fails to report a spill or fails to cooperate fully in the cleanup. Few defenses exist to the liability imposed under OPA.

OPA also imposes ongoing requirements on a Responsible Party, including preparation of an oil spill contingency plan and maintenance of proof of financial responsibility to cover a majority of the costs in a potential spill. With respect to financial responsibility, OPA requires the Responsible Party for certain offshore facilities to demonstrate financial responsibility of not less than $35 million, with the financial responsibility requirement potentially increasing up to $150 million if the risk posed by the quantity or quality of oil that is explored for or produced indicates that a greater amount is required. The MMS has promulgated regulations implementing these financial responsibility requirements for covered offshore facilities. Under the MMS regulations, the amount of financial responsibility required for an offshore facility is increased above the minimum amounts if the “worst case” oil spill volume calculated for the facility exceeds certain limits established in the regulations.

OPA also requires owners and operators of vessels over 300 gross tons to provide the Coast Guard with evidence of financial responsibility to cover the cost of cleaning up oil spills from such vessels. We currently own and operate six vessels over 300 gross tons. Satisfactory evidence of financial responsibility has been provided to the Coast Guard for all of our vessels.

The Federal Water Pollution Control Act, or the Clean Water Act, and analogous state laws impose strict controls on the discharge of pollutants, including oil and other substances, into the navigable waters of the United States and state waters and impose potential liability for the costs of remediating releases of such pollutants. The controls and restrictions imposed under the Clean Water Act and analogous state laws have become more stringent over time, and it is possible that additional restrictions will be imposed in the future. Permits must be obtained to discharge pollutants into state and federal waters. Certain state regulations and the general permits issued under the Federal National Pollutant Discharge Elimination System program prohibit the discharge of produced waters and sand, drilling fluids, drill cuttings and certain other substances related to the exploration for and production of oil and natural gas into certain coastal and offshore waters. The Clean Water Act and analogous state laws provide for civil, criminal and administrative penalties for any unauthorized discharge of oil and other hazardous substances and impose liability on responsible parties for the costs of cleaning up any environmental contamination caused by the release of a hazardous substance and for natural resource damages resulting from the release. Our vessels routinely transport diesel fuel to offshore rigs and platforms and also carry diesel fuel for their own use. Offshore vessels operated by us have facility and vessel response plans to deal with potential spills of oil or its derivatives.

The Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, contains provisions requiring the remediation of releases of hazardous substances into the environment and imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons including current and former owners and operators of contaminated sites where the release occurred and those companies that transport, dispose of or arrange for disposal of hazardous substances released at the site. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. Neighboring parties and third parties may also file claims for personal injury and property damage allegedly caused by the release of hazardous substances into the environment. In the ordinary course of business, we handle hazardous substances. Governmental agencies or third parties could seek to hold us responsible under CERCLA for all or part of the costs to clean up a site at which such hazardous substances may have been released or deposited.

We have incurred in the past, and expect to incur in the future, capital and other expenditures related to environmental compliance. Such expenditures, however, are included within our overall capital and operating budgets and are not separately accounted for. We do not anticipate that compliance with existing environmental laws and regulations will have a material effect upon our capital expenditures, earnings or competitive position. However, changes in the environmental laws and regulations, or claims for damages to persons, property, natural resources or the environment, could result in substantial costs and liabilities, and thus there can be no assurance that we will not incur material environmental costs or liabilities in the future.

Properties

Our Vessels

We currently own and operate a diversified fleet of 26 vessels, including 23 surface and saturation diving support vessels capable of operating in water depths of up to 1,000 feet as well as three shallow water pipelay vessels. Our fleet of diving support vessels comprises 15 surface diving support vessels capable of working in water depths up to 300 feet and eight saturation diving support vessels that typically work in water depths of 200 to 1,000 feet. Four of our saturation diving support vessels have DP capabilities.

The following table provides select information about each of the vessels we own:

		Placed in
		Service by			DP or Anchor
	Flag State	Cal Dive(1)	Length (Feet)	Berths	Moored

Saturation Diving
DP DSV Eclipse	Bahamas	3/2002	367	109	DP
DP DSV Mystic Viking	Bahamas	6/2001	253	60	DP
DP DSV Kestrel	Vanuatu	9/2006	323	80	DP
DP MSV Uncle John	Bahamas	11/1996	254	102	DP
DSV American Constitution	Panama	11/2005	200	46	4 point
DSV Cal Diver I	U.S.	7/1984	196	40	4 point
DSV Cal Diver II	U.S.	6/1985	166	32	4 point
DSV Midnight Star(2)	Vanuatu	6/2006	197	42	4 point
Surface Diving
American Diver	U.S.	11/2005	105	22	—
American Liberty	U.S.	11/2005	110	22	—
Cal Diver IV	U.S.	3/2001	120	24	—
DSV American Star	U.S.	11/2005	165	30	4 point
DSV American Triumph	U.S.	11/2005	164	32	4 point
DSV American Victory	U.S.	11/2005	165	34	4 point
DSV Cal Diver V	U.S.	9/1991	166	34	4 point
DSV Dancer	U.S.	3/2006	173	34	4 point
DSV Mr. Fred	U.S.	3/2000	166	36	4 point
Fox	U.S.	10/2005	130	42	—
Mr. Jack	U.S.	1/1998	120	22	—
Mr. Jim	U.S.	2/1998	110	19	—
Polo Pony	U.S.	3/2001	110	25	—
Sterling Pony	U.S.	3/2001	110	25	—
White Pony	U.S.	3/2001	116	25	—
Pipelay
Brave	U.S.	11/2005	275	80	Anchor
Rider	U.S.	11/2005	275	80	Anchor
DLB801(3)	Panama	1/2006	351	230	Anchor

(1)	Represents the date Cal Dive placed the vessel in service and not its date of commissioning.

(2)	Expected to be converted in 2008 to full saturation diving capabilities.

(3)	The DLB801 was purchased in January 2006 and a 50% interest in the vessel was subsequently sold to an unaffiliated purchaser that same month. The vessel is now under a 10-year charter lease agreement with the purchaser of the 50% interest. The charter lease agreement includes an option by the other holder to purchase our 50% interest in the vessel beginning in January 2009.

In addition to our saturation diving vessels, we currently own ten portable saturation diving systems, including six acquired from Fraser Diving.

Pursuant to an agreed final judgment with the DOJ permitting us to complete the Acergy acquisition in November 2005, we agreed to divest ourselves of the Midnight Carrier, the Seaway Defender and a portable saturation diving system. We completed the sale of the portable saturation diving system and the Seaway Defender during 2006, and as of December 31, 2006, the Midnight Carrier was held for sale. The Midnight Carrier was subsequently sold on January 26, 2007.

The Rider, Kestrel, Eclipse, Mystic Viking and Uncle John are subject to vessel mortgages securing our $250 million revolving credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Revolving Credit Facility.”

We incur routine drydock, inspection, maintenance and repair costs pursuant to U.S. Coast Guard regulations and in order to maintain our vessels in class under the rules of the applicable class society. For 2006, these costs were $18.9 million. These costs can fluctuate widely from year to year based on the number of vessels, the scope of the related work plan, availability of drydock capacity and general prevailing market conditions. In addition to complying with these requirements, we have our own vessel maintenance program that we believe permits us to continue to provide our customers with well maintained, reliable vessels. In the normal course of business, we charter other vessels on a short-term basis, such as tugboats, cargo barges, utility boats and dive support vessels.

Our Facilities

Our corporate headquarters are located at 400 N. Sam Houston Parkway E., Suite 1000, Houston, Texas. Our primary subsea and marine services operations are based in Port of Iberia, Louisiana. All of our facilities are leased except for approximately 61/2 acres that are owned by us at our Port of Iberia, Louisiana facility. The remaining terms of these leases range from two to 14 years. Future minimum rentals under these non-cancelable leases are approximately $4.4 million at December 31, 2006, with $1.0 million due in 2007, $0.8 million in 2008, $0.6 million in 2009, $0.3 million in 2010, $0.3 million in 2011 and $1.4 million thereafter. Total rental expense under these operating leases was approximately $0.8 million, $0.7 million and $0.5 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Location	Function	Size

Houston, Texas	Corporate Headquarters, Project Management and Sales Office	20,000 square feet
Port of Iberia, Louisiana	Operations, Offices and Warehouse	23 acres (Buildings: 68,602 sq. feet)
Fourchon, Louisiana	Marine, Operations, Living Quarters	26 acres (Buildings: 2,300 sq. feet)
New Orleans, Louisiana	Sales Office	2,724 square feet
Singapore	Marine, Operations, Offices, Project Management and Warehouse	29,772 square feet
Dubai, United Arab Emirates	Sales Office and Warehouse	12,916 square feet
Perth, Australia	Operations, Offices and Project Management	28,738 square feet

Insurance and Legal Proceedings

Our operations are subject to the inherent risks of offshore marine activity, including accidents resulting in personal injury and the loss of life or property, environmental mishaps, mechanical failures, fires and collisions. We insure against these risks at levels consistent with industry standards. We also carry workers’ compensation, maritime employer’s liability, general liability and other insurance customary in our business. All insurance is carried at levels of coverage and deductibles we consider financially prudent. Our services are provided in hazardous environments where accidents involving catastrophic damage or loss of life could occur, and litigation arising from such an event may result in our being named a defendant in lawsuits asserting large claims. Although there can be no assurance the amount of insurance we carry is sufficient to protect us fully in all events, or that such insurance will continue to be available at current levels of cost or coverage, we believe that our insurance protection is adequate for our business operations. A successful liability claim for which we are underinsured or uninsured could have a material adverse effect on our business, financial condition or results of operations.

We are involved in various legal proceedings, primarily involving claims for personal injury under the General Maritime Laws of the United States and the Jones Act as a result of alleged negligence. In addition, we from time to time incur other claims, such as contract disputes, in the normal course of business. Under our agreements with Helix, we have assumed and will indemnify Helix for liabilities related to our business.

Market for Cal Dive’s Common Stock and Related Shareholder Matters

Our common stock began trading on the New York Stock Exchange under the symbol “DVR” on December 14, 2006. Prior to that, all of our common stock was held by Helix. The following table sets forth, for the periods indicated, the high and low closing sales price per share of our common stock:

	Common Stock
	Price
	High	Low

Fiscal Year 2006
Fourth Quarter (from December 14)	$12.75	$12.07
Fiscal Year 2007
First Quarter	$12.66	$11.83
Second Quarter	$17.87	$12.20
Third Quarter (through August 10)	$18.62	$12.68

As of June 30, 2007, there were approximately 60 registered stockholders (approximately 2,300 beneficial owners) of our common stock.

Dividend Policy

Other than dividends that we declared prior to the effectiveness of our initial public offering and paid to Helix in connection with our offering, we have not paid cash dividends on our common stock and do not anticipate paying any dividends on the shares of our common stock in the foreseeable future. We currently intend to retain earnings, if any, for the future operation and growth of our business. In addition, our financing arrangements prohibit the payment of cash dividends on our common stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Revolving Credit Facility.”

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following management discussion and analysis should be read in conjunction with our historical consolidated and combined financial statements and their notes included elsewhere in this information statement/proxy statement/prospectus. This discussion contains forward-looking statements that reflect our current views with respect to future events and financial performance. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, such as those set forth under “Risk Factors” and elsewhere in this information statement/proxy statement/prospectus.

Our Business

We generate revenue principally by providing marine contracting services to major and independent oil and natural gas producers, pipeline transmission companies and offshore engineering and construction firms. We perform our services under dayrate or qualified turnkey contracts that are typically awarded through a competitive bid process. Contract terms vary according to market conditions and services rendered. See “Business — Contracting and Tendering.”

Major Influences on Results of Operations

Our business is substantially dependent upon the condition of the oil and natural gas industry and, in particular, the willingness of oil and natural gas companies to make capital expenditures for offshore exploration, drilling and production operations. The level of capital expenditures generally depends on the prevailing views of future oil and natural gas prices, which are influenced by numerous factors, including but not limited to:

•	changes in United States and international economic conditions;

•	demand for oil and natural gas, especially in the United States, China and India;

•	worldwide political conditions, particularly in significant oil-producing regions such as the Middle East, West Africa and Latin America;

•	actions taken by OPEC;

•	the availability and discovery rate of new oil and natural gas reserves in offshore areas;

•	the cost of offshore exploration for, and production and transportation of, oil and natural gas;

•	the ability of oil and natural gas companies to generate funds or otherwise obtain external capital for exploration, development and production operations;

•	the sale and expiration dates of offshore leases in the United States and overseas;

•	technological advances affecting energy exploration, production, transportation and consumption;

•	weather conditions;

•	environmental or other government regulations; and

•	tax policies.

The primary leading indicators we rely upon to forecast the performance of our business are crude oil and natural gas prices and drilling activity on the Gulf of Mexico OCS, as measured by mobile offshore rig counts. Demand for our services generally lags successful drilling activity by six to 18 months. In recent years, crude oil and natural gas prices have increased substantially, with the quarterly average of the NYMEX West Texas Intermediate (WTI) near month crude oil daily average contract price increasing from $28.91 per barrel in the second quarter of 2003 to a high of $70.70 per barrel in the second quarter of 2006 and the quarterly average of the Henry Hub natural gas daily average spot price increasing from $4.87 per one million British thermal units, or Mmbtu, in the third quarter of 2003 to a high of $12.31 per Mmbtu in the fourth quarter of 2005. However, oil and natural gas prices can be extremely volatile. As of June 30, 2007, the NYMEX WTI near month crude oil closing contract price was $70.68 and the Henry Hub natural gas closing spot price was $6.36. The majority of our customers on the Gulf of Mexico OCS are drilling for, producing and transporting natural gas. Therefore, we expect sustained directional changes in natural gas prices will have a greater impact on demand for our services than changes in crude oil prices. While U.S. natural gas prices generally declined in recent months primarily due to moderate weather and the restoration of shut-in Gulf of Mexico production, we believe long-term price trends will be driven by U.S. natural gas demand, the productivity of existing fields and new discoveries, and the availability of imports. From 2003 to 2005, the rig count on the Gulf of Mexico OCS increased more modestly than rig counts in other offshore regions due to the mobilization of rigs from the Gulf of Mexico to other regions and the impairment of offshore rigs caused by hurricane activity in the Gulf of Mexico in 2004 and 2005. While demand for our marine contracting services is typically highly correlated with offshore rig counts, increases in subsea project complexity and capital spending per project as well as a sharp rise in the demand for hurricane-related repair work have been the primary drivers of the record utilization and day rates we have achieved recently across our fleet of vessels.

We believe vessel utilization is one of the most important performance measurements for our business. Utilization provides a good indication of demand for our vessels and, as a result, the contract rates we may charge for our services. As a marine contractor, our vessel utilization is typically lower during the first quarter, and to a lesser extent during the fourth quarter, due to winter weather conditions in the Gulf of Mexico. Accordingly, we normally plan our drydock inspections and other routine and preventive maintenance programs during this period. The bid and award process during the first two quarters typically leads to the commencement of construction activities during the second and third quarters. As a result, we have historically generated a majority of our revenues in the last six months of the year.

In recent periods, however, we have not experienced the typical seasonal trends in our business due to the impact of Hurricanes Ivan, Katrina and Rita in the Gulf of Mexico. The severe offshore infrastructure damage caused by these storms has generated significant year-round demand for our services from oil and gas companies trying to restore shut-in production as soon as possible. We believe this production restoration focus, along with the limited number of qualified marine contractors, has created a large backlog of platform installation and removal work. While many hurricane-related repairs have been completed, we believe much additional repair work is required to restore oil and natural gas production in the Gulf of Mexico to targeted levels.

The outlook for our business remains very favorable based on our projected demand for construction, inspection, maintenance and repair services in the Gulf of Mexico as well as our significant international growth opportunities; however, we expect that market conditions will ease from the peak levels experienced in recent quarters as the amount of hurricane-related repair activity moderates during 2007. As shown in the table below, during the fourth quarter of 2006 our average fleet utilization rate, while strong at 80%, was below the levels achieved in the fourth quarter of 2005 and the first three quarters of 2006. We believe that our fleet utilization and contract pricing will remain strong in 2007, but we expect they will continue to ease from the recent record levels. However, if future storms cause severe damage to Gulf of Mexico infrastructure, we would expect another sharp rise in the demand for our services.

The following table sets forth key indicators and performance metrics for our business:

	2004				2005				2006				2007
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2

U.S. natural gas prices(1)	$5.61	$6.08	$5.44	$6.26	$6.39	$6.94	$9.74	$12.31	$7.75	$6.53	$6.08	$6.60	$7.16	$7.54
NYMEX oil prices(2)	$35.15	$38.32	$43.88	$48.28	$49.84	$53.17	$63.19	$60.03	$63.48	$70.70	$70.48	$60.21	$58.27	$65.03
Gulf of Mexico rigs(3)	117	115	118	122	130	132	130	127	131	132	125	116	116	106
Platform installations(4)	25	29	37	28	36	23	19	15	20	30	19	15	17	19
Platform removals(4)	23	51	77	39	11	50	44	9	3	14	49	10	18	15
Number of our vessels(5)	13	13	13	13	13	13	13	22	23	24	25	25	25	25
Our average utilization rate(6)	54%	57%	62%	77%	65%	72%	77%	94%	96%	98%	91%	80%	75%	77%

(1)	Quarterly average of the Henry Hub natural gas daily average spot price (the midpoint index price per Mmbtu for deliveries into a specific pipeline for the applicable calendar day as reported by Platts Gas Daily in the “Daily Price Survey” table).

(2)	Quarterly average of NYMEX West Texas Intermediate near month crude oil daily average contract price.

(3)	Average monthly number of rigs contracted, as reported by ODS-Petrodata — Offshore Rig Locator.

(4)	Source: Minerals Management Service; installation and removal of platforms in the Gulf of Mexico.

(5)	As of the end of the period and excluding acquired vessels prior to their in-service dates, vessels taken out of service prior to their disposition and vessels jointly owned by a third party.

(6)	Average vessel utilization is calculated by dividing the total number of days the vessels generated revenues by the total number of days the vessels were available for operation in each quarter and does not reflect acquired vessels prior to their in-service dates, vessels in drydocking, vessels taken out of service for upgrades or prior to their disposition and vessels jointly owned by a third party.

Factors Impacting Comparability of Our Financial Results

Our historical results of operations for the periods presented may not be comparable with prior periods or to our results of operations in the future for the reasons discussed below.

Recent Acquisitions

In August 2005, we acquired six vessels and a portable saturation diving system from Torch at a cost of $26.2 million (including assets held for sale). In November 2005, we completed the acquisition of the diving and shallow water pipelay business of Acergy, which included seven diving support vessels, a portable saturation diving system, general diving equipment and operating bases located in Louisiana, at a purchase price of $42.9 million. Under the terms of the regulatory approval required to remedy certain anti-competitive effects of the Acergy and Torch acquisitions alleged by the DOJ, we were required to divest two diving support vessels and a portable saturation diving system from the combined acquisitions. We completed the sale of the portable saturation diving system and one diving support vessel in 2006, and completed the sale of the second diving support vessel in January 2007. In addition, we acquired the DLB801 from Acergy for $38.0 million in January 2006. We subsequently sold a 50% interest in the vessel in January 2006 for approximately $19.0 million and entered into a 10-year charter lease agreement with the purchaser. The lessee has an option to purchase the remaining 50% interest in the vessel beginning in January 2009. We also acquired the Kestrel from Acergy for approximately $39.9 million in March 2006. Going forward, we believe these acquired assets will be significant contributors to our financial results.

In July 2006, we completed the purchase of the business of Singapore-based Fraser Diving, which includes six portable saturation diving systems and 15 surface diving systems operating primarily in the Middle East, Southeast Asia and Australia, for an aggregate purchase price of approximately $29.3 million, subject to post-closing adjustments.

Our Relationship with Helix

For periods prior to our IPO, our condensed consolidated and combined financial statements have been derived from the financial statements and accounting records of Helix using the historical results of operations and historical bases of assets and liabilities of our business. Certain management, administrative and operational services of Helix have been shared between Helix’s shallow water marine contracting business and other Helix business segments for all periods presented. For purposes of financial statement presentation, the costs included in our condensed consolidated and combined statements of operations for these shared services have been allocated to us based on actual direct costs incurred, headcount, work hours or revenues. We and Helix consider these allocations to be a reasonable reflection of our respective utilization of services provided. Pursuant to the Corporate Services Agreement between Helix and us, we are required to utilize these services from Helix in the conduct of our business until such time as Helix owns less than 50% of the total voting power of our common stock. Additionally, Helix primarily used a centralized approach to cash management and the financing of its operations. Accordingly, all related acquisition activity between Helix and us and all other cash transactions for the period prior to our initial public offering have been reflected in our stockholders’ equity as Helix’s net investment.

We believe the assumptions underlying the condensed consolidated and combined financial statements are reasonable. However, the effect of these assumptions, the separation from Helix and our operating as a standalone public entity could impact our results of operations and financial position prospectively by increasing expenses in areas that include but are not limited to litigation and other legal matters, compliance with the Sarbanes-Oxley Act and other corporate compliance matters, insurance and claims management and the related cost of insurance, as well as general overall purchasing power.

Critical Accounting Estimates and Policies

Our accounting policies are described in the notes to our audited consolidated and combined financial statements included elsewhere in this information statement/proxy statement/prospectus . We prepare our financial statements in conformity with GAAP. Our results of operations and financial condition, as reflected in our financial statements and related notes, are subject to management’s evaluation and interpretation of business conditions, changing capital market conditions and other factors that could affect the ongoing viability of our business and our customers. We believe the most critical accounting policies in this regard are those described below. While these issues require us to make judgments that are somewhat subjective, they are generally based on a significant amount of historical data and current market data.

Revenue Recognition

Revenues are derived from contracts that are typically of short duration. These contracts contain either lump-sum turnkey provisions or provisions for specific time, material and equipment charges, which are billed in accordance with the terms of such contracts. We recognize revenue as it is earned at estimated collectible amounts.

Revenues generated from specific time, materials and equipment contracts are generally earned on a dayrate basis and recognized as amounts are earned in accordance with contract terms. In connection with these contracts, we may receive revenues for mobilization of equipment and personnel. In connection with new contracts, revenues related to mobilization are deferred and recognized over the period in which contracted services are performed using the straight-line method. Incremental costs incurred directly for mobilization of equipment and personnel to the contracted site, which typically consist of materials, supplies and transit costs, are also deferred and recognized over the period in which contracted services are performed using the straight-line method. Our policy to amortize the revenues and costs related to mobilization on a straight-line basis over the estimated contract service period is consistent with the general pace of activity, level of services being provided and dayrates being earned over the service period of the contract. Mobilization costs to move vessels when a contract does not exist are expensed as incurred.

Revenue on significant turnkey contracts is recognized on the percentage-of-completion method based on the ratio of costs incurred to total estimated costs at completion. In determining whether a contract should be accounted for using the percentage-of-completion method, we consider whether:

•	the customer provides specifications for the construction of facilities or for the provision of related services;

•	we can reasonably estimate our progress towards completion and our costs;

•	the contract includes provisions as to the enforceable rights regarding the goods or services to be provided, consideration to be received and the manner and terms of payment;

•	the customer can be expected to satisfy its obligations under the contract; and

•	we can be expected to perform our contractual obligations.

Under the percentage-of-completion method, we recognize estimated contract revenue based on costs incurred to date as a percentage of total estimated costs. Changes in the expected cost of materials and labor, productivity, scheduling and other factors affect the total estimated costs. Additionally, external factors, including weather or other factors outside of our control, may also affect the progress and estimated cost of a project’s completion and, therefore, the timing of income and revenue recognition. We routinely review estimates related to our contracts and reflect revisions to profitability in earnings on a current basis. If a current estimate of total contract cost indicates an ultimate loss on a contract, we recognize the projected loss in full when it is first determined. We recognize additional contract revenue related to claims when the claim is probable and legally enforceable.

Unbilled revenue represents revenue attributable to work completed prior to period end that has not yet been invoiced. All amounts included in unbilled revenue at December 31, 2006 and June 30, 2007 are expected to be billed and collected within one year.

Accounts Receivable and Allowance for Uncollectible Accounts

Accounts receivable are stated at the historical carrying amount net of write offs and allowance for uncollectible accounts. We establish an allowance for uncollectible accounts receivable based on historical experience and any specific customer collection issues that we have identified. Uncollectible accounts receivable are written off when a settlement is reached for an amount that is less than the outstanding historical balance or when we have determined the balance will not be collected.

Related Party Cost Allocations

Helix has provided us certain management and administrative services including: accounting, treasury, payroll and other financial services; legal and related services; information systems, network and communication services; employee benefit services (including direct third party group insurance costs and 401(k) contribution matching costs of $5.8 million, $3.3 million and $2.5 million for the years ended December 31, 2006, 2005 and 2004, respectively, and $3.9 million and $2.8 million for the six months ended June 30, 2007 and 2006, respectively); and corporate facilities management services. Total allocated costs from Helix for such services were approximately $16.5 million, $8.5 million and $7.3 million for the years ended December 31, 2006, 2005 and 2004, respectively, and $5.8 million and $7.5 million for the six months ended June 30, 2007 and 2006, respectively. These costs have been allocated based on headcount, work hours and revenues, as applicable.

We provide Helix operational and field support services including: training and quality control services; marine administration services; supply chain and base operation services; environmental, health and safety services; operational facilities management services; and human resources. Total allocated cost to Helix for such services were approximately $5.6 million, $4.1 million and $3.2 million for the years ended December 31, 2006, 2005 and 2004, respectively, and $1.7 million and $2.8 million for the six months ended June 30, 2007 and 2006, respectively. These costs have been allocated based on headcount, work hours and revenues, as applicable.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided primarily on the straight-line method over the estimated useful life of the asset. Our estimates of useful lives of our assets are as follows: vessels — 15 to 20 years; portable saturation diving systems, machinery and equipment — five to 10 years; and buildings and leasehold improvements — four to 20 years.

For long-lived assets to be held and used, excluding goodwill, we base our evaluation of recoverability on impairment indicators such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements and other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate that the carrying amount of the asset may not be recoverable, we determine whether an impairment has occurred through the use of an undiscounted cash flows analysis of the asset at the lowest level for which identifiable cash flows exist. Our marine vessels are assessed on a vessel-by-vessel basis. If an impairment has occurred, we recognize a loss for the difference between the carrying amount and the fair value of the asset. The fair value of the asset is measured using quoted market prices or, in the absence of quoted market prices, is based on management’s estimate of discounted cash flows. We recorded no impairment charges in 2006, and $790,000 and $3.9 million in 2005 and 2004, respectively, on certain vessels that met the impairment criteria. The assets impaired in 2005 were subsequently sold in 2006 and 2005 for an aggregate gain on the disposals of approximately $322,000. There were no such impairments during the first two quarters of 2007.

Assets are classified as held for sale when we have a plan for disposal of certain assets and those assets meet the held for sale criteria. At December 31, 2006 and 2005, we classified certain assets intended to be disposed of within a 12-month period as assets held for sale totaling $0.7 million and $7.9 million, respectively. The asset held for sale at December 31, 2006 was sold in January 2007 for its carrying amount.

Recertification Costs and Deferred Drydock Charges

Our vessels are required by regulation to be recertified after certain periods of time. These recertification costs are incurred while the vessel is in drydock. In addition, routine repairs and maintenance are performed and, at times, major replacements and improvements are performed. We expense routine repairs and maintenance as they are incurred. We defer and amortize drydock and related recertification costs over the length of time for which we expect to receive benefits from the drydock and related recertification, which is generally 30 months. Vessels are typically available to earn revenue for the 30-month period between drydock and related recertification processes. A drydock and related recertification process typically lasts one to two months, a period during which the vessel is not available to earn revenue. Major replacements and improvements, which extend the vessel’s economic useful life or functional operating capability, are capitalized and depreciated over the vessel’s remaining economic useful life. Inherent in this process are estimates we make regarding the specific cost incurred and the period that the incurred cost will benefit.

As of December 31, 2006 and 2005, and June 30, 2007 capitalized deferred drydock charges (included in other assets, net) totaled $20.1 million, $8.3 million and $31.1 million, respectively. During the years ended December 31, 2006, 2005 and 2004, drydock amortization expense was $7.1 million, $5.5 million and $4.3 million, respectively. For the six months ended June 30, 2007 and 2006, drydock amortization expense was $7.0 million and $3.2 million, respectively. We expect drydock amortization expense to increase in future periods since the size of our fleet has increased significantly and there was only limited amortization expense associated with the vessels we acquired in the Torch and Acergy acquisitions during the year ended December 31, 2006.

Goodwill

We test for the impairment of goodwill on at least an annual basis. We test for the impairment of other intangible assets when impairment indicators such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements and other external market conditions are present. Our goodwill impairment test involves a comparison of the fair value with its carrying amount. The fair value is determined using discounted cash flows and other market-related valuation models. We completed our annual goodwill impairment test as of November 1, 2006. At December 31, 2006 and 2005, and June 30, 2007 we had goodwill of $26.7 million, $27.8 million and $26.8 million, respectively. None of our goodwill was impaired based on the impairment test performed as of November 1, 2006. We will continue to test our goodwill annually on a consistent measurement date unless events occur or circumstances change between annual tests that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

Equity Investment

In July 2005, we acquired a 40% minority ownership interest in OTSL, a Trinidad and Tobago entity, in exchange for our DP DSV Witch Queen. OTSL provides marine contracting services to the oil and gas industry in and around Trinidad and Tobago, as well as the U.S. Gulf of Mexico. Our investment in OTSL totaled $10.9 million and $11.5 million as of December 31, 2006 and 2005, respectively. We periodically review the investment in OTSL for impairment. Recognition of an impairment would occur when the decline in an investment is deemed other than temporary. During the second quarter 2007, OTSL generated significant operating losses, lost several project bids and ultimately decided to exit the saturation diving market. Based on these events, we determined that these events were indicators of an impairment in our investment in OTSL. Additionally, OTSL had a significant working capital deficit which would require a cash infusion before the end of the year to fund operations and working capital requirements. As a result, we evaluated this investment to determine whether a permanent loss in value had occurred. To determine whether OTSL had the ability to sustain a level of earnings that would justify the carrying amount of the investment, we considered the near-term and longer-term operating and financial prospects of the entity and our longer-term intent of retaining the investment in the entity. Based on this evaluation, we determined that there was an other than temporary impairment in OTSL at June 30, 2007 and the full value of our investment in OTSL was impaired and we recognized equity losses of OTSL, inclusive of the impairment charge, of $11.8 million in the second quarter of 2007. In accordance with the terms of the OTSL agreement, we are not required to make additional investments and we have no plans to make additional investments in OTSL.

Earnings per Share

Basic earnings per share (“EPS”) is computed by dividing the net income available to common stockholders by the weighted-average shares of outstanding common stock. The calculation of diluted EPS is similar to basic EPS, except the denominator includes dilutive common stock equivalents and the income included in the numerator excludes the effects of the impact of dilutive common stock equivalents, if any.

Basic and diluted earnings per share for the fiscal years ending December 31, 2006 and 2005 were the same. We granted 618,321 restricted shares to certain officers and employees in December 2006 which were anti-dilutive in this calculation. The computation of basic and diluted EPS amounts for the six months ended June 30, 2007 were as follows (in thousands):

	Six Months Ended
	June 30, 2007
	Income	Shares

Earnings applicable per common share — basic	$41,628	83,680
Restricted shares	—	66

Earnings applicable per common share — diluted	$41,628	83,746

For the six months ended June 30, 2006, basic and diluted earnings per share were the same as there were no dilutive securities during that period.

Income Taxes

Prior to December 14, 2006, our operations are included in a consolidated federal income tax return filed by Helix. We will file our own short period return for the period December 14, 2006 through the end of fiscal year 2006. However, for financial reporting purposes, our provision for income taxes has been computed as if we completed and filed separate federal income tax returns except that all tax benefits recognized on employee stock plans are retained by Helix. Deferred income taxes are based on the differences between financial reporting and tax bases of assets and liabilities. We utilize the liability method of computing deferred income taxes. The liability method is based on the amount of current and future taxes payable using tax rates and laws in effect at the balance sheet date. Income taxes have been provided based upon the tax laws and rates in the countries in which operations are conducted and income is earned. A valuation allowance for deferred tax assets is recorded when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized.

Workers’ Compensation Claims

Our onshore employees are covered by workers’ compensation. Offshore employees, including divers, tenders and marine crews, are covered by our maritime employers liability insurance policy, which covers Jones Act exposures. We incur workers’ compensation claims in the normal course of business, which management believes are substantially covered by insurance. We, together with our insurers and legal counsel, analyze each claim for potential exposure and estimate the ultimate liability of each claim.

Stock-Based Compensation Plans

Until December 2006, we had no stock-based compensation plans; however, prior to then certain of our employees participated in Helix’s stock-based compensation plans. Helix used the intrinsic value method of accounting for its stock-based compensation programs through December 31, 2005. Accordingly, prior to January 1, 2006, no compensation expense was recognized by Helix or us if the exercise price of an employee stock option was equal to the common share market price on the grant date. All tax benefits recognized on employee stock plans are retained by Helix. See “— Recently Issued Accounting Principles.”

On December 9, 2006, our board of directors adopted, and Helix, as our sole stockholder at that time, approved, the Cal Dive International, Inc. 2006 Long-Term Incentive Plan. Under this plan, as amended and restated and approved by our stockholders on May 7, 2007, we may issue up to 9,000,000 shares of our common stock to our officers, employees and non-employee directors as restricted stock, restricted stock units or stock options. On December 19, 2006 in connection with the closing of our initial public offering, our board granted an aggregate of 618,321 shares of restricted stock to certain of our officers and employees. The shares generally vest in equal increments over a two-year or five-year period, depending on the specific award. Of these restricted shares, an aggregate of 184,275 shares have not commenced vesting but approximately 109,781 shares will begin to vest in annual 20% increments over a five-year period beginning on the first anniversary of the closing of our acquisition of Horizon, and the remainder will begin to vest in annual 20% increments over a five-year period beginning on the first anniversary of the date that Helix reduces its ownership percentage below 51% of our common stock. The market value (based on the price at which our common stock was sold to the public in our IPO) of the restricted stock was $13.00 per share, or $8,038,173, at the date of grant. Compensation cost for each award is the product of market value of each share and the number of shares granted.

During the six months ended June 30, 2007, we made restricted share grants of: (i) 24,894 shares on February 5, 2007 which vest 20% per year over a five-year period, (ii) 4,836 shares on March 31, 2007 which vest 100% on January 1, 2009, (iii) 1,643 shares on May 29, 2007 which vest 20% per year over a five-year period, and (iv) 3,250 shares on June 30, 2007 which vest 100% on January 1, 2009. The market value of the restricted shares was $12.05, $12.21, $15.21 and $16.63 per share at the date of grant, respectively.

Compensation cost is recognized over the respective vesting periods on a straight-line basis. For the six months ended June 30, 2007, compensation expense related to restricted shares was $1,022,000. Future compensation cost associated with unvested restricted stock awards at June 30, 2007 totaled approximately $7.7 million.

Major Customers and Concentration of Credit Risk

Our customers consist primarily of major and independent oil and natural gas producers, pipeline transmission companies and offshore engineering and construction firms. The capital expenditures of our customers are generally dependent on their views of future oil and gas prices and successful offshore drilling activity. We perform ongoing credit evaluations of our customers and provide allowances for probable credit losses when necessary. The percent of revenue of major customers was as follows: 2006 — Chevron (15.6%); 2005 — BP (13%) and Lighthouse R&D Enterprises (11%); and 2004 — Lighthouse R&D Enterprises (12%) and Shell (11%).

Recently Issued Accounting Principles

In December 2004, the FASB issued SFAS No. 123R, which replaces SFAS No. 123 and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim period in fiscal 2006, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS No. 123 will no longer be an alternative to financial statement recognition. Along with Helix, we adopted SFAS No. 123R on January 1, 2006. Under SFAS No. 123R, we use the Black-Scholes fair value model for valuing share-based payments and recognize compensation cost on a straight-line basis over the respective vesting period. We selected the modified-prospective method of adoption, which requires that compensation expense be recorded for all unvested stock options and restricted stock beginning in 2006 as the requisite service is rendered. In addition to the compensation cost recognition requirements, SFAS No. 123R also requires the tax deduction benefits for an award in excess of recognized compensation cost be reported as a financing cash flow rather than as an operating cash flow, which was required under SFAS No. 95, Statement of Cash Flows. The adoption did not have a material impact on our consolidated and combined results of operations and cash flows.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109’’ (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in accordance with FASB Statement No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). FIN 48 clarifies the application of SFAS No. 109 by defining criteria that an individual tax position must meet for any part of the benefit of that position to be recognized in the financial statements. Additionally, FIN 48 provides guidance on the measurement, derecognition, classification and disclosure of tax positions, along with accounting for the related interest and penalties. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We adopted the provisions of FIN 48 on January 1, 2007. The impact of the adoption of FIN 48 was immaterial to our financial position, results of operations and cash flows. We record tax related interest in interest expense and tax penalties in operating expenses as allowed under FIN 48. As of June 30, 2007, we had no material unrecognized tax benefits and no material interest and penalties were recognized.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. (“SFAS No. 157”) defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact, if any, of this statement.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 allows entities to voluntarily choose, at specified election dates, to measure many financial assets and financial liabilities at fair value. The election is made on an instrument-by-instrument basis and is irrevocable. If the fair value option is elected for an instrument, SFAS No. 159 specifies that all subsequent changes in fair value for that instrument shall be reported in earnings. The provisions of SFAS No. 159 are effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact, if any, of this statement.

Results of Operations

Comparison of Six Months Ended June 30, 2007 and 2006

Revenues.  For the six months ended June 30, 2007, our revenues increased $39.9 million, or 16%, to $284.5 million, compared to $244.6 million for the six months ended June 30, 2006. This increase was primarily a result of the initial deployment of certain assets we acquired through the Torch, Acergy and Fraser Diving acquisitions subsequent to the first quarter of 2006. Revenue derived from these assets was $82.3 million in the first six months of 2007. As an offset to this increase, we did not operate two vessels (one owned and one chartered) in the first quarter of 2007 that we operated in the first quarter of 2006. Revenue from these two vessels in the first quarter of 2006 was $15.0 million. Additionally, the 2007 six month increase was partially offset by an increased number of out of service days relating to regulatory dry docks and vessel upgrades during the first half of 2007.

Gross profit.  Gross profit for the six months ended June 30, 2007 decreased $7.6 million, or 7%, to $103.5 million, compared to $111.1 million for the six months ended June 30, 2006. This decrease was attributable to increased out of service days referred to above and increased depreciation and deferred drydock amortization. Gross margins decreased to 36% for the six months ended June 30, 2007 from 45% in the six months ended June 30, 2006 due to increased out of service days, certain lower margin contracts entered into and assumed in connection with the Fraser acquisition, and increased depreciation and amortization related to deferred drydock costs on newly deployed vessels and other vessel upgrades.

Selling and administrative expenses.  Selling and administrative expenses of $20.8 million for the six months ended June 30, 2007 were $5.3 million higher than the $15.5 million incurred in the six months ended June 30, 2006 primarily due to a $2 million anticipated cash settlement, subject to final negotiation of a court-approved settlement agreement, with the Department of Justice related to a civil claim alleging that we violated the consent decree entered into in connection with the Acergy and Torch acquisitions by failing to divest certain divestiture assets in accordance with the terms of the consent decree, the addition of the Fraser Diving business, additional personnel for international expansion, increased employee benefit insurance rates and new public company costs including investor relations, legal and audit expenses. Selling and administrative expenses were 7% of revenues for the six months ended June 30, 2007, and 6% of revenues for the six months ended June 30, 2006.

Equity in earnings (loss) of investment, net of impairment.  During the second quarter 2007, OTSL generated significant operating losses, lost several project bids and ultimately decided to exit the saturation diving market. These impairment indicators required us to consider the short-term and long-term operating and financial prospects of OTSL in evaluating our investment in the entity. We determined that our remaining investment was impaired and recorded an impairment charge equal to the amount of our remaining investment.

Net interest income (expense).  Net interest expense in the first six months of 2007 was $5.0 million as compared to net interest income of $0.3 million in the first six months of 2006. Interest expense in 2007 is related to debt assumed in connection with our IPO in December 2006.

Income taxes.  Income taxes were $27.0 million and $34.7 million for the six months ended June 30, 2007 and 2006, respectively. The effective tax rate for the respective periods was 39.4% for 2007 and 35.1% for 2006. The rate increase was primarily due to minimal tax benefit relating to equity in losses and the impairment of our investment in OTSL and no tax benefit from the anticipated settlement with the Department of Justice which was expensed during the second quarter of 2007.

Net income.  Net income of $41.6 million for the six months ended June 30, 2007 was $22.6 million less than net income of $64.2 million for the six months ended June 30, 2006 as a result of the factors described above.

Comparison of Years Ended 2006 and 2005

Revenues.  For the year ended December 31, 2006, our revenues increased 127% to $509.9 million, compared to $224.3 million for the year ended December 31, 2005. This increase was primarily a result of the Torch and Acergy acquisitions in the third and fourth quarters of 2005, respectively. Revenues derived from assets purchased in these acquisitions were $237.2 million in the year ended December 31, 2006 compared to $28.7 million in 2005. In addition, the increase was due to improved market demand, much of which was the result of infrastructure damage caused by recent hurricanes in the Gulf of Mexico. This resulted in significantly improved utilization rates (91% in 2006 as compared to 79% in 2005) and an overall increase in pricing for our services.

Gross profit.  Gross profit for the year ended December 31, 2006 increased 210% to $222.5 million, compared to $71.7 million for the year ended December 31, 2005. This increase was attributable to additional gross profit derived from the Torch and Acergy acquisitions, improved utilization rates and increased average contract pricing. Gross profit derived from assets purchased in these acquisitions was $118.0 million in 2006 compared to $11.1 million in 2005. Gross margins increased to 44% for the year ended December 31, 2006 from 32% in the year ended December 31, 2005 due to the factors noted above.

Selling and administrative expenses.  Selling and administrative expenses of $37.4 million for the year ended December 31, 2006 were $20.7 million higher than the $16.7 million incurred in the year 2005 primarily due to additional administrative and sales personnel hired to support the acquired Torch and Acergy vessels in the third and fourth quarters of 2005, respectively. Selling and administrative expenses were 7.3% of revenues for the year ended December 31, 2006, and 7.5% of revenues for the year ended December 31, 2005.

Income taxes.  Income taxes increased to $65.7 million for the year ended December 31, 2006, compared to $20.4 million in the year ended December 31, 2005, primarily due to increased profitability. The effective tax rate for the respective periods was 35.5% for 2006 and 35.1% for 2005.

Net Income.  Net income of $119.4 million for 2006 was $81.7 million greater than 2005 as a result of the factors described above.

Comparison of Years Ended 2005 and 2004

Revenues.  For the year ended December 31, 2005, our revenues increased 78% to $224.3 million, compared to $125.8 million for the year ended December 31, 2004. This increase was primarily due to improved market demand, much of which was the result of infrastructure damage caused by recent hurricanes in the Gulf of Mexico. This resulted in significantly improved utilization rates (79% in 2005 as compared to 63% in 2004) and an overall increase in pricing for our services. In addition, revenues increased in 2005 compared with 2004 as a result of the Torch and Acergy acquisitions in the third and fourth quarters of 2005, respectively, with much of the impact of the acquisitions occurring in the fourth quarter. Revenues derived from assets purchased in these acquisitions were $28.7 million in 2005.

Gross profit.  Gross profit for the year ended December 31, 2005 increased 196% to $71.7 million, compared to $24.2 million for the year ended December 31, 2004. The increase was primarily due to improved utilization rates, increased average contract pricing and additional gross profit derived from the Torch and Acergy acquisitions. Gross profit derived from assets purchased in these acquisitions was $11.1 million in 2005. Gross profit in 2005 and 2004 was negatively impacted by asset impairments on certain vessels totaling $0.8 million and $3.9 million, respectively, for conditions meeting our asset impairment criteria. Gross margins increased to 32% in 2005 from 19% in 2004 due to the factors noted above.

Selling and administrative expenses.  Selling and administrative expenses of $16.7 million for the year ended December 31, 2005 were $4.4 million higher than the $12.3 million incurred in 2004 due to additional administrative and sales personnel hired to support the acquired Torch and Acergy vessels in the third and fourth quarter of 2005, respectively, and increased incentive compensation as a result of increased profitability. Selling and administrative expenses were 7% of revenues in 2005, compared to 10% of revenues in 2004, due to the significant increase in revenue from 2004 to 2005.

Income taxes.  Income taxes increased to $20.4 million for the year ended December 31, 2005, compared to $4.2 million in 2004, primarily due to increased profitability. The effective tax rate was 35.1% for 2005 and 35.4% for 2004.

Net Income.  Net income of $37.7 million for 2005 was $30.1 million greater than 2004 as a result of the factors described above.

Vessel Utilization

The following table shows the size of our fleet and effective utilization of our vessels during the year ended December 31, 2006 and 2005 and the six months ended June 30, 2007 and 2006:

	Year Ended December 31,					Six Months Ended June 30,
	2006		2005			2007		2006
	Number of	Utilization	Number of	Utilization		Number of	Utilization	Number of	Utilization
	Vessels(1)	(2)	Vessels(1)	(2)		Vessels(1)	(2)	Vessels(1)	(2)

Saturation diving	8	92%	6	91%		8	91%	7	95%
Surface and mixed gas diving	15	90%	14	72%		15	67%	15	98%
Shallow water pipelay	2	87%	2	92	%(3)	2	97%	2	100%

Entire fleet	25	91%	22	79%		25	76%	24	97%

(1)	As of the end of the period and excluding acquired vessels prior to their in-service dates, vessels taken out of service prior to their disposition and vessels jointly owned with a third party.

(2)	Effective vessel utilization is calculated by dividing the total number of days the vessels generated revenues by the total number of days the vessels were available for operation in each quarter and does not reflect acquired vessels prior to their in-service dates, vessels in drydocking, vessels taken out of service for upgrades or prior to their disposition and vessels jointly owned with a third party.

(3)	Includes activity for only November and December 2005.

Liquidity and Capital Resources

We require capital to fund ongoing operations, organic growth initiatives and acquisitions. Our working capital requirements and funding for maintenance capital expenditures, strategic investments and acquisitions have historically been part of the corporate-wide cash management program of Helix. As a part of such program, Helix swept all available cash from our operating accounts periodically and did so on the day immediately prior to the effectiveness of our initial public offering. Subsequent to the offering, we are solely responsible for funding our working capital and other cash requirements.

Our primary sources of liquidity are cash flows generated from our operations, available cash and cash equivalents and availability under a revolving credit facility we secured prior to completion of our offering. We use these sources of liquidity to fund our working capital requirements, maintenance capital expenditures, strategic investments and acquisitions. In connection with our business strategy, we regularly evaluate acquisition opportunities, including vessels and marine contracting businesses. We believe that our liquidity will provide the necessary capital to fund these transactions and achieve our planned growth. We expect to be able to fund our activities for 2007 with cash flows generated from our operations and available borrowings under our revolving credit facility.

In November 2006, we entered into a five-year $250 million revolving credit facility with certain financial institutions. The revolving loans under this facility mature in November 2011. On December 8, 2006, we borrowed $79 million under the revolving credit facility and distributed $78 million of those proceeds to Helix as a dividend. On December 21, 2006, we borrowed an additional $122 million under the revolving credit facility, all of which was distributed to Helix as a dividend. At June 30, 2007, we had outstanding debt of $140 million and accrued interest of $209,000 under this credit facility. At July 27, 2007, we had outstanding debt of $138.0 million under the facility. We may pay down or borrow from this revolving credit facility as business needs merit. See “Revolving Credit Facility” below.

Cash Flows

Operating activities.  Cash flow from operating activities in the first six months of 2007 was $53.8 million, an increase of $6.7 million from the $47.0 million provided during the six months ended June 31, 2006. The primary drivers for this increase as compared to the prior year six month period was improved accounts receivable collections of $37.0 million partially offset by an increase of $12.5 million in cash used for regulatory drydocks, an increase in income taxes receivable of $5.8 million and increased other current prepaids, deposits and receivables of $4.3 million. Until our IPO in December of 2006, our tax obligations and related cash flows were settled through Helix.

Cash flow from operating activities was $86.4 million during 2006, an increase of $54.2 million from the $32.2 million provided during the year ended December 31, 2005. The primary driver of this increase was net income, which rose to $119.4 million during the year ended December 31, 2006 from $37.7 million during the year ended December 31, 2005. However, increases in accounts receivable of $38.1 million negatively impacted cash flow from operations. This change in accounts receivable was primarily the result of the Torch and Acergy acquisitions as well as higher vessel utilization and higher contract rates for our services.

Cash flow from operating activities was $32.2 million during 2005, an increase of $3.6 million from the $28.6 million generated during 2004. While net income for 2005 increased to $37.7 million from $7.7 million in 2004, this increase in profitability was offset by a $55.3 million increase in accounts receivable. Cash flow from operating activities was positively impacted by an increase in accounts payable and accrued liabilities of $46.4 million. The increases in accounts receivable and accounts payable were primarily due to the Torch and Acergy acquisitions, higher vessel utilization and larger incentive compensation accruals resulting from increased profitability. In addition, cash flow from operating activities was negatively impacted by an increase in non-current assets of $6.4 million primarily due to cash expenditures for regulatory vessel drydocks.

Investing Activities.  Investing activities consist principally of strategic business and asset acquisitions, capital improvements to existing vessels and purchases of operations support facilities and equipment. Net cash used in investing activities was $11.8 million and $68.8 million for the six months ended June 30, 2007 and 2006, respectively, and $121.2 million, $79.5 million and $2.9 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Capital expenditures in the six months ended June 30, 2007 included $12.3 million primarily related to vessel upgrades, equipment purchases and leasehold improvements. Acquisitions and capital expenditures in the first half of 2006 included the purchases of the DLB801 in January 2006 for approximately $38.0 million and the Kestrel in March 2006 for approximately $39.9 million, as well as $7.4 million primarily related to vessel upgrades.

We incurred $121.3 million for capital expenditures and business acquisitions net of proceeds from property sales of $16.9 million for the year ended December 31, 2006, compared to capital expenditures of $76.4 million net of proceeds from property sales of $3.0 million during the year ended December 31, 2005. Acquisitions and capital expenditures in the year ended December 31, 2006 included the purchases of the DLB801 in January 2006 for approximately $38.0 million, the Kestrel in March 2006 for approximately $39.9 million and the completion of the Fraser Diving acquisition for $22.0 million (net of $2.3 million of cash acquired and $5.0 million of purchase consideration paid 2005) as well as $38.1 million primarily related to vessel upgrades, equipment purchases and leasehold improvements.

We incurred $76.4 million for capital expenditures and business acquisitions during 2005, net of proceeds from sale of property, compared to $2.9 million during 2004. The 2005 capital acquisitions and expenditures included $42.9 million for the Acergy acquisition, $26.2 million for the acquisition of the Torch assets (including assets held for sale), and $10.0 million primarily related to vessel upgrades.

Financing activities.  Prior to our IPO, we historically operated within Helix’s corporate cash management program. We financed seasonal operating requirements through Helix’s internally generated funds and borrowings under credit facilities on a consolidated basis. In connection with our IPO in December 2006, we borrowed $201 million under our revolving credit facility. In the first six months of 2007 we repaid $61.0 million of this debt.

Capital Expenditures

We incur capital expenditures for recertification costs relating to regulatory drydocks (included in other assets, net) as well as costs for major replacements and improvements, which extend the vessel’s economic useful life. Capital expenditures incurred for these activities in 2006 include $18.9 million for recertification costs and $35.5 million related to steel replacement and vessel improvements costs. Total capital expenditures inclusive of drydock costs forecasted for 2007 include $22.9 million for recertification costs and $41.5 million for vessel improvements, equipment purchases and operating lease improvements. We also incur capital expenditures for strategic investments and acquisitions. During the year ended December 31, 2006, we incurred $39.9 million for the purchase of the Kestrel and $38.0 million for the purchase of the DLB801. In July 2006, we completed the Fraser Diving acquisition for an aggregate purchase price of approximately $29.3 million, subject to post-closing adjustments. We also incurred $4.0 million to purchase a portable saturation diving system. During the six months ended June 30, 2007, we incurred $18.1 million for recertification costs and $12.3 million for vessel improvements, equipment purchases and operating lease improvements.

Revolving Credit Facility

We, along with CDI Vessel Holdings LLC, or Vessel, one of our subsidiaries that acted as borrower, have entered into a secured credit facility with Bank of America, N.A. as administrative agent, J.P. Morgan Securities Inc. and Banc of America Securities LLC as joint lead arrangers, and other financial institutions as lenders and ancillary agents identified therein, pursuant to which Vessel may have outstanding at any one time up to $250 million in revolving loans under a five-year revolving credit facility. The loans mature in November 2011. The following is a summary description of the terms of the credit agreement and other loan documents.

Loans under the revolving credit facility may consist of loans bearing interest in relation to the Federal Funds Rate or to Bank of America’s base rate, known as Base Rate Loans, and loans bearing interest in relation to a LIBOR rate, known as LIBOR Rate Loans. Assuming there is no event of default, Base Rate Loans will bear interest at a per annum rate equal to the base rate plus a margin ranging from 0% to 0.5%, while LIBOR Rate Loans will bear interest at the LIBOR rate plus a margin ranging from 0.625% to 1.75%. In addition, a commitment fee ranging from 0.20% to 0.375% will be payable on the portion of the lenders’ aggregate commitment which from time to time is not used for a borrowing or a letter of credit. Margins on the loans and the commitment fee will fluctuate in relation to our consolidated leverage ratio as provided in the credit agreement.

The credit agreement and the other documents entered into in connection with the credit agreement include terms and conditions, including covenants, that we consider customary for this type of transaction. The covenants include restrictions on our and our subsidiaries’ ability to grant liens, incur indebtedness, make investments, merge or consolidate, sell or transfer assets and pay dividends. In addition, the credit agreement obligates us to meet minimum financial requirements of EBITDA to fixed charges, funded debt to EBITDA, collateral value to outstanding loans and other specified obligations of us to the lenders and limitations on amount of capital expenditures incurred. The credit facility is secured by vessel mortgages on five of our vessels with an aggregate net book value of $121.4 million at June 30, 2007, a pledge of all of the stock of all of our domestic subsidiaries and 66% of the stock of one of our foreign subsidiaries, and a security interest in, among other things, all of our equipment, inventory, accounts receivable and general intangible assets. At June 30, 2007, we were in compliance with all debt covenants.

At June 30, 2007 there was $110.0 million available under the revolving credit facility, and at July 27, 2007 there was $111.5 million available under the facility. We expect to use the remaining availability under the revolving credit facility for working capital and other general corporate purposes.

Contractual and Other Obligations

We lease several facilities and accommodations for certain employees located outside the United States under noncancelable operating leases. Future minimum rentals under the leases are approximately $5.2 million at December 31, 2006, with $1.4 million due in 2007, $1.0 million due in 2008, $0.8 million due in 2009, $0.4 million due in 2010, $0.3 million due in 2011, and $1.3 million due thereafter. Total rental expense under these operating leases was approximately $1.0 million, $0.7 million and $0.5 million for the years ended December 31, 2006, 2005 and 2004, respectively.

In September 2006 we chartered a vessel for one year for use in the Middle East region. At June 30, 2007, the remaining charter commitment is $6.6 million.

At June 30, 2007, our contractual obligations for long-term debt, payables and operating leases were as follows:

	Payments Due by Period
		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
	(In thousands)

Payable to Helix	$8,831	$3,995	$2,643	$1,622	$571
Noncancelable operating leases and charters	17,873	8,124	2,672	1,870	5,207
Long-term debt	140,000	—	—	140,000	—
Acquisition of Horizon(1)	302,500	302,500	—	—	—

Total cash obligations	$469,204	$314,619	$5,315	$143,492	$5,778

(1)	Related to the cash portion of our pending Horizon acquisition. We have obtained a commitment for long-term financing to fund the cash portion of the acquisition.

Off-Balance Sheet Arrangements

As of June 30, 2007, we have no off-balance sheet arrangements. For information regarding our principles of consolidation, see Note 2 to our consolidated and combined financial statements contained elsewhere herein.

Market Risk Management

We could be exposed to market risk related to interest rates in the future. We have approximately $140 million outstanding under our revolving credit facility as of June 30, 2007. Changes based on the floating interest rates under this facility could result in an increase or decrease in our annual interest expense and related cash outlay. The impact of market risk is estimated using a hypothetical increase in interest rates by 100 basis points. Based on this hypothetical assumption, we would have incurred an additional $859,000 in interest expense for the six months ended June 30, 2007.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

During its last two fiscal years, Cal Dive has had no change in its independent accountants nor has Cal Dive had any disagreements with its independent accountants on accounting and financial disclosure.

Directors and Executive Officers

Directors of Cal Dive

Name	Age	Class

Owen Kratz	53	I (continuing in office until 2010)
David E. Preng	61	I (continuing in office until 2010)
William L. Transier	53	II (continuing in office until 2009)
Martin Ferron	50	II (continuing in office until 2009)
Quinn J. Hébert	43	III (continuing in office until 2008)
Todd A. Dittmann	40	III (continuing in office until 2008)

Owen Kratz has served on our board of directors since February 2006 and is Chairman of the Board. He is currently Executive Chairman of Helix. He was Chairman of Helix from May 1998 to September 2006 and served as Chief Executive Officer of Helix from April 1997 to September 2006. Mr. Kratz served as President of Helix from 1993 until February 1999, and as a Director since 1990. He served as Chief Operating Officer of Helix from 1990 through 1997. Mr. Kratz joined Helix in 1984 and has held various offshore positions, including saturation diving supervisor, and has had management responsibility for client relations, marketing and estimating. Mr. Kratz has a Bachelor of Science degree in Biology and Chemistry from the State University of New York at Stony Brook.

David E. Preng has served on our Board of Directors since December 2006. He has served as President and CEO of Preng & Associates, an executive search firm, since 1980. Previously, he spent six years in the executive search industry with two international and one national search firm. Mr. Preng was a director of Remington Oil and Gas Corp. prior to its acquisition by Helix in July 2006. Mr. Preng is also Chairman of the Board of Directors of Maverick Oil and Gas, Inc., an oil and gas exploration, development and production company, and a director of BPI Energy Holdings Inc., a company engaged in the exploration, production and commercial sale of coalbed methane. Mr. Preng holds a Bachelor of Science degree in Finance from Marquette University and an M.B.A. from DePaul University.

William L. Transier has served on the Company’s Board of Directors since December 2006. He has served as Chairman, Chief Executive Officer and President of Endeavour International Corporation, an international oil and gas exploration and production company focused on the North Sea since October 2006. He served as Co-Chief Executive Officer of Endeavour from its formation in February 2004 through September 2006. He served as Executive Vice President and Chief Financial Officer of Ocean Energy, Inc. from March 1999 to April 2003, when Ocean Energy merged with Devon Energy Corporation. From September 1998 to March 1999, Mr. Transier served as Executive Vice President and Chief Financial Officer of Seagull Energy Corporation when Seagull Energy merged with Ocean Energy. From May 1996 to September 1998, he served as Senior Vice President and Chief Financial Officer of Seagull Energy Corporation. Prior thereto, Mr. Transier served in various roles including partner from June 1986 to April 1996 in the audit department of KPMG LLP. He graduated from the University of Texas with a B.B.A. in Accounting and has a M.B.A. from Regis University. He is also a director of Helix and Reliant Energy, Inc., a provider of electricity and energy services to retail and wholesale customers in the United States.

Martin Ferron has served on the Company’s Board of Directors since February 2006. He is currently the President and Chief Executive Officer and a member of the board of directors of Helix. He was elected to the Board of Directors of Helix in September 1998 and has served as President of Helix since February 1999 and as Chief Executive Officer of Helix since October 2006. He also served as Chief Operating Officer of Helix from January 1998 until August 2005. Mr. Ferron has 27 years of worldwide experience in the oilfield industry, seven of which were in senior management positions with McDermott Marine Construction and Oceaneering International Services Limited immediately prior to his joining Helix. Mr. Ferron has a Civil Engineering degree from City University, London; a Masters Degree in Marine Technology from the University of Strathclyde, Glasgow; and a M.B.A. from the University of Aberdeen. Mr. Ferron is also a Chartered Civil Engineer.

Quinn J. Hébert has served as our President and Chief Executive Officer since November 2005 and has been a member of our Board of Directors since May 2006. He served as the President, Vice President Commercial, and General Counsel of Acergy US Inc. (formerly Stolt Offshore) for the North Americas Region from 1998 to 2005. Mr. Hébert terminated his working relationship with Acergy on October 31, 2005. Prior to his employment with Acergy, Mr. Hébert served as Vice President, General Counsel and Secretary of American Oilfield Divers, Inc. (also known as Ceanic Corporation). Mr. Hébert’s professional career began as an associate attorney at Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP in New Orleans, Louisiana. Mr. Hébert holds a Bachelor of Arts in History from Louisiana State University and Juris Doctor from Boston College Law School.

Todd A. Dittmann has served on our Board of Directors since December 2006. He has served as Managing Director of D.B. Zwirn & Co., L.P., a private investment firm, since April 2004. From April 1997 to April 2004, he worked for Jefferies & Co., where he most recently served as Managing Director in the Energy Investment Banking Group. From 1996 to April 1997, he served as Vice President in the Energy Investment Banking Group of Paine Webber. From 1990 until 1996, he held various positions in commercial and investment banking at Chase Manhattan Bank and its predecessors. Mr. Dittmann received an M.B.A. and a B.B.A. in Finance from the University of Texas at Austin. He is a Chartered Financial Analyst.

Executive Officers of Cal Dive

Name	Age	Position

Quinn J. Hébert	43	President and Chief Executive Officer, Director
Scott T. Naughton	53	Executive Vice President and Chief Operating Officer
G. Kregg Lunsford	38	Executive Vice President, Chief Financial Officer, and Treasurer
Lisa Manget Buchanan	47	Vice President, General Counsel, and Secretary

Quinn J. Hébert — see biography above under “— Directors of Cal Dive”.

Scott T. Naughton has served as Cal Dive’s Executive Vice President and Chief Operating Officer since November 2005. He became Vice President of Helix’s Shelf Contracting Services segment in May 1998. Mr. Naughton terminated his working relationship with Helix on March 6, 2006. Mr. Naughton has been in the commercial diving industry since 1972, working offshore for 14 years as both a diver and a supervisor. He joined Helix in 1981 following its acquisition of J & J Marine Diving, and worked as an Operations Manager and a Project Manager.

G. Kregg Lunsford has served as Cal Dive’s Executive Vice President, Chief Financial Officer, and Treasurer since January 2006. He became the Vice President of Finance and Audit for Helix in February 2003. Mr. Lunsford terminated his working relationship with Helix on March 6, 2006. Mr. Lunsford was a senior manager in the Transaction Advisory Services practice of Ernst & Young LLP and Arthur Andersen LLP from March 2001 until February 2003. Prior to this he served as Director of Corporate Development with PSINet Consulting Solutions and as Manager of Corporate Development with Consolidated Graphics, Inc. from April 1998 until March 2001. Mr. Lunsford began his career in the audit practice of Arthur Andersen LLP in September 1992 and was promoted to manager in 1996. He held this position until April 1998. Mr. Lunsford graduated magna cum laude from Sam Houston State University with a B.B.A. in Accounting in 1992 and is a certified public accountant.

Lisa Manget Buchanan has served as Cal Dive’s Vice President, General Counsel, and Secretary since June 2006. Ms. Buchanan joined Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP as an associate attorney in September 1987 and became a partner of the firm in January 1994, a position she held until June 2006. Ms. Buchanan holds a Bachelor of Science in Commerce from the University of Virginia and a Juris Doctor from Louisiana State University Law Center.

Certain Relationships and Related Transactions

In contemplation of its initial public offering, Cal Dive entered into several agreements with Helix addressing the rights and obligations of each respective company, including a Master Agreement, a Corporate Services Agreement, an Employee Matters Agreement, a Registration Rights Agreement, and a Tax Matters Agreement. The Master Agreement describes and provides a framework for the separation of Cal Dive’s business from Helix’s business, allocates liabilities (including those potential liabilities related to litigation) between the parties, allocates responsibilities, and provides standards for each company’s conduct going forward (e.g., coordination regarding financial reporting), and sets forth the indemnification obligations of each party. In addition, the Master Agreement provides Helix with a preferential right to use a specified number of Cal Dive’s vessels at market rates in accordance with the terms of such agreement.

Pursuant to the Corporate Services Agreement, each party has agreed to provide specified services to the other party, including administrative and support services for the time period specified therein. Generally, after Helix ceases to own more than 50% of the total voting power of Cal Dive’s common stock, all services may be terminated by either party upon 60 days notice, but a longer notice period is applicable for selected services. Each of the services is provided in exchange for a monthly charge as calculated for each service (based on relative revenues, number of users for a particular service, or other specified measure). In general, under the Corporate Services Agreement Helix provides Cal Dive with services related to the tax, treasury, audit, insurance (including claims), and information technology functions; and Cal Dive provides Helix with services related to the human resources, training and orientation functions, and certain supply chain and environmental, health and safety services.

Pursuant to the Employee Matters Agreement, except as otherwise provided in that agreement, Cal Dive has generally accepted and assumed all employment related obligations with respect to all individuals who were employees of Cal Dive as of the initial public offering closing date, including expenses related to existing options and restricted stock. Those employees are entitled to retain their Helix stock options and restricted stock grants under their original terms except as mandated by applicable law. The Employee Matters Agreement also permits Cal Dive’s employees to participate in the Helix Employee Stock Purchase Plan for the offering period that ends June 30, 2007, and Cal Dive has agreed to pay Helix at the end of the offering period the fair market value of the shares of Helix’s stock purchased by such employees.

Pursuant to the Tax Matters Agreement, Helix is generally responsible for all federal, state, local, and foreign income taxes that are attributable to Cal Dive for all tax periods ending on the initial public offering; and Cal Dive is generally responsible for all such taxes beginning after the initial public offering. In addition, the agreement provides that for a period of up to ten years, Cal Dive is required to make payments totaling $11.3 million to Helix equal to 90% of tax benefits derived by Cal Dive from tax basis adjustments resulting from the “boot” gain recognized by Helix as a result of the distributions made to Helix as part of our initial public offering transaction. As of June 30, 2007, the current tax benefit payable to Helix related to this obligation is $0.4 million.

Pursuant to the Registration Rights Agreement, Cal Dive has agreed to provide Helix with registration rights relating to shares of Cal Dive common stock held by Helix. Subject to certain limitations, Helix may require Cal Dive to register under the Securities Act all or any portion of its shares, a so-called “demand request;” however, Cal Dive is not obligated to effect more than two demand registrations during the first 12 months after our initial public offering or more than three demand registrations during any 12-month period thereafter. Helix also has so-called “piggy-back” registration rights. The demand and piggy-back registrations are each subject to market cutback exceptions.

Helix will pay all costs and expenses in connection with any “demand” registration and Cal Dive will pay all costs and expenses in connection with any “piggy-back” registration, except underwriting discounts, commissions, or fees attributable to shares of Cal Dive common stock sold by Helix. The rights of Helix under the Registration Rights Agreement will remain in effect until the shares of Cal Dive common stock held by Helix (i) have been sold pursuant to an effective registration statement under the Securities Act, (ii) have been sold pursuant to Rule 144 under the Securities Act, (iii) have been transferred in a transaction where subsequent public distribution of the shares would not require registration under the Securities Act, or (iv) are no longer outstanding.

In the ordinary course of business, Cal Dive provided marine contracting services to Helix and recognized revenues of $20.0 million in 2006 and $22.0 million in the first six months of 2007. Helix provided remotely operated vehicle services to Cal Dive and Cal Dive recognized operating expenses of $6.1 million in 2006 and $3.2 million in the first six months of 2007.

Including the current tax benefit payable to Helix resulting from the tax step-up benefit noted above, net amounts payable to and receivable from Helix are settled with cash at least quarterly. At June 30, 2007 the net amount receivable from Helix was $0.9 million and will be settled in the third quarter of 2007.

All of these agreements were entered into at a time when Cal Dive was a wholly-owned subsidiary of Helix. In addition to Helix currently holding approximately 73% of the outstanding Cal Dive common stock, two members of Cal Dive’s six-member Board of Directors are executive officers and directors of Helix, and another of Cal Dive’s Directors also serves as a director of Helix. The Master Agreement provides that all proposed transactions between Cal Dive and Helix after the initial public offering, any material amendment to the agreements described above, and any consent or approval proposed to be granted by Cal Dive for Helix’s benefit, in each case, that would ordinarily be submitted for approval by the Cal Dive Board of Directors, will be subject to the approval of a majority of the independent directors (as defined by applicable NYSE rules).

In addition, the Cal Dive Board has adopted a policy with respect to related persons transactions pursuant to which Audit Committee approval will be required for all such transactions. The Cal Dive Audit Committee will also, on an annual basis, review and assess ongoing relationships with each related person to ensure that they continue to be in compliance with such policy.

Board of Directors Independence

The Board has affirmatively determined that Messrs. Dittmann, Preng and Transier are “independent directors”, as that term is defined under NYSE Rule 303A and applicable rules under the Securities Exchange Act of 1934 (the “Exchange Act”). In making this determination, the Board considered Mr. Transier’s service as a director of Helix; however, there were no other transactions, relationships or arrangements between any of the independent directors and the Company to consider in this regard. The non-independent directors are Messrs. Kratz, Ferron and Hébert. Under NYSE Rule 303A, as a newly listed company, we will first be required to have a majority of independent directors on our Board by the first anniversary of our listing date, or December 14, 2007. The Board’s independent directors regularly meet in executive session at the end of each Board and Committee meeting.

Upon consummation of the proposed merger, David Sharp, President and Chief Executive Officer of Horizon, and John Mills, Chairman of the Board of Horizon, will join Cal Dive’s Board of Directors. The Company expects that its Board will determine them to be “independent directors,” ensuring that Cal Dive’s Board of Directors will consist of a majority of independent directors.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee of the Board of Directors of the Company was, during fiscal 2006, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries, or had any relationships requiring disclosure by the Company under Item 404 of Regulation S-K.

During fiscal 2006, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a Director of the Company.

Compensation Discussion and Analysis

Responsibility for Our Compensation Program

In February 2006, we became a separate wholly-owned subsidiary of Helix Energy Solutions Group, Inc. Prior to that time, our business operated as a part of Helix. We completed our initial public offering of our Common Stock in December 2006. While our business was operated as part of Helix, the compensation of the persons now serving as our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, who were formerly employed by Helix, was determined by Helix’s Chief Executive Officer working in conjunction with our Chief Executive Officer. While we operated as a subsidiary of Helix and prior to our initial public offering, executive compensation decisions were made by our then-existing three-member Board, two of the members of which also served on Helix’s board of directors. At the time of our initial public offering, our Board established a Compensation Committee that, going forward, will have the responsibility for our executive compensation program.

Compensation Philosophy and Objectives

The primary objectives of our compensation program, including the compensation program for the executive officers named in the summary compensation table below, or “Named Executive Officers”, are to attract and retain key employees, to motivate them to achieve superior performance and to support and implement our business strategies, and to reward those employees (including the Named Executive Officers) for successful performance in a manner commensurate with those rewards given to their peers in the industry. We attempt to provide incentive and rewards intended to create a positive environment in which the employees, including the Named Executive Officers, are enthusiastic about our Company and its objectives, core values and culture, and are working toward the successful long-term performance of the Company.

All elements of the compensation program are designed to:

•	be competitive with the Company’s peer group;

•	reflect the complexity/difficulty of the position;

•	reflect performance of both the individual and the Company; and

•	reflect internal fairness within the Company.

We use each element of compensation to satisfy one or more of our stated compensation objectives. Annual executive compensation consists of a base salary, cash bonus, long-term equity incentive awards and certain benefits, including health, disability and life insurance. To ensure appropriate linkage between our objectives and our compensation levels, we intend to periodically review the goals and the levels of each element of compensation. In establishing executive compensation, Cal Dive strives to develop a compensation program that achieves the foregoing objectives by establishing the following targets:

•	base salaries, once combined with our annual cash bonus opportunity and long term equity incentive grants, should be at levels competitive with peer companies that compete with Cal Dive for executive talent;

•	the annual cash bonus for an executive officer should reflect the achievement of Company-wide financial objectives, department budget goals and the achievement of personal performance goals and objectives;

•	in the event the executive achieves the Company, department and personal performance objectives, such executive’s total cash compensation should be at the 50th or 75th percentile of the members of our peer group with whom we compete for executive talent; and

•	long-term equity incentive compensation should be at the 50th or 75th percentile of the peer group based upon the complexity of the officer’s duties and recent performance by the individual and the Company.

Design of the Compensation Program

The Compensation Committee is responsible for establishing the compensation policies and administering the compensation programs for our Named Executive Officers, and for administering the grant of stock-based incentive awards under the Company’s 2006 Plan. The Compensation Committee’s charter (i) empowers the Compensation Committee to review, evaluate, and approve the Company’s executive officer compensation agreements, plans, policies and programs, (ii) delegates to the Compensation Committee all authority of the Board required or appropriate to fulfill such purpose, and (iii) grants to the Compensation Committee the sole authority to retain and terminate any independent compensation consultant.

In determining each executive officer’s base salary for 2006, Helix’s Chief Executive Officer working together with our Chief Executive Officer reviewed the information and peer group data provided by the compensation consultants, as discussed below, and Helix management’s recommendation regarding each of these components, and then determined a base salary intended to place each executive officer at approximately the 50th percentile of the applicable peer group. A total cash bonus opportunity for 2006 was also determined for each such officer by Helix’s Chief Executive Officer working together with our Chief Executive Officer at the time that we became a subsidiary of Helix in an amount necessary to place such officer at the 50th or 75th percentile of total cash compensation for companies in the peer group (although it was recognized that in certain cases a reduction, or additional discretionary award may be warranted and awarded by our Board). The cash bonus program for 2006, which was similar in structure to Helix’s, for each of our Named Executive Officers was based on achieving the following goals:

•	40% achieving personal performance criteria or goals;

•	40% Cal Dive exceeding budgeted pre-tax income for the year; and

• 20%	Helix’s Marine Contracting Services Group (of which Cal Dive was a member) exceeding its budgeted pre-tax income for the year.

In measuring an executive officer’s performance for purposes of the cash bonus, the Compensation Committee considers numerous factors including discipline with respect to the Company’s finances and individual goals or criteria that, going forward, will be established by the officer and the Compensation Committee at the beginning of the applicable fiscal year. For 2006, the bonus criteria were determined by Helix’s Chief Executive Officer working in conjunction with our Chief Executive Officer. The Compensation Committee may also consider intangible criteria including demonstrating leadership qualities and adherence to the Company’s culture and core values. The Compensation Committee has the authority to grant a portion of the total bonus in its discretion. For the 2007 fiscal year, the amount of such discretionary portion is expressly established at an amount up to 30% of the personal performance portion of the target bonus, or 12% of the total target bonus. In addition, the Compensation Committee retains the authority to adjust any cash bonus or alter any of the criteria or goals based on changes in circumstances during the applicable year.

In addition, each officer receives a long-term equity incentive award (restricted stock) in an amount based on the value of the underlying award necessary to place the applicable officer in the 50th or 75th percentile for equity incentive compensation for companies in the peer group. In determining each executive officer’s equity incentive grant, the Compensation Committee reviews the information and peer group data provided by the compensation consultants, as discussed below, and the Chief Executive Officer’s recommendation regarding the grant. The Chief Executive Officer reviews the data and makes his recommendation to the Compensation Committee prior to its meeting. The Compensation Committee has ample time to review the data and the recommendation prior to its December meeting. Beginning in 2007, the Compensation Committee will approve the equity grants to be issued in December based upon the closing price of the stock on the date of grant.

No element of an officer’s compensation is directly linked to any other element and the Compensation Committee does not have an exact formula for allocating between cash and non-cash compensation. We strive to design a compensation package to use total cash compensation (salary plus annual cash bonus) to recognize each individual officer’s responsibilities, role in the organization, and experience and contributions to the Company and to use long-term equity-based incentives (including restricted stock awards and through a tax-qualified employee stock purchase plan) to align employee and stockholder interests, as well as to attract, retain and motivate employees. We pay close attention to our peer group’s practices. The Compensation Committee retains the authority to adjust any element of the executive officer’s compensation based upon objective or intangible criteria. In addition, included in the cash bonus for the year 2007, the Compensation Committee has the authority to grant a purely discretionary amount, which has been expressly established at 12% of the total proposed bonus.

Generally speaking, the elements of the Company’s compensation program, as well as the percentage mix of the various elements, are in line with those of our peer companies, as is evidenced by data obtained by the Company from its compensation consultant, as described below. Our compensation package mix for executive officers for fiscal 2006 ranges from 15% to 29% in cash compensation and 85% to 71% in non-cash compensation. The compensation mix for 2006 was more heavily weighted in non-cash compensation than usual due to the Cal Dive initial public offering. In 2006, each of the Named Executive Officers other than Mr. Hébert received two grants of restricted stock during the year, one from Helix and one at the closing of the Cal Dive initial public offering. In future years we expect only one annual grant of equity incentives to the Named Executive Officers, and would expect for 2007 that total cash compensation (assuming the total bonus opportunities were earned) and expected long term equity grants would result in a mix ranging from 32% to 41% in cash compensation and 68% to 59% in non-cash compensation. It is our belief that the compensation program as adopted by the Compensation Committee achieves our objectives of attracting and retaining key executive officers, motivating such officers to achieve superior performance and rewarding such officers for successfully achieving their objectives.

Compensation Consultants

We plan to perform an annual comparison of our compensation levels with that of similar positions at companies in our peer group as described below. Pursuant to the authority granted to the Compensation Committee by its charter, the Compensation Committee may periodically review peer group compensation and engage independent compensation consultants to assist in this process.

In 2005, Helix retained the services of Mercer Human Resource Consulting (“Mercer”), an independent consultant that specializes in executive compensation matters, to assist in its compensation determinations for the calendar year 2006. As part of the services Mercer provided to Helix in 2005, Mercer also provided data with respect to compensation levels for our executive officers. Mercer has provided similar services to Helix for a number of years. The Helix Compensation Committee selected Mercer based upon the recommendation of certain directors and a review of Mercer’s experience and qualifications as compared to similar organizations. Mercer reports to, and acts at the direction of, the Helix Compensation Committee. Helix management worked closely with Mercer to determine an appropriate peer group (as discussed below) and received Mercer’s reports and data. Moreover, the Helix Compensation Committee retained ultimate control and authority over Mercer.

Mercer was engaged to assess the competitiveness of the Helix compensation package for all employees located in the United States. Mercer did a survey of the current compensation of the applicable employees and provided information regarding the compensation practices for executive officers of Helix’s peer group. Mercer utilized a peer group as proposed by Helix’s management and approved by Helix’s Compensation Committee. In order to ensure that the most appropriate companies are included in the peer group, management includes companies consisting of Helix’s (and our) direct competitors in the energy services industry that are comparable in size (based on revenue and market capitalization) to Helix and other companies in our industry that Helix’s management believes compete with Helix for executive talent. The peer group is determined on an annual basis based on the recommendations of management. The officer compensation peer group companies for 2006 were Cooper Cameron Corporation, Global Industries, Ltd., Oil States International, Inc., Grant Prideco Inc., Oceaneering International, Inc., Tidewater Inc., Superior Energy Services Inc., W-H Energy Services, Inc. and Veritas DGC Inc.

Mercer provided data on total compensation (base salary, total cash compensation including bonus, and long-term incentive awards) with respect to the 25th percentile, market median (50th percentile), and 75th percentile of the peer group. This data was presented to the Helix Board, the Helix Chief Executive Officer and the Helix Chief Financial Officer and our Chief Executive Officer for their review and analysis. The survey results were taken into consideration by our Chief Executive Officer when determining his recommendations regarding base salary, cash bonus and equity incentive compensation for each of the other executive officers. The Helix Compensation Committee and certain members of Helix’s management received Mercer’s report within a time frame that provided adequate time for analysis and discussion before the last Compensation Committee meeting of the year. After reviewing the data in such report, our Chief Executive Officer evaluated each person’s compensation based upon each executive officer’s current and historical compensation, the compensation of peers in similarly situated positions in Helix, information provided by the compensation consultant regarding the compensation practices of similarly situated competitors, and the difficulty and complexity of the position.

Compensation Components and Processes

As described above, annual executive compensation consists of a base salary, cash bonus and long-term equity incentive awards plus benefits. The Compensation Committee will review, approve and adopt each component of such compensation, other than benefits that are available to all employees, for the next fiscal year at its meeting in December of each year and intends to also approve grants of restricted stock awards to all executive officers and certain other eligible employees. At its first meeting of the following year, once performance results for the preceding year for individual, department and company-wide performance criteria are available, the Compensation Committee approves the cash bonus for each of the executive officers payable with respect to the preceding year.

The Compensation Committee is provided with the survey data, and a recommendation of the Chief Executive Officer with respect to the appropriate percentile of cash compensation (salary and bonus) and long term incentive compensation (in terms of total value of equity grants) to award to each executive officer. The recommendations of the Chief Executive Officer regarding cash compensation and equity grants are based on the difficulty and complexity of the position. In the event that senior management determines that the data obtained from Mercer does not reflect the job responsibilities and complexity of the employee’s position at the Company, management’s recommendation regarding cash compensation is adjusted to reflect what we believe to be the market value of such services. The decision with respect to total compensation for executive officers ultimately lies with the Compensation Committee, which has an ample opportunity to review the survey and make inquiries of management.

Senior members of the management team including our Chief Financial Officer, our Chief Operating Officer and our President and Chief Executive Officer provide recommendations regarding many aspects of our compensation program, including executive compensation. The Compensation Committee does not, however, delegate any of its functions or authority to management (other than the issuance of certain equity incentive compensation awards to new non-executive officer hires or promotions).

Base Salary

Annual base salary typically will be determined for each officer at the end of the preceding year. Base salary for our Named Executive Officers for 2006 was set by the Chief Executive Officer of Helix together with our Chief Executive Officer prior to the time that we became a separate subsidiary of Helix or by our three-member Board for those named executive officers who joined us after that time. For 2007, base salary for our Named Executive Officers was set by our three-member Board in December 2006 prior to the closing of our initial public offering and prior to the establishment of our Compensation Committee. For future years, we intend to have the Compensation Committee set annual base salary at the regularly scheduled December meeting of our Compensation Committee. In setting base salary, the Chief Executive Officer and the Compensation Committee will review the information provided by Mercer regarding the compensation of officers with comparable qualifications, experience and responsibilities at companies in our peer group, and the recommendations of our Chief Executive Officer as to the salary levels of the executive officers who report to him. It is not our policy to pay executive officers at the highest level relative to his or her peers, but rather to set their base salary at a level that is at approximately the 50th percentile of our peer group taking into account their responsibilities and the complexity of their respective positions. We believe that this, once combined with our annual cash bonus opportunity and long term equity incentive grants, gives us the opportunity to attract and retain talented managerial employees both at the senior executive level and below.

Cash Bonus

The annual incentive compensation plan provides a cash bonus designed to award our employees, including our Named Executive Officers, for the achievement of certain goals. Prior to payment of a bonus with respect to the prior year, management reviews each of the components of each officer’s annual cash bonus award. Management then determines whether the goals and criteria were achieved during the prior year and makes a recommendation to the Compensation Committee. The Compensation Committee expects to award bonuses for the previous year at its first meeting of the year based upon its review of the data provided by management, and bonuses are typically paid in March. The total cash bonus opportunity for each Named Executive Officer is set at a level necessary to place such officer at the 50th or 75th percentile of total cash compensation for companies in the peer group.

The cash bonus program for 2006, for each of our Named Executive Officers was based on achieving the following goals:

•	40% achieving personal performance criteria or goals;

•	40% Cal Dive exceeding budgeted pre-tax income for the year; and

•	20% Helix’s Marine Contracting Services Group (of which Cal Dive was a member) exceeding its budgeted pre-tax income for the year.

For 2007, there will be two components of the bonus payment for the Named Executive Officers:

•	40% achieving personal performance criteria or goals; and

•	60% the Company exceeding its budgeted pre-tax income for the year.

Performance criteria linked to an individual’s attaining individual performance goals is established by the officer and the Chief Executive Officer and provided to the Compensation Committee. These performance criteria are established at the beginning of the year and are provided to the Compensation Committee at its first meeting of the applicable year. In addition, with respect to the cash bonus for the year 2007, there is a portion of the bonus equal to 12% of the total potential bonus that will be within the discretion of the Compensation Committee.

Company economic performance is determined by whether the Company has met its financial objectives for the year. This component is based on exceeding the pre-tax income budget determined prior to the beginning of the year. The Compensation Committee retains the authority to adjust any element of the executive officer’s annual cash bonus payment whether resulting from performance criteria or one of the budget related goals.

Personal performance criteria for our Named Executive Officers for 2006, which primarily included the successful integration of the Acergy and Torch acquisitions, the completion of the acquisition of Fraser Diving and the completion of the initial public offering of Cal Dive, were exceeded and full bonus amounts under this component of the total bonus were earned. Budgeted pre-tax income for the year for each of Cal Dive and

Helix’s Marine Contracting Services Group (of which Cal Dive was a member) were also exceeded, and full bonus amounts were earned under these components of the total bonus as well.

Ms. Buchanan, our Vice President and General Counsel, joined our Company in mid-2006 and her cash bonus was set at the time she was hired and was not based on the criteria described for the other executive officers. Mr. Lunsford, our Executive Vice President and Chief Financial Officer, was paid an additional $59,000 discretionary bonus for 2006 for his efforts throughout 2006 in the initial public offering process and the syndication of the Company’s $250 million revolving credit facility.

Long-Term Equity Compensation

We grant long-term equity compensation in order to provide long-term incentives to employees, providing an important retention tool with respect to such employees, including the executive officers. Each of our executive officers received restricted stock grants from us and from Helix in 2006. We believe that long-term equity incentive compensation advances the best interests of the Company, its affiliates and its stockholders, by providing those persons who have substantial responsibility for the management and growth of our company with additional performance incentives as well as the opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue in their employment with the Company. We believe that as a result of their proprietary interest in the Company, the economic interests of our executive officers are more closely aligned to those of the stockholders. As a result of the changes to regulatory, tax and accounting treatment of certain types of long-term equity incentives, we currently believe that restricted stock awards are the most efficient way to reward executive officers and provide them with the chance to receive a proprietary interest in the Company, but we will periodically reevaluate that determination and may grant other types of equity based incentive compensation in the future.

It is intended that each executive officer receive a long-term equity incentive award in an amount based on the value of the underlying award necessary to place the applicable officer in the 50th or 75th percentile for equity incentive compensation for officers in similar positions at companies in the peer group. Our Chief Executive Officer received a grant of Helix restricted stock in November 2005 when he joined our Company. This grant vested in part at the time of our initial public offering and the balance vested in February 2007. In determining each other executive officer’s equity incentive grant made in 2006, the Compensation Committee of Helix reviewed the information and peer group data provided by the compensation consultants and our Chief Executive Officer’s recommendation. We then determined a dollar value for the restricted stock award for each executive officer and divided that amount by, in the case of the Helix restricted stock, the trading price at the time of grant, and in the case of the Cal Dive restricted stock, the initial public offering price. In 2007 and future years, management will review the data each year and make its recommendation to the Compensation Committee at its December meeting.

To encourage the executive officers to remain with our Company, the Helix restricted stock vests in annual increments over a five-year period, and 53% of the Cal Dive restricted stock granted at the initial public offering vests in 20% annual increments over a five-year period and the balance will vest in 20% annual increments over a five-year period beginning on the first anniversary of the date that Helix no longer owns at least 51% of the total voting power of our Common Stock.

With respect to future restricted stock grants to all employees, including grants to the Named Executive Officers, the practice of the Company will be to make the grants in December, and the amount of the grant is based on dividing the dollar value of each proposed grant by the closing price for the Company’s Common Stock on the date of grant. In addition, restricted stock may be awarded on certain other dates during the year including the start date of new employees and the promotion date of existing employees.

Perquisites

We limit the perquisites that we make available to our executive officers, particularly in light of recent developments with respect to corporate abuse involving perquisites. Our executives are entitled to few benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

Severance Benefits

We currently have Employment Agreements with Messrs. Hébert, Naughton and Lunsford that provide severance benefits if the officer is terminated under certain circumstances that are described in detail below under “Potential Payments Upon Termination or Change in Control.”

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits us from deducting more than $1 million in compensation paid to certain executive officers in a single year. An exception to the $1 million limit is provided for “performance-based compensation” that meets certain requirements, including approval by the stockholders. The annual cash compensation paid and the restricted stock granted to our executive officers have not been structured to qualify as performance-based compensation. Our Compensation Committee intends to monitor compensation levels and to consider in the future qualifying the annual incentive bonus and restricted stock grants under Section 162(m).

The Compensation Committee’s policy is to structure compensation that will be fully deductible where doing so will further the purpose of our executive compensation programs. The Committee also considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible.

Other Benefits

All employees (including our executive officers) who participate in our 401(k) plan receive matching funds in an amount equal to 50% of the employee’s contribution, up to 5% of salary (including bonus) subject to contribution limits.

Director Compensation

The Cal Dive International, Inc. non-employee director compensation structure has three components: director fees, expenses and stock-based compensation. The non-employee Directors (other than Messrs. Kratz, Ferron and Hébert, who are employed by Cal Dive or Helix) receive an annual director’s fee of $30,000 and $1,500 per Board Meeting for attending each of four regularly scheduled quarterly meetings plus any special board meetings. Furthermore, each of the non-employee Directors receives an annual committee retainer fee of $3,500 for each committee on which such Director serves and a fee of $1,000 ($2,000 for the Chair of the Compensation Committee and Corporate Governance and Nominating Committee, $3,000 for the Chair of the Audit Committee) for each committee meeting attended. The Company also pays the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board of Directors and any committee thereof.

Non-employee directors have the option of taking Board and Committee fees (but not expenses) in the form of restricted stock, pursuant to the terms of the 2006 Plan. An election to take fees in the form of cash or stock is made by a Director prior to the beginning of the subject fiscal year, although for 2007 the non-employee Directors made their elections in February 2007. Directors taking fees in the form of restricted stock receive an award in an amount equal to 125% of the cash equivalent at the date of the actual grant (i.e., the last business day of each fiscal quarter), which vest as to the full 100% on January 1st of the second year following the grant. For fiscal year 2007, Messrs. Dittmann and Preng have elected to take their Board and Committee fees in the form of restricted stock.

On joining the Board and on each anniversary thereafter, a non-employee Director receives a grant of $100,000 worth of shares of restricted stock. All such grants of restricted stock are made pursuant to the terms of 2006 Plan and vest ratably over five years, subject to immediate vesting on the occurrence of a Change of Control (as defined in the 2006 Plan).

Cal Dive had no non-employee Directors until December 19, 2006 and the Company paid no cash compensation and made no grants of restricted stock to the non-employee Directors in 2006. The non-employee Directors received their initial awards of restricted stock on February 5, 2007.

Directors who are also employees of Cal Dive or Helix do not receive cash or equity compensation for service on the Board in addition to compensation payable for their service as employees.

Executive Compensation

Summary Compensation Table

The following table provides a summary of the cash and non-cash compensation for the fiscal year ended December 31, 2006 for each of: (i) the chief executive officer, (ii) the chief financial officer, and (iii) each of the other executive officers of Cal Dive. Cal Dive has only four executive officers.

						Non-Equity
						Incentive Plan	All Other
				Stock	Option	Compensation	Compensation
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Awards(2)	(1)(3)	(4)	Total

Quinn J. Hébert	2006	$250,000	$—	$1,537,868	$—	$200,000	$7,147	$1,995,015
President and Chief
Executive Officer
Scott T. Naughton	2006	190,000	—	53,138	—	185,000	5,500	433,638
Executive Vice
President and Chief
Operating Officer
G. Kregg Lunsford	2006	165,000	59,000	39,375	48,880	141,000	10,935	464,190
Executive Vice
President and Chief
Financial Officer
Lisa Buchanan(5)	2006	89,060	62,500	15,015	—	—	3,729	170,304
Vice President, General
Counsel and Secretary

(1)	The compensation reflected is based on 2006’s performance but was paid in 2007.

(2)	Relates to grants of Helix restricted stock and stock options. The dollar value of restricted stock and stock options set forth in these columns is equal to the compensation cost recognized by Helix during 2006 for financial statement purposes in accordance with FAS 123R. This valuation method values restricted stock and stock options granted during 2006 and previous years. A discussion of the assumptions used in calculating the compensation cost is set forth in Note 13 to Helix’s Consolidated Financial Statements included in its 2006 Annual Report on Form 10-K. The only grants of Cal Dive restricted stock to the Named Executive Officers were made on December 19, 2006, and compensation expense related to such awards was not material to the year ended December 31, 2006. See Note 12 to our Consolidated and Combined Financial Statements included in our 2006 Annual Report on Form 10-K.

(3)	Messrs. Hébert, Naughton and Lunsford were eligible for annual cash incentives, based on achievement of certain individual performance criteria and corporate profit-sharing incentives, under Helix’s Senior Management Compensation Plan. The actual payments to such officers consisted of bonuses based on individual performance objectives together with Cal Dive and Helix’s Marine Contracting Services Group each exceeding certain pre-established pre-tax income goals. The exact amount of these annual incentives was determined by the Company’s Board prior to the Company’s initial public offering and the establishment of its Compensation Committee.

(4)	Consists of matching contributions by the Company through its Retirement Plan and the compensation cost computed under FAS 123R of purchases of Helix common stock pursuant to the Helix Employee Stock Purchase Plan (ESPP). The Company’s Retirement Plan is a 401(k) retirement savings plan under which the Company currently matches 50% of employees’ pre-tax contributions up to 5% of cash compensation (including bonus) subject to contribution limits. The Helix ESPP is a qualified, non-compensatory plan that allows employees to acquire shares of Helix common stock through payroll deductions (limited to

10% of an employee’s base salary) over a six-month period. The purchase price is equal to 85% of the fair market value of the common stock on either the first or last day of the subscription period, whichever is lower.

(5)	Ms. Buchanan’s employment with the Company began on June 30, 2006.

Grants of Plan-Based Awards

In December 2006, we adopted the 2006 Long Term Incentive Plan which provides that we may grant up to 7,000,000 shares of our Common Stock in the form of options, restricted stock or restricted stock units subject to the terms and conditions of the 2006 Plan. The Cal Dive board adopted the Amended and Restated 2006 Plan, which was approved by the stockholders at the 2007 Annual Meeting. The Amended and Restated 2006 Plan increased the number of shares that may be issued to 9,000,000 shares. As of June 30, 2007, 647,214 shares of restricted stock had been granted pursuant to the 2006 Plan.

Prior to our initial public offering, our Named Executive Officers also received grants of restricted stock under Helix’s 2005 Long Term Incentive Plan.

The following table sets forth certain information with respect to the Cal Dive and Helix restricted stock granted during the fiscal year ended December 31, 2006 to each of our Named Executive Officers.

					Estimated
					Future	All Other		Grant Date Fair
					Payments of	Stock Awards:		Value of
					Non-Equity	No. of Shares		Stock and
			Approval		Incentive Plans(3)	of Stock or		Option
Name	Grant Date		Date		Maximum ($)	Units (#)		Awards ($)(4)

Quinn J. Hébert	12/19/06	(1)	12/9/06	(1)	$200,000	192,307	(1)	$2,499,991
Scott T. Naughton	12/19/06	(1)	12/9/06	(1)	185,000	90,000	(1)	1,170,000
	1/3/06	(2)	12/13/05	(2)		4,970	(2)	178,373
G. Kregg Lunsford	12/19/06	(1)	12/9/06	(1)	141,000	57,153	(1)	742,989
	1/3/06	(2)	12/13/05	(2)		3,735	(2)	134,049
Lisa Buchanan	12/19/06	(1)	12/9/06	(1)	0	52,615	(1)	683,995
	6/30/06	(2)	6/26/06	(2)		4,180	(2)	150,145

(1)	Represents grant of Cal Dive restricted stock under our 2006 Plan. The grants are valued based on the offering price in our initial public offering of $13.00 per share and became effective on the closing date of our initial public offering. A total of 53% of the Cal Dive restricted stock vests 20% per year over a five-year period and the remaining 47% vests 20% per year over a five-year period beginning on the first anniversary of the date on which Helix no longer owns 51% of our Common Stock. All shares vest in full upon a change of control.

(2)	Represents grant of Helix restricted stock under the Helix 2005 Long Term Incentive Plan. Except for the grant to Ms. Buchanan, these grants were approved at the December meeting of the Helix Compensation Committee to take effect on the first business day of the following year based upon the closing price of the stock on the last business day of the previous year. The grant to Ms. Buchanan was made on June 30, 2006, upon the commencement of her employment with Cal Dive. The grants are valued based on the fair market value on the grant date, which is equal to the closing sale price as reported on the New York Stock Exchange on the grant date. The Helix restricted stock vests 20% per year over a five-year period and all shares vest upon a change of control of Helix.

(3)	Reflects maximum payments under Helix’s Senior Management Compensation Plan, which does not provide for thresholds or targets. We are unable to provide a representative target amount based on the previous fiscal year’s performance as we were not operated as a separate entity prior to fiscal 2006.

(4)	The dollar values of restricted stock are equal to the aggregate grant date fair value computed in accordance with FAS 123R. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 13 of Helix’s Consolidated Financial Statements contained in its 2006 Annual Report on

Form 10-K and Note 12 of our Consolidated and Combined Financial Statements included in our 2006 Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options and unvested restricted stock previously awarded to the Named Executive Officers as of the end of the fiscal year ended December 31, 2006.

	Option Awards					Stock Awards
	No. of	No. of
	Securities	Securities				No. of Shares		Market Value of
	Underlying	Underlying				or Units of		Shares or Units
	Unexercised	Unexercised		Option	Option	Stock That		of Stock That
	Options (#)	Options (#)		Exercise	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable		Price ($)	Date	Vested (#)		Vested ($)

Quinn J. Hébert	—	—		—	—	41,916	(1)	$1,314,905
	—	—		—	—	192,307	(2)	2,413,453
Scott T. Naughton	10,000	—		10.94	4/3/11	3,571	(3)	112,027
	20,000	—		10.92	2/20/12	4,970	(4)	155,909
						90,000	(2)	1,129,500
G. Kregg Lunsford	8,000	16,000	(5)	8.57	2/17/13	2,570	(3)	80,620
	—	—		—	—	3,735	(4)	117,167
						57,153	(2)	717,270
Lisa Buchanan	—	—		—	—	4,180	(6)	131,127
	—	—		—	—	52,615	(2)	660,318

(1)	Shares of Helix restricted stock granted on November 1, 2005. All shares vested on February 1, 2007.

(2)	Shares of Cal Dive restricted stock granted on December 19, 2006. Shares with respect to 53% vest in annual 20% increments over a five-year period, and the balance vests in annual 20% increments over a five-year period beginning on the first anniversary of the date that Helix no longer owns at least 51% of the total voting power of our Common Stock.

(3)	Shares of Helix restricted stock granted on January 3, 2005. The shares vest 20% per year over a five-year period.

(4)	Shares of Helix restricted stock granted on January 3, 2006. The shares vest 20% per year over a five-year period.

(5)	Options for Helix common stock were granted February 17, 2003. The options vest 20% per year over a five-year period.

(6)	Shares of Helix restricted stock granted on June 30, 2006. The shares vest 20% per year over a five-year period.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the vesting of restricted stock during the fiscal year ended December 31, 2006 for each of the Named Executive Officers. There were no exercises of stock options during 2006.

	Stock Awards
	No. of Shares Acquired	Value Realized
Name	on Vesting (#)(1)	on Vesting ($)

Quinn J. Hébert	16,156	$552,858
G. Kregg Lunsford	642	25,301
Scott T. Naughton	893	35,193
Lisa M. Buchanan	—	—

(1)	All shares reported relate to Helix restricted stock. No shares of Cal Dive restricted stock vested during 2006.

Employment Agreements and Change of Control Provisions Related to Named Executive Officers

All of our Named Executive Officers, other than Ms. Buchanan, have entered into employment agreements with Helix. These agreements were assumed by us as of the closing of our initial public offering pursuant to the terms of the Master Agreement and the Employee Matters Agreement between Helix and us. Each of these employment agreements have similar terms involving salary, bonus and benefits (with amounts that vary due to differing responsibilities).

Each of the executive employment agreements provide, among other things, that if we pay specific amounts, then until the first or second anniversary date of termination of the executive’s employment with us (depending on the event of termination), the executive shall not, directly or indirectly either for himself or any other individual or entity, participate in any business which engages or which proposes to engage in the business of providing diving services in the Gulf of Mexico or any other business actively engaged in by us on the date of termination of employment, so long as such executive continues to receive payments, including his base salary and insurance benefits received by the senior executives.

If a Named Executive Officer, other than Ms. Buchanan, terminates his employment for “Good Cause” or is terminated “Without Cause” during a certain specified period following a “Change of Control”, such executive would (a) receive a lump sum payment in the following amount: (i) for Mr. Hébert, two times the annual base salary together with an amount equal to the annual bonus paid to the executive with respect to the most recently completed fiscal year, (ii) for Mr. Naughton, two times the annual base salary plus annual bonus paid to the executive with respect to the most recently completed fiscal year and (iii) for Mr. Lunsford, one times the annual base salary due to termination “Without Cause” and two times the annual base salary due to termination for “Good Cause,” in each case together with an amount equal to the annual bonus paid to the executive with respect to the most recently completed fiscal year, (b) have all options and restricted stock held by such executive vest, and (c) continue to receive welfare plan and other benefits for a period of two years or as long as such plan or benefits allow.

For purposes of the employment agreements, “Good Cause” includes both that (a) the CEO or COO shall cease employment and (b) two of the following: (i) a material change in the executive’s position, authority, duties or responsibilities, (ii) changes in the office or location at which the executive is based without his consent (such consent not to be unreasonably withheld), (iii) a significant change in the executive’s reporting relationships, or (iv) certain breaches of the agreement. A “Change of Control” for purposes of the employment agreements would occur if a person or group becomes the beneficial owner, directly or indirectly, of securities representing 45% or more of the combined voting power of our outstanding securities. The employment agreements provide that, if any payment to one of the covered executives will be subject to any excise tax under Section 4999 of the Internal Revenue Code, a “gross-up” payment would be made to place the executive in the same net after-tax position as would have been the case if no excise tax had been payable.

Potential Payments Upon Termination or Change in Control

The following information and table set forth the amount of payments to each of our Named Executive Officers in the event of a termination of employment as a result of normal and early retirement, involuntary termination by the Company without “Cause,” death, disability, voluntary termination by the Named Executive Officer, termination by the Company for “Cause”, and termination without “Cause” or by the Executive for “Good Cause” following a change in control. The table also sets forth the amount of payments to each of our Named Executive Officers in the event of a change in control without a termination of employment.

As described above, we have employment agreements with all of our Named Executive Officers other than Ms. Buchanan. We do not otherwise have any severance policy or arrangement that provides for payments to a Named Executive Officer in the event of a termination of employment except provisions contained in the agreements governing their equity incentive awards.

Assumptions and General Principles.  The following assumptions and general principles apply with respect to the following table and any termination of employment of a Named Executive Officer:

•	The amounts shown in the table assume that each Named Executive Officer was terminated on December 31, 2006.

•	A Named Executive Officer is entitled to receive amounts earned during his term of employment regardless of the manner in which the Named Executive Officer’s employment is terminated. These amounts include base salary and unused vacation pay. These amounts are not shown in the table because they are not severance payments.

•	In general, a Named Executive Officer must continue to be employed at the time of payment to be entitled to receive annual cash incentive compensation pursuant to our incentive compensation plan. In the event a termination occurs prior to that time, the Compensation Committee has discretion to award the Named Executive Officer an annual cash incentive compensation payment that would approximate a prorated amount of the payment the Named Executive Officer would have received under the plan and takes into consideration the Named Executive Officer’s performance and contributions to achieving the performance criteria under the plan to the date of termination. Discretionary annual cash incentive compensation payments are not typically awarded in the event of a voluntary termination or a termination for Cause. In addition, the employment agreements with Messrs. Hébert, Naughton and Lunsford specifically provide for the payment of a prorated amount of the annual cash incentive compensation upon terminations due to the death or disability of the Named Executive Officer, prorated to the date of such event. We have assumed that the Compensation Committee would use its discretion to treat Ms. Buchanan the same as the other Named Executive Officers in such events.

•	Because we have assumed a December 31, 2006 termination date, our Compensation Committee has the discretion to pay each of the Named Executive Officers the amount of the annual cash incentive payment earned under the plan for 2006, except in cases of voluntary termination or termination for Cause. Therefore, the amount set forth in the table for annual cash incentive compensation payment is the actual annual incentive compensation paid to each Named Executive Officer for 2006 performance. This amount is also the sum of the amounts set forth in the “Non-Equity Incentive Plan Compensation” and “Bonus” columns of the 2006 Summary Compensation Table.

•	A Named Executive Officer may exercise any stock options that are exercisable prior to the date of termination and is entitled to receive unrestricted shares of Common Stock with respect to any restricted stock awards for which the vesting period has expired prior to the date of termination, or, in the case below, December 31, 2006. Except for stock options and restricted stock that vest upon a change in control, any amounts related to these stock options and restricted stock awards are not included in the table because they are not severance payments.

Normal and Early Retirement.  A Named Executive Officer is eligible to elect retirement at any age. The Named Executive Officers are not entitled to any additional payments or benefits upon retirement other than (i) any amounts accrued and vested in such Named Executive Officer’s account under our 401(k) Plan, and (ii) any amounts accrued in such Named Executive Officer’s account under the Helix Employee Stock Purchase Plan. Any unvested stock options or restricted stock would be forfeited upon retirement. All employees who have reached at least age 55 with at least 10 years of service upon retirement are also entitled to continue their participation in the Company’s health benefit plans until they reach age 65, upon paying both the employee and the employer portion of the premiums for such coverage. Since this benefit is available without discrimination to all employees, it is not included in the table below. We are assuming for purposes of the table below that the Compensation Committee would award the Named Executive Officers their 2006 annual cash incentive compensation upon retirement on December 31, 2006.

Involuntary Termination.  The employment contracts for Messrs. Naughton and Lunsford require the Company to give the executive 12 months notice of an involuntary termination, which has the effective of providing to the executive all of the benefits of employment such executive would have enjoyed for the full year following such termination, including base salary, annual cash incentive compensation, continued vesting of stock options and restricted stock and other employee benefits. Mr. Hébert’s contract provides for an initial term expiring November 1, 2007, and the 12-month termination notice provision described above is required only for involuntary terminations that take place after such date. Thus, if Mr. Hébert’s employment were involuntarily terminated without cause as of December 31, 2006, his contract would only provide for 10 months of continued base salary, annual cash incentive compensation, restricted stock vesting and other benefits, rather than the full year provided in the agreements for Messrs Naughton and Lunsford.

There is a contradictory provision in Mr. Naughton’s agreement that provides that upon a termination of Mr. Naughton’s employment by the Company without “Cause” prior to a change in control, Mr. Naughton will be entitled to receive an amount equal to the greater of (i) six month’s salary or (ii) four week’s salary plus two week’s salary for every year of salaried employment by the Company, plus continuation of Mr. Naughton’s participation in the Company’s benefit plans for six months. Since the benefits Mr. Naughton would receive under the 12-month notice provision described above are greater than those provided under this provision, the larger amounts are set forth in the table below.

Death and Disability.  The Named Executive Officers are not entitled to any payments or benefits upon death, other than any proceeds under the Company’s life insurance benefits provided to all Company employees, for which the employees pay the premiums. Likewise upon disability the Named Executive Officers are only entitled to such benefits as they may receive under the Company’s long term disability policy available to all employees. Since these benefits are paid for by the executive and are no more favorable for the Named Executive Officers than for any other Company employee, no amounts are shown in the table below for these benefits. All unvested stock options and restricted stock would be forfeited.

Voluntary Termination and Termination for Cause.  A Named Executive Officer is not entitled to receive any additional forms of severance payments or benefits upon his voluntary decision to terminate employment or upon termination for Cause. All unvested stock options or restricted stock would be forfeited.

Change in Control.  Pursuant to the terms of the agreements governing the awards of stock options or restricted stock to the Named Executive Officers, upon the occurrence of a change in control, all outstanding stock options will immediately vest and become exercisable and all shares of restricted stock will immediately vest and become unrestricted. The amounts set forth in the table for stock options reflect the difference between the closing price of Helix’s common stock on December 29, 2006 and the exercise prices for each option for which vesting would accelerate (no Named Executive Officer has any options to purchase Cal Dive stock). The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which vesting would accelerate multiplied by the closing price of either Helix’s or Cal Dive’s Common Stock, as applicable, on December 29, 2006. No other benefits are payable to our Named Executive Officers upon a Change in Control without a termination of employment.

The Helix 2005 Long Term Incentive Plan, and the Cal Dive 2006 Plan, in the form as of December 31, 2006, define a change in control as (i) any sale of all or substantially all of the assets of the subject company or a consolidation or merger of the subject company in which the company was not the surviving company, other than a merger where a majority of the board of the surviving company continues for a two year period after the merger to be persons who were directors of the subject company prior to the merger, (ii) a liquidation or dissolution of the subject company, or (iii) the acquisition by any person of 20% or more of the outstanding securities of the subject company, and within two years thereafter, the persons who constituted the board of the subject company prior to the acquisition cease to constitute at least a majority of the board.

Termination of Employment following a Change in Control.  The employment agreements with the Named Executive Officers other than Ms. Buchanan provide that upon a termination of employment without “Cause” following a change in control or if the Named Executive Officer terminates his employment in certain circumstances defined in the agreement that constitute “Good Cause,” in addition to the accelerated vesting of stock options and restricted stock described above, each will receive:

•	Mr. Hébert will receive a lump sum severance payment in an amount equal to two times (a) his base salary during the year prior to termination together with (b) an amount equal to the annual cash incentive compensation received by Mr. Hébert for the last complete year of employment;

•	Mr. Naughton will receive a lump sum severance payment in an amount equal to two times (a) his base salary plus (b) the annual cash incentive compensation paid to Mr. Naughton for his last complete year of employment;

•	Mr. Lunsford will receive a lump sum severance payment in an amount equal to one times (in the case of a termination without “Cause” following a change in control), or two times (in the case of a termination by

Mr. Lunsford for “Good Cause” following a change in control) (a) his base salary together with (b) an amount equal to the annual cash incentive bonus received by Mr. Lunsford for the last complete year of employment;

•	two years of continued participation in the Company’s health care and life insurance benefit plans; and

•	an amount equal to the excise tax and taxes thereon charged, if any, to the Named Executive Officer as a result of any change in control payments.

The definition of change in control contained in the employment agreements are described above under “Employment Agreements and Change of Control Provisions Related to Named Executive Officers.”

ESTIMATED PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Event	Q. Hébert	S. Naughton	G. K. Lunsford	L. Buchanan

Normal and Early Retirement
2006 annual cash incentive compensation	$200,000	$185,000	$200,000	$62,500

Total	$200,000	$185,000	$200,000	$62,500
Death
2006 annual cash incentive compensation	$200,000	$185,000	$200,000	$62,500

Total	$200,000	$185,000	$200,000	$62,500
Disability
2006 annual cash incentive compensation	$200,000	$185,000	$200,000	$62,500

Total	$200,000	$185,000	$200,000	$62,500
Voluntary Termination and Termination for Cause
No payments	N/A	N/A	N/A	N/A

Total	N/A	N/A	N/A	N/A
Involuntary Termination Without Cause
2006 annual cash incentive compensation	$200,000	$185,000	$200,000	$62,500
Continued base salary	208,333	190,000	165,000	0
Continued cash incentive compensation	166,667	185,000	200,000	0
Continued health, disability and life insurance benefits	10,426	2,916	7,796	0
Continued vesting of Helix stock options	0	0	182,400	0
Continued vesting of Helix restricted stock	1,314,905	59,195	43,573	0
Continued vesting of Cal Dive restricted stock	0	119,727	76,030	0

Total	$1,900,331	$741,838	$874,799	$62,500
Change in Control
Accelerated Helix stock options	$0	$0	$364,800	$0
Accelerated Helix restricted stock	1,314,905	267,931	197,788	131,126
Accelerated Cal Dive restricted stock	2,413,453	1,129,500	717,270	660,318

Total	$3,728,358	$1,397,431	$1,279,858	$791,444
Change in Control with Involuntary Termination Without Cause
2006 annual cash incentive compensation	$200,000	$185,000	$200,000	$0
Cash severance payment	900,000	750,000	365,000	0
Accelerated Helix stock options	0	0	364,800	0
Accelerated Helix restricted stock	1,314,905	267,931	197,788	131,126
Accelerated Cal Dive restricted stock	2,413,453	1,129,500	717,270	660,318
Continued health, disability and life insurance benefits	20,852	5,832	15,593	0
Excise tax gross up	1,142,037	684,002	357,491	0

Total	$5,991,247	$3,022,265	$2,217,942	$791,444
Change in Control with Termination by Executive With Good Cause
2006 annual cash incentive compensation	$200,000	$185,000	$200,000	$0
Cash severance payment	900,000	750,000	730,000	0
Accelerated Helix stock options	0	0	364,800	0
Accelerated Helix restricted stock	1,314,905	267,931	197,788	131,126
Accelerated Cal Dive restricted stock	2,413,453	1,129,500	717,270	660,318
Continued health, disability and life insurance benefits	20,852	5,832	15,593	0
Excise tax gross up	1,142,037	684,002	525,115	0

Total	$5,991,247	$3,022,265	$2,750,566	$791,444

Beneficial Ownership of Cal Dive’s Common Stock

The following table sets forth, as of September 30, 2007, certain information regarding beneficial ownership of our Common Stock by (i) each of our named executive officers, (ii) each director of Cal Dive, (iii) all of Cal Dive’s directors and executive officers as a group, and (iv) each stockholder known by Cal Dive to be the beneficial owner of more than 5% of the outstanding Cal Dive common stock, all in accordance with Rule 13d-3 of the Exchange Act. Based on information furnished to Cal Dive by such stockholders, unless otherwise indicated, all shares indicated as beneficially owned are held with sole voting and investment power.

		Percentage of
	Number of Shares	Outstanding
Name of Beneficial Owner	Beneficially Owned	Common Stock

Owen Kratz	10,000	*
Martin R. Ferron	10,000	*
Quinn J. Hébert	193,447	*
Todd A. Dittmann	14,366	*
David E. Preng	13,836	*
William L. Transier	8,298	*
G. Kregg Lunsford	57,153	*
Scott T. Naughton	90,000	*
Lisa M. Buchanan	53,315	*
Helix Energy Solutions Group, Inc.	61,506,691	72.94%
400 N. Sam Houston Parkway, E.
Suite 400
Houston, Texas 77060
All executive officers and directors as a group (9 persons)	450,415	*

*	Less than 1%.

INFORMATION ABOUT HORIZON

General Development of Horizon’s Business

Horizon Offshore, Inc. and its subsidiaries (also referred to in this section as “Horizon,” the “company,” “we” or “us”) provide marine construction services for the offshore oil and gas and energy industries. During 2006 and 2007, we provided marine construction services in the U.S. Gulf of Mexico, Latin America, Southeast Asia/Mediterranean, and West Africa. We are also currently performing a project in the Northeastern U.S. that is expected to be completed in 2007.

Our primary services include:

•	laying, burying or repairing marine pipelines;

•	providing hook-up and commissioning services;

•	installing offshore production platforms and other structures; and

•	disassembling and salvaging offshore production platforms and other structures.

Our marine fleet has a range of capabilities and performs construction projects, primarily in water depths up to 1,000 feet. Our fleet consists of nine operational vessels. The following table describes our marine vessels.

			Maximum	Maximum
			Derrick	Pipelay
		Length	Lift	Diameter
Vessel(1)	Vessel Type	(Feet)	(Tons)	(Inches)

American Horizon	Pipelay/Pipebury	180	—	18
Lone Star Horizon	Pipelay/Pipebury	320	—	39
Brazos Horizon	Pipelay/Pipebury	210	—	18
Pecos Horizon	Pipelay/Pipebury	250	—	24
Canyon Horizon	Pipebury	330	—	—
Atlantic Horizon	Derrick	420	550	—
Pacific Horizon	Derrick	350	1,000	—
Sea Horizon	Derrick/Pipelay	360	1,200	36
Texas Horizon	Diving Support/Pipelay and Dynamically Positioned	341	—	10

(1)	Fire destroyed the Gulf Horizon pipelay/pipebury barge in 2004. The vessel is inactive in Port Arthur and Horizon has no plans to repair it.

Our four pipelay and pipebury vessels are able to install, bury and repair pipelines with an outside diameter (including concrete coating) of up to 39 inches. These vessels employ conventional S-lay technology that is appropriate for operating on the U.S. continental shelf and the international areas where we currently operate. Conventional pipeline installation involves the sequential assembly of pieces of pipe through an assembly line of welding stations that run the length of the pipelay vessel. Welds are then inspected and coated on the deck of the pipelay barge. The pipe is then supported off the stern and into the water via a ramp that is referred to as a “pontoon” or “stinger.” The ramp supports the pipe to some distance under the water and prevents over-stressing as it curves into a horizontal position toward the sea floor. The barge is then moved forward by its anchor winches and the pipeline is laid on the sea floor. The suspended pipe forms an elongated “S” shape as it undergoes a second bend above the contact point. During the pipelay process, divers regularly inspect the pipeline to ensure that the ramp is providing proper support and that the pipeline is settling correctly.

Pipelines installed on the U.S. continental shelf located in water depths of 200 feet or less are required by the regulations of the United States Department of Interior’s Minerals Management Service to be buried at least three feet below the sea floor. Jet sleds towed behind pipelay/pipebury barges are used to bury pipelines on smaller pipe installation projects. Towed jet sleds are less likely to damage the pipeline being laid or any existing pipelines that the pipeline may cross. Towed jet sleds use a high-pressure stream of air and water that is pumped from the barge to create a trench into which the pipe settles. For larger pipe burying projects, or where deeper trenching is required, we use the Canyon Horizon, our dedicated bury barge. We match our burying approach to the requirements of each specific contract by using the Canyon Horizon for larger projects and our towed jet sleds behind pipelay barges for smaller projects.

We also install and remove or salvage offshore fixed platforms. We operate two derrick barges equipped with cranes designed to lift and place platforms, structures or equipment into position for installation. In addition, they are used to disassemble and remove platforms and prepare them for salvage or refurbishment. The Pacific Horizon has a lift capacity of 1,000 tons, and the Atlantic Horizon has a 550-ton lift capacity.

The Sea Horizon, our 360-foot long and 100-foot wide combination vessel that has both pipelay and derrick capabilities, is utilized to install up to 36” diameter pipe. The Sea Horizon is also utilized to install and remove offshore fixed platforms and has a lift capacity of 1,200 tons.

The Texas Horizon is a dynamically positioned DP 2 deepwater construction and pipelay vessel. It is capable of providing diving and remotely operated vessel (ROV) support, as well as installing small diameter rigid pipe, flexible pipe, coiled tubing and umbilicals in deep water.

Our customers award contracts by means of a highly competitive bidding process. In preparing a bid, we must consider a variety of factors, including estimated time necessary to complete the project, the recovery of equipment costs and the location and duration of current and future projects. We place a strong emphasis on attempting to sequentially structure scheduled work in adjacent areas. Sequential scheduling reduces mobilization and demobilization time and costs associated with each project resulting in increased profitability. We employ core groups of experienced offshore personnel that work together on particular types of projects to increase our bidding accuracy. We often obtain the services of workers outside of our core employee groups by subcontracting with other parties. Our management examines the results of each bid submitted, reevaluates bids, and has implemented a system of controls to maintain and improve the accuracy of the bidding process. The accuracy of the various estimates made in preparing a bid is critical to our profitability.

Our contracts in the U.S. Gulf of Mexico are typically of short duration, being completed in periods as brief as several days to periods of up to several months for projects involving our larger pipelay vessels. International construction projects typically have longer lead times and extended job durations. Historically, our projects are performed on a fixed-price or a combination of a fixed-price and day-rate basis in the case of extra work to be performed under the contract. Due to the damage caused by the hurricane activity during 2004 and 2005 in the U.S. Gulf of Mexico, we contracted and performed the majority of our repair and salvage work during 2006 on a day-rate basis because of the nature and often indeterminate scope of the repairs. As we conclude most of our pipeline repair work, we are seeing contracts transition back to a fixed-price basis. From time to time, we perform projects on a cost-reimbursement basis. Under a fixed-price contract, the price stated in the contract is subject to adjustment only for change orders approved by the customer. As a result, we are responsible for all cost overruns.

Directors and Executive Officers

For information regarding Horizon’s directors and executive officers, please see Horizon’s Annual Report on Form 10-K, which is incorporated by reference in this information statement/proxy statement/prospectus.

Beneficial Ownership of Horizon’s Common Stock

For information regarding beneficial ownership of Horizon’s common stock, please see Horizon’s Annual Report on Form 10-K, which is incorporated by reference in this information statement/proxy statement/prospectus.

CAL DIVE’S FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
Cal Dive International, Inc.

We have audited the accompanying consolidated and combined balance sheets of Cal Dive International, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated and combined statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated and combined financial position of Cal Dive International, Inc. and subsidiaries at December 31, 2006 and 2005, and the consolidated and combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated and combined financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment.”

/s/ Ernst & Young LLP

Houston, Texas
February 28, 2007

Cal Dive International, Inc. and Subsidiaries

Consolidated and Combined Balance Sheets

	December 31,
	2006	2005
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$22,655	$—
Accounts receivable —
Trade, net of allowance for doubtful accounts $169 and $26, respectively	93,748	75,713
Unbilled revenue	33,869	13,608
Net receivable from Helix	1,626	—
Deferred income taxes	1,869	1,939
Assets held for sale	698	7,936
Notes receivable	3,008	1,500
Other current assets	11,274	9,788

Total current assets	168,747	110,484

Property and equipment	293,929	173,841
Less — Accumulated depreciation	(71,682)	(60,237)

	222,247	113,604

Other assets:
Equity investment	10,871	11,513
Goodwill	26,666	27,814
Other assets, net	23,622	14,469

Total assets	$452,153	$277,884

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,810	$32,034
Accrued liabilities	19,004	41,835

Total current liabilities	58,814	73,869

Long-term debt	201,000	—
Long-term payable to Helix	11,028	—
Deferred income taxes	20,824	22,621
Other long term liabilities	2,726	3,611

Total liabilities	294,392	100,101

Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, 240,000 shares authorized, $0.01 par value,
Issued and outstanding: 84,298 shares in 2006, no shares issued in 2005	843	—
Capital in excess of par value of common stock	154,898	—
Helix’s net investment	—	179,681
Retained earnings	2,020	—
Unearned compensation	—	(1,898)

Total stockholders’ equity	157,761	177,783

Total liabilities and stockholders’ equity	$452,153	$277,884

The accompanying notes are an integral part of these consolidated and combined financial statements.

Cal Dive International, Inc. and Subsidiaries

Consolidated and Combined Statements of Operations

	Year Ended December 31,
	2006	2005	2004
	(In thousands, except per share amounts)

Net revenues	$509,917	$224,299	$125,786
Cost of sales	287,387	152,586	101,583

Gross profit	222,530	71,713	24,203
Gain on sale of assets	349	270	—
Selling and administrative expenses	37,431	16,730	12,318

Income from operations	185,448	55,253	11,885

Equity in earnings (losses) of investment	(487)	2,817	—
Net interest income	163	45	—

Income before income taxes	185,124	58,115	11,885
Provision for income taxes	65,710	20,385	4,211

Net Income	$119,414	$37,730	$7,674

Net income per common share:
Basic and diluted net income per share	$1.91	$0.61	$0.12

Weighted average basic and diluted shares outstanding	62,600	61,507	61,507

The accompanying notes are an integral part of these consolidated and combined financial statements.

Cal Dive International, Inc. and Subsidiaries

Consolidated and Combined Statements of Changes in Stockholders’ Equity

		Common
	Helix’s	Stock,	Capital				Total
	Net	$.01 par	in Excess	Retained	Unearned		Stockholders’
	Investment	Value	of Par	Earnings	Compensation		Equity
	(In thousands)

Balances at December 31, 2003	$110,532				$		$110,532
Net income	7,674						7,674
Capital contributions by Helix	2,912						2,912
Cash transfers to Helix	(28,610)						(28,610)

Balances at December 31, 2004	$92,508				$		$92,508

Net income	37,730						37,730
Stock grants in Helix’s stock plan	2,124					(2,124)	—
Amortization of stock grants in Helix’s stock plan						226	226
Capital contributions by Helix	79,547						79,547
Cash transfers to Helix	(32,228)						(32,228)

Balances at December 31, 2005	$179,681					$(1,898)	$177,783

Reversal of unearned compensation	(1,898)					1,898	—
Amortization of stock grants in Helix’s stock plan	2,930						2,930
Net income prior to IPO	117,394						117,394
Capital contributions by Helix prior to IPO	121,157						121,157
Cash transfers to Helix prior to IPO	(64,784)						(64,784)
Contributed capital related to Helix deferred tax asset	1,261						1,261
Dividends to Helix	(464,401)						(464,401)
Capitalization of Cal Dive International, Inc.	108,660	615	(109,275)				—
Restricted share grants		6	(6)				—
Net proceeds from initial public offering		222	264,179				264,401
Net income subsequent to IPO				2,020			2,020

Balances at December 31, 2006	$—	$843	$154,898	$2,020		$—	$157,761

The accompanying notes are an integral part of these consolidated and combined financial statements.

Cal Dive International, Inc. and Subsidiaries

Consolidated and Combined Statements of Cash Flows

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Cash Flows From Operating Activities:
Net income	$119,414	$37,730	$7,674
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,515	15,308	15,510
Asset impairment charges		790	3,900
Equity in (earnings) loss of investment	487	(2,817)
Stock compensation expense	2,930	226
Deferred income taxes	11,737	11	(970)
Gain on sale of assets	(349)	(270)
Changes in operating assets and liabilities:
Accounts receivable, net	(38,105)	(55,305)	54
Other current assets	(5,281)	(3,494)	258
Accounts payable and accrued liabilities	(10,081)	46,431	6,272
Other noncurrent, net	(18,828)	(6,382)	(4,088)

Net cash provided by operating activities:	86,439	32,228	28,610

Cash Flows From Investing Activities:
Capital expenditures	(38,086)	(36,407)	(2,912)
Acquisition of businesses	(100,128)	(42,917)
Equity investment	155	(1,696)
Loan to Offshore Technology Solutions Limited		(1,500)
Proceeds from sales of property	16,902	2,973

Net cash used in investing activities:	(121,157)	(79,547)	(2,912)

Cash Flows From Financing Activities:
Draws on credit facility	201,000
Proceeds from initial public offering	264,401
Dividends paid to Helix	(464,401)
Cash transfers from Helix for investing activities	121,157	79,547	2,912
Cash transfers to Helix from operating activities	(64,784)	(32,228)	(28,610)

Net cash provided by (used in) financing activities	57,373	47,319	(25,698)

Net increase in cash and cash equivalents	22,655	—	—

Cash and cash equivalents:
Balance, beginning of year	—	—	—

Balance, end of year	$22,655	$—	$—

The accompanying notes are an integral part of these consolidated and combined financial statements.

Cal Dive International, Inc. and Subsidiaries

Notes to Consolidated and Combined Financial Statements

1.	Organization and Basis of Presentation

Prior to December 14, 2006, Cal Dive International, Inc., its subsidiaries and its operations (“CDI” or the “Company”) were wholly-owned by Helix Energy Solutions Group, Inc. (“Helix”). On February 27, 2006, Helix announced a plan to separate its shallow water marine contracting business into a separate company. As part of the plan, on December 11, 2006, Helix and its subsidiaries contributed and transferred to the Company all of the assets and liabilities of the shallow water marine contracting business, and on December 14, 2006 the Company, through an initial public offering (“IPO”), issued 22,173,000 shares of its common stock representing approximately 27% of the Company’s common stock. Following the contribution and transfer by Helix, the Company owns and operates a diversified fleet of 26 vessels, including 23 surface and saturation diving support vessels capable of operating in water depths of up to 1,000 feet, as well as three shallow water pipelay vessels.

These consolidated and combined financial statements reflect the financial position and results of the shallow water marine contracting business of Helix and related assets and liabilities, results of operations and cash flows for this segment as carved out of the accounts of Helix and as though the shallow water marine contracting business had been a separate stand-alone company for the respective periods presented.

Prior to December 14, 2006, the shallow water marine contracting business of Helix operated within Helix’s corporate cash management program. For purposes of presentation in the Consolidated and Combined Statements of Cash Flows, net cash flows provided by the operating activities of the Company are presented as cash transfers to Helix under cash flows from financing activities. Additionally, net cash flows used in investing activities of the Company are presented as cash transfers from Helix under cash flows from financing activities. This presentation results in the consolidated and consolidated and combined financial statements reflecting no cash balances for all periods prior to December 14, 2006 as if all excess cash has been transferred to Helix prior the IPO. These consolidated and combined financial statements have been prepared using Helix’s historical basis in the assets and liabilities and the historical results of operations relating to the shallow water marine contracting business of Helix.

Cash transfers to Helix and cash transfers from Helix as disclosed under cash flows from financing activities have also been reflected as changes to the balances in total stockholders’ equity for respective periods prior to December 14, 2006 as presented in the Consolidated and Combined Statements of Changes in Stockholders’ Equity.

Certain management, administrative and operational services of Helix have been shared between the shallow water marine contracting business and other Helix business segments for all periods presented. For purposes of financial statement presentation, the costs for these shared services has been allocated to the Company based on actual direct costs incurred, or allocated based on headcount, work hours and revenues. See Note 3 — “Related Party Transactions.”

Prior to December 14, 2006, the operations of the Company have been included in the consolidated federal income tax returns of Helix. The Company’s provision for income taxes has been computed as if the Company completed and filed separate federal income tax returns for all periods presented except that no benefits for employee stock option exercises related to Helix common stock have been recognized or reflected herein. Tax benefits recognized on these employee stock options have been, and will continue to be, retained by Helix.

2.	Summary of Significant Accounting Policies

Principles of Consolidation and Combination

The accompanying consolidated and consolidated and combined financial statements include the accounts of the Company and its subsidiaries, which prior to December 14, 2006 constituted the shallow water marine

Cal Dive International, Inc. and Subsidiaries

Notes to Consolidated and Combined Financial Statements — (Continued)

contracting business of Helix, and a 40% interest in Offshore Technology Solutions Limited (“OTSL”). All intercompany accounts and transactions have been eliminated. The Company accounts for its interest in OTSL under the equity method of accounting, as the Company does not have voting or operational control of OTSL.

Use of Estimates

The preparation of consolidated and combined financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated and combined financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates, including those related to bad debts, equity investments, intangible assets and goodwill, property and equipment, income taxes, workers’ compensation insurance and contingent liabilities. The Company bases its estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Revenue Recognition

We recognize our revenue according to the type of contract involved. Revenues are derived from contracts that are typically of short duration. These contracts contain either lump-sum turnkey provisions or provisions for specific time, material and equipment charges, which are billed in accordance with the terms of such contracts. The Company recognizes revenue as it is earned at estimated collectible amounts.

Revenues generated from specific time, materials and equipment contracts are generally earned on a dayrate basis and recognized as amounts are earned in accordance with contract terms. In connection with these contracts, the Company may receive revenues for mobilization of equipment and personnel. In connection with new contracts, revenues related to mobilization are deferred and recognized over the period in which contracted services are performed using the straight-line method. Incremental costs incurred directly for mobilization of equipment and personnel to the contracted site, which typically consist of materials, supplies and transit costs, are also deferred and recognized over the period in which contracted services are performed using the straight-line method. Our policy to amortize the revenues and costs related to mobilization on a straight-line basis over the estimated contract service period is consistent with the general pace of activity, level of services being provided and dayrates being earned over the service period of the contract. Mobilization costs to move vessels when a contract does not exist are expensed as incurred.

Revenue on significant turnkey contracts is recognized on the percentage-of-completion method based on the ratio of costs incurred to total estimated costs at completion. In determining whether a contract should be accounted for using the percentage-of-completion method, we consider whether:

•	the customer provides specifications for the construction of facilities or for the provision of related services;

•	we can reasonably estimate our progress towards completion and our costs;

•	the contract includes provisions as to the enforceable rights regarding the goods or services to be provided, consideration to be received and the manner and terms of payment;

•	the customer can be expected to satisfy its obligations under the contract; and

•	the Company can be expected to perform its contractual obligations.

Under the percentage-of-completion method, the Company recognizes estimated contract revenue based on costs incurred to date as a percentage of total estimated costs. Changes in the expected cost of materials

Cal Dive International, Inc. and Subsidiaries

Notes to Consolidated and Combined Financial Statements — (Continued)

and labor, productivity, scheduling and other factors affect the total estimated costs. Additionally, external factors, including weather or other factors outside of the Company’s control, may also affect the progress and estimated cost of a project’s completion and, therefore, the timing of income and revenue recognition. The Company routinely reviews estimates related to its contracts and reflects revisions to profitability in earnings on a current basis. If a current estimate of total contract cost indicates an ultimate loss on a contract, the Company recognizes the projected loss in full when it is first determined. The Company recognizes additional contract revenue related to claims when the claim is probable and legally enforceable.

Unbilled revenue represents revenue attributable to work completed prior to period end which has not yet been invoiced. All amounts included in unbilled revenue at December 31, 2006 are expected to be billed and collected within one year.

Accounts Receivable and Allowance for Uncollectible Accounts

Accounts receivable are stated at the historical carrying amount, net of write-offs and allowance for uncollectible accounts. The Company establishes an allowance for uncollectible accounts receivable based on historical experience and any specific customer collection issues that the Company has identified. Uncollectible accounts receivable are written-off when a settlement is reached for an amount that is less than the outstanding historical balance, or when the Company has determined the balance will not be collected.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided primarily on the straight-line method over the estimated useful lives of the assets. Depreciation expenses were $16.9 million, $9.8 million and $11.2 million for the years ended December 31, 2006, 2005 and 2004, respectively. The following is a summary of the components of property and equipment (dollars in thousands):

	Estimated	December 31,
	Useful Life	2006	2005

Vessels	15 to 20 years	$232,678	$142,036
Portable saturation diving systems, machinery and equipment	5 to 10 years	55,798	25,749
Buildings and leasehold improvements	4 to 20 years	5,453	6,056

Total property and equipment		$293,929	$173,841

The cost of repairs and maintenance is charged to operations as incurred, while the cost of improvements is capitalized. Total repair and maintenance charges were $16.4 million, $7.5 million and $3.9 million for the years ended December 31, 2006, 2005 and 2004, respectively.

For long-lived assets to be held and used, excluding goodwill, the Company bases its evaluation of recoverability on impairment indicators such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements and other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate the carrying amount of the asset may not be recoverable, the Company determines whether an impairment has occurred through the use of an undiscounted cash flows analysis of the asset at the lowest level for which identifiable cash flows exist. The Company’s marine vessels are assessed on a vessel by vessel basis. If an impairment has occurred, the Company recognizes a loss for the difference between the carrying amount and the fair value of the asset. The fair value of the asset is measured using quoted market prices or, in the absence of quoted market prices, is based on an estimate of discounted cash flows. The Company recorded no impairment charges in 2006 and $790,000 and $3.9 million in 2005 and 2004, respectively, on certain vessels that met the impairment criteria. Such charges are included in cost of sales in the accompanying Consolidated and

Cal Dive International, Inc. and Subsidiaries

Notes to Consolidated and Combined Financial Statements — (Continued)

Combined Statements of Operations. The assets impaired in 2005 were subsequently sold in 2005 and 2006, for an aggregate gain on the disposals of approximately $322,000.

Assets are classified as held for sale when the Company has a plan for disposal of certain assets and those assets meet the held for sale criteria. At December 31, 2006 and 2005 the Company classified certain assets intended to be disposed of within a 12-month period as assets held for sale totaling $0.7 million and $7.9 million, respectively. The asset held for sale at December 31, 2006 was sold in January 2007 for its carrying amount.

Recertification Costs and Deferred Drydock Charges

The Company’s vessels are required by regulation to be recertified after certain periods of time. These recertification costs are incurred while the vessel is in drydock. In addition, routine repairs and maintenance are performed and, at times, major replacements and improvements are performed. The Company expenses routine repairs and maintenance as they are incurred. The Company defers and amortizes drydock and related recertification costs over the length of time for which the Company expects to receive benefits from the drydock and related recertification, which is generally 30 months. Vessels are typically available to earn revenue for the 30-month period between drydock and related recertification processes. A drydock and related recertification process typically lasts one to two months, a period during which the vessel is not available to earn revenue. Major replacements and improvements, which extend the vessel’s economic useful life or functional operating capability, are capitalized and depreciated over the vessel’s remaining economic useful life. Inherent in this process are estimates the Company makes regarding the specific cost incurred and the period that the incurred cost will benefit.

As of December 31, 2006 and 2005, capitalized deferred drydock and related recertification costs (included in other assets, net) totaled $20.1 million and $8.3 million, respectively. During the years ended December 31, 2006, 2005 and 2004, drydock amortization expense was $7.1 million, $5.5 million and $4.3 million, respectively.

Goodwill

The Company tests for the impairment of goodwill on at least an annual basis. The Company tests for the impairment of other intangible assets when impairment indicators such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements and other external market conditions are present. The Company’s goodwill impairment test involves a comparison of the fair value with its carrying amount. The fair value is determined using discounted cash flows and other market-related valuation models. The Company completed its annual goodwill impairment test as of November 1, 2006. At December 31, 2006 and 2005 the Company had goodwill of $26.7 million and $27.8 million, respectively. None of the Company’s goodwill was impaired based on the impairment test performed as of November 1, 2006. See Note 5 to the consolidated and combined financial statements included herein. The Company will continue to test its goodwill annually on a consistent measurement date unless events occur or circumstances change between annual tests that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

Equity Investment

The Company periodically reviews the investment in OTSL for impairment. Recognition of a loss would occur when the decline in an investment is deemed other than temporary. In determining whether the decline is other than temporary, the Company considers the cyclical nature of the industry in which the investment operates, its historical performance, its performance in relation to peers and the current economic environment. OTSL has generated net operating losses during 2006 which is an impairment indicator. As a result, the Company evaluated this investment to determine whether a permanent loss in value had occurred. To

Cal Dive International, Inc. and Subsidiaries

Notes to Consolidated and Combined Financial Statements — (Continued)

determine whether OTSL had the ability to sustain an earnings capacity that would justify the carrying amount of the investment, the Company determined the current fair value of the investment utilizing a discounted cash flow valuation model to compute the fair value and compared this to its carrying amount. Based on this evaluation, OTSL currently has the ability to sustain an earnings capacity which would justify the carrying amount of the investment. The fair value computed using the discounted cash flow model supports the determination that the existence of operating losses during 2006 is not indicative of a permanent loss in value, and as a result there is no impairment at December 31, 2006.

Income Taxes

Prior to December 14, 2006, the operations of the Company are included in a consolidated federal income tax return filed by Helix. The Company will file its own short period return for the period December 14, 2006 through the end of fiscal year 2006. However, for financial reporting purposes, the Company’s provision for income taxes has been computed on the basis as if the Company completed and filed separate federal income tax returns for all periods presented except that all tax benefits recognized on employee stock plans are retained by Helix. Deferred income taxes are based on the differences between financial reporting and tax bases of assets and liabilities. The Company utilizes the liability method of computing deferred income taxes. The liability method is based on the amount of current and future taxes payable using tax rates and laws in effect at the balance sheet date. Income taxes have been provided based upon the tax laws and rates in the countries in which operations are conducted and income is earned. A valuation allowance for deferred tax assets is recorded when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized.

Earnings Per Share

Basic earnings per share (“EPS”) is computed by dividing the net income available to common stockholders by the weighted-average shares of outstanding common stock. The calculation of diluted EPS is similar to basic EPS, except the denominator includes dilutive common stock equivalents and the income included in the numerator excludes the effects of the impact of dilutive common stock equivalents, if any. Basic and diluted earnings per share for the respective periods were the same. The Company granted 618,321 restricted shares to certain officers and employees in December 2006 (see Note 12) which were anti-dilutive in this calculation.

Stock-Based Compensation Plans

Prior to December 14, 2006, the Company did not have any stock-based compensation plans. However, prior to then certain employees of the Company participated in Helix’s stock-based compensation plans. Helix used the intrinsic value method of accounting for its stock-based compensation programs through December 31, 2005. Accordingly, no compensation expense was recognized by Helix or the Company when the exercise price of an employee stock option was equal to the common share market price on the grant date. All tax benefits recognized on employee stock plans are retained by Helix.

Cal Dive International, Inc. and Subsidiaries

Notes to Consolidated and Combined Financial Statements — (Continued)

The following table reflects the Company’s pro forma results as if the fair value accounting method under the provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”) had been used for the Company’s employees who participated in the Helix plans, with the pro forma expense being allocated to the Company based on the options outstanding to employees of the Company (in thousands):

	Year Ended
	December 31,
	2005	2004

Net income as reported	$37,730	$7,674
Plus: Stock-based employee compensation cost included in reported net income	226	—
Less: Total stock-based compensation costs determined under the fair value method	(576)	(1,087)

Pro forma net income	$37,380	$6,587

Basic and diluted net income per share:
As reported	$0.61	$0.12
Pro forma	$0.61	$0.11

For the purposes of pro forma disclosures, the fair value of each option grant was estimated by Helix on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used: expected dividend yield of 0%; expected lives ranging from three to 10 years, risk-free interest rate of 4.0% in 2004, and expected volatility of 56% in 2004. There were no stock option grants in 2005 or 2006. The fair value of shares issued under the Helix Employee Stock Purchase Plan was based on the 15% discount received by the employees. The weighted average per share fair value of the options granted by Helix in 2004 was $8.80. The estimated fair value of the options is amortized to pro forma expense over the vesting period, which ranges from three to five years. See “Recently Issued Accounting Principles” in this footnote for a discussion of the Company’s adoption of SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”), and see Note 12 for a discussion of stock-based compensation plans.

Major Customers and Concentration of Credit Risk

The Company’s customers consist primarily of major and independent oil and natural gas producers, pipeline transmission companies and offshore engineering and construction firms. The capital expenditures of the Company’s customers are generally dependent on their views of future oil and gas prices and successful offshore drilling activity. The Company performs ongoing credit evaluations of its customers and provides allowances for probable credit losses when necessary. The percent of revenue of major customers was as follows: 2006 — Chevron (15.6%); 2005 — BP (13%) and Lighthouse R&D Enterprises (11%); and 2004 — Lighthouse R&D Enterprises (12%) and Shell (11%).

Statement of Cash Flow Information

The Company defines cash and cash equivalents as cash and all highly liquid financial instruments with original maturities of less than three months. Prior to December 14, 2006, all cash transactions were settled and managed through Helix bank accounts and related facilities. The Company had no cash or cash equivalents as of December 31, 2005 and 2004.

Recently Issued Accounting Principles

In December 2004, the FASB issued SFAS No. 123R, which replaces SFAS No. 123 and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the consolidated and combined

Cal Dive International, Inc. and Subsidiaries

Notes to Consolidated and Combined Financial Statements — (Continued)

financial statements based on their fair values beginning with the first interim period in fiscal 2006, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. Helix and the Company adopted SFAS No. 123R on January 1, 2006. Under SFAS No. 123R, the Company uses the Black-Scholes fair value model for valuing share-based payments and recognizes compensation cost on a straight-line basis over the respective vesting period. The Company selected the modified-prospective method of adoption which requires that compensation expense be recorded for all unvested stock options and restricted stock beginning in 2006 as the requisite service is rendered. In addition to the compensation cost recognition requirements, SFAS No. 123R also requires the tax deduction benefits for an award in excess of recognized compensation cost be reported as a financing cash flow rather than as an operating cash flow, which was required under SFAS No. 95, Statement of Cash Flows. The adoption did not have a material impact on the Company’s consolidated results of operations and cash flows.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in accordance with FASB Statement No. 109, “Accounting for Income Taxes” (“SFAS 109”). FIN 48 clarifies the application of SFAS 109 by defining criteria that an individual tax position must meet for any part of the benefit of that position to be recognized in the consolidated and combined financial statements. Additionally, FIN 48 provides guidance on the measurement, derecognition, classification and disclosure of tax positions, along with accounting for the related interest and penalties. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We adopted the provisions of FIN 48. The impact of the adoption of FIN 48 was immaterial to the Company’s consolidated and combined financial position, results of operations and cash flows.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact, if any, of this statement.

3.	Related Party Transactions

Prior to December 14, 2006, the Company’s working capital requirements have historically been part of the corporate cash management program of Helix. The operating cash flows generated by the Company have been reflected as cash transfers to Helix in stockholder’s net investment, a component of total stockholders’ equity. The cash funding for investing activities of the Company have been reflected as cash transfers from Helix in stockholder’s net investment.

Helix provides to the Company certain management and administrative services including: (i) accounting, treasury, payroll and other financial services; (ii) legal and related services; (iii) information systems, network and communication services; (iv) employee benefit services (including direct third party group insurance costs and 401(k) contribution matching costs discussed below); and (v) corporate facilities management services. Total allocated costs from Helix for such services were approximately $16.5 million, $8.5 million and $7.3 million for the years ended December 31, 2006, 2005, and 2004, respectively.

Included in these costs are costs related to the participation by the Company’s employees in Helix employee benefit plans through December 31, 2006, including employee medical insurance and a defined contribution 401(k) retirement plan. These costs are recorded as a component of operating expenses and were approximately $5.8 million, $3.3 million and $2.5 million for the years ended December 31, 2006, 2005, and 2004, respectively. Helix’s defined contribution 401(k) retirement plan and the Company’s cost related to its employees’ participation are further disclosed in Note 12.

Cal Dive International, Inc. and Subsidiaries

Notes to Consolidated and Combined Financial Statements — (Continued)

The Company provides to Helix operational and field support services including: (i) training and quality control services; (ii) marine administration services; (iii) supply chain and base operation services; (iv) environmental, health and safety services; (v) operational facilities management services; and (vi) human resources. Total allocated costs to Helix for such services were approximately $5.6 million $4.1 million and $3.2 million for the years ended December 31, 2006, 2005, and 2004, respectively.

Prior to December 14, 2006, the operations of the Company were included in a consolidated federal income tax return filed by Helix. The Company’s provision for income taxes has been computed on the basis that the Company has completed and filed separate consolidated federal income tax returns except that no benefits for employee stock option exercises related to Helix stock have been recognized or reflected herein. Tax benefits recognized on these employee stock options exercises have been and will continue to be retained by Helix. The Company’s accounting policy and provision for income taxes are further disclosed in Notes 1, 2 and 10.

In contemplation of our IPO, the Company entered into several agreements with Helix addressing the rights and obligations of each respective company, including a Master Agreement, a Corporate Services Agreement, an Employee Matters Agreement, a Registration Rights Agreement and a Tax Matters Agreement. The Master Agreement describes and provides a framework for the separation of our business from Helix’s business, allocates liabilities (including those potential liabilities related to litigation) between the parties, allocates responsibilities and provides standards for each company’s conduct going forward (e.g., coordination regarding financial reporting), and sets forth the indemnification obligations of each party. In addition, the Master Agreement provides Helix with a preferential right to use a specified number of our vessels at market rates in accordance with the terms of such agreement.

Pursuant to the Corporate Services Agreement, each party agrees to provide specified services to the other party, including administrative and support services for the time period specified therein. Generally, after Helix ceases to own 50% or more of the total voting power of our common stock, all services may be terminated by either party upon 60 days notice, but a longer notice period is applicable for selected services. Each of the services shall be provided in exchange for a monthly charge as calculated for each service (based on relative revenues, number of users for a particular service, or other specified measure). In general, under the Corporate Services Agreement Helix provides us with services related to the tax, treasury, audit, insurance (including claims) and information technology functions; and we provide Helix with services related to the human resources, training and orientation functions, and certain supply chain and environmental, health and safety services.

Pursuant to the Employee Matters Agreement, except as otherwise provided, we have generally accepted and assumed all employment related obligations with respect to all individuals who were employees of the Company as of the IPO closing date, including expenses related to existing options and restricted stock. Those employees are entitled to retain their Helix stock options and restricted stock grants under their original terms except as mandated by applicable law. The Employee Matters Agreement also permits our employees to participate in the Helix Employee Stock Purchase Plan for the offering period that ends June 30, 2007, and we agree to pay Helix at the end of the offering period the fair market value of the shares of Helix’s stock purchased by such employees.

Pursuant to the Tax Matters Agreement, Helix is generally responsible for all federal, state, local and foreign income taxes that are attributable to the Company for all tax periods ending on the IPO; we are generally responsible for all such taxes beginning after the IPO. In addition, the agreement provides that for a period of up to ten years, the Company is required to make annual payments totaling $11.3 million to Helix equal to 90% of tax benefits derived by the Company from tax basis adjustments resulting from the “Boot” gain recognized by Helix as a result of the distributions made to Helix as part of the IPO transaction. The current tax payable to Helix related to this obligation is $0.3 million. See Note 10 for a more detailed discussion of the Tax Matters Agreement.

Cal Dive International, Inc. and Subsidiaries

Notes to Consolidated and Combined Financial Statements — (Continued)

In the ordinary course of business, the Company provided marine contracting services to Helix and recognized revenues of $20.0 million, $1.6 million, and $1.7 in 2006, 2005 and 2004, respectively. Helix provided ROV services to the Company and the Company recognized operating expenses of $6.1 million, $2.9 million, and $5.7 million in 2006, 2005 and 2004, respectively.

Excluding the payable to Helix resulting from a tax step-up benefit, noted above, net amounts payable to and receivable from Helix are settled with cash at least quarterly. At December 31, 2006 the net amount receivable (excluding $0.3 million related to a current tax payable) from Helix was $1.6 million and was settled in January 2007.

4.	Acquisition of Torch Offshore, Inc. Assets

In a bankruptcy auction held in June 2005, Helix was the successful bidder for seven vessels and a portable saturation system, subject to the terms of an amended and restated asset purchase agreement, executed in May 2005, with Torch Offshore, Inc. and its wholly owned subsidiaries, Torch Offshore, L.L.C. and Torch Express, L.L.C. This transaction received regulatory approval, including completion of a review pursuant to a Second Request from the U.S. Department of Justice, in August 2005 and subsequently closed. The total purchase price for the Torch vessels was approximately $85.9 million, including certain costs incurred related to the transaction. The acquisition was an asset purchase with the acquisition price allocated to the assets acquired based upon their estimated fair values. Pursuant to the terms of the Master Agreement, Helix conveyed to the Company six of the seven vessels and the portable saturation system at its cost of approximately $26.2 million (including assets held for sale). The results of the acquired vessels are included in the accompanying Consolidated and Combined Statements of Operations since the date of the purchase, August 31, 2005.

5.	Acquisition of Acergy (formerly known as Stolt Offshore) Business

In April 2005, Helix agreed to acquire the diving and shallow water pipelay assets of Acergy that operate in the waters of the Gulf of Mexico and Trinidad. The transaction included: seven diving support vessels; two diving and pipelay vessels (the Kestrel and the DLB801); a portable saturation diving system; various general diving equipment and Louisiana operating bases at the Port of Iberia and Fourchon. The transaction required regulatory approval, including the completion of a review pursuant to a Second Request from the U.S. Department of Justice. On October 18, 2005, Helix received clearance from the U.S. Department of Justice to close the asset purchase from Acergy. Under the terms of the clearance, Helix agreed to divest two diving support vessels and a portable saturation diving system from the combined asset package acquired through this transaction and the Torch transaction which closed August 31, 2005. Accordingly, Helix has since disposed of one diving support vessel and a portable saturation diving system prior to December 31, 2006, and disposed of the remaining diving support vessel in January 2007. These assets were included in assets held for sale totaling $0.7 and $7.8 million as of December 31, 2006 and 2005, respectively. On November 1, 2005, Helix closed the transaction to purchase the Acergy diving assets operating in the Gulf of Mexico. Helix acquired the DLB801 in January 2006 for approximately $38.0 million and the Kestrel in March 2006 for approximately $39.9 million.

The Acergy acquisition was accounted for as a business combination with the acquisition price allocated to the assets acquired and liabilities assumed based upon their fair values, with the excess being recorded as goodwill. The final valuation of net assets was completed in the second quarter of 2006. The total transaction value for all of the assets was approximately $124.3 million. The results of the acquired assets are included in the accompanying Consolidated and Combined Statements of Operations since the date of the purchase. Pro forma combined operating results adjusted to reflect the results of operations of the DLB801 and the Kestrel prior to their acquisition from Acergy in January and March 2006, respectively, are not provided because the 2006 pre-acquisition results related to these vessels were immaterial.

Cal Dive International, Inc. and Subsidiaries

Notes to Consolidated and Combined Financial Statements — (Continued)

The allocation of the Acergy purchase price was as follows (in thousands):

Vessels	$94,484
Goodwill	11,693
Portable saturation system and diving equipment	9,494
Facilities, land and leasehold improvements	4,314
Customer relationship intangible asset	3,698
Materials and supplies	631

Total	$124,314

The customer relationship intangible asset is amortized over eight years on a straight-line basis, or approximately $463,000 per year. At December 31, 2006 the net carrying amount for this intangible asset is $3.2 million.

Subsequent to the purchase of the DLB801, Helix sold a 50% interest in the vessel in January 2006 for approximately $19.0 million. Helix received $6.5 million in cash in 2005 and a $12.5 million interest-bearing promissory note in 2006. Helix has received $11.0 million of the promissory note and expects to collect the remaining balance in 2007. Subsequent to the sale of the 50% interest, Helix entered into a 10-year charter lease agreement with the purchaser, in which the lessee has an option to purchase the remaining 50% interest in the vessel beginning in January 2009. This lease was accounted for as an operating lease. Included in Helix’s lease accounting analysis was an assessment of the likelihood of the lessee performing under the full term of the lease. The carrying amount of the DLB801 at December 31, 2006, was approximately $17.3 million. In addition, if the lessee exercises the purchase option under the lease agreement, the lessee is able to credit $2.4 million of its lease payments per year against the remaining 50% interest in the DLB801 not already owned. If the lessee elects not to exercise its option to purchase the remaining 50% interest in the vessel, minimum future rentals to be received on this lease are $66.2 million through January 2016.

Pursuant to the terms of the Master Agreement, Helix conveyed to the Company at its costs all the assets acquired from Acergy including its remaining 50% interest in the DLB801 and the related 10-year charter lease agreement.

Unaudited pro forma combined operating results of the Company and the Acergy acquisition for the years ended December 31, 2005 and 2004, respectively, were as follows as if the acquisition occurred January 1, 2004 (in thousands):

	Year Ended
	December 31,
	2005	2004

Net revenues	$464,543	$287,717
Income (loss) before income taxes	$64,136	$(24,645)
Net income (loss)	$41,644	$(16,071)

6.	Acquisition of Fraser Diving International Ltd (“FDI”) Business

To expand the Company’s international operations, in July 2006, the Company acquired the business of Singapore-based Fraser Diving International Ltd for an aggregate purchase price of approximately $29.3 million, subject to post-closing adjustments including the assumption of $2.2 million of liabilities. FDI owned six portable saturation diving systems and 15 surface diving systems that operated primarily in the Middle East, Southeast Asia and Australia. As a part of the transaction, in December 2005, the Company paid $2.5 million to FDI for the purchase of one of the portable saturation diving systems. The acquisition was accounted for as a business combination with the acquisition price allocated to the assets acquired and liabilities assumed based

Cal Dive International, Inc. and Subsidiaries

Notes to Consolidated and Combined Financial Statements — (Continued)

upon their estimated fair values. The following table summarizes the estimated preliminary fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Portable saturation diving systems and surface diving systems	$23,685
Diving support equipment, support facilities and other equipment	3,004
Cash and cash equivalents	2,332
Accounts receivable	1,817
Prepaid expenses and deposits	691

Total assets acquired	31,529
Accounts payable and accrued liabilities	(2,243)

Net assets acquired	$29,286

The allocation of the purchase price was based upon preliminary valuations. Estimates and assumptions are subject to change upon the receipt and management’s review of the final valuations. The primary area of the purchase price allocation that is not yet finalized relate to post closing purchase price adjustments. The final valuation of net assets is expected to be completed no later than one year from the acquisition date. The results of FDI are included in the accompanying consolidated and combined statements of operations since the date of purchase.

7.	Equity Investment

In July 2005, Helix acquired a 40% minority ownership interest in OTSL in exchange for Helix’s DP DSV Witch Queen. Helix’s investment in OTSL totaled $10.9 million and $11.5 million at December 31, 2006 and 2005, respectively. OTSL provides marine construction services to the oil and natural gas industry in and around Trinidad and Tobago, as well as the U.S. Gulf of Mexico. Effective December 31, 2003, Helix adopted and applied the provisions of FASB Interpretation (“FIN”) No. 46, Consolidation of Variable Interest Entities, as revised December 31, 2003, for all variable interest entities. FIN 46 requires the consolidation of variable interest entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. OTSL qualified as a variable interest entity (“VIE”) under FIN 46. Helix (and the Company) has determined that it is not the primary beneficiary of OTSL and, thus, has not consolidated the financial results of OTSL. The Company accounts for its investment in OTSL under the equity method of accounting.

Further, in conjunction with its investment in OTSL, Helix entered into a one-year, unsecured $1.5 million working capital loan, bearing interest at 6% per annum, with OTSL. Interest is due quarterly beginning September 30, 2005 with a lump-sum principal payment due on June 30, 2006. Helix agreed to extend the lump-sum principal payment due date and increase the interest rate to three-month LIBOR plus 4%. The note and accrued interest were repaid in January 2007.

In the third and fourth quarters of 2005 and the first quarter of 2006, OTSL contracted the Witch Queen to Helix for certain services to be performed in the U.S. Gulf of Mexico. Helix incurred costs under its contract with OTSL totaling approximately $11.1 million during the third and fourth quarters of 2005 and $7.7 million in 2006. The charter ended in March 2006.

The Company periodically reviews the investment in OTSL for impairment. Recognition of a loss would occur when the decline in an investment is deemed other than temporary. In determining whether the decline is other than temporary, the Company considers the cyclical nature of the industry in which the investment operates, its historical performance, its performance in relation to peers and the current economic environment. OTSL has generated net operating losses during 2006 which is an impairment indicator. As a result, the Company evaluated this investment to determine whether a permanent loss in value had occurred. To

Cal Dive International, Inc. and Subsidiaries

Notes to Consolidated and Combined Financial Statements — (Continued)

determine whether OTSL had the ability to sustain an earnings capacity that would justify the carrying amount of the investment, the Company determined the current fair value of the investment utilizing a discounted cash flow valuation model to compute the fair value and compared this to its carrying amount. Based on this evaluation, OTSL currently has the ability to sustain an earnings capacity which would justify the carrying amount of the investment. The fair value computed using the discounted cash flow model supports the determination that the existence of operating losses during 2006 is not indicative of a permanent loss in value, and as a result there is no impairment at December 31, 2006.

Pursuant to the terms of the Master Agreement, Helix conveyed to the Company its ownership interest and rights in OTSL along with the related unsecured $1.5 million working capital loan.

8.	Accrued Liabilities

Accrued liabilities consisted of the following as of December 31, 2006 and 2005 (in thousands):

	Year Ended
	December 31,
	2006	2005

Accrued payroll and related benefits	$7,500	$5,370
Accrued insurance	3,367	3,172
Insurance claims to be reimbursed	1,870	2,678
Accrued income taxes payable	1,201	20,374
Deposits	—	10,000
Other	5,066	241

Total accrued liabilities	$19,004	$41,835

9.	Long-term Debt

In November 2006, the Company entered into a five-year $250 million revolving credit facility with certain financial institutions. The loans mature in November 2011. Loans under the revolving credit facility may consist of loans bearing interest in relation to the Federal Funds Rate or to the lender’s base rate, known as Base Rate Loans, and loans bearing interest in relation to a LIBOR rate, known as LIBOR Rate Loans. Assuming there is no event of default, Base Rate Loans will bear interest at a per annum rate equal to the base rate plus a margin ranging from 0% to 0.5%, while LIBOR Rate Loans will bear interest at the LIBOR rate plus a margin ranging from 0.625% to 1.75%. In addition, a commitment fee ranging from 0.20% to 0.375% will be payable on the portion of the lenders’ aggregate commitment which from time to time is not used for a borrowing or a letter of credit. For this credit facility, the Company incurred and capitalized $378,000 in fees which will be amortized over a five-year period.

The credit agreement and the other documents entered into in connection with the credit agreement include terms and conditions, including covenants. The covenants include restrictions on the Company’s ability to grant liens, incur indebtedness, make investments, merge or consolidate, sell or transfer assets and pay dividends. In addition, the credit agreement obligates the Company to meet minimum financial requirements specified in the agreement. At December 31, 2006, the Company was in compliance with all debt covenants. The credit facility is secured by vessel mortgages on five of its vessels with an aggregate net book value of $120.7 million, a pledge of all of the stock of all of its domestic subsidiaries and 66% of the stock of one of its foreign subsidiaries, and a security interest in, among other things, all of its equipment, inventory, accounts and general tangible assets.

On December 8, 2006, the Company borrowed $79 million under the revolving credit facility and distributed $78 million of those proceeds to Helix as a dividend. On December 21, 2006, the Company

Cal Dive International, Inc. and Subsidiaries

Notes to Consolidated and Combined Financial Statements — (Continued)

borrowed an additional $122 million under the revolving credit facility, which was distributed to Helix as a dividend. At December 31, 2006, the Company had outstanding debt of $201 million and accrued interest of $543,000 under this credit facility.

10.	Income Taxes

Prior to December 14, 2006, the operations of the Company are included in consolidated federal income tax returns filed by Helix. The Company will file its own short period return for the period December 14, 2006 through the end of fiscal year 2006. Therefore, the tax assets and liabilities at December 31, 2006 are reflective of the Company’s tax position on a stand alone basis. The Company’s provision for income taxes has been computed on the basis as if the Company has completed and filed separate consolidated federal income tax returns for all periods presented except that no benefits for employee stock option exercises related to Helix stock have been recognized or reflected herein. Tax benefits recognized on employee stock options exercises are retained by Helix.

Components of the provision for income taxes reflected in the statements of operations consist of the following (in thousands):

	Year Ended
	December 31,
	2006	2005	2004

Current	$53,973	$20,374	$5,181
Deferred	11,737	11	(970)

	$65,710	$20,385	$4,211

Current foreign income tax expense totaled $0.5 million and $2.3 million in 2006 and 2005, respectively. No foreign income tax was incurred in 2004.

Income taxes have been provided based on the U.S. statutory rate of 35% adjusted for items that are allowed as deductions for federal income tax reporting purposes but not for book purposes. The primary differences between the statutory rate and the Company’s effective rate were as follows:

	Year Ended
	December 31,
	2006	2005	2004

Statutory rate	35.0%	35.0%	35.0%
Other	0.5	0.1	0.4

Effective rate	35.5%	35.1%	35.4%

Cal Dive International, Inc. and Subsidiaries

Notes to Consolidated and Combined Financial Statements — (Continued)

Deferred income taxes result from the effect of transactions that are recognized in different periods for financial and tax reporting purposes. The nature of these differences and the income tax effect of each as of December 31, 2006 and 2005 were as follows (in thousands):

	December 31,
	2006	2005

Deferred tax liabilities:
Depreciation	$20,770	$19,506
Deferred drydock costs	7,024	2,894
Prepaid and other	831	1,555

Total deferred tax liabilities	$28,625	$23,955

Deferred tax assets:
Allowance for doubtful accounts	$(292)	$(646)
Reserves, accrued liabilities and other	(9,378)	(2,627)

Total deferred tax assets	$(9,670)	$(3,273)

Net deferred tax liability	$18,955	$20,682

Prior to December 14, 2006, all tax obligations owed by the Company have been paid or are settled by Helix. Tax obligations and their settlements are activities included as a part of the cash flows from operating activities in the consolidated and combined statements of cash flows. Current taxes payable at December 31, 2006 are $1.2 million.

In December 2006, we entered into the Tax Matters Agreement with Helix. The following is a summary of the material terms of the Tax Matters Agreement:

•	Liability for Taxes. Each party has agreed to indemnify the other in respect of all taxes for which it is responsible under the Tax Matters Agreement. Helix is generally responsible for all federal, state, local and foreign income taxes that are imposed on or are attributable to the Company or any of its subsidiaries for all tax periods (or portions thereof) ending on or before the Company’s initial public offering (or December 14, 2006). The Company is generally responsible for all federal, state, local and foreign income taxes that are imposed on or are attributable to the Company or any of its subsidiaries for all tax periods (or portions thereof) beginning after its initial public offering (or December 14, 2006). The Company is also responsible for all taxes other than income taxes imposed on or attributable to the Company or any of its subsidiaries for all tax periods.

•	Tax Benefit Payments. As a result of certain taxable income recognition by Helix in conjunction with the Company’s initial public offering, the Company will become entitled to certain tax benefits that are expected to be realized by the Company in the ordinary course of its business and otherwise would not have been available to the Company. These benefits are generally attributable to increased tax deductions for amortization of tangible and intangible assets and to increased tax basis in nonamortizable assets. Under the Tax Matters Agreement, for the next ten years, the Company will be required to make annual payments to Helix equal to 90% of the amount of taxes which the Company saves for each tax period as a result of these increased tax benefits. The timing of the Company’s payments to Helix under the Tax Matters Agreement will be determined with reference to when the Company actually realizes the projected tax savings. This timing will depend upon, among other things, the amount of our taxable income and the timing at which certain assets are sold or disposed. At December 31, 2006, this tax benefit is $12.6 million and is included as a component of non-current deferred income taxes. At December 31, 2006, a corresponding current payable and long-term payable

Cal Dive International, Inc. and Subsidiaries

Notes to Consolidated and Combined Financial Statements — (Continued)

of $0.3 million and $11.0 million, respectively, to Helix is reflected in these consolidated and combined financial statements.

•	Preparation and Filing of Tax Returns. Helix will prepare and file all income tax returns that include the Company or any of its subsidiaries if Helix is responsible for any portion of the taxes reported on such tax returns. The Tax Matters Agreement also provides that Helix will have the sole authority to respond to and conduct all tax proceedings (including tax audits) relating to such income tax returns.

11.	Commitments and Contingencies

Lease Commitments

The Company leases several facilities and accommodations for certain employees located outside the U.S. under noncancelable operating leases. Future minimum rentals under these leases are approximately $5.2 million at December 31, 2006, with $1.4 million due in 2007, $1.0 million in 2008, $0.8 million in 2009, $0.4 million in 2010, $0.3 million in 2011 and $1.3 million thereafter. Total rental expense under these operating leases was approximately $1.0 million, $0.7 million and $0.5 million for the years ended December 31, 2006, 2005 and 2004, respectively.

In September 2006 the Company chartered a vessel for one year for use in the Middle East region. At December 31, 2006, the remaining charter commitment is $14.6 million. Expenses for this charter for the year ended December 31, 2006 were $2.2 million.

Insurance

Through Helix, the Company carries Hull and Increased Value insurance, which provides coverage for physical damage to an agreed amount for each vessel. The Company maintains deductibles that vary between $250,000 and $350,000 based on the value of each vessel. The Company also carries Protection and Indemnity (P&I) insurance which covers liabilities arising from the operation of the vessel and General Liability insurance, which covers liabilities arising from construction operations. The deductible on both the P&I and General Liability is $100,000 per occurrence. Onshore employees are covered by Workers’ Compensation. Offshore employees, including divers and tenders and marine crews, are covered by a Maritime Employers Liability insurance policy, which covers Jones Act exposures and includes a deductible of $100,000 per occurrence plus a $1 million annual aggregate. In addition to the liability policies named above, the Company carries various layers of Umbrella Liability for a total limit of $300,000,000 in excess of primary limits. The Company’s self-insured retention on its medical and health benefits program for employees is $130,000 per participant.

The Company incurs workers’ compensation and other insurance claims in the normal course of business, which management believes are covered by insurance. The Company, its insurers and legal counsel analyze each claim for potential exposure and estimate the ultimate liability of each claim. Amounts due from insurance companies, above the applicable deductible limits, are reflected in other current assets in the consolidated and combined balance sheets. Such amounts were $1.9 million and $2.7 million as of December 31, 2006 and 2005, respectively. See related accrued liabilities at Note 8. The Company has not historically incurred significant losses as a result of claims denied by its insurance carriers.

Litigation and Claims

The Company is involved in various legal proceedings, primarily involving claims for personal injury under the General Maritime Laws of the United States and the Jones Act as a result of alleged negligence. In addition, the Company from time to time incurs other claims, such as contract disputes, in the normal course of business. Although these matters have the potential of significant additional liability, the Company believes the outcome of all such matters and proceedings will not have a material adverse effect on its consolidated

Cal Dive International, Inc. and Subsidiaries

Notes to Consolidated and Combined Financial Statements — (Continued)

and combined financial position, results of operations or cash flows. Pursuant to the terms of the Master Agreement, the Company assumed and will indemnify Helix for liabilities related to its business.

12.	Employee Benefit Plans

Defined Contribution Plan

Prior to December 15, 2006, the Company’s employees were eligible to participate in the defined contribution 401(k) retirement plan provided by Helix for the purpose of providing retirement benefits for substantially all employees. Effective December 15, 2006, all account balances maintained under the Helix 401(k) plans for the Company’s employees were transferred to a new Cal Dive defined contribution 401(k) plan provided by the Company for the purpose of providing retirement benefits for substantially all of the Company’s employees. Under both plans, both the employees and Helix or the Company, as applicable, make contributions to the plan. Helix, or the Company, as applicable, matches a portion of an employee’s contribution, and Helix’s or the Company’s , as applicable, contributions are in the form of cash and are determined annually as 50% of each employee’s contribution up to 5% of the employee’s salary. The Company’s costs related to its employees participating in this plan totaled $1.4 million, $405,000 and $215,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

Stock-Based Compensation Plans

Helix Plans

Until December 14, 2006, the Company did not have any stock-based compensation plans. However, prior to then certain employees of the Company participated in Helix’s stock-based compensation plans. Helix used the intrinsic value method of accounting for its stock-based compensation programs through December 31, 2005. Accordingly, no compensation expense was recognized by the Company when the exercise price of an employee stock option was equal to the common share market price on the grant date and all other terms were fixed. In addition, under the intrinsic value method, on the date of grant for restricted shares, the Company recorded unearned compensation (a component of stockholders’ equity) that equaled the product of the number of shares granted and the closing price of Helix’s common stock on the grant date, and expense was recognized over the vesting period of each grant on a straight-line basis. All tax benefits recognized on employee stock plans are retained by Helix.

The Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment” and began accounting for stock-based compensation plans under the fair value method beginning January 1, 2006 and continues to use the Black-Scholes fair value model for valuing share-based payments and recognizes compensation cost on a straight-line basis over the respective vesting period. No forfeitures were estimated for outstanding unvested options and restricted shares as historical forfeitures have been immaterial. The Company has selected the modified-prospective method of adoption, which requires that compensation expense be recorded for all unvested stock options and restricted stock beginning in 2006 as the requisite service is rendered. In addition to the compensation cost recognition requirements, tax deduction benefits for an award in excess of recognized compensation cost is reported as a financing cash flow rather than as an operating cash flow. The adoption did not have a material impact on our consolidated and consolidated and combined results of operations. There were no stock option grants in 2006 or 2005.

Under an incentive plan provided by Helix, a maximum of 10% of the total shares of Helix common stock issued and outstanding may be granted to key executives and selected employees of Helix and the Company who are likely to make a significant positive impact on the reported net income of Helix as well as non-employee members of the board of directors. The incentive plan is administered by a committee that determines, subject to approval of the Helix compensation committee of the board of directors, the type of award to be made to each participant and sets forth in the related award agreement the terms, conditions and

Cal Dive International, Inc. and Subsidiaries

Notes to Consolidated and Combined Financial Statements — (Continued)

limitations applicable to each award. The committee may grant stock options, stock appreciation rights, or stock and cash awards. Awards granted to employees under the incentive plan typically vest 20% per year for a five-year period or 33% per year for a three-year period, have a maximum exercise life of three, five or 10 years and, subject to certain exceptions, are not transferable.

On January 3, 2005, Helix granted certain CDI executives 16,670 restricted shares under the Incentive Plan. The shares vest 20% per year for a five-year period. The market value (based on the quoted price of the common stock on the business day prior to the date of the grant) of the restricted shares was $19.56 per share, or $326,000, at the date of the grant and was recorded as unearned compensation, a component of stockholders’ equity through December 31, 2005 and charged to expense over the respective vesting periods through December 31, 2005.

On November 1, 2005, a certain key executive of the Company was granted 58,072 restricted shares under the Incentive Plan of Helix. The shares vest in two tranches. Tranche 1 (41,916 restricted shares) vests on February 1, 2007, and Tranche 2 (16,156 restricted shares) vested upon the closing of the Company’s IPO (December 19, 2006) and were expensed. The market value of the restrictive shares was $30.95 per share, or $1.8 million, at the date of the grant and was recorded by the Company as unearned compensation, a component of stockholders’ equity through December 31, 2005.

The balance in unearned compensation at December 31, 2005 was $1.9 million and was reversed in January 2006 upon adoption of the fair value method. The amounts related to restricted share grants are being charged to expense over the respective vesting periods. For the year ended December 31, 2006, the Company recognized $2.9 million of compensation expense related to unvested stock options and restricted shares.

On January 3, 2006, Helix granted certain CDI executives 22,885 restricted shares under the Incentive Plan. The shares vest 20% per year for a five-year period. The market value of the restricted shares was $35.89 per share, or $821,000, at the date of the grant.

Until June 30, 2007, the Company’s employees are also eligible to participate in a qualified, non-compensatory Employee Stock Purchase Plan (“ESPP”) provided by Helix, which allows employees to acquire shares of common stock through payroll deductions over a six-month period. The purchase price is equal to 85% of the fair market value of the common stock on either the first or last day of the subscription period, whichever is lower. Purchases under the plan are limited to 10% of an employee’s base salary. Under this plan 97,598, 79,878 and 93,580 shares of common stock were purchased in the open market at a weighted average share price of $33.12, $23.11 and $13.58 during 2006, 2005 and 2004, respectively. The Company’s employees represent approximately 56% of the total participation in this plan in 2006.

Cal Dive Plans

Under an incentive plan adopted by the Company on December 9, 2006, up to 7,000,000 shares of the Company’s common stock may be issued to key personnel and non-employee directors; of which no more than 5,000,000 shares may be issued in the form of restricted stock or pursuant to restricted stock unit awards. The plan is administered by the compensation committee of the board of directors, which has broad authority to select the persons to whom awards will be made, fix the terms and conditions of each award, and construe, interpret and apply the provisions of the plan and any award made under the plan. The Company’s Chief Executive Officer has the authority to grant options (for no more than 100,000 shares per fiscal year) as inducements to hire candidates who will not be officers. The committee may grant stock options, restricted stock or restricted stock units. Awards granted to employees under the plan typically vest 20% per year over a five-year period, or 50% per year over a two-year period, have a maximum exercise life of 10 years, and subject to certain exceptions, are not transferable.

On December 19, 2006 in connection with the closing of the IPO, the Company granted certain officers and employees an aggregate of 618,321 restricted shares under the incentive plan. The shares vest in equal

Cal Dive International, Inc. and Subsidiaries

Notes to Consolidated and Combined Financial Statements — (Continued)

increments over a two-year or five-year period, depending on the specific award. The market value (based on the price at which the Company’s common stock was sold to the public in its IPO) of the restricted shares was $13.00 per share, or $8,038,173, at the date of grant. Compensation cost for each award is the product of market value of each share and the number of shares granted. The following table summarizes information about our restricted shares during the years ended December 31, 2006:

	2006
	Shares	Fair Value(1)

Restricted shares outstanding at beginning of year	—	—
Granted	618,321	$13.00
Vested	—	—
Forfeited	—	—

Balance at end of year	618,321	$13.00

(1)	Represents the average grant date market value.

Compensation cost is recognized over the respective vesting periods on a straight-line basis. For the year ended December 31, 2006, compensation expense related to restricted shares was not material. Future compensation cost associated with unvested restricted stock awards at December 31, 2006 totaled approximately $8.0 million. The weighted average vesting period related to nonvested restricted stock awards at December 31, 2006 was approximately 3.9 years.

On December 9, 2006, the Company also adopted the Cal Dive International, Inc. Employee Stock Purchase Plan, which allows employees to acquire shares of common stock through payroll deductions over a six-month period. The purchase price is equal to 85% of the fair market value of the common stock on either the first or the last day of the subscription period, whichever is lower. Purchases under the plan are limited to 10% of an employee’s base salary. The Company may issue a total of 1,500,000 shares of common stock under the plan. The Company’s employees may first participate in the plan for the subscription period that will commence on July 1, 2007.

13.	Allowance for Uncollectible Accounts

The following table sets forth the activity in the Company’s allowance for uncollectible accounts for each of the three years in the period ended December 31, 2006 (in thousands):

	Year Ended December 31,
	2006	2005	2004

Beginning balance	$26	$4,641	$5,087
Additions	603	411	1,225
Deductions	(460)	(5,026)	(1,671)

Ending balance	$169	$26	$4,641

See Note 2 for discussion regarding the Company’s accounting policy on accounts receivable and allowance for uncollectible accounts.

14.	Business Segment Information

The Company has one reportable segment, Marine Contracting. The Company performs a portion of its marine contracting services in foreign waters. For the years ended December 31, 2006, 2005 and 2004, the Company derived revenues of $70.4 million, $33.6 million and $19.6 million, respectively, from foreign locations. Net property and equipment in foreign locations were $49.1 million and $22.5 million at

Cal Dive International, Inc. and Subsidiaries

Notes to Consolidated and Combined Financial Statements — (Continued)

December 31, 2006 and 2005, respectively. The remainder of the Company’s revenues were generated in the U.S. Gulf of Mexico.

15.	Quarterly Financial Information (Unaudited)

The offshore marine construction industry in the Gulf of Mexico may be seasonal as a result of weather conditions and the timing of capital expenditures by the oil and gas companies. Historically, a substantial portion of our services has been performed during the summer and fall months. As a result, historically a disproportionate portion of our revenues and net income is earned during such period. The following is a summary of consolidated quarterly financial information for 2006 and 2005 (in thousands, except per share data):

	Quarter Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)

Fiscal 2006 Revenues	$119,790	$124,765	$128,363	$136,999
Gross profit	50,206	60,944	57,737	53,643
Net income applicable to common shareholders	$30,774	$33,420	$29,051	$26,169
Weighted Avg. Shares Outstanding:
Basic and diluted	61,507	61,507	61,507	65,845
Earnings per common share:
Basic and diluted	$0.50	$0.54	$0.47	$0.40
Fiscal 2005 Revenues	$37,292	$40,699	$49,246	$97,062
Gross profit	12,406	8,794	17,667	32,846
Net income applicable to common shareholders	$6,245	$3,733	$10,120	$17,632
Weighted Avg. Shares Outstanding:
Basic and diluted	61,507	61,507	61,507	61,507
Earnings per common share:
Basic and diluted	$0.10	$0.06	$0.16	$0.29

Cal Dive International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2007	2006
	(Unaudited)
	(In thousands, except per share par value)

ASSETS
Current assets:
Cash and cash equivalents	$3,667	$22,655
Accounts receivable —
Trade, net of allowance for doubtful accounts of $0 and $169, respectively	101,777	93,748
Unbilled revenue	22,948	33,869
Net receivable from Helix	869	1,626
Deferred income taxes	2,626	1,869
Assets held for sale	—	698
Notes receivable	1,814	3,008
Other current assets	19,689	11,274

Total current assets	153,390	168,747

Property and equipment	308,433	293,929
Less — Accumulated depreciation	(82,398)	(71,682)

	226,035	222,247

Other assets:
Equity investment	—	10,871
Goodwill	26,802	26,666
Other assets, net	39,381	23,622

Total assets	$445,608	$452,153

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,497	$39,810
Accrued liabilities	15,821	19,004

Total current liabilities	65,318	58,814

Long-term debt	140,000	201,000
Long-term payable to Helix	8,392	11,028
Deferred income taxes	29,137	20,824
Other long term liabilities	1,769	2,726

Total liabilities	244,616	294,392

Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, 240,000 shares authorized, $0.01 par value, issued and outstanding: 84,327 and 84,298 shares, respectively	843	843
Capital in excess of par value of common stock	156,501	154,898
Retained earnings	43,648	2,020

Total stockholders’ equity	200,992	157,761

Total liabilities and stockholders’ equity	$445,608	$452,153

The accompanying notes are an integral part of these condensed consolidated and combined financial statements.

Cal Dive International, Inc. and Subsidiaries

Condensed Consolidated and Combined Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Unaudited)
	(In thousands, except per share amounts)

Net revenues	$135,258	$124,764	$284,484	$244,554
Cost of sales	89,693	63,821	180,967	133,405

Gross profit	45,565	60,943	103,517	111,149
Gain on sale of assets	1,687	16	1,694	283
Selling and administrative expenses	11,110	9,360	20,766	15,515

Income from operations	36,142	51,599	84,445	95,917

Equity in earnings (losses) of investment, inclusive of impairment charge	(11,793)	(183)	(10,841)	2,650
Net interest income (expense)	(2,419)	(13)	(4,958)	316

Income before income taxes	21,930	51,403	68,646	98,883
Provision for income taxes	10,365	17,983	27,018	34,689

Net income	$11,565	$33,420	$41,628	$64,194

Earnings per common share:
Basic	$0.14	$0.54	$0.50	$1.04

Diluted	$0.14	$0.54	$0.50	$1.04

Weighted average common shares outstanding:
Basic	83,680	61,507	83,680	61,507

Diluted	83,801	61,507	83,746	61,507

The accompanying notes are an integral part of these condensed consolidated and combined financial statements.

Cal Dive International, Inc. and Subsidiaries

Condensed Consolidated and Combined Statements of Cash Flows

	Six Months Ended June 30,
	2007	2006
	(Unaudited)
	(In thousands)

Cash Flows From Operating Activities:
Net income	$41,628	$64,194
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,074	10,727
Stock compensation expense	1,603	1,122
Equity in (earnings) losses of investment, inclusive of impairment charge	10,841	(2,650)
Deferred income taxes	7,556	2,175
Gain on sale of assets	(1,694)	(283)
Changes in operating assets and liabilities:
Accounts receivable, net	4,518	(32,472)
Assets held for sale	698	—
Other current assets	(9,506)	1,211
Accounts payable and accrued liabilities	1,872	10,450
Other noncurrent, net	(21,823)	(7,452)

Net cash provided by operating activities	53,767	47,022

Cash Flows From Investing Activities:
Capital expenditures	(12,272)	(7,387)
Acquisition of businesses	—	(78,174)
Proceeds from sales of property	517	16,782

Net cash used in investing activities	(11,755)	(68,779)

Cash Flows From Financing Activities:
Repayments on credit facility	(61,000)	—
Cash transfers from Helix for investing activities	—	79,800
Cash transfers to Helix from operating activities	—	(58,039)

Net cash provided by (used in) financing activities	(61,000)	21,761

Net increase (decrease) in cash and cash equivalents	(18,988)	4

Cash and cash equivalents:
Balance, beginning of period	22,655	—

Balance, end of period	$3,667	$4

Supplemental Cash Flow Information:
Interest paid	$5,685	$—
Income taxes paid	$26,205	$—

The accompanying notes are an integral part of these condensed consolidated and combined financial statements.

Cal Dive International, Inc. and Subsidiaries

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)

1.	Preparation of Interim Financial Statements

Prior to December 14, 2006, Cal Dive International, Inc., its subsidiaries and its operations (“CDI” or the “Company”) were wholly-owned by Helix Energy Solutions Group, Inc. (“Helix”). On February 27, 2006, Helix announced a plan to separate its shallow water marine contracting business into a separate company. As part of the plan, on December 11, 2006, Helix and its subsidiaries contributed and transferred to the Company all of the assets and liabilities of the shallow water marine contracting business, and on December 14, 2006 the Company, through an initial public offering (“IPO”), issued 22,173,000 shares of its common stock representing approximately 27% of the Company’s common stock. Following the contribution and transfer by Helix, the Company owns and operates a diversified fleet of 26 vessels, including 23 surface and saturation diving support vessels capable of operating in water depths of up to 1,000 feet, as well as three shallow water pipelay vessels.

Prior to the Company’s IPO, these condensed consolidated and combined financial statements reflect the financial position and results of the shallow water marine contracting business of Helix and related assets and liabilities, results of operations and cash flows for this segment as carved out of the accounts of Helix and as though the shallow water marine contracting business had been a separate stand-alone company for the respective periods presented.

Prior to December 14, 2006, the shallow water marine contracting business of Helix operated within Helix’s corporate cash management program. For purposes of presentation in the condensed consolidated and combined statements of cash flows, net cash flows provided by the operating activities of the Company prior to the IPO are presented as cash transfers to Helix under cash flows from financing activities for periods prior to December 14, 2006. Additionally, net cash flows used in investing activities of the Company prior to the IPO are presented as cash transfers from Helix under cash flows from financing activities for periods prior to December 14, 2006. This presentation results in the condensed consolidated and combined financial statements reflecting no cash balances for all periods prior to December 14, 2006 as if all excess cash has been transferred to Helix prior to the IPO. These condensed consolidated and combined financial statements have been prepared using Helix’s historical basis in the assets and liabilities and the historical results of operations relating to the shallow water marine contracting business of Helix.

Certain management, administrative and operational services of Helix have been shared between the shallow water marine contracting business and other Helix business segments for all periods presented. For purposes of financial statement presentation, the costs for these shared services has been allocated to the Company based on actual direct costs incurred, or allocated based on headcount, work hours and revenues. See Note 2 — “Related Party Transactions.”

These interim condensed consolidated and combined financial statements are unaudited and have been prepared pursuant to instructions for quarterly reporting required to be filed with the Securities and Exchange Commission (“SEC”) and do not include all information and footnotes normally included in annual financial statements prepared in accordance with U.S. generally accepted accounting principles.

The accompanying condensed consolidated and combined financial statements have been prepared in conformity with U.S. generally accepted accounting principles and are consistent in all material respects with those applied in our annual report on Form 10-K for the year ended December 31, 2006. The preparation of these financial statements requires us to make estimates and judgments that affect the amounts reported in the financial statements and the related disclosures. Actual results may differ from our estimates. Management has reflected all adjustments (which were normal recurring adjustments unless otherwise disclosed herein) that it believes are necessary for a fair presentation of the condensed consolidated and combined balance sheets, results of operations and cash flows, as applicable. Operating results for the period ended June 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007. Our balance sheet as of December 31, 2006 included herein has been derived from the audited balance sheet as of

Cal Dive International, Inc. and Subsidiaries

Notes to Condensed Consolidated and Combined Financial Statements — (Continued)

December 31, 2006 included in our 2006 Annual Report on Form 10-K. These condensed consolidated and combined financial statements should be read in conjunction with the annual consolidated and combined financial statements and notes thereto included in our 2006 Annual Report on Form 10-K.

2.	Related Party Transactions

Helix provides to the Company certain management and administrative services including: (i) accounting, treasury, payroll and other financial services; (ii) legal and related services; (iii) information systems, network and communication services; (iv) employee benefit services (including direct third party group insurance costs and 401(k) contribution matching costs discussed below); and (v) corporate facilities management services. Total allocated costs from Helix for such services were approximately $2.8 million and $5.8 million for the three and six months ended June 30, 2007, respectively, and $4.3 million and $7.5 million for the three and six months ended June 30, 2006, respectively.

Included in these costs are costs related to the participation by the Company’s employees in Helix employee benefit plans, including employee medical insurance and a defined contribution 401(k) retirement plan. These costs are recorded as a component of operating expenses and were approximately $1.7 million and $3.9 million for the three and six months ended June 30, 2007, respectively, and $1.4 million and $2.8 million for three and six months ended June 30, 2006, respectively.

The Company provides to Helix operational and field support services including: (i) training and quality control services; (ii) marine administration services; (iii) supply chain and base operation services; (iv) environmental, health and safety services; (v) operational facilities management services; and (vi) human resources. Total allocated costs to Helix for such services were approximately $0.9 million and $1.7 million for the three and six months ended June 30, 2007, respectively, and $1.4 million and $2.8 million for the three and six months ended June 30, 2006, respectively.

Prior to December 14, 2006, the operations of the Company were included in a consolidated federal income tax return filed by Helix. The Company’s provision for income taxes has been computed on the basis that the Company has completed and filed separate consolidated federal income tax returns except that no benefits for employee stock option exercises related to Helix stock have been recognized or reflected herein. Tax benefits recognized on these employee stock options exercises have been and will continue to be retained by Helix.

In contemplation of our IPO, the Company entered into several agreements with Helix addressing the rights and obligations of each respective company, including a Master Agreement, a Corporate Services Agreement, an Employee Matters Agreement, a Registration Rights Agreement and a Tax Matters Agreement.

Pursuant to the Tax Matters Agreement, for a period of up to ten years, the Company is required to make payments totaling $11.3 million to Helix equal to 90% of tax benefits derived by the Company from tax basis adjustments resulting from the “Boot” gain recognized by Helix as a result of the distributions made to Helix as part of the IPO transaction. As of June 30, 2007, the current tax benefit payable to Helix related to this obligation is $0.4 million.

In the ordinary course of business, the Company provided marine contracting services to Helix and recognized revenues of $8.2 million and $22.0 million in the three and six months ended June 30, 2007, respectively, and $3.9 million and $5.5 million in the three and six months ended June 30, 2006, respectively. Helix provided ROV services to the Company, and the Company recognized operating expenses of $1.3 million and $3.2 million in the three and six months ended June 30, 2007, respectively, and $1.4 million and $2.2 million for the three and six months ended June 30, 2006, respectively.

Cal Dive International, Inc. and Subsidiaries

Notes to Condensed Consolidated and Combined Financial Statements — (Continued)

Including the current tax benefit payable to Helix resulting from the tax step-up benefit, noted above, net amounts payable to and receivable from Helix are settled with cash at least quarterly. At June 30, 2007 the net amount receivable from Helix was $0.9 million and will be settled in the third quarter of 2007.

3.	Details of Certain Accounts (in thousands)

Other current assets consisted of the following as of June 30, 2007 and December 31, 2006:

	June 30,	December 31,
	2007	2006

Other receivables	$3,764	$3,134
Insurance claims to be reimbursed	3,902	1,870
Other prepaids	3,304	1,679
Income taxes receivable	5,849	—
Supplies and spare parts inventory	2,790	2,295
Other	80	2,296

	$19,689	$11,274

Other assets, net, consisted of the following as of June 30, 2007 and December 31, 2006:

	June 30,	December 31,
	2007	2006

Deferred drydock expenses, net	$31,141	$20,069
Equipment deposits	4,375	—
Intangible assets with definite lives, net	2,928	3,159
Deferred financing costs	397	378
Other	540	16

	$39,381	$23,622

Accrued liabilities consisted of the following as of June 30, 2007 and December 31, 2006:

	June 30,	December 31,
	2007	2006

Accrued payroll and related benefits	$6,025	$7,500
Accrued insurance	4,698	3,367
Insurance claims to be reimbursed	3,902	1,870
Accrued income taxes payable	—	1,201
Other	1,196	5,066

	$15,821	$19,004

4.	Equity Investment

In July 2005, we acquired a 40% minority ownership interest in OTSL in exchange for our DP DSV, Witch Queen. OTSL provides marine construction services to the oil and gas industry in and around Trinidad and Tobago, as well as the U.S. Gulf of Mexico. The Company periodically reviews its equity investments for impairment. Recognition of an impairment would occur when the decline in an investment is deemed other than temporary. During the second quarter 2007, OTSL generated significant operating losses, lost several project bids and ultimately decided to exit the saturation diving market. Based on these events, the Company determined that these events were indicators of an impairment in its investment in OTSL. Additionally, OTSL

Cal Dive International, Inc. and Subsidiaries

Notes to Condensed Consolidated and Combined Financial Statements — (Continued)

had a significant working capital deficit which would require a cash infusion before the end of the year to fund operations and working capital requirements. As a result, the Company evaluated this investment to determine whether a permanent loss in value had occurred. To determine whether OTSL had the ability to sustain a level of earnings that would justify the carrying amount of the investment, the Company considered the near-term and longer-term operating and financial prospects of the entity, and the Company’s longer-term intent of retaining the investment in the entity. Based on this evaluation, the Company determined that there was an other than temporary impairment in OTSL at June 30, 2007 and the full value of its investment in OTSL was impaired and the Company recognized equity losses of OTSL, inclusive of the impairment charge, of $11.8 million in the second quarter of 2007. In accordance with the terms of the OTSL agreement, the Company is not required to make additional investments and has no plans to make additional investments in OTSL. As of December 31, 2006, the Company’s investment in OTSL was $10.9 million.

5.	Long-term Debt

In November 2006, the Company entered into a five-year $250 million revolving credit facility with certain financial institutions. On December 8, 2006, the Company borrowed $79 million under the revolving credit facility and distributed $78 million of those proceeds to Helix as a dividend. On December 21, 2006, the Company borrowed an additional $122 million under the revolving credit facility, all of which was distributed to Helix as a dividend. During the three and six months ended June 30, 2007, the Company recorded interest expense of $2.5 million and $5.3 million, respectively, under this facility. At June 30, 2007, the Company had outstanding debt of $140 million and accrued interest of $209,000 under this credit facility.

At June 30, 2007 and December 31, 2006, the Company was in compliance with all debt covenants. The credit facility is secured by vessel mortgages on five of its vessels with an aggregate net book value of $121.4 million at June 30, 2007, a pledge of all of the stock of all of its domestic subsidiaries and 66% of the stock of one of its foreign subsidiaries, and a security interest in, among other things, all of its equipment, inventory, accounts receivable and general tangible assets.

6.	Commitments and Contingencies

Lease Commitments

In September 2006 the Company chartered a vessel from an unaffiliated third party for one year for use in the Middle East region. At June 30, 2007, the remaining charter commitment is $6.6 million.

Insurance

The Company incurs maritime employers’ liability, workers’ compensation and other insurance claims in the normal course of business, which management believes are covered by insurance. The Company analyzes each claim for potential exposure and estimates the ultimate liability of each claim. Amounts due from insurance companies, above the applicable deductible limits, are reflected in other current assets in the condensed consolidated and combined balance sheets. Such amounts were $0.2 million and $1.9 million as of June 30, 2007 and December 31, 2006, respectively. The Company has not historically incurred significant losses as a result of claims denied by its insurance carriers.

Litigation and Claims

The Company is involved in various legal proceedings, primarily involving claims for personal injury under the General Maritime Laws of the United States and the Jones Act as a result of alleged negligence. In addition, the Company from time to time incurs other claims, such as contract disputes, in the normal course of business. Although these matters have the potential of significant additional liability, the Company believes the outcome of all such matters and proceedings will not have a material adverse effect on its condensed

Cal Dive International, Inc. and Subsidiaries

Notes to Condensed Consolidated and Combined Financial Statements — (Continued)

consolidated and combined financial position, results of operations or cash flows. Pursuant to the terms of the Master Agreement, the Company assumed and will indemnify Helix for liabilities related to the Company’s business.

7.	Stock-Based Compensation Plans

Helix Plans

Until December 14, 2006, the Company did not have any stock-based compensation plans. However, prior to that date certain employees of the Company participated in Helix’s stock-based compensation plans.

The Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment” and began accounting for stock-based compensation plans under the fair value method beginning January 1, 2006 and continues to use the Black-Scholes fair value model for valuing share-based payments and recognizes compensation cost on a straight-line basis over the respective vesting period. No forfeitures were estimated for outstanding unvested options and restricted shares as historical forfeitures have been immaterial. There were no stock option grants in the first quarters of 2007 or 2006.

For the three and six months ended June 30, 2007, $96,000 and $249,000, respectively, was recognized as compensation expense related to restricted shares in Helix incentive plans. For the three and six months ended June 30, 2006, $496,000 and $791,000 respectively, was recognized as compensation expense related to restricted shares in Helix incentive plans.

Until June 30, 2007, the Company’s employees were also eligible to participate in a qualified, non-compensatory Employee Stock Purchase Plan (“ESPP”) provided by Helix, which allows employees to acquire shares of Helix common stock through payroll deductions over a six-month period. The purchase price is equal to 85% of the fair market value of the common stock on either the first or last day of the subscription period, whichever is lower. Purchases under the plan are limited to 10% of an employee’s base salary or up to $25,000 of our stock value. The Company recognized compensation expense related to stock purchases under the ESPP of $286,000 and $548,000 for the three and six months ended June 30, 2007, respectively, and $166,000 and $331,000 for the three and six months ended June 30, 2006, respectively.

Cal Dive Plans

Under an incentive plan adopted by the Company on December 9, 2006, as amended and restated and approved by the Company’s stockholders on May 7, 2007, up to 9,000,000 shares of the Company’s common stock may be issued to key personnel and non-employee directors.

In connection with the closing of the IPO, the Company granted certain officers and employees an aggregate of 618,321 restricted shares under the incentive plan. The shares vest in equal increments over a two-year or five-year period, depending on the specific award. Of these restricted shares, an aggregate of 184,275 shares have not commenced vesting but approximately 109,781 shares will begin to vest in annual 20% increments over a five year period beginning on the first anniversary of the closing of the Company’s acquisition of Horizon (see Note 11) and the remainder will begin to vest in annual 20% increments over a five-year period beginning on the first anniversary of the dates that Helix reduces its ownership percentage below 51% of the Company’s common stock. The market value (based on the price at which the Company’s common stock was sold to the public in its IPO) of the restricted shares was $13.00 per share, or $8,038,173, at the date of grant. Compensation cost for each award is the product of market value of each share and the number of shares granted.

During the three months ended June 30, 2007, we made restricted share grants of (i) 1,643 shares on May 29, 2007 which vest 20% per year over a five-year period, and (ii) 3,250 shares on June 30, 2007 which

Cal Dive International, Inc. and Subsidiaries

Notes to Condensed Consolidated and Combined Financial Statements — (Continued)

vest 100% on January 1, 2009. The market value of the restricted shares was $15.21 and $16.63 per share at the date of the grant, respectively.

During the three months ended March 31, 2007, we made restricted share grants of (i) 24,894 shares on February 5, 2007 which vest 20% per year over a five-year period, and (ii) 4,836 shares on March 31, 2007 which vest 100% on January 1, 2009. The market value of the restricted shares was $12.05 and $12.21 per share at the date of the grant, respectively.

Compensation cost is recognized over the respective vesting periods on a straight-line basis. For the three and six months ended June 30, 2007, compensation expense related to restricted shares was $519,000 and $1,022,000, respectively. Future compensation cost associated with unvested restricted stock awards at June 30, 2007 totaled approximately $7.7 million.

On December 9, 2006, the Company also adopted the Cal Dive International, Inc. Employee Stock Purchase Plan, which allows employees to acquire shares of common stock through payroll deductions over a six-month period. The purchase price is equal to 85% of the fair market value of the common stock on either the first or the last day of the subscription period, whichever is lower. Purchases under the plan are limited to 10% of an employee’s base salary or up to $25,000 of our stock value. The Company may issue a total of 1,500,000 shares of common stock under the plan. The Company’s employees may first participate in the plan for the subscription period that commences on July 1, 2007.

8.	Income Taxes

The effective tax rates of 47.3% and 39.4% for the three and six months ended June 30, 2007, respectively, were higher than the effective tax rates of 35.0% and 35.1% for the respective periods in 2006. The rate increase is primarily attributable to non-cash equity losses and related impairment charge in connection with the Company’s investment in OTSL for which minimal tax benefit was recorded and a nondeductible cash settlement of $2 million to be paid for a civil claim by the Department of Justice related to the consent decree the Company entered into in connection with the Acergy and Torch acquisitions in 2005. This increase was partially offset by lower effective tax rates in foreign jurisdictions.

CDI adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) on January 1, 2007. The impact of the adoption of FIN 48 was immaterial on our financial position, results of operations and cash flows. CDI records tax related interest in interest expense and tax penalties in operating expenses as allowed under FIN 48. As of June 30, 2007, we had no material unrecognized tax benefits and no material interest and penalties were recognized.

The Company files tax returns in the U.S. and in various state, local and non-U.S. jurisdictions. CDI anticipates that any potential adjustments to its state, local and non-U.S. jurisdiction tax returns by tax authorities would not have a material impact on its financial position. For tax periods prior to December 14, 2006, the operations of the Company were included in a consolidated federal income tax return filed by Helix. Helix is generally responsible for all federal, state, local and foreign income taxes that are imposed on or attributable to the Company or its subsidiaries for all tax periods (or portions thereof) ending prior to the Company’s initial public offering (or December 14, 2006). The Company is generally responsible for all federal, state, local and foreign income taxes that are imposed on or attributable to the Company or its subsidiaries for all tax periods (or portions thereof) ending after the Company’s initial public offering (or December 14, 2006). The tax period ending December 31, 2006, the Company’s initial return, remains subject to examination by the U.S. Internal Revenue Service.

9.	Business Segment Information

The Company has one reportable segment, Marine Contracting. The Company performs a portion of its marine contracting services in foreign waters. The Company derived revenues of $36.2 million and

Cal Dive International, Inc. and Subsidiaries

Notes to Condensed Consolidated and Combined Financial Statements — (Continued)

$66.2 million for the three and six months ended June 30, 2007, respectively, and $14.9 million and $30.8 million for the three and six months ended June 30, 2006, respectively, from foreign locations. The remainder of the Company’s revenues were generated in the U.S. Gulf of Mexico.

10.	Recently Issued Accounting Principles

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact, if any, of this statement.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 allows entities to voluntarily choose, at specified election dates, to measure many financial assets and financial liabilities at fair value. The election is made on an instrument-by-instrument basis and is irrevocable. If the fair value option is elected for an instrument, SFAS No. 159 specifies that all subsequent changes in fair value for that instrument shall be reported in earnings. The provisions of SFAS No. 159 are effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact, if any, of this statement.

11.	Acquisition of Horizon Offshore, Inc.

On June 11, 2007 the Company and Horizon Offshore, Inc. (“Horizon”) announced that they had entered into an agreement under which the Company will acquire Horizon in a transaction valued at approximately $650 million, including approximately $22 million of Horizon’s net debt as of March 31, 2007. Under the terms of the agreement, Horizon stockholders will receive a combination of 0.625 shares of Cal Dive common stock and $9.25 in cash for each share of Horizon common stock outstanding, or an estimated total of 20.4 million Cal Dive shares and $302.5 million in cash. The boards of directors of Cal Dive and Horizon unanimously approved the transaction. Closing of the transaction is subject to regulatory approvals and other customary conditions, as well as Horizon stockholder approval. In limited circumstances, if Horizon fails to close the transaction, it must pay the Company a termination fee of $18.9 million. The Company obtained a commitment from a bank to fund the cash portion of the transaction through a $675 million commitment from a bank, consisting of a $375 million senior secured term loan and a $300 million senior secured revolving credit facility.

12.	Earnings Per Share

Basic earnings per share (“EPS”) is computed by dividing the net income available to common stockholders by the weighted-average shares of outstanding common stock. The calculation of diluted EPS is similar to basic EPS, except that the denominator includes dilutive common stock equivalents and the income included in the numerator excludes the effects of the impact of dilutive common stock equivalents, if any. The computation of basic and diluted EPS amounts were as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007		2007
	Income	Shares	Income	Shares

Earnings applicable per common share — Basic	$11,565	83,680	$41,628	83,680
Restricted shares	—	121	—	66

Earnings applicable per common share — Diluted	$11,565	83,801	$41,628	83,746

For the three and six months ended June 30, 2006, basic and diluted earnings per share were the same as there were no dilutive securities during these periods.

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA

The following unaudited pro forma financial statements combine the historical consolidated balance sheets and statements of operations of Cal Dive and Horizon, giving effect to the merger using the purchase method of accounting.

We are providing the information to aid you in your analysis of the financial aspects of the merger. The historical statements of operations for the year ended December 31, 2006 were derived from the audited financial statements of Cal Dive and Horizon contained in each company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which reports are included in this information statement/proxy statement/prospectus, in the case of Cal Dive, or incorporated into this information statement/proxy statement/prospectus by reference, in the case of Horizon. The historical unaudited statements of operations for the six months ended June 30, 2007, and the historical unaudited balance sheets as of June 30, 2007, were derived from the unaudited financial statements of Cal Dive and Horizon contained in each company’s Quarterly Report on Form 10-Q for the period ended June 30, 2006, which reports are included in this information statement/proxy statement/prospectus, in the case of Cal Dive, or incorporated into this information statement/proxy statement/prospectus by reference, in the case of Horizon. You should read the following unaudited pro forma combined financial statements together with the historical financial statements and related notes contained elsewhere in this information statement/proxy statement/prospectus or incorporated by reference into this information statement/proxy statement/prospectus.

The unaudited pro forma combined statements of operations assumes the merger was effected on January 1, 2006. The unaudited pro forma combined balance sheet gives effect to the merger as if it had occurred on June 30, 2007. Horizon uses the units-of-production method to calculate depreciation on its barges, vessels and related equipment, while Cal Dive uses the straight-line method for its vessels. The pro forma financial data includes adjustments to reflect the Horizon depreciation on its barges, vessels and related equipment using the straight-line method over the estimated useful lives of the respective assets. The remaining accounting policies for Cal Dive and Horizon are comparable.

The unaudited pro forma combined information is for illustrative purposes only. The financial results may have been different had the companies always been combined. Further, the unaudited pro forma combined financial statements do not reflect the effect of asset dispositions, if any, that may be required by order of regulatory authorities; restructuring charges that will be incurred to fully integrate and operate the combined organization more efficiently or anticipated synergies resulting from the merger. Expected costs associated with the combination of the companies’ operations, such as severance costs for redundant functions, integrating information technology systems and other arrangements, are in the process of being evaluated by Cal Dive. These costs are not expected to exceed $25 million, of which approximately $12.4 million relates to additional purchase price consideration for change in control payments for Horizon executive officers. You should not rely on the pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Cal Dive will experience.

Cal Dive International, Inc.

Unaudited Condensed Combined Pro Forma Statement of Operations for the
Year Ended December 31, 2006

					Cal Dive and
			Pro Forma		Horizon Pro Forma
	Cal Dive	Horizon*	Adjustments		Combined
	(In thousands, except per share amounts)

Net revenues	$509,917	$547,289	$(16,228	)(a)	$1,040,978
Cost of sales:
Operating expenses	262,872	373,786	(16,228	)(a)	620,430
Depreciation and amortization	24,515	26,254	3,989	(b)	54,758

Gross profit	222,530	147,249	(3,989)		365,790
(Gain) loss on sale of assets and insurance settlement, reserves and impairments	(349)	4,258	—		3,909
Selling and administrative expenses	37,431	33,167	—		70,598

Income from operations	185,448	109,824	(3,989)		291,283

Equity in earnings of investment	(487)	—	—		(487)
Net interest income (expense) and other	163	(13,399)	(13,049	)(c)	(26,285)

Income before income taxes	185,124	96,425	(17,038)		264,511
Provision for income taxes	65,710	29,415	(5,963	)(d)	89,162

Net income	$119,414	$67,010	$(11,057)		$175,349

Earnings per common share:
Basic	$1.91	$2.18			$2.11
Diluted	$1.91	$2.14			$2.11
Weighted average common shares outstanding
Basic	62,600	30,712	(10,276	)(e)	83,036
Diluted	62,600	31,263	(10,827	)(e)	83,036

*	Certain amounts have been reclassified to conform to Cal Dive’s presentation.

(a)	Reflects the elimination of sales and related operating expenses between Cal Dive and Horizon.

(b)	Reflects (i) estimated increases in depreciation and amortization related to the “step-up” of the acquired assets to their fair value of $7.3 million and (ii) an adjustment of $3.3 million to decrease Horizon depreciation to reflect depreciation calculations under the straight-line method instead of the units-of-production method used by Horizon. Adjustment calculated as the incremental depreciation based on the purchase price applied to 2006 for Horizon using the straight-line method. Adjustment assumes no material changes in the estimated useful lives for acquired assets as a result of the preliminary purchase price allocation.

(c)	Reflects the increase in long-term debt to fund the cash portion of the purchase price at estimated annual interest rate of 7.45% for the year ended December 31, 2006 (based upon the terms of the proposed credit facilities of three month LIBOR plus 225 basis points — see “Proposed Financings” on page 184 of this information statement/proxy statement/prospectus). A 1/8% increase in the average three month LIBOR rate would increase pre-tax interest expense by approximately $401,000 for the year ended December 31, 2006.

(d)	The pro forma adjustment to income tax reflects the statutory federal and state income tax impacts of the pro forma adjustments to Cal Dive’s pretax income with an applied tax rate of 35%.

(e)	Pro forma weighted average shares outstanding have been adjusted to reflect the conversion of Horizon’s outstanding common stock to shares of Cal Dive common stock (at a rate of one Horizon share for 0.625 Cal Dive share) assuming the transaction was consummated at the beginning of the period presented.

Cal Dive International, Inc.

Unaudited Condensed Combined Pro Forma Statement of Operations for the Six
Months Ended June 30, 2007

					Cal Dive and
			Pro Forma		Horizon Pro Forma
	Cal Dive	Horizon*	Adjustments		Combined
		(In thousands, except per share amounts)

Net revenues	$284,484	$204,066	$(8,609	)(a)	$479,941
Cost of sales:
Operating expenses	163,124	178,824	(8,609	)(a)	333,339
Depreciation and amortization	17,843	11,134	4,538	(b)	33,515

Gross profit	103,517	14,108	(4,538)		113,087
(Gain) loss on sale of assets	(1,694)	—	—		(1,694)
Selling and administrative expenses	20,766	16,096	—		36,862

Income (loss) from operations	84,445	(1,988)	(4,538)		77,919
Equity in earnings (loss) of investment	(10,841)	—	—		(10,841)
Net interest income (expense) and other	(4,958)	(3,922)	(9,899	)(c)	(18,779)

Income (loss) before income taxes	68,646	(5,910)	(14,437)		48,299
Provision for income taxes	27,018	(1,944)	(5,053	)(d)	20,021

Net income (loss)	$41,628	$(3,966)	$(9,384)		$28,278

Earnings (loss) per common share:
Basic	$0.50	$(0.12)			$0.27
Diluted	$0.50	$(0.12)			$0.27
Weighted average common shares outstanding
Basic	83,680	31,920	(11,484	)(e)	104,116
Diluted	83,746	31,920	(11,484	)(e)	104,182

*	Certain amounts have been reclassified to conform to Cal Dive’s presentation.

(a)	Reflects the elimination of sales and related operating expenses between Cal Dive and Horizon.

(b)	Reflects (i) estimated increases in depreciation and amortization related to the “step-up” of the acquired assets to their fair value of $3.6 million and (ii) an adjustment of $0.9 million to increase Horizon depreciation to reflect depreciation calculations under the straight-line method instead of the units-of-production method used by Horizon. Adjustment calculated as the incremental depreciation based on the purchase price applied to the first six months of 2007 for Horizon using the straight-line method. Adjustment assumes no material changes in the estimated useful lives for acquired assets as a result of the preliminary purchase price allocation.

(c)	Reflects the increase in long-term debt to fund the cash portion of the purchase price at estimated annual interest rate of 7.61% for the six month period ended June 30, 2007 (based upon the terms of the proposed credit facilities of three month LIBOR plus 225 basis points — see “Proposed Financings” on page 184 of this information statement/proxy statement/prospectus). A 1/8% increase in the average three month LIBOR rate would increase pre-tax interest expense by approximately $297,000 for the six months ended June 30, 2007.

(d)	The pro forma adjustment to income tax reflects the statutory federal and state income tax impacts of the pro forma adjustments to Cal Dive’s pretax income with an applied tax rate of 35%.

(e)	Pro forma weighted average shares outstanding have been adjusted to reflect the conversion of Horizon’s outstanding common stock to shares of Cal Dive common stock (at a rate of one Horizon share for 0.625 Cal Dive share) assuming the transaction was consummated at the beginning of the period presented.

Cal Dive International, Inc.

Unaudited Condensed Combined Pro Forma Balance Sheet as of June 30, 2007

					Cal Dive and
			Pro Forma		Horizon Pro Forma
	Cal Dive	Horizon*	Adjustments		Combined
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$3,667	$81,860	$(69,971	)(a),(b)	$15,556
Short-term investments	—	19,125	(19,125	)(b)	—
Restricted cash	—	9,543	—		9,543
Accounts receivable -
Trade, net	101,777	102,735	(1,254	)(f)	203,258
Costs in excess of billings	—	100,914	—		100,914
Unbilled revenue	22,948	—	(4,415	)(f)	18,533
Net receivable from Helix	869	—	—		869
Income tax receivable	—	1,040	—		1,040
Deferred income taxes	2,626	—	—		2,626
Notes receivable	1,814	—	—		1,814
Other current assets	19,689	6,706	—		26,395

Total current assets	153,390	321,923	(94,765)		380,548
Net property and equipment	226,035	199,260	130,740	(a)	556,035
Other assets:
Contract receivables, long-term	—	13,851	—		13,851
Goodwill	26,802	—	283,527	(a),(d)	310,329
Other assets, net	39,381	16,198	(10,448	)(e)	45,131

Total assets	$445,608	$551,232	$309,054		$1,305,894

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,497	$17,975	$—		$67,472
Accrued liabilities	15,821	91,590	6,694	(g)	114,105
Billings in excess of costs	—	19,559	—		19,559
Current maturities of long-term debt	—	13,837	(13,837	)(b)	—
Current taxes payable	—	7,155	—		7,155

Total current liabilities	65,318	150,116	(7,143)		208,291
Long-term debt, net of current maturities	140,000	93,283	241,290	(b)	474,573
Long-term payable to Helix	8,392	—	—		8,392
Deferred income taxes	29,137	12,429	45,759	(d)	87,325
Other long term liabilities	1,769	436	—		2,205

Total liabilities	244,616	256,264	279,906		780,786
Total stockholders’ equity	200,992	294,968	29,148	(c)	525,108

Total liabilities and stockholders’ equity	$445,608	$551,232	$309,054		$1,305,894

*	Certain amounts have been reclassified to conform to Cal Dive’s presentation.

(a)	The following is a preliminary estimate of the deemed purchase price for Horizon on a purchase accounting basis, and takes into account the merger consideration of $9.25 in cash plus 0.625 of a share of Cal Dive common stock for each of Horizon’s 32,697,655 estimated diluted shares of common stock (which includes shares of restricted stock which will become fully vested at the effective time of the merger):

(In thousands)

Cash	$302,453
32,697,655 Horizon estimated diluted shares times $9.25 per share
Cal Dive Stock	324,116
32,697,655 Horizon estimated diluted shares times 0.625 times $15.86 per share (which represents the weighted-average price of Cal Dive common stock for a five-day period beginning two available trading days before the announcement of the merger)

Transaction Related Costs	14,096
Estimated direct transactions fees payable by Cal Dive to be capitalized as part of the purchase price for Horizon (including legal fees, underwriting fees, accounting fees, early termination fees on Horizon debt and other fees)

Total Purchase Price	$640,665

Purchase Price Allocation
Current assets	$321,923
Property and equipment	330,000
Other long-term assets	19,601
Goodwill	283,527
Current liabilities	(162,479)
Deferred income taxes and other long term liabilities	(58,624)
Long-term debt, net of current maturities	(93,283)

$640,665

For purposes of this pro forma analysis, the above deemed purchase price has been allocated based on a preliminary assessment of the fair value of the assets and liabilities of Horizon at June 30, 2007. The preliminary assessment of fair value resulted in approximately $284 million of goodwill, which will be subject to periodic impairment testing instead of amortization, in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

An independent appraisal firm has been engaged to assist us in finalizing the allocation of the purchase price. The preliminary assessment of the fair values used in these pro forma statements were based on projections of future net cash flows, discounted to present value and historical book values, which we believe do not differ materially from their fair values for respective assets and liabilities.

Under the purchase method of accounting for business combinations, this preliminary assessment of fair value resulted in goodwill of $284 million. Included in this amount is a $46 million increase in net deferred tax liabilities arising from differences between the allocated financial bases and historical tax bases of Horizon’s net assets (due to the non-taxable nature of this transaction, Horizon’s tax basis in its assets would carry over to Cal Dive). Goodwill reflects the anticipated benefits of the merger that are in addition to the fair value of the individual assets and liabilities described above.

(b)	Reflects the following debt retirement and debt refinancing to occur in conjunction with this merger: (i) the retirement of all Horizon long-term debt, inclusive of the current portion of long-term debt, (ii) $75 million of cash, cash equivalents and short-term investments balances used for retirement of Horizon long-term debt, and (iii) increase in long-term debt to retire remaining portion of Horizon debt and fund the cash portion of the purchase price at estimated interest rate of three month LIBOR plus 225 basis points (based upon the terms of the proposed credit facilities — see “Proposed Financings” on page 184 of this information statement/proxy statement/prospectus), which averaged 7.45% for 2006 and 7.61% for the six months ended June 30, 2007.

(c)	Reflects the elimination of book value of Horizon equity and the issuance of 20.4 million shares of Cal Dive common stock to be issued to Horizon stockholders as consideration in the acquisition.

(d)	Reflects the deferred tax “gross-up” relating to the acquired property and equipment based on purchase price paid. A combined statutory federal and blended state income tax rate of 35.0% was used for this adjustment.

(e)	Reflects (i) the write-off of capitalized drydock costs for the Horizon barges of $13.5 million, (ii) the capitalization of deferred financing costs estimated to be $5.2 million for the proposed credit facilities referred to in note (b) above, and (iii) the write-off of deferred financing costs of $2.1 million for prepayment of Horizon debt to be retired.

(f)	Reflects the elimination of accounts receivable and unbilled revenue between Cal Dive and Horizon.

(g)	Reflects the elimination of accrued liabilities between Cal Dive and Horizon and the estimated accrual for change of control payments to be made to the Horizon executive officers of $12.4 million.

DESCRIPTION OF CAL DIVE CAPITAL STOCK

At July 31, 2007, 84,326,905 shares of Cal Dive common stock were issued and outstanding. All issued and outstanding shares of Cal Dive common stock are fully paid, validly issued, and non-assessable. No shares of preferred stock are presently outstanding.

This description is intended as a summary only and is qualified in its entirety by reference to Cal Dive’s amended and restated certificate of incorporation and bylaws, which are incorporated by reference as exhibits to the registration statement of which this information statement/proxy statement/prospectus is a part and incorporated herein by reference. For additional information concerning Cal Dive’s capital stock, see “Comparison Of Certain Stockholders’ Rights” beginning on page 180.

Common Stock

Cal Dive is authorized to issue 240,000,000 shares of common stock, $0.01 par value per share.

Subject to any preferences, limitations and relative rights that may be fixed for any series of preferred stock that may be created by the board of directors from time to time, the holders of common stock of Cal Dive are entitled, among other things, (1) to share ratably in dividends if, when and as declared by the board of directors out of funds legally available therefor, (2) to one vote per share on all matters voted on by the stockholders, and (3) in the event of liquidation, to share ratably in the distribution of assets remaining after payment of debts, expenses and the liquidation preference of any outstanding preferred stock. Holders of shares of Cal Dive common stock have no cumulative voting rights or preemptive rights to subscribe for or purchase any additional shares of capital stock issued by Cal Dive. Cal Dive’s common stock is not convertible or redeemable and there are no sinking fund provisions therefor.

Preferred Stock

Cal Dive’s board of directors, without any action by Cal Dive’s stockholders, is authorized to issue up to 5,000,000 shares of preferred stock, $0.01 par value per share, in one or more series, and to determine the rights and preferences of each such series, including:

•	the designation of the series;

•	the number of shares of the series, which number Cal Dive’s board of directors may thereafter increase or decrease (but not below the number of shares thereof then outstanding);

•	whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Cal Dive;

•	whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of Cal Dive or any other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of shares of the series.

No shares of preferred stock are presently outstanding. It is not possible to state the actual effect of the issuance of any shares of Cal Dive’s preferred stock upon the rights of holders of its common stock until

Cal Dive’s board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•	restricting dividends on Cal Dive’s common stock;

•	diluting the voting power of Cal Dive’s common stock;

•	impairing the liquidation rights of Cal Dive’s common stock; or

•	delaying or preventing a change in control of Cal Dive without further action by its stockholders.

See also “Preferred Stock” under the heading “Purposes and Effects of Certain Provisions of Cal Dive’s Articles of Incorporation and Bylaws” below for a discussion on the effect that the issuance of preferred stock might have on attempts to take over Cal Dive.

Purposes and Effects of Certain Provisions of Cal Dive’s Amended and Restated Certificate of Incorporation and Bylaws

Some provisions of Delaware law and Cal Dive’s amended and restated certificate of incorporation and bylaws could make the acquisition of Cal Dive by means of a tender or exchange offer, a proxy contest or otherwise more difficult. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids aimed at Cal Dive. These provisions also are designed to encourage persons seeking to acquire control of Cal Dive to first negotiate with its board of directors. Cal Dive believes that the benefits of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Cal Dive outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

This description is intended as a summary only and is qualified in its entirety by reference to Cal Dive’s amended and restated certificate of incorporation and bylaws, which are incorporated by reference as exhibits to the registration statement of which this information statement/proxy statement/prospectus is a part and incorporated herein by reference.

Classified Board of Directors; Removal of Directors

Cal Dive’s directors are currently divided into three classes, only one class of which is subject to re-election in any given year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the board of directors. At least two annual meetings of stockholders generally will be required to effect a change in a majority of the board of directors. Such a delay may help ensure that Cal Dive’s directors, if confronted by a stockholder attempting to force a proxy contest, a tender or exchange offer or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the stockholders.

The classification provisions will apply to every election of directors, regardless of whether a change in the composition of the board of directors would be beneficial to Cal Dive and its stockholders and whether a majority of Cal Dive’s stockholders believes that such a change would be desirable. These provisions could thus increase the likelihood that incumbent directors will retain their positions. In addition, the classification provisions may discourage accumulations of large blocks of Cal Dive common stock that are effected for purposes of changing the composition of the board of directors. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of common stock at a higher market price than might otherwise be the case.

Cal Dive’s amended and restated certificate of incorporation provides that directors may be removed, with or without cause, by the affirmative vote of shares representing a majority of the votes entitled to be cast by the outstanding capital stock in the election of Cal Dive’s board of directors as long as Helix and its subsidiaries (excluding Cal Dive and its subsidiaries) owns shares representing at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of directors. Once Helix and its subsidiaries (excluding Cal Dive and its subsidiaries) cease to own shares representing at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of Cal Dive’s board of directors, Cal Dive’s amended and restated certificate of incorporation requires that directors may only be removed for cause and only then by the affirmative vote of not less than 80% of votes entitled to be cast by the outstanding capital stock in the election of its board of directors.

Preferred Stock

Cal Dive’s amended and restated certificate of incorporation authorizes its board of directors, without any action by its stockholders, to designate and issue shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of Cal Dive’s common stock. No shares of preferred stock are presently outstanding.

Although Cal Dive’s board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that, depending on the terms of such series, might impede the completion of a proxy contest, merger, tender or exchange offer or other attempt to obtain control of Cal Dive. The board of directors will make any determination to issue such shares based on its judgment as to the best interests of Cal Dive and its stockholders. The board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be otherwise able to change the composition of the board of directors, including a tender or exchange offer or other transaction that some, or a majority of Cal Dive’s stockholders, might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

Stockholder Action by Written Consent

Cal Dive’s amended and restated certificate of incorporation permits its stockholders to act by written consent without a meeting as long as Helix and its subsidiaries (excluding Cal Dive and its subsidiaries) continue to beneficially own shares representing at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of Cal Dive’s board of directors. Once Helix and its subsidiaries (excluding Cal Dive and its subsidiaries) cease to beneficially own at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of Cal Dive’s board of directors, Cal Dive’s amended and restated certificate of incorporation eliminates the right of its stockholders to act by written consent.

Amendment of Cal Dive’s Bylaws

Cal Dive’s amended and restated certificate of incorporation and bylaws provide that the provisions of its bylaws relating to the calling of meetings of stockholders, notice of meetings of stockholders, stockholder action by written consent, advance notice of stockholder business or director nominations, the authorized number of directors, the classified board structure, the filling of director vacancies or the removal of directors (and any provision relating to the amendment of any of these provisions) may only be amended by the vote of a majority of its entire board of directors or, as long as Helix and its subsidiaries (excluding Cal Dive and its subsidiaries) own shares representing at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of Cal Dive’s board of directors, by the vote of holders of a majority of the votes entitled to be cast by outstanding capital stock in the election of its board of directors. Once Helix and its subsidiaries (excluding Cal Dive and its subsidiaries) cease to own shares representing at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of its board of directors, Cal Dive’s amended and restated certificate of incorporation and bylaws provide that these provisions may only be amended by the vote of a majority of Cal Dive’s entire board of directors or by the vote of holders of at least 80% of the votes entitled to be cast by the outstanding capital stock in the election of its board of directors.

Amendment of Certain Provisions of Cal Dive’s Amended and Restated Certificate of Incorporation

The amendment of any of the above provisions in Cal Dive’s amended and restated certificate of incorporation requires approval by holders of shares representing at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of Cal Dive’s board of directors, as long as Helix and its subsidiaries (excluding Cal Dive and its subsidiaries) own shares representing at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of Cal Dive’s board of directors. Once Helix and its subsidiaries (excluding Cal Dive and its subsidiaries) cease to own shares representing at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of Cal Dive’s board of directors, Cal Dive’s amended and restated certificate of incorporation and bylaws provide that these provisions may only be amended by the vote of a majority of its entire board of directors followed by the vote of holders of at least 80% of the votes entitled to be cast by the outstanding capital stock in the election of its board of directors.

Stockholder Meetings

Cal Dive’s amended and restated certificate of incorporation and bylaws provide that a special meeting of its stockholders may be called only by (i) Helix, so long as Helix and its subsidiaries (excluding Cal Dive and its subsidiaries) beneficially own at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of Cal Dive’s board of directors, or (ii) the Chairman of Cal Dive’s board of directors or Cal Dive’s board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Cal Dive’s bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of Cal Dive’s board of directors or a committee thereof.

Delaware Anti-Takeover Law

Section 203 of the DGCL, an anti-takeover law, does not apply to Helix until it beneficially owns less than 15% of Cal Dive’s common stock and subsequently increases its shareholdings to once again beneficially own at least 15% of Cal Dive’s common stock.

In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. This may have an anti-takeover effect with respect to transactions not approved in advance by Cal Dive’s board of directors, including discouraging attempts that might result in a premium over the market price for the shares of Cal Dive’s common stock.

No Cumulative Voting

Cal Dive’s amended and restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of its board of directors.

Limitation on Foreign Ownership of Common Stock

In order to preserve its ability to enjoy the benefits of U.S. domestic trade for certain of its vessels, Cal Dive must maintain U.S. citizenship for U.S. coastwise trade purposes as defined in the Merchant Marine Act, 1936, the Merchant Marine Act, 1920, the Shipping Act, 1916, and other federal laws that restrict domestic trade. In order to maintain U.S. citizenship for these purposes, Cal Dive’s amended and restated certificate of incorporation contains provisions that limit foreign ownership of Cal Dive’s common stock. Cal Dive’s amended and restated certificate of incorporation provides that any attempted or purported transfer of its common stock in violation of these restrictions will be ineffective to transfer shares of such common stock. In addition, Cal Dive’s amended and restated certificate of incorporation contains provisions requiring the following persons to be U.S. citizens: (1) Cal Dive’s chairman of the board, (2) Cal Dive’s chief executive officer and (3) a majority of Cal Dive’s board of directors necessary to constitute a quorum.

Corporate Opportunity

Cal Dive’s amended and restated certificate of incorporation provides that its directors and officers, who are also directors, officers, and employees or consultants of Helix or its affiliates, shall have no duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Cal Dive does and such persons shall not be liable to Cal Dive or its stockholders for breach of any fiduciary duty by reason of such activities. If any such person named above shall acquire knowledge of a potential transaction or matter that may be a corporate opportunity to Cal Dive, such person shall have no obligation to communicate such corporate opportunity to Cal Dive and shall not be liable to Cal Dive or its stockholders for breach of fiduciary duty by reason of the fact that such corporate opportunity is not communicated or offered to Cal Dive. This provision in Cal Dive’s amended and restated certificate of incorporation will automatically terminate at such time as Helix and all persons named above in the aggregate directly or indirectly own less than 20% of Cal Dive’s outstanding common stock and no director or officer of Cal Dive or one of Cal Dive’s affiliates is also a director or officer of Helix or one of Helix’s affiliates.

Transfer Agent and Registrar

Wells Fargo Shareowner Services acts as transfer agent and registrar for the Cal Dive common stock.

New York Stock Exchange Listing

Cal Dive’s common stock is listed on the NYSE under the symbol “DVR.”

COMPARISON OF STOCKHOLDERS’ RIGHTS

As a result of the merger, holders of Horizon common stock will become holders of Cal Dive common stock. The rights of the stockholders of Cal Dive will be governed by applicable Delaware law, including the General Corporation Law of the State of Delaware, or DGCL, and by Cal Dive’s amended and restated certificate of incorporation and amended and restated bylaws. Prior to the merger, the rights of the stockholders of Horizon are governed by applicable Delaware law, including the DGCL, and by Horizon’s amended and restated certificate of incorporation and amended and restated bylaws. The following is a summary of the material differences between the rights of Cal Dive stockholders and Horizon stockholders.

The following summary does not provide a complete description of the specific rights of Cal Dive stockholders under its amended and restated certificate of incorporation and amended and restated bylaws as compared with the rights of Horizon stockholders under its certificate of incorporation and bylaws. The identification of specific differences in the rights of these holders as material is not intended to indicate that other equally important or more significant differences do not exist. These summaries are qualified in their entirety by reference to the governing laws and corporate instruments of Cal Dive and Horizon to which you are referred.

	Cal Dive	Horizon

Applicable State Takeover Laws	Cal Dive’s amended and restated certificate of incorporation provides that Helix shall not be deemed to be an ‘‘interested stockholder” within the meaning of Section 203 of the DGCL until Helix beneficially owns less than 15% of Cal Dive’s common stock and subsequently increases its shareholdings to once again beneficially own at least 15% of Cal Dive’s common stock. Otherwise, Cal Dive is governed by Section 203 of the DGCL.	Horizon is governed by Section 203 of the DGCL.
Amendments to Bylaws	Cal Dive’s amended and restated certificate of incorporation and bylaws provide that the provisions of its bylaws relating to the calling of meetings of stockholders, notice of meetings of stockholders, stockholder action by written consent, advance notice of stockholder business or director nominations, the authorized number of directors, the classified board structure, the filling of director vacancies or the removal of directors (and any provision relating to the amendment of any of these provisions) may only be amended by the vote of a majority of its entire board of directors or, as long as Helix and its subsidiaries (excluding Cal Dive and its subsidiaries) own shares representing at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of Cal Dive’s board of directors, by the vote of holders of a majority of the votes entitled to be cast by outstanding capital stock in the election of its board of directors. Once Helix and its subsidiaries (excluding Cal Dive and its	Horizon’s bylaws provide that the board of directors will have the power to alter or repeal the bylaws upon the affirmative vote of majority of the entire board. Horizon’s bylaws also provide that they may be altered or repealed by the stockholders upon the affirmative vote of holders of not less than the majority of the outstanding capital stock entitled to vote generally in the election of directors.

	Cal Dive	Horizon

subsidiaries) cease to own shares representing at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of its board of directors, Cal Dive’s amended and restated certificate of incorporation and bylaws provide that these provisions may only be amended by the vote of a majority of Cal Dive’s entire board of directors or by the vote of holders of at least 80% of the votes entitled to be cast by the outstanding capital stock in the election of its board of directors.
Amendments to Certificate of Incorporation	Cal Dive’s amended and restated certificate of incorporation and amended and restated bylaws provide that the provisions of its amended and restated certificate of incorporation relating to the calling of meetings of stockholders, notice of meetings of stockholders, stockholder action by written consent, advance notice of stockholder business or director nominations, the authorized number of directors, the classified board structure, the filling of director vacancies or the removal of directors (and any provision relating to the amendment of any of these provisions) may only be amended with approval by holders of shares representing at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of Cal Dive’s board of directors, as long as Helix and its subsidiaries (excluding Cal Dive and its subsidiaries) own shares representing at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of Cal Dive’s board of directors. Once Helix and its subsidiaries (excluding Cal Dive and its subsidiaries) cease to own shares representing at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of Cal Dive’s board of directors, Cal Dive’s amended and restated certificate of incorporation and amended and restated bylaws provide that these provisions may only be amended by the vote of a majority of its entire board of directors followed by the vote of holders of at least 80% of the votes entitled to be cast by the outstanding capital stock in the election of its board of directors.	Horizon’s certificate of incorporation may be amended in accordance with Delaware law, which requires the board of directors to adopt a resolution setting forth the amendment to the certificate of incorporation and to declare its advisability before the stockholders may vote thereon. Delaware law further provides that amendments to the certificate of incorporation generally require the approval of the holders of a majority of the outstanding stock entitled to vote thereon, and if the amendment would increase or decrease the number of authorized shares of any class or series or the par value of such shares or would adversely affect the rights, powers or preferences of such class or series, a majority of the outstanding stock of such class or series also must approve the amendment.

	Cal Dive	Horizon

Action By Stockholders Without a Meeting	Cal Dive’s amended and restated certificate of incorporation permits its stockholders to act by written consent without a meeting as long as Helix and its subsidiaries (excluding Cal Dive and its subsidiaries) continue to beneficially own shares representing at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of Cal Dive’s board of directors. Once Helix and its subsidiaries (excluding Cal Dive and its subsidiaries) cease to beneficially own at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of Cal Dive’s board of directors, Cal Dive’s amended and restated certificate of incorporation eliminates the right of its stockholders to act by written consent.	Horizon’s bylaws provide that any action which was to be taken at any meeting of holders of capital stock, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by holders of capital stock that would be entitled to vote thereon if an annual or special meeting had been called for the taking of such action, having at least the minimum number of votes that would be necessary to take such action at a meeting of all holders of capital stock entitled to vote thereon.
Ability to Call Special Meetings	Cal Dive’s amended and restated certificate of incorporation and amended and restated bylaws provide that a special meeting of its stockholders may be called only by (i) Helix, so long as Helix and its subsidiaries (excluding Cal Dive and its subsidiaries) beneficially own at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of Cal Dive’s board of directors, or (ii) the chairman of Cal Dive’s board of directors or upon the vote of the majority of Cal Dive’s board of directors.	Horizon’s bylaws permit a special meeting of stockholders to be called by (i) the chairman of Horizon’s board of directors or (ii) upon a vote of the majority of Horizon’s board of directors.
Classified Board; Removal of Directors	Cal Dive’s directors are currently divided into three classes, only one class of which is subject to re- election in any given year. In addition, Cal Dive’s amended and restated certificate of incorporation provides that directors may be removed, with or without cause, by the affirmative vote of shares representing a majority of the votes entitled to be cast by the outstanding capital stock in the election of Cal Dive’s board of directors as long as Helix and its subsidiaries (excluding Cal Dive and its subsidiaries) owns shares representing at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of directors. Once Helix and its subsidiaries (excluding Cal Dive and its subsidiaries) cease to own	Horizon’s organizational documents do not provide for a classified board. Neither Horizon’s certificate of incorporation nor its bylaws alter the rule under Delaware law that a director of a corporation may be removed with or without cause by the affirmative vote of a majority of shares entitled to vote for the election of directors. Accordingly, Horizon’s directors may be removed with or without cause by the affirmative vote of a majority of shares entitled to vote for the election of directors.

	Cal Dive	Horizon

shares representing at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of Cal Dive’s board of directors, Cal Dive’s amended and restated certificate of incorporation requires that directors may only be removed for cause and only then by the affirmative vote of not less than 80% of votes entitled to be cast by the outstanding capital stock in the election of its board of directors.
Vacancies on Board of Directors	Cal Dive’s amended and restated bylaws provide that newly created directorships resulting from any increase in the authorized number of directors or any vacancies in Cal Dive’s board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled, subject to any rights of preferred stock, solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors, or by the sole remaining director; provided, however, that, until Helix and its subsidiaries (excluding Cal Dive and its subsidiaries) cease to beneficially own shares representing a majority of the votes entitled to be cast by the outstanding capital stock in the election of Cal Dive’s board of directors, if such vacancy was caused by an action of the stockholders, such vacancy shall be filled only by the by the affirmative vote of holders of a majority of the votes entitled to be cast by outstanding capital stock in the election of its board of directors.	Horizon’s organizational documents follow the provisions of Delaware law, which state that a vacancy on a corporation’s board of directors or a newly created directorship resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum.
Limitation or Elimination of Director’s Personal Liability	Cal Dive’s amended and restated certificate of incorporation contains a provision eliminating the personal liability of its directors for breach of fiduciary duty as a director, subject to the foregoing limitations.	Horizon’s certificate of incorporation contains a provision eliminating the personal liability of its directors for breach of fiduciary duty as a director, subject to the foregoing limitations.
Indemnification and Insurance	Cal Dive’s amended and restated certificate of incorporation and amended and restated bylaws provide for indemnification of officers and directors to the fullest extent permitted by Delaware law.	The bylaws of Horizon provide for indemnification of officers and directors to the fullest extent permitted by Delaware law.

	Cal Dive	Horizon

Inspection of Stockholder Lists	Cal Dive’s amended and restated bylaws follow the provisions of Delaware law, which state that any stockholder, upon written demand under oath stating the purpose of the demand, has the right during the usual hours for business to inspect for any proper purpose a list of the corporation’s stockholders and to make copies of or extracts from the list. In addition, Cal Dive’s amended and restated bylaws also specifically provide that, as long as Helix and its subsidiaries (excluding Cal Dive and its subsidiaries) own shares representing at least a majority of the votes entitled to be cast by the outstanding capital stock in the election of directors, upon the request of Helix, the stock list shall be provided to Helix promptly.	Horizon’s bylaws follow the provisions of Delaware law, which state that any stockholder, upon written demand under oath stating the purpose of the demand, has the right during the usual hours for business to inspect for any proper purpose a list of the corporation’s stockholders and to make copies of or extracts from the list.

PROPOSED FINANCINGS

Cal Dive has an underwritten commitment letter from Bank of America that provides, subject to the satisfaction of specified conditions and completion of definitive documentation, for financing in an amount necessary to finance the cash portion of the merger consideration and to pay related costs. Cal Dive currently intends to obtain the financing contemplated by the commitment letter or financing from other sources reasonably acceptable to Cal Dive to consummate the merger. The proposed financing is expected to consist of a term loan facility and a revolving loan facility. If the merger occurs, it is contemplated that at the effective time of the merger the cash portion of the merger consideration and Cal Dive’s capital and liquidity needs will be financed with a combination of the bank financing, other debt financings, and cash on hand.

LEGAL MATTERS

The validity of the shares of Cal Dive common stock to be issued in the merger will be passed on for Cal Dive by Fulbright & Jaworski L.L.P. Certain tax consequences of the merger will be passed on for Cal Dive by Fulbright & Jaworski L.L.P. and for Horizon by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

EXPERTS

The consolidated and combined financial statements of Cal Dive at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting appearing in Horizon Offshore, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006, incorporated by reference in this registration statement, have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

Statistical information regarding offshore drilling and completion spending included in this information statement/proxy statement/prospectus has been derived from information compiled and classified by Spears & Associates, Inc.

STOCKHOLDER PROPOSALS

Horizon will hold an annual meeting in 2008 only if the merger has not been consummated. In the event the merger is not consummated, Horizon must receive by December 31, 2007 any proposal of a stockholder intended to be presented at Horizon’s 2008 annual meeting and to be included in Horizon’s proxy materials related to the 2008 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Proposals of stockholders submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 in connection with the 2008 annual meeting, or non-Rule 14a-8 proposal, must be received by Horizon by March 11, 2008 to be considered timely. Horizon’s proxy related to the 2008 annual meeting will give discretionary authority to the proxy holders to vote with respect to all proposals received by Horizon after March 11, 2008. Notices of stockholder proposals should be delivered personally or mailed to the Secretary of Horizon at its principal offices.

WHERE YOU CAN FIND MORE INFORMATION

Cal Dive and Horizon file annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy materials that Cal Dive and Horizon have filed with the Securities and Exchange Commission at the following Securities and Exchange Commission public reference room:

100 F Street, N.E., Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

The Cal Dive common stock is traded on the New York Stock Exchange under the symbol “DVR”, and its Securities and Exchange Commission filings can also be read at the following address:

11 Wall Street, New York, NY 10005

The Securities and Exchange Commission filings of both companies are also available to the public on the Securities and Exchange Commission’s internet website at http://www.sec.gov, which contains reports, proxy, and information statements, and other information regarding companies that file electronically with the Securities and Exchange Commission. In addition, Cal Dive’s Securities and Exchange Commission filings are also available to the public on Cal Dive’s website, http://www.CalDive.com and Horizon’s filings with the Securities and Exchange Commission are also available to the public on Horizon’s website, http://www.horizonoffshore.com. Information contained on Cal Dive’s web site and Horizon’s web site is not incorporated by reference into this information statement/proxy statement/prospectus, and you should not consider information contained on those web sites as part of this prospectus.

Horizon incorporates by reference into this information statement/proxy statement/prospectus the documents listed below and any future filings Horizon makes with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, including any filings after the date of this information statement/proxy statement/prospectus, until the special meeting. The information incorporated by reference is an important part of this information statement/proxy statement/prospectus. Any statement in a document incorporated by reference into this information statement/proxy statement/prospectus will be deemed to be modified or superseded for purposes of this information statement/proxy statement/prospectus to the extent a statement contained in this information statement/proxy statement/prospectus or any other subsequently filed document that is incorporated by reference into this information statement/proxy statement/

prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this information statement/proxy statement/prospectus.

Horizon Securities and Exchange Commission Filings

Commission file number: 001-16857

•	Horizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 15, 2007.

•	Horizon’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 filed on May 10, 2007.

•	Horizon’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007 filed on August 7, 2007.

•	Horizon’s Current Reports on Form 8-K filed on January 5, 2007, February 1, 2007, February 5, 2007, March 14, 2007, April 5, 2007, May 11, 2007, May 24, 2007, June 12, 2007, June 15, 2007 and June 21, 2007.

The documents incorporated by reference into this information statement/proxy statement/prospectus are available from us upon request. Horizon will provide a copy of any and all information that is incorporated by reference into this information statement/proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this information statement/proxy statement/prospectus) to any person without charge, upon written or oral request.

ANNEX A

Agreement and Plan of Merger dated as of June 11, 2007

AGREEMENT AND PLAN OF MERGER
DATED AS OF JUNE 11, 2007
BY AND AMONG
CAL DIVE INTERNATIONAL, INC.,
CAL DIVE ACQUISITION, LLC
AND
HORIZON OFFSHORE, INC.

A-i

LIST OF EXHIBITS

Exhibit	Title

Exhibit A	Form of Affiliate Agreement	A-49

A-ii

This AGREEMENT AND PLAN OF MERGER, dated as of June 11, 2007 (this “Agreement”), is by and among CAL DIVE INTERNATIONAL, INC., a Delaware corporation (“Cal Dive”), CAL DIVE ACQUISITION LLC, a Delaware limited liability company and wholly owned subsidiary of Cal Dive (“Merger Sub”), and HORIZON OFFSHORE, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Parties intend to effect a strategic business combination through the merger of the Company with and into Merger Sub (the “Merger”), with the Merger Sub being the surviving company (the “Surviving Company”);

WHEREAS, the respective boards of directors of Cal Dive and the Company, and the sole member of Merger Sub, have each approved the Merger and this Agreement and the plan of merger contained in this Agreement (the “Plan of Merger”); and

WHEREAS, for federal income tax purposes, the Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.  Upon the terms and subject to the conditions herein, at the Effective Time, the Company shall be merged with and into Merger Sub, with Merger Sub as the Surviving Company in the Merger, and the separate existence of the Company shall thereupon cease. As a result of and immediately after the Merger, Merger Sub will remain a wholly owned subsidiary of Cal Dive.

1.2 Effective Time of the Merger.  The Merger shall become effective as set forth in the certificate of merger duly filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), which filing shall be made as soon as practicable on the Closing Date. As used in this Agreement, the term “Effective Time” shall mean the date and time when the Merger becomes effective, as set forth in the Certificate of Merger. The Certificate of Merger shall be in such form as is required by, and executed and acknowledged in accordance with, the DGCL and the DLLCA, and as mutually agreed by Cal Dive and the Company.

1.3 Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the DGCL and the DLLCA.

1.4 Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney, Houston, Texas 77010 as promptly as practicable (but in any event within two Business Days) following the satisfaction or waiver of the conditions set forth in Article VI, other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions (the “Closing Date”).

1.5 Certificate of Formation.  At the Effective Time, the certificate of formation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company, until thereafter changed or amended as provided therein or by applicable law.

1.6 Limited Liability Company Agreement.  At the Effective Time, the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company, until thereafter changed or amended as provided therein or by applicable law.

1.7 Managers and Officers.  The managers and officers of Merger Sub shall, from and after the Effective Time, become the initial managers and officers of the Surviving Company until their successors shall have been duly elected, appointed, or qualified or until their earlier death, resignation, or removal in accordance with the certificate of formation and the limited liability company agreement of the Surviving Company.

ARTICLE II

CONSIDERATION/ EXCHANGE PROCEDURES

2.1 Effect of the Merger on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of their securities:

(a) Subject to the other provisions of this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time other than Exception Shares (which shares shall be cancelled and shall cease to exist with no payment being made with respect thereto) and Dissenting Shares (which shares shall be treated in accordance with Section 2.2) shall be converted into and shall thereafter represent the right to receive the following consideration, without interest (collectively, the “Merger Consideration”):

Each share of Company Common Stock shall be converted into the right to receive the combination of (x) $9.25 in cash (the “Per Share Cash Amount”) and (y) 0.625 of a share of validly issued, fully paid, and non-assessable shares of Cal Dive Common Stock (the “Exchange Ratio”), subject to adjustment in accordance with Section 2.1(c).

(b) At the Effective Time, all of the shares of Company Common Stock converted into the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (each a “Certificate”) previously representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration and (ii) any cash to be paid in lieu of any fractional share of Cal Dive Common Stock in accordance with Section 2.5.

(c) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Cal Dive or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Per Share Cash Amount, the Exchange Ratio, and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(d) At the Effective Time, all Exception Shares, if any, shall be cancelled and retired and shall cease to exist and no stock of Cal Dive, cash, or other consideration shall be delivered in exchange therefor. For the avoidance of doubt, this Section 2.1(d) shall not apply to shares of Company Common Stock held in trust or otherwise set aside from shares held in the Company’s treasury pursuant to a Company Benefit Plan other than a Company Stock Plan.

(e) Each issued and outstanding membership interest of Merger Sub shall be converted into and become an equivalent fully paid and nonassessable membership interest of the Surviving Company.

2.2 Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock as to which the holder thereof has neither voted in favor of the Merger nor consented thereto in writing and who shall have delivered a written demand for appraisal of such shares in the manner provided by the DGCL and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal (each, a “Dissenting Share”), if any, such share will not be converted into, or represent the right to receive, the Merger Consideration. Such holder shall be entitled to payment, solely from the Surviving Company, of the appraised value of the Dissenting Shares held by them to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, shall have effectively withdrawn his demand for appraisal of such Dissenting Shares or lost his right to appraisal and payment for his shares of Company Common Stock under Section 262 of DGCL, (ii) if any holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in Section 262 of the DGCL, or (iii) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for his shares under the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such Company Common Stock shall thereupon cease to constitute Dissenting Shares, and each of such holders’ shares of Company Common Stock shall be converted solely into the right to receive the Merger Consideration. The Company shall give Cal Dive prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Cal Dive shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not settle, make any payments with respect to, or offer to settle any claim with respect to Dissenting Shares without the prior written consent of Cal Dive.

2.3 Stock Options and Equity Awards.

(a) The Board of Directors of the Company shall take such action as is necessary so that at the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Stock Option”) granted under the Company Stock Plans, whether or not vested, shall cease to represent a right to acquire shares of Company Common Stock and shall thereafter constitute a fully vested option (a “Converted Cal Dive Option”) to acquire (on the same terms and conditions as were applicable to such Company Stock Option pursuant to the relevant Company Stock Plan under which it was issued and the agreement evidencing the grant thereof prior to the Effective Time, each as amended by this Section 2.3) the number (rounded down to the nearest whole number) of shares of Cal Dive Common Stock determined by multiplying (A) the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time by (B) the Stock Award Exchange Ratio. The exercise price or base price per share of Cal Dive Common Stock subject to any such Converted Cal Dive Option shall be an amount (rounded up to the nearest one hundredth of a cent) equal to (A) the exercise price or base price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time divided by (B) the Stock Award Exchange Ratio. Notwithstanding the foregoing, any Company Stock Option which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Prior to the Effective Time, the Company shall make any amendments to the terms of the Company Stock Plans and underlying agreements as are necessary to give effect to the transactions contemplated by this Section 2.3(a), including amending each agreement evidencing a Converted Cal Dive Option to provide that, as of the Effective Time, any reference to the Company shall be deemed a reference to Cal Dive and any reference to Company Common Stock shall be deemed a reference to Cal Dive Common Stock.

(b) Immediately prior to the Effective Time, each outstanding restricted share of Company Common Stock granted pursuant to a Company Stock Plan shall vest, and thereafter represent the right to receive the Merger Consideration. Following the Effective Time, no holder of a Company incentive award or other compensatory award shall have any right to receive shares of Company Common Stock in respect of such award.

(c) Prior to the Effective Time, the Company (or its Board of Directors or the appropriate committee thereof) shall take all corporate action necessary for the adjustment of Company Stock Options contemplated by this Section 2.3. Cal Dive shall take all corporate action necessary to assume as of the Effective Time the Company’s obligations with respect to the Converted Cal Dive Options and to reserve for issuance a sufficient number of shares of Cal Dive Common Stock for delivery upon the exercise of the Converted Cal Dive Options pursuant to the terms set forth in this Section 2.3.

2.4 Surrender and Payment.

(a) At or prior to the Effective Time, Cal Dive shall appoint Wells Fargo Bank Minnesota, N.A. or such other exchange agent reasonably acceptable to Cal Dive and the Company (the “Exchange Agent”) for the purpose of payment of the Merger Consideration. At or prior to the Effective Time, Cal Dive shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of Company Common Stock, (a) cash and (b) certificates representing shares of Cal Dive Common Stock, to be paid and issued pursuant to Section 2.1(a) and Section 2.3(a) and (b), and pursuant to Section 2.5 in respect of fractional shares of Cal Dive Common Stock. Any cash and certificates representing Cal Dive Common Stock deposited with the Exchange Agent (including cash in lieu of fraction shares to be paid pursuant to Section 2.5) shall hereinafter be referred to as the “Exchange Fund.” Promptly after the Effective Time, Cal Dive will send, or will cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock immediately prior to the Effective Time, a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such form as the Company and Cal Dive may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Exchange Agent. Exchange of any book-entry shares shall be effected in accordance with Cal Dive’s customary procedures with respect to securities represented by book entry.

(b) Each holder of shares of Company Common Stock (including restricted shares) that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, will be entitled to receive (i) one or more shares of Cal Dive Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Cal Dive Common Stock, if any, that such holder has the right to receive pursuant to Section 2.1 and (ii) a check in the amount equal to the cash portion of the Merger Consideration, if any, that such holder has the right to receive pursuant to Section 2.1 and this Article II, including cash payable in lieu of fractional shares pursuant to Section 2.5.  No interest shall be paid or accrued on any Merger Consideration or cash in lieu of fractional shares. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to or registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to such payment or the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Exchange Agent, the Surviving Company, or Cal Dive, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e) Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to Cal Dive upon demand, and any holder who has not exchanged his shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.4 prior to that time shall thereafter look only to Cal Dive for delivery of the Merger Consideration in respect of such holder’s shares. Notwithstanding the foregoing, none of the Company, Cal Dive, or the Exchange Agent shall be liable to any holder of shares for any Merger Consideration from the Exchange Fund properly delivered to a public official pursuant to applicable abandoned property laws.

(f) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 2.4 to pay for shares of Company Common Stock for which appraisal rights shall have been perfected shall be returned to Cal Dive, upon demand.

2.5 No Fractional Shares.  In lieu of any fractional share of Cal Dive Common Stock to which a holder of Company Common Stock would otherwise be entitled (after taking into account all Company Certificates delivered by or on behalf of such holder), such holder, upon surrender of a Company Certificate as described in Section 2.4, shall be paid an amount in cash (without interest) determined by multiplying (i) the Market Price by (ii) the fraction of a share of Cal Dive Common Stock to which such holder would otherwise be entitled.

2.6 Lost Certificates.  If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Cal Dive or the Surviving Company, the posting by such Person of a bond, in such reasonable amount as the Surviving Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this Article II.

2.7 Withholding Rights.  Each of the Surviving Company and Cal Dive shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local, or foreign Tax law. To the extent that amounts are so deducted or withheld by the Surviving Company or Cal Dive, as the case may be, and paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or other Person in respect of which such deduction and withholding was made by the Surviving Company or Cal Dive, as the case may be.

2.8 No Further Ownership Rights in Company Common Stock.  All shares of Cal Dive Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.4 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

2.9 Investment of Cash by the Exchange Agent.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Cal Dive, provided that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the Company’s stockholders pursuant to the other provisions of this Article II. Any interest and other income resulting from such investments shall promptly be paid to Cal Dive. Such funds shall be invested in short term investments in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or commercial paper obligations receiving the highest rating from either Moody’s Investors Service, Inc. or Standard & Poor’s or a combination thereof as directed by Cal Dive.

2.10 Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the Surviving Company, Merger Sub, or the Company, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Surviving Company, Merger Sub, or the Company, any other actions and things necessary to vest, perfect, or confirm of record or otherwise in Cal Dive or the Surviving Company any and all right, title, and interest in, to, and under any of the rights, properties, or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

2.11 Shares Held by Company Affiliates.  Anything to the contrary herein notwithstanding, no shares of Cal Dive Common Stock (or certificates therefor) shall be issued in exchange for any Certificate to any Affiliate of the Company (identified pursuant to Section 5.10) until such Person shall have delivered to Cal Dive duly executed letters as contemplated by Section 5.10.  Such Persons shall be subject to the restrictions described in such letters.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company.  Except as disclosed in the Company Disclosure Schedule (subject to the last sentence of Section 9.3(a)) or, in the case of Sections 3.1(f) - (o), in the Company SEC Documents filed with the SEC prior to the date of this Agreement, the Company hereby represents and warrants to Cal Dive as follows:

(a) Corporate Organization.

(i) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. True and complete copies of the Amended and Restated Certificate of Incorporation and By-Laws of the Company, as amended and in effect as of the date of this Agreement, have previously been made available by the Company to Cal Dive.

(ii) Each Subsidiary of the Company (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local, or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (C) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b) Capitalization.

(i) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares Company Preferred Stock. As of May 31, 2007, 32,697,655 shares of Company Common Stock were issued and outstanding, and no shares of Company Preferred Stock were issued and outstanding. As of May 31, 2007, 79,290 shares of Company Common Stock were subject to Company Stock Options. Other than such Company Stock Options, as of May 31, 2007, no shares of Company Common Stock were issuable in connection with outstanding awards under the Company Stock Plans or other compensatory arrangements. The Company has no Voting Debt issued or outstanding. Since May 31, 2007, (i) no Company Common Stock has been issued except in connection with the exercise of Company Stock Options, and (ii) no options, warrants, securities convertible into, or commitments made with respect to the issuance of, shares of Company Common Stock have been issued, granted, or made. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except pursuant to the terms of Company Stock Options and other stock awards issued pursuant to Company Stock Plans, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, or agreements of any character calling for the purchase or issuance of any shares of Company Capital Stock or any other equity securities of the Company or any securities of the Company representing the right to purchase or otherwise receive any shares of Company Capital Stock. There are no stockholder agreements, voting trusts, or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the Company Capital Stock.

(ii) Except for the Subsidiaries listed in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, equity interest, or other ownership interest in any Person. Except as disclosed in Section 3.1(b) of the Company Disclosure

Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each such Subsidiary of the Company, free and clear of any Liens (other than Liens securing Indebtedness listed in Section 3.1(e)(v) of the Company Disclosure Schedule), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of the Company owns any shares of Company Capital Stock (or any options or other interests convertible into or measured by reference to the value of Company Capital Stock).

(c) Authority; No Violation.

(i) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement be submitted to the Company’s stockholders at a meeting of the Company’s stockholders for the purpose of adopting this Agreement (the “Company Stockholders Meeting”), and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution, and delivery by Cal Dive and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(ii) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (A) violate any provision of the Amended and Restated Certificate of Incorporation or By-Laws of the Company, or (B) assuming that the consents and approvals referred to in Section 3.1(d) are duly obtained, (I) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (II) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions, or provisions of any contract, arrangement, commitment, or understanding to which the Company or any of its Subsidiaries is a party or to which any of their assets is subject, except (in the case of clause (B) above) for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations or Liens that, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company.

(d) Consents and Approvals.  Except for (i) compliance with any applicable requirements under the HSR Act, (ii) the filing with the SEC of an information statement/proxy statement/prospectus relating to the matters to be submitted to the Company’s stockholders at the Company Stockholders Meeting (such information statement/proxy statement/prospectus, and any amendments or supplements thereto, the “Information Statement/Proxy Statement/Prospectus”), and any filings required under the Exchange Act,

(iii) the filing of the Certificate of Merger pursuant to the DGCL and the DLLCA, (iv) any consents, authorizations, approvals, filings, or exemptions in connection with compliance with the rules of the Nasdaq Global Market, (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Cal Dive Common Stock pursuant to this Agreement (the consents, approvals, filings, and registration required under or in relation to clauses (ii) through (v) above, the “Company Necessary Consents”) and (vi) such other consents, approvals, filings, and registrations the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company, no consents or approvals of or filings or registrations with any Governmental Entity by the Company are necessary in connection with (A) the execution and delivery by the Company of this Agreement or (B) the consummation by the Company of the transactions contemplated by this Agreement.

(e) Financial Reports and SEC Documents.

(i) Since December 31, 2004, the Company has filed with the SEC all material forms, statements, reports, and documents required to be filed by it under the Exchange Act and the Securities Act. The Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2005, and 2006, and all other reports, registration statements, definitive proxy statements, or information statements filed by the Company or any of its Subsidiaries subsequent to December 31, 2006 under the Securities Act or under the Exchange Act in the form filed with the SEC (collectively, the “Company SEC Documents”), (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) as of their respective filing dates (except as amended or supplemented prior to the date of this Agreement), (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (y) each of the balance sheets contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules thereto) fairly presents the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presents the results of operations, changes in stockholders’ equity, and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(ii) The records, systems, controls, data, and information of the Company and its respective Subsidiaries are recorded, stored, maintained, and operated under means that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (A) transactions are executed only in accordance with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries and to maintain accountability for the assets of the Company and its Subsidiaries; (C) access to such assets is permitted only in accordance with management’s authorization; and (D) accounts, notes, and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to permit the collection thereof on a current and timely basis. The Company (x) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the Company and its Subsidiaries is made Known to the management of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company SEC Documents, and (y) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its Board of Directors (I) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize, and report financial data and any material weaknesses in internal controls and (II) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

(iii) Since December 31, 2006, (A) the Company has not received or otherwise obtained Knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting practices, procedures, methodologies, or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in questionable accounting practices, and (B) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty, or similar violation by the Company or any of its officers, directors, employees, or agents to the Company’s Board of Directors or any committee thereof or to the General Counsel or Chief Executive Officer of the Company.

(iv) The Company is in compliance with the provisions of the Sarbanes-Oxley Act and to its Knowledge, the certifications provided pursuant to Sections 302 and 906 thereof with each Company SEC Document, at the time of filing or submission of each such certification, were accurate.

(v) Section 3.1(e)(v) of the Company Disclosure Schedule lists the Indebtedness of the Company and its Subsidiaries as of May 31, 2007. Except as disclosed in Section 3.1(e)(v) of the Company Disclosure Schedule, all Indebtedness of the Company and its Subsidiaries can be prepaid in whole or part, at any time and from time to time prior to the respective stated maturity dates thereof, without any premium, penalty, breakage fee or other termination fee. No Indebtedness of the Company or its Subsidiaries imposes any obligations on the Company or its Subsidiaries to publicly register such Indebtedness or similar Indebtedness in exchange therefore.

(f) Absence of Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries had at March 31, 2007, or has incurred since that date, any liabilities, or obligations (whether absolute, accrued, contingent, or otherwise) of any nature, except liabilities, obligations, or contingencies that (i) are accrued or reserved against in the financial statements in the Company Current 10-Q or reflected in the notes thereto, (ii) were incurred in the ordinary course of business consistent with past practice, (iii) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, or (iv) have been discharged or paid in full prior to the date hereof.

(g) Absence of Certain Changes or Events.  Since March 31, 2007, the Company and each of its Subsidiaries has conducted its business only in the ordinary course, and since such date there has not been:

(i) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company;

(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase for value by the Company of any Company Capital Stock;

(iii) any split, combination, or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for, shares of Company Capital Stock;

(iv) (A) any granting by the Company to any director, executive officer or employee who made total compensation of $75,000 or more for fiscal year 2006 of the Company of (x) any increase in compensation or employee benefits, except in the ordinary course of business consistent with prior practice or as was required under employment agreements included in the Company SEC Documents or (y) any equity compensation (other than to directors on May 24, 2007 as provided in the Company Stock Plans), (B) except as permitted by Section 5.7(b), any granting by the Company to any such director, executive officer or employee of any increase in severance or termination pay, except as was required under any employment, severance, or termination agreements included in the Company SEC Documents, or (C) any entry by the Company into, or any amendment of, any employment, severance, or termination agreement with any such director, executive officer or employee; or

(v) any change in financial accounting methods, principles, or practices by the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities, or results of operations of the Company, except insofar as may have been required by a change in GAAP.

(h) Legal Proceedings.  The Company Disclosure Schedule contains an accurate and complete list of each suit, action, proceeding, or investigation pending or, to the Knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, and each judgment, decree, injunction, or order of any Governmental Entity or arbitrator outstanding against the Company or its Subsidiaries. Except as disclosed in Section 3.1(h) of the Company Disclosure Schedule, none of such suits, actions, proceedings, investigations, judgments, decrees, injunctions or orders, individually or in the aggregate, have, or would reasonably be expected to have, a Material Adverse Effect on the Company.

(i) Compliance with Applicable Law.  The Company and each of its Subsidiaries hold all licenses, franchises, permits, and authorizations, and have complied in all respects with and are not in default in any respect under any, applicable law, statute, order, rule, or regulation of any Governmental Entity relating to the Company or any of its Subsidiaries or any of its assets or properties, including the Company Vessels, except where the failure to hold such license, franchise, permit, or authorization or such noncompliance or default would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(j) Environmental Liability.  Except for matters that individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (A) the Company and each of its Subsidiaries are and have been in compliance with all applicable Environmental Laws and have obtained or applied for all Environmental Permits necessary for their operations as currently conducted, (B) there have been no Releases of any Hazardous Materials that could be reasonably likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries, (C) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (D) none of the Company and its Subsidiaries is subject to any agreement, order, judgment, decree, letter, or memorandum by or with any Governmental Entity or third party imposing any liability or obligation under any Environmental Law; (E) none of the Company and its Subsidiaries has retained or assumed, either contractually or by operation of law, any liability or obligation that could reasonably be expected to have formed the basis of any Environmental Claim against the Company or any of its Subsidiaries, (F) no portion of any property currently or formerly owned, leased, or operated by the Company or any of its Subsidiaries is part of a site listed on the National Priorities List under CERCLA or any similar ranking or listing under any state law, and (G) all Hazardous Materials generated by the Company and each of its Subsidiaries have been transported, stored, treated, and disposed of by carriers or treatment, storage, and disposal facilities authorized or maintaining valid Environmental Permits.

(k) Employee Benefit Plans; Labor Matters.

(i) Each Company Benefit Plan is listed in Section 3.1(k) of the Company Disclosure Schedule. With respect to each Company Benefit Plan, the Company has made available (or, if it has not made available, will promptly after the date hereof make available) to Cal Dive a correct and complete copy of each writing or writings constituting such Company Benefit Plan or, if unwritten, a complete description of such Company Benefit Plan. The Internal Revenue Service has issued a favorable determination letter or opinion letter with respect to each Company Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code and the related trust that has not been revoked, and, to the Knowledge of the Company, there are no existing circumstances and no events have occurred that could result in the revocation of such favorable determination letter or opinion letter.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (A) each of the Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and applicable law and administrative rules and regulations of any Governmental Entity, including, but not limited to, ERISA and the Code, and (B) there are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits, arbitrations, audits or examinations that have been asserted or instituted against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans.

(iii) Neither the Company nor a Company ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, and has not at any time within the past six (6) years sponsored, maintained, contributed to, or had an obligation to contribute to, a Pension Plan that is subject to Section 412 of the Code, Section 302 of ERISA, or Title IV of ERISA.

(iv) The Company and each of its Affiliates has reserved the right to amend, terminate, or modify at any time all Company Benefit Plans providing for retiree health or life insurance coverage.

(v) Neither the Company nor any of its Affiliates is a party to any material collective bargaining or other labor union contract applicable to individuals employed by the Company or any of its Affiliates, and no such collective bargaining agreement or other labor union contract is being negotiated by the Company or any of its Affiliates. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (A) there is no labor dispute, strike, slowdown, or work stoppage against the Company or any of its Affiliates pending or, to the Knowledge of the Company, threatened against the Company or any of its Affiliates, (B) no unfair labor practice or labor charge or complaint is pending, or to the Knowledge of the Company, threatened with respect to the Company or any of its Affiliates, and (C) the Company and its Affiliates are in compliance with all applicable laws relating to employment, employment practices, wages, hours, terms, and conditions of employment, employment discrimination, disability rights, workers’ compensation, employee leaves, occupational safety and health, and the collection and payment of employment Taxes.

(vi) Neither the Company nor any Company ERISA Affiliate sponsors, maintains, contributes to, or has an obligation to contribute to, and has not at any time within the past six (6) years sponsored, maintained, contributed to, or had an obligation to contribute to, a Multiemployer Plan, and neither the Company nor a Company ERISA Affiliate has incurred or assumed any liability (primary, secondary, contingent, or otherwise and including any withdrawal liability), with respect to a Multiemployer Plan.

(vii) Neither the Company nor any Company ERISA Affiliate has, at any time, participated in any union-sponsored multiemployer welfare benefit fund maintained pursuant to any “employee welfare benefit plan” as defined in Section 3(1) of ERISA.

(viii) No Company Benefit Plan provides medical, surgical, hospitalization, pharmaceutical, or life insurance benefits (whether or not insured by a third party) for employees or former employees of the Company or any Affiliate of the Company, for periods extending beyond their retirements or other terminations of service, other than coverage mandated by Section 4980 of the Code or similar state law, and no commitments have been made to provide such coverage.

(ix) Section 3.1(k) of the Company Disclosure Schedule sets forth an accurate and complete list of each Company Benefit Plan under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event, such as termination of employment), result in, cause the accelerated vesting, funding, or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, or director of the Company or any of its Affiliates, or could limit the right of the Company or any of its Affiliates to amend, merge, terminate, or receive a reversion of assets from any Company Benefit Plan or related trust or any material employment agreement or related trust. Except as set forth in Section 3.1(k) of the Company Disclosure Schedule, no director, officer or employee of the Company or its Subsidiaries shall be paid or entitled to be paid any amount (whether in cash, in property, or in the form of benefits, accelerated cash, property, or benefits, or otherwise) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) that will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(x) Section 3.1(k) of the Company Disclosure Schedule sets forth an accurate and complete list of each Company Benefit Plan that is a “non-qualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code), and each such plan has been operated and administered in good faith compliance with Section 409A of the Code and all Internal Revenue Service guidance promulgated or issued thereunder since January 1, 2005.

(l) Taxes.

(i) All Tax Returns of or relating to any Tax that are required to be filed by, on behalf of, or with respect to each of the Company and each of its Subsidiaries, have been duly and timely filed in accordance with applicable Tax law with the appropriate Governmental Entity, and all such Tax Returns are true, complete, and accurate in all respects, except to the extent that any failure to have filed or any inaccuracies in such Tax Returns would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and each of its Subsidiaries has timely paid to the appropriate Governmental Entity all Taxes required to be paid by it, and has timely withheld from employee wages and amounts owing to any creditor or third party and remitted to the proper Governmental Entities all amounts required under applicable Tax law to be so withheld and remitted, except to the extent that any failure to pay or withhold and remit such Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(ii) There are no pending or, to the Knowledge of the Company, threatened audits, examinations, investigations, deficiencies, claims, or other administrative or court proceedings in respect of Taxes relating to the Company or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(iii) There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries, other than Liens for current Taxes not yet due and payable.

(iv) Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year (or other period) that have not since been filed, nor made any request for waivers of the time to assess any Taxes that are pending or outstanding, except where such request or waiver would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(v) Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 or any analogous state, local, or foreign law by reason of having been a member of any consolidated, combined, or unitary group, other than the affiliated group of which the Company is currently the common parent corporation. Neither the Company nor any of its Subsidiaries is a party to or has any obligation under any Tax sharing agreement with any Person other than the Company and/or any of its Subsidiaries.

(vi) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (other than a distribution of a Company Subsidiary by a Company Subsidiary to the Company or another Company Subsidiary) (A) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (B) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger.

(m) Contracts.

(i) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment, or understanding (whether written or oral) (A) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed as an exhibit to or incorporated by reference in the Company SEC Documents, or (B) which materially restricts the ability of the Company to engage in any line of business. Each contract, arrangement, commitment or understanding of the type described in clause (A) of this Section 3.1(m), whether or not set forth in the Company Disclosure Schedule or in the Company SEC Documents, is referred to herein as a “Company Contract” (for purposes of clarification, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, whether or not filed with the SEC, is a Company Contract).

(ii) (A) Each Company Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law)), (B) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract, except where such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and (C) neither the Company nor any of its Subsidiaries Knows of, or has received notice of, the existence of any event or condition which constitutes, or after notice or lapse of time or both will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract, except where such default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(n) Title to Properties.

(i) The Company and its Subsidiaries have good and defensible title to, or valid leasehold interests in, all of their assets and properties purported to be owned or leased by the Company or its Subsidiaries as described in the Company SEC Documents, including the Company Vessels, except for such assets and properties as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business consistent with past practice and are free and clear of all Liens, except for (A) Permitted Liens, (B) such imperfections of title, easements, rights of way, and similar Liens, leases, subleases or licenses, or other matters and failures of title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or materially interfere with the use of such assets or properties by the Surviving Company from and after the Closing, (C) Liens securing Indebtedness set forth in Section 3.1(c)(v) of the Company Disclosure Schedule, and (D) Liens, that, in the aggregate, do not and will not materially interfere with the ability of the Company and its Subsidiaries to conduct business as currently conducted.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries (a) have complied in all respects with the terms of all leases of their assets and properties to which they are a party and under which they are in occupancy, and all such leases are in full force and effect and (b) enjoy peaceful and undisturbed possession under all such leases.

(o) Insurance.  Section 3.1(o) of the Company Disclosure Schedule accurately sets forth in reasonable detail (i) all insurance policies maintained by the Company, and (ii) a list of all claims and the claims history related thereto for the 12 months prior to the date hereof that have not been or are not covered by insurance.

(p) Reorganization under the Code.  As of the date of this Agreement, neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent or impede (i) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) the ability of counsel to render the opinions described in Sections 6.2(c) and 6.3(c) of this Agreement.

(q) State Takeover Statutes; Absence of Supermajority Provision.  The Company has taken all action to assure that no state takeover statute or similar statute or regulation, including, without limitation, Section 203 of the DGCL, shall apply to the Merger. The Company has taken such action with respect to any other anti-takeover provisions in the Certificate of Incorporation or the By-Laws, as amended, of the Company to the extent necessary to consummate the Merger on the terms set forth in this Agreement.

(r) Opinion of Financial Advisor.  The Company has received the opinion of Lehman Brothers Inc., dated as of the date hereof, to the effect that the Merger Consideration to be received by holders of Company Common Stock in the Merger is fair to such stockholders from a financial point of view.

(s) Board Approval.  The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company’s stockholders, (ii) approved this Agreement, and (iii) recommended that this Agreement be adopted by the holders of Company Common Stock.

(t) Brokers’ Fees.  Neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokers’ fees, commissions, or finders’ fees in connection with the transactions contemplated by this Agreement, except for the fees to be paid to Lehman Brothers Inc.

(u) Ownership of Cal Dive Capital Stock.  As of the date of this Agreement, the Company does not beneficially own any shares of Cal Dive Capital Stock.

(v) Vessel Related Matters.

(i) (A) (I) Each of the Company Vessels has been and is duly classified by the Classification Society set forth in Section 3.1(v)(i)(A)(I) of the Company Disclosure Schedule;

(II) The Company has taken all necessary action required by the relevant Classification Society to maintain the classification of each Company Vessel; and

(III) There are no outstanding and/or overdue recommendations of the Classification Society for any of the Company Vessels which could reasonably be expected to lead to a withdrawal of the respective Company Vessel’s class.

(B) No material modification or alteration consistent with industry practice is needed to be effected with respect to any of the Company Vessels:

(I) To comply with the laws, regulations or requirements of the Country of Registry or any other laws or regulations applicable to any of the Company Vessels;

(II) To comply with the requirements of any relevant Classification Society under which such Company Vessel is classified; or

(III) To comply with the requirements of any policy of insurance covering each Company Vessel.

(C) The Company has taken all necessary action as is required by the Country of Registry for each of the Company Vessels, or otherwise, to timely renew any certificate of documentation (or similar evidence of title and/or registration for the Country of Registry of any of the Company Vessels).

(ii) No Event of Loss with respect to any of the Company Vessels has occurred and is continuing that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(iii) Each Company Vessel is in satisfactory operating condition for the purpose and in the waters in which such Vessel is working.

(w) Certain Business Practices.  Since January 1, 2005, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, or employee of the Company or any of its Subsidiaries has, in the course of his or her duties on behalf of the Company or any of its Subsidiaries (i) used any funds for unlawful contributions, gifts, entertainment, or other expenses relating to political activity or for the business of the Company or any of its Subsidiaries, (ii) made any bribe or kickback, illegal political contribution, unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, or (iii) made any other unlawful payment.

3.2 Representations and Warranties of Cal Dive.  Except as disclosed in the Cal Dive Disclosure Schedule (subject to the last sentence of Section 9.3(a)) or, in the case or Sections 3.2(f) - (m), in the Cal Dive SEC Documents filed with the SEC prior to the date of this Agreement, Cal Dive hereby represents and warrants to the Company as follows:

(a) Corporate Organization.

(i) Cal Dive is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Cal Dive has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Cal Dive. True and complete copies of the Certificate of Incorporation and the By-Laws of Cal Dive, as amended and in effect as of the date of this Agreement, have previously been made available by Cal Dive to the Company.

(ii) Each Subsidiary of Cal Dive (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local, or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (C) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive.

(iii) Merger Sub was formed by Cal Dive solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business and has incurred no liabilities other than in connection with the transactions contemplated by this Agreement.

(b) Capitalization.

(i) The authorized capital stock of Cal Dive consists of 240,000,000 shares of Cal Dive Common Stock and 5,000,000 shares Cal Dive Preferred Stock. As of April 30, 2007, 84,322,012 shares of Cal Dive Common Stock were issued and outstanding, and no shares of Cal Dive Preferred Stock were issued and outstanding. No shares of Cal Dive Common Stock are subject to issued and outstanding stock options under the Cal Dive Stock Plans. As of April 30, 2007, no shares of Cal Dive Common Stock were issuable in connection with outstanding awards under the Cal Dive Stock Plans or other compensatory arrangements. Cal Dive has no Voting Debt issued or outstanding. Since April 30, 2007, (i) no Cal Dive Common Stock has been issued, and (ii) no options, warrants, securities convertible into, or commitments made with respect to the issuance of shares of Cal Dive Common Stock have been issued, granted, or made. All issued and outstanding shares of Cal Dive Common Stock have been duly authorized and validly issued and are fully paid, nonassessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as disclosed in Section 3.2(b)(i) of the Cal Dive Disclosure Schedule, Cal Dive does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, or agreements of any character calling for the purchase or issuance of any shares of Cal Dive Capital Stock or any other equity securities of Cal Dive or any securities of Cal Dive representing the right to purchase or otherwise receive any shares of Cal Dive Capital Stock. Except as described in the Cal Dive SEC Documents, there are no stockholder agreements, voting trusts, or other agreements or understandings to which Cal Dive is a party or by which it is bound relating to the voting of any shares of the Cal Dive Capital Stock.

(ii) Except for the Subsidiaries listed in Section 3.2(b)(ii) of the Cal Dive Disclosure Schedule, Cal Dive does not own, directly or indirectly, any capital stock, equity interest, or other ownership interest in any Person. Except as disclosed in Section 3.2(b)(ii) of the Cal Dive Disclosure Schedule, Cal Dive owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each such Subsidiary of Cal Dive, free and clear of any Liens other than those described in the Cal Dive Current 10-Q, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Cal Dive has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of Cal Dive owns any shares of Cal Dive Capital Stock (or any options or other interests convertible into or measured by reference to the value of Cal Dive Capital Stock).

(c) Authority; No Violation.

(i) Cal Dive has full corporate and Merger Sub has full limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the board of directors and stockholders of Cal Dive and the managers and sole member of Merger Sub, and no other entity proceedings on the part of Cal Dive or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Cal Dive and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Cal Dive and Merger Sub, enforceable against Cal Dive and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(ii) Neither the execution and delivery of this Agreement by Cal Dive and Merger Sub nor the consummation by Cal Dive and Merger Sub of the transactions contemplated hereby, nor compliance by Cal Dive and Merger Sub with any of the terms or provisions hereof, will (A) violate any provision of the Certificate of Incorporation or By-Laws of Cal Dive or the certificate of formation or limited liability company agreement of Merger Sub, or (B) assuming that the consents and approvals referred to in Section 3.2(d) are duly obtained, (I) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, or injunction applicable to Cal Dive or any of its Subsidiaries or any of their respective properties or assets, or (II) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the respective properties or assets of Cal Dive or any of its Subsidiaries under, any of the terms, conditions, or provisions of any contract, arrangement, commitment, or understanding to which Cal Dive or any of its Subsidiaries is bound or to which any of their assets is subject, except (in the case of clause (B) above) for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive or the Surviving Company.

(d) Consents and Approvals.  Except for (i) compliance with any applicable requirements under the HSR Act, (ii) the filing with the SEC of the Information Statement/Proxy Statement/Prospectus and a registration statement on Form S-4 with respect to the issuance of the Cal Dive Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”) and any filings under the Exchange Act, (iii) the filing of the Certificate of Merger pursuant to the DGCL and the DLLCA, (iv) any consents, authorizations, approvals, filings, or exemptions in connection with compliance with the rules of the NYSE, (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Cal Dive Common Stock pursuant to this Agreement (the consents, approvals, filings, and registration required under or in relation to clauses (ii) through (v) above, “Cal Dive Necessary Consents”) and (vi) such other consents, approvals, filings, and registrations the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive or the Surviving Company, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Cal Dive of this Agreement or (B) the consummation by Cal Dive and Merger Sub of the transactions contemplated by this Agreement.

(e) Financial Reports and SEC Documents.

(i) Since December 14, 2006, Cal Dive has filed with the SEC all material forms, statements, reports, and documents required to be filed by it under the Exchange Act and the Securities Act. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and all other reports, registration statements, definitive proxy statements, or information statements filed by Cal Dive or any of its Subsidiaries subsequent to December 31, 2006 under the Securities Act or under the Exchange Act in the form filed with the SEC (collectively, the “Cal Dive SEC Documents”), (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) as of their respective filing dates (except as amended or supplemented prior to the date of this Agreement), (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (y) each of the balance sheets contained in or incorporated by reference into any such Cal Dive SEC Document (including the related notes and schedules thereto) fairly presents the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Cal Dive SEC Documents (including any related notes and schedules thereto)

fairly presents the results of operations, changes in stockholders’ equity, and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(ii) The records, systems, controls, data, and information of Cal Dive and its respective Subsidiaries are recorded, stored, maintained, and operated under means that are under the exclusive ownership and direct control of Cal Dive or its Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. Cal Dive and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (A) transactions are executed only in accordance with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the financial statements of Cal Dive and its Subsidiaries and to maintain accountability for the assets of Cal Dive and its Subsidiaries; (C) access to such assets is permitted only in accordance with management’s authorization; and (D) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to permit the collection thereof on a current and timely basis. Cal Dive (x) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Cal Dive and its Subsidiaries is made Known to the management of such entity (or its general partner) by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Cal Dive SEC Documents, and (y) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its Board of Directors (I) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize, and report financial data and any material weaknesses in internal controls and (II) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

(iii) Since December 14, 2006, (A) Cal Dive has not received or otherwise obtained Knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting practices, procedures, methodologies, or methods of Cal Dive or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that Cal Dive or any of its Subsidiaries has engaged in questionable accounting practices, and (B) no attorney representing Cal Dive or any of its Subsidiaries, whether or not employed by Cal Dive or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty, or similar violation by Cal Dive or any of its officers, directors, employees, or agents to the Cal Dive Board of Directors or any committee thereof or to the General Counsel or Chief Executive Officer of Cal Dive.

(iv) Cal Dive is in compliance with the provisions of the Sarbanes-Oxley Act and to its Knowledge, the certifications provided pursuant to Sections 302 and 906 thereof with each Company SEC Document, at the time of filing or submission of each such certification, were accurate.

(v) Section 3.2(e)(v) of the Cal Dive Disclosure Schedule lists the Indebtedness of Cal Dive and its Subsidiaries as of May 31, 2007. Except as disclosed in Section 3.2(e)(v) of the Cal Dive Disclosure Schedule, all Indebtedness of Cal Dive and its Subsidiaries can be prepaid, in whole or part, at any time and from time to time prior to the respective stated maturity dates thereof, without any premium, penalty, breakage fee, or other termination fee. No Indebtedness of Cal Dive or its Subsidiaries imposes any obligations on Cal Dive or its Subsidiaries to publicly register such Indebtedness or similar Indebtedness in exchange therefore.

(f) Absence of Undisclosed Liabilities.  Neither Cal Dive nor any of its Subsidiaries had at March 31, 2007, or has incurred since that date through the date hereof, any liabilities or obligations (whether absolute, accrued, contingent, or otherwise) of any nature, except liabilities, obligations, or contingencies that (i) are accrued or reserved against in the financial statements in the Cal Dive Current 10-Q or reflected in the notes thereto, (ii) were incurred in the ordinary course of business consistent with past practice, (iii) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive, or (iv) have been discharged or paid in full prior to the date hereof.

(g) Absence of Certain Changes or Events.  Since March 31, 2007, Cal Dive and each of its Subsidiaries has conducted its business only in the ordinary course, and since such date there has not been:

(i) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Cal Dive;

(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Cal Dive Capital Stock or any repurchase for value by Cal Dive of any Cal Dive Capital Stock;

(iii) any split, combination, or reclassification of any Cal Dive Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for shares of Cal Dive Capital Stock;

(iv) (A) any granting by Cal Dive to any director, executive officer, or employee who made total compensation of $75,000 or more for fiscal year 2006 of Cal Dive of (x) any increase in compensation or employee benefits, except in the ordinary course of business consistent with prior practice or as was required under employment agreements included in the Cal Dive SEC Documents, or (y) any equity compensation (other than as set forth on Section 3.2(b)(i) of the Cal Dive Disclosure Schedule), (B) any granting by Cal Dive to any such director or executive officer of any increase in severance or termination pay, except as was required under any employment, severance, or termination agreements included in the Cal Dive SEC Documents, or (C) any entry by Cal Dive into, or any amendment of, any employment, severance, or termination agreement with any such director, executive officer, or employee; or

(v) any change in financial accounting methods, principles, or practices by Cal Dive or any of its Subsidiaries materially affecting the consolidated assets, liabilities, or results of operations of Cal Dive, except insofar as may have been required by a change in GAAP.

(h) Legal Proceedings.  Section 3.2(h) of the Cal Dive Disclosure Schedule contains an accurate and complete list of each suit, action, proceeding, or investigation pending or, to the Knowledge of Cal Dive, threatened, against or affecting Cal Dive or any of its Subsidiaries, and each judgment, decree, injunction, or order of any Governmental Entity or arbitrator outstanding against Cal Dive or its Subsidiaries. None of such suits, actions, proceedings, investigations, judgments, decrees, injunctions, or orders, individually or in the aggregate, have, or would reasonably be expected to have, a Material Adverse Effect on Cal Dive.

(i) Compliance with Applicable Law.  Cal Dive and each of its Subsidiaries hold all licenses, franchises, permits, and authorizations necessary for the lawful conduct of their respective businesses, and have complied in all respects with and are not in default in any respect under any, applicable law, statute, order, rule, or regulation of any Governmental Entity relating to Cal Dive or any of its Subsidiaries or any of its assets or properties, including the Cal Dive Vessels, except where the failure to hold such license, franchise, permit, or authorization or such noncompliance or default would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive.

(j) Environmental Liability.  Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive, (A) Cal Dive and each of its Subsidiaries are and have been in compliance with all applicable Environmental Laws and have obtained or applied for all Environmental Permits necessary for their operations as currently conducted, (B) there have been no Releases of any Hazardous Materials that could be reasonably likely to form the basis of any Environmental Claim against Cal Dive or any of its Subsidiaries, (C) there are no Environmental Claims pending or, to the Knowledge of Cal Dive, threatened against Cal Dive or any of its Subsidiaries, (D) none of Cal Dive and its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation under any Environmental Law, (E) none of Cal Dive and its Subsidiaries has retained or assumed, either contractually or by operation of law, any liability or obligation that could reasonably be expected to have formed the basis of any Environmental Claim against Cal Dive or any of its Subsidiaries, (F) no portion of any property currently or formerly owned, leased, or operated by Cal Dive or any of its Subsidiaries is part of a site listed on the National Priorities List under CERCLA or any similar ranking or listing under any state law, and (G) all Hazardous Materials generated by Cal Dive and each of its Subsidiaries have been transported, stored, treated, and disposed of by carriers or treatment, storage and disposal facilities authorized or maintaining valid Environmental Permits.

(k) Employee Benefit Plans; Labor Matters.

(i) Each Cal Dive Benefit Plan is listed in Section 3.2(k) of the Cal Dive Disclosure Schedule. With respect to each Cal Dive Benefit Plan, Cal Dive has made available (or, if it has not made available, will promptly after the date hereof make available) to the Company a correct and complete copy of each writing or writings constituting such Cal Dive Benefit Plan or, if unwritten, a complete description of such Cal Dive Benefit Plan. The Internal Revenue Service has issued a favorable determination letter or opinion letter with respect to each Cal Dive Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code and the related trust that has not been revoked, and, to the Knowledge of Cal Dive, there are no existing circumstances and no events have occurred that could result in the revocation of such favorable determination letter.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive, (A) each of the Cal Dive Benefit Plans has been operated and administered in all material respects in accordance with its terms and applicable law and administrative rules and regulations of any Governmental Entity, including, but not limited to, ERISA and the Code, and (B) there are no pending or, to the Knowledge of Cal Dive, threatened claims (other than claims for benefits in the ordinary course), lawsuits, arbitrations, audits, or examinations that have been asserted or instituted against the Cal Dive Benefit Plans, any fiduciaries thereof with respect to their duties to the Cal Dive Benefit Plans or the assets of any of the trusts under any of the Cal Dive Benefit Plans.

(iii) Neither Cal Dive nor a Cal Dive ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, and has not at any time within the past six (6) years sponsored, maintained, contributed to, or had an obligation to contribute to, a Pension Plan that is subject to Section 412 of the Code, Section 302 of ERISA, or Title IV of ERISA.

(iv) Cal Dive and each of its Affiliates has reserved the right to amend, terminate, or modify at any time all Cal Dive Benefit Plans providing for retiree health or life insurance coverage.

(v) Neither Cal Dive nor any of its Affiliates is a party to any material collective bargaining or other labor union contract applicable to individuals employed by Cal Dive or any of its Affiliates, and no such collective bargaining agreement or other labor union contract is being negotiated by Cal Dive or any of its Affiliates. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive, (A) there is no labor dispute, strike, slowdown, or work stoppage against Cal Dive or any of its Affiliates pending or, to the Knowledge of Cal Dive, threatened against Cal Dive or any of its Affiliates, (B) no unfair labor practice or labor charge or complaint is pending, or to the Knowledge of Cal Dive, threatened with respect to Cal Dive or any of its Affiliates, and (C) Cal Dive and its Affiliates are in compliance with all applicable laws relating to employment, employment practices, wages, hours, terms, and conditions of employment, employment discrimination, disability rights, workers’ compensation, employee leaves, occupational safety and health, and the collection and payment of employment Taxes.

(vi) Neither Cal Dive nor any Cal Dive ERISA Affiliate sponsors, maintains, contributes to, or has an obligation to contribute to, and has not at any time within the past six (6) years sponsored, maintained, contributed to, or had an obligation to contribute to, a Multiemployer Plan, and neither Cal Dive nor a Cal Dive ERISA Affiliate has incurred or assumed any liability (primary, secondary, contingent, or otherwise and including any withdrawal liability), with respect to a Multiemployer Plan.

(vii) Neither Cal Dive nor any Cal Dive ERISA Affiliate has, at any time, participated in any union-sponsored multiemployer welfare benefit fund maintained pursuant to any “employee welfare benefit plan” as defined in Section 3(1) of ERISA.

(viii) No Cal Dive Benefit Plan provides medical, surgical, hospitalization, pharmaceutical, or life insurance benefits (whether or not insured by a third party) for employees or former employees of Cal Dive or any Affiliate of Cal Dive, for periods extending beyond their retirements or other terminations of service, other than coverage mandated by Section 4980 of the Code or similar state law, and no commitments have been made to provide such coverage.

(ix) Neither the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event, such as termination of employment), result in, cause the accelerated vesting, funding, or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, or director of Cal Dive or any of its Affiliates, or could limit the right of Cal Dive or any of its Affiliates to amend, merge, terminate, or receive a reversion of assets from any Cal Dive Benefit Plan or related trust or any material employment agreement or related trust. No director, officer, or employee of Cal Dive or its Subsidiaries shall be paid or entitled to be paid any amount (whether in cash, in property, or in the form of benefits, accelerated cash, property, or benefits, or otherwise) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(x) Cal Dive does not maintain any Cal Dive Benefit Plan that is a “non-qualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code).

(l) Taxes.

(i) All Tax Returns of or relating to any Tax that are required to be filed by, on behalf of, or with respect to each of Cal Dive and each of its Subsidiaries, have been duly and timely filed in accordance with applicable Tax law with the appropriate Governmental Entity, and all such Tax Returns are true, complete, and accurate in all respects, except to the extent that any failure to have filed or any inaccuracies in such Tax Returns would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive. Each of Cal Dive and each of its Subsidiaries has timely paid to the appropriate Governmental Entity all Taxes required to be paid by it, and has timely withheld from employee wages and amounts owing to any creditor or third party and remitted to the proper Governmental Entities all amounts required under applicable Tax law to be so withheld and remitted, except to the extent that any failure to pay or withhold and remit such Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive.

(ii) There are no pending or, to the Knowledge of Cal Dive, threatened audits, examinations, investigations, deficiencies, claims, or other administrative or court proceedings in respect of Taxes relating to Cal Dive or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive.

(iii) There are no Liens for Taxes upon the assets of Cal Dive or any of its Subsidiaries, other than Liens for current Taxes not yet due and payable.

(iv) Neither Cal Dive nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year (or other period) that have not since been filed, nor made any request for waivers of the time to assess any Taxes that are pending or outstanding, except where such request or waiver would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive.

(v) Neither Cal Dive nor any of its Subsidiaries has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 or any analogous state, local, or foreign law by reason of having been a member of any consolidated, combined, or unitary group, other than (a) the affiliated group of which Cal Dive is currently the common parent corporation and (b) the affiliated group of which Helix is currently the common parent corporation. Except for the Tax Matters Agreement by and between Cal Dive and Helix, neither Cal Dive nor any of its Subsidiaries is a party to or has any obligation under any Tax sharing agreement with any Person other than Cal Dive and/or any of its Subsidiaries.

(m) Contracts.

(i) As of the date of this Agreement, neither Cal Dive nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment, or understanding (whether written or oral) (A) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed as an exhibit to or incorporated by reference in the Cal Dive SEC Documents, or (B) which materially restricts the ability of Cal Dive or the Surviving Company to engage in any line of business. Each contract, arrangement, commitment or understanding of the type described in clause (A) of this Section 3.2(m), whether or not set forth in the Cal Dive Disclosure Schedule or in the Company SEC Documents, is referred to herein as a “Cal Dive Contract” (for purposes of clarification, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, whether or not filed with the SEC, is a Cal Dive Contract).

(ii) (A) Each Cal Dive Contract is valid and binding on Cal Dive and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law)), (B) Cal Dive and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Cal Dive Contract, except where such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive, and (C) neither Cal Dive nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or after notice or lapse of time or both will constitute, a material default on the part of Cal Dive or any of its Subsidiaries under any such Cal Dive Contract, except where such default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive.

(n) Title to Properties.

(i) Cal Dive and its Subsidiaries have good and defensible title to, or valid leasehold interests in, all of their assets and properties purported to be owned or leased by Cal Dive or its Subsidiaries as described in the Cal Dive SEC Documents, including the Cal Dive Vessels, except for such assets and properties as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business consistent with past practice and are free and clear of all Liens, except for (A) Permitted Liens, (B) defects in title set forth on Section 3.2(n) of the Cal Dive Disclosure Schedule, (C) such imperfections of title, easements, rights of way, and similar Liens, leases, subleases or licenses, or other matters and failures of title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive, (D) Liens securing the Indebtedness identified in the Cal Dive Current 10-Q, (E) Liens set forth in Section 3.2(n) of the Cal Dive Disclosure Schedule, and (F) Liens, that, in the aggregate, do not and will not materially interfere with the ability of Cal Dive and its Subsidiaries to conduct business as currently conducted.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive, Cal Dive and its Subsidiaries (a) have complied in all respects with the terms of all leases of their assets and properties to which they are a party and under which they are in occupancy, and all such leases are in full force and effect and (b) enjoy peaceful and undisturbed possession under all such leases.

(o) Insurance.  Section 3.2(o) of the Cal Dive Disclosure Schedule accurately sets forth in reasonable detail (i) all insurance policies maintained by Cal Dive, and (ii) a list of all claims and the claims history related thereto for the 12 months prior to the date hereof that have not been or are not covered by insurance.

(p) Reorganization under the Code.  As of the date of this Agreement, neither Cal Dive nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent or impede (i) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) the ability of counsel to render the opinions described in Sections 6.2(c) and 6.3(c) of this Agreement.

(q) Opinion of Financial Advisors.  Cal Dive has received the opinion of Banc of America Securities LLC, as of the date hereof, to the effect that the Merger Consideration to be paid by Cal Dive is fair to Cal Dive from a financial point of view.

(r) Board and Stockholder Approval.  The Board of Directors of Cal Dive, at a meeting duly called and held, has by unanimous vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Cal Dive stockholders, (ii) approved this Agreement, and (iii) recommended that the issuance of the Cal Dive Common Stock pursuant to the Merger be approved by the holders of Cal Dive Common Stock. This Agreement, the Merger, and the issuance of the Cal Dive Common Stock pursuant to the Merger have been approved by the written consent of the holders of the requisite number of shares of Cal Dive Common Stock.

(s) Brokers’ Fees.  Neither Cal Dive nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokers’ fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement, except for the fees to be paid to Banc of America Securities LLC.

(t) Vessel Related Matters.

(i) (A) (I) Each of the Cal Dive Vessels has been and is duly classified by the Classification Society set forth on Section 3.2(t)(i)(A)(I) of the Cal Dive Disclosure Schedule;

(II) Cal Dive has taken all necessary action required by the relevant Classification Society to maintain the classification of each Cal Dive Vessel; and

(III) There are no outstanding and/or overdue recommendations of the Classification Society for any of the Cal Dive Vessels which could reasonably be expected to lead to a withdrawal of the respective Cal Dive Vessel’s class.

(B) No material modification or alteration consistent with industry practice is needed to be effected with respect to any of the Cal Dive Vessels:

(I) To comply with the laws, regulations or requirements of the Country of Registry or any other laws or regulations applicable to any of the Cal Dive Vessels;

(II) To comply with the requirements of any relevant Classification Society under which such Cal Dive Vessel is classified; or

(III) To comply with the requirements of any policy of insurance covering each Cal Dive Vessel.

(B) Cal Dive has taken all necessary action as is required by the Country of Registry for each of the Cal Dive Vessels, or otherwise, to timely renew any certificate of documentation (or similar evidence of title and/or registration for the Country of Registry of any of the Cal Dive Vessels).

(ii) No Event of Loss with respect to any of the Cal Dive Vessels has occurred and is continuing that could reasonably be expected to have individually or in the aggregate, a Material Adverse Effect on Cal Dive.

(iii) Each Cal Dive Vessel is in satisfactory operating condition for the purpose and in the waters in which such Vessel is working.

(u) Certain Business Practices.  Since December 31, 2006, neither Cal Dive nor any of its Subsidiaries nor, to the Knowledge of Cal Dive, any director, officer, agent, or employee of Cal Dive or any of its Subsidiaries has, in the course of his or her duties on behalf of Cal Dive or any of its Subsidiaries (i) used any funds for unlawful contributions, gifts, entertainment, or other expenses relating to political activity or for the business of the Company or any of its Subsidiaries, (ii) made any bribe or kickback, illegal political contribution, unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, or (iii) made any other unlawful payment.

(v) Ownership of Company Capital Stock.  As of the date of this Agreement, neither Cal Dive nor Merger Sub beneficially owns any shares of Company Capital Stock.

(w) Funds.  Cal Dive has, or will have at the Effective Time, sufficient funds to satisfy the obligation to pay the aggregate Per Share Cash Amount in the Merger.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1 Covenants of the Company.  Except as expressly contemplated or permitted by this Agreement or disclosed in Section 4.1 of the Company Disclosure Schedule, without the prior written consent of Cal Dive, which shall not be unreasonably withheld or delayed, the Company agrees that from the date of this Agreement until the Effective Time, as follows:

(a) Ordinary Course.

(i) The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular, and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and in compliance in all material respects with applicable laws, and shall use their reasonable best efforts to keep available the services of their respective present officers and key employees, preserve intact their present lines of business, maintain their rights and franchises, and preserve their relationships with customers, suppliers, and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time.

(ii) The Company shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice or contemplated by the 2007 capital budget of the Company and previously disclosed to Cal Dive (the “Company Capital Budget”).

(b) Dividends; Changes in Share Capital.  The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except the declaration and payment of regular dividends from a Subsidiary of the Company to the Company or to another Subsidiary of the Company in accordance with past practice, (ii) split, combine, or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or (iii) repurchase, redeem, or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except for the purchase from time to time by the Company of Company Common Stock in connection with the Company Benefit Plans in the ordinary course of business consistent with past practice .

(c) Issuance of Securities.  The Company shall not, and shall not permit any of its Subsidiaries to, issue, or authorize or propose the issuance of, any shares of its capital stock of any class, any Voting Debt, or any securities convertible into or exercisable for, or any rights, warrants, calls, or options to acquire, any shares of capital stock or Voting Debt, or enter into any commitment, arrangement, undertaking, or agreement with respect to any of the foregoing, other than (i) the issuance of (A) Company Common Stock upon the exercise of Company Stock Options existing as of the date hereof or permitted to be granted after the date hereof and in accordance with their terms or, (B) restricted Company Common Stock permitted to be granted after the date hereof, or (ii) sales or dispositions of capital stock of a Subsidiary of the Company in connection with a disposition permitted pursuant to Section 4.1(f).

(d) Governing Documents.  Except to the extent required to comply with its obligations hereunder or with applicable law, the Company shall not amend or propose to so amend its Amended and Restated Certificate of Incorporation or By-Laws.

(e) No Acquisitions.  The Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than acquisitions in the ordinary course of business consistent with past practice that are contemplated by the Company Capital Budget and that do not present a material risk of making it materially more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Law and that could not reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement.

(f) No Dispositions.  The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, or otherwise dispose of, or agree to sell, lease, or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of the Company), other than dispositions (i) in the ordinary course of business consistent with past practice, (ii) referred to in the Company SEC Documents filed prior to the date of this Agreement or (iii) contemplated by the Company Capital Budget.

(g) Investments; Indebtedness.  Other than as contemplated by the Company Capital Budget, the Company shall not, and shall not permit any of its Subsidiaries to (i) enter into any joint venture, partnership, or other similar arrangement, (ii) make any loans, advances, or capital contributions to, or investments in, any other Person, other than (A) loans or investments by the Company or a Subsidiary of the Company to or in the Company or any Subsidiary of the Company, (B) in the ordinary course of business consistent with past practice (provided that none of such transactions referred to in this clause (B) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Law), and (C) any capital contributions to or other obligations in respect of any joint ventures of the Company or any of its Subsidiaries pursuant to an agreement in existence on or prior to the date of this Agreement, or (iii) incur any Indebtedness other than in the ordinary course of business consistent with past practice, to refinance pre-existing Indebtedness or to fund acquisitions permitted by Section 4.1(e).

(h) Tax-Free Qualification.  The Company shall use its reasonable best efforts to, and to cause each of its Subsidiaries to, (i) cause the Merger to qualify as a “reorganization” within the meaning of

Section 368(a) of the Code and (ii) obtain the opinions of counsel referred to in Sections 6.2(c) and 6.3(c). The Company shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 4.1) that would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(i) Certain Actions.  Subject to Sections 5.4 and 7.1, the Company and its Subsidiaries shall not take any action or omit to take any action for the purpose of preventing, delaying, or impeding the consummation of the Merger or the other transactions contemplated by this Agreement.

(j) Related Actions.  The Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

4.2 Covenants of Cal Dive.

(a) Cal Dive agrees that from the date of this Agreement until the Effective Time, except as expressly contemplated or permitted by this Agreement or disclosed in Section 4.2 of the Cal Dive Disclosure Schedule, without the prior written consent of the Company, which shall not be unreasonably withheld or delayed:

(i) Ordinary Course.  Cal Dive and its Subsidiaries shall carry on their respective businesses in the usual, regular, and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and in compliance in all material respects with applicable laws, and shall use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises, and preserve their relationships with customers, suppliers, and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time.

(ii) Dividends; Changes in Share Capital.  Cal Dive shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (A) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except the declaration and payment of regular dividends from a Subsidiary of Cal Dive to Cal Dive or to another Subsidiary of Cal Dive in accordance with past dividend practice, (B) split, combine, or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (C) repurchase, redeem, or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except for the purchase from time to time by Cal Dive of Cal Dive Common Stock in connection with the Cal Dive Benefit Plans in the ordinary course of business consistent with past practice or pursuant to a stock repurchase plan implemented in the ordinary course.

(iii) Issuance of Securities.  Cal Dive shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge, or dispose of, or authorize or propose the issuance, delivery, sale, pledge, or disposition of, any shares of its capital stock of any class, any Voting Debt, or any securities convertible into or exercisable for, or any rights, warrants, calls, or options to acquire, any such shares or Voting Debt, or enter into any commitment, arrangement, undertaking, or agreement with respect to any of the foregoing, other than (A) the issuance of (I) Cal Dive Common Stock upon the exercise of Cal Dive Stock Options existing as of the date hereof or permitted to be granted after the date hereof and in accordance with their terms or (II) restricted Cal Dive Common Stock permitted to be granted after the date hereof, or (B) sales or dispositions of capital stock of a Subsidiary of Cal Dive in connection with a disposition permitted pursuant to Section 4.2(a)(vi).

(iv) Governing Documents.  Except to the extent required to comply with its obligations hereunder or with applicable law, Cal Dive shall not amend or propose to so amend its Certificate of Incorporation or By-Laws.

(v) No Acquisitions.  Cal Dive shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than acquisitions in the ordinary course of business consistent with past practice that do not present a material risk of making it materially more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Law and that could not reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement.

(vi) No Dispositions.  Cal Dive shall not, and shall not permit any of its Subsidiaries to, sell, lease, or otherwise dispose of, or agree to sell, lease, or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Cal Dive), other than dispositions (A) in the ordinary course of business consistent with past practice or (B) referred to in the Cal Dive SEC Documents filed prior to the date of this Agreement.

(vii) Investments; Indebtedness.  Cal Dive shall not, and shall not permit any of its Subsidiaries to (A) enter into any joint venture, partnership, or other similar arrangement, (B) make any loans, advances, or capital contributions to, or investments in, any other Person, other than (I) loans or investments by Cal Dive or a Subsidiary of Cal Dive to or in Cal Dive or any Subsidiary of Cal Dive, (II) in the ordinary course of business consistent with past practice (provided that none of such transactions referred to in this clause (B) (II) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Law), and (III) any capital contributions to or other obligations in respect of any joint ventures of Cal Dive or any of its Subsidiaries pursuant to an agreement in existence on or prior to the date of this Agreement, or (C) incur any Indebtedness other than in the ordinary course of business consistent with past practice, to refinance pre-existing Indebtedness or to fund acquisitions permitted by Section 4.2(a)(iv) or to refinance the Company’s Indebtedness and pay the Cash Consideration to the holders of Company Common Stock.

(viii) Tax-Free Qualification.  Cal Dive shall use its reasonable best efforts to, and to cause each of its Subsidiaries to,(A) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (B) obtain the opinions of counsel referred to in Sections 6.2(c) and 6.3(c).  Cal Dive shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 4.2) that would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Provided the opinion condition contained in Section 6.2(c) of this Agreement has been satisfied, Cal Dive shall report the Merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

(ix) Certain Actions.  Subject to Section 7.1, Cal Dive and its Subsidiaries shall not take any action or omit to take any action for the purpose of preventing, delaying, or impeding the consummation of the Merger or the other transactions contemplated by this Agreement.

(x) Related Actions.  Cal Dive shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

(b) The Board of Directors of Cal Dive shall take action prior to or as of the Effective Time to cause the number of directors comprising the full Board of Directors of Cal Dive immediately following the Effective Time to be increased by two persons, and cause David Sharp and John Mills to be elected to fill such additional Board positions of Cal Dive for an initial term expiring at the annual meeting of Cal Dive’s stockholders to be held in 2010, or until their successors are duly elected or appointed.

4.3 Governmental Filings.  Cal Dive and the Company shall (a) confer on a reasonable basis with each other and (b) report to each other (to the extent permitted by applicable law or regulation or any applicable confidentiality agreement) with respect to transition planning. Cal Dive, Merger Sub and the Company shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall, if requested by the Other Party and (to the extent permitted by applicable law or regulation or any applicable confidentiality agreement) deliver to the Other Party copies of all such reports, announcements, and publications promptly upon request.

4.4 No Control of Other Party’s Business.  Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Cal Dive’ or Merger Sub’s operations or give Cal Dive or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, each of Cal Dive, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Preparation of Information Statement/Proxy Statement/Prospectus; Stockholders Meeting.

(a) As promptly as reasonably practicable following the date hereof, Cal Dive and the Company shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials that shall constitute the Information Statement/Proxy Statement/Prospectus and Cal Dive and the Company shall prepare, and Cal Dive shall file with the SEC, the Form S-4. The Information Statement/Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Form S-4 as Cal Dive’ prospectus. Each of Cal Dive and the Company shall use reasonable best efforts to have the Information Statement/Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Cal Dive and the Company shall, as promptly as practicable after receipt thereof, provide the Other Party with copies of any written comments, and advise each other of any oral comments, with respect to the Information Statement/Proxy Statement/Prospectus or Form S-4 received from the SEC. Cal Dive and the Company shall cooperate and provide the Other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Information Statement/Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and each will provide the Other Party with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Information Statement/Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both Cal Dive and the Company, which approval shall not be unreasonably withheld or delayed; provided, that with respect to documents filed by a Party hereto that are incorporated by reference in the Form S-4 or Information Statement/Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the Other Party or its business, financial condition, or results of operations; and provided, further, that a Party, in connection with a Change in the Company Board Recommendation, may amend or supplement the Information Statement/Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such a Change in the Company Board Recommendation, and in such event, this right of approval shall apply only with respect to information relating to the Other Party or its business, financial condition, or results of operations. Cal Dive and the Company will use reasonable best efforts to cause the Information Statement/Proxy Statement/Prospectus to be mailed to Cal Dive’s stockholders and the Company’s stockholders, respectively, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each of Cal Dive and the Company will advise the Other Party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Cal Dive Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Information Statement/Proxy Statement/Prospectus or the Form S-4. If, at any time prior to the Effective Time, any information relating to Cal Dive or the Company, or any of their respective Affiliates, officers or directors, is discovered by Cal Dive or the Company that should be set forth in an amendment or supplement to any of the Form S-4 or the Information Statement/Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party discovering such information shall promptly notify the Other Party and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Cal Dive and the Company.

(b) The Company covenants and agrees that (i) none of the information to be supplied by the Company or its Subsidiaries in the Form S-4 or the Information Statement/Proxy Statement/Prospectus will, at the time of the mailing of the Information Statement/Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and (ii) the Information Statement/Proxy Statement/Prospectus will comply, as of its Mailing Date, as to form in all material respects with all applicable law, including the provisions of the Securities Act and the Exchange Act, except that no representation is made by the Company with respect to information supplied by Cal Dive for inclusion therein.

(c) Cal Dive covenants and agrees that (i) none of the information to be supplied by Cal Dive or its Subsidiaries in the Form S-4 or the Information Statement/Proxy Statement/ Prospectus will, at the time of the mailing of the Information Statement/Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and (ii) the Information Statement/Proxy Statement/Prospectus will comply, as of its Mailing Date, as to form in all material respects with all applicable law, including the provisions of the Securities Act and the Exchange Act, except that no representation is made by Cal Dive with respect to information supplied by the Company for inclusion therein.

(d) The Company shall use commercially reasonable efforts to cause to be delivered to Cal Dive and Merger Sub two letters from Grant Thornton LLP, the Company’s independent public accountants, one dated a date within two Business Days before the date on which the S-4 shall become effective and one dated within two Business Days before the Effective Time, each addressed to Cal Dive and Merger Sub and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

(e) Cal Dive shall use commercially reasonable efforts to cause to be delivered to the Company two letters from Ernst & Young LLP, Cal Dive’s independent public accountants, one dated a date within two Business Days before the date on which the S-4 shall become effective and one dated within two Business Days before the Effective Time, each addressed to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

(f) The Company shall duly take all lawful action to call, give notice of, convene, and hold the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval and shall use its reasonable best efforts to solicit the Company Stockholder Approval, as promptly as reasonably practicable after the date on which the Form S-4 becomes effective under the Securities Act. The Board of Directors of the Company shall recommend the adoption of the Plan of Merger by the Company’s stockholders to the effect as set forth in Section 3.1(s) (the “Company Board Recommendation”), and shall not, except as permitted under Section 5.4, (i) withdraw, modify, or qualify (or propose to withdraw, modify, or qualify) in any manner adverse to Cal Dive the Company Board Recommendation or (ii) take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with the Company Board Recommendation (collectively, a “Change in the Company Board Recommendation”).

5.2 Access to Information.  Upon reasonable notice, each of Cal Dive and the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors, and other representatives of the Other Party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, and officers and, during such period, each of Cal Dive and the Company shall (and shall cause its Subsidiaries to) furnish promptly to the Other Party (a) a copy of each report, schedule, registration statement, and other document filed, published, announced, or received by it during such period pursuant to the requirements of U.S. federal or state securities laws (other than documents that such Party hereto is not permitted to disclose under applicable law), and (b) all other information concerning it and its business, properties, and personnel as such Other Party may reasonably request; provided, however, that any Party hereto may restrict the foregoing access to the extent that (i) any law, treaty, rule, or regulation of any Governmental Entity applicable to such Party or any contract requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) counsel for such Party advises that such information should not be disclosed in order to ensure compliance with the Antitrust Laws, (iii) the information is subject to the attorney-client privilege, work product doctrine, or any other applicable privilege concerning pending or legal proceedings or government investigations, or (iv) the information is subject to confidentiality obligations to a third Person. Any investigation by either Cal Dive or the Company shall not affect the representations and warranties of the Other Party. Each Party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Agreement in accordance with, and shall otherwise be subject to, the provisions of the Confidentiality Agreement.

5.3 Required Actions.

(a) Subject to the terms and conditions of this Agreement, each Party hereto will use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper, or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including preparing as promptly as practicable all necessary applications, notices, petitions, filings, ruling requests, and other documents and obtaining as promptly as practicable all Company Necessary Consents or Cal Dive Necessary Consents, as appropriate, and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations, and clearances necessary to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger and the other transactions contemplated by this Agreement (collectively, the “Required Approvals”). In furtherance and not in limitation of the foregoing, each of Cal Dive and the Company agrees to prepare, as promptly as reasonably practicable, and to make (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and (B) all other necessary filings with other Governmental Entities relating to the Merger at such time as Cal Dive and the Company reasonably determine in their good faith judgment will permit the consummation of the transactions contemplated hereby in a timely basis, and, to prepare and supply as promptly as practicable any additional information or documentation that may be requested pursuant to such laws or by such Governmental Entities, and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of Required Approvals under such other laws or from such third parties and Governmental Entities as soon as practicable. In furtherance and not in limitation of the foregoing, each of Cal Dive and the Company agrees not to extend any waiting period under the HSR Act or enter into any agreement with the FTC or the DOJ not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the Other Party.

(b) The Parties shall each cooperate and consult with each other in connection with the actions referenced in Section 5.3(a) to obtain all Required Approvals. In particular, each Party shall to the extent permitted by law (i) furnish to the Other Party as promptly as reasonably practicable any information concerning such Party and its business, properties, and personnel as the Other Party may reasonably request in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, and (ii) permit the Other Party to review in advance, and accept all of the Other Party’s reasonable comments in connection with, any proposed written communication between it and any Governmental Entity. In addition, each Party shall (i) promptly inform the Other Party of any communication (or other correspondence or memoranda) received by such Party from, or given by such Party to, the DOJ, the FTC, or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (ii) consult with the Other Party in advance, to the extent practicable and not prohibited by law, of any meeting or conference with the DOJ, the FTC, or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC, or such other applicable Governmental Entity or other Person, give the Other Party the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the covenants of the Parties contained in Sections 5.3(a) and 5.3(b), if Cal Dive and the Company agree, they shall use their reasonable best efforts to defend all litigation under the federal or state antitrust laws of the United States which if adversely determined would, in the reasonable opinion of Cal Dive and the Company (based on the advice of outside counsel to each), be likely to result in the failure of the condition set forth in Section 6.1(a) to be satisfied, and to appeal any order, judgment or decree, which if not reversed, would result in the failure of such condition. Notwithstanding the foregoing, nothing contained in this Agreement shall be construed so as to require Cal Dive, Merger Sub, or the Company, or any of their respective Subsidiaries or Affiliates, to sell, license, dispose of, or hold separate, or to operate in any specified manner, any assets or businesses of Cal Dive, Merger Sub, the Company, or the Surviving Company or any of their respective Subsidiaries or Affiliates (or to require Cal Dive, Merger Sub, the Company, or any of their respective Subsidiaries or Affiliates to agree to any of the foregoing). The obligations of each Party under Section 5.3(a) to use its reasonable best efforts with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act and with its obligations under this Section 5.3(c).

(d) Each Party hereto and its respective Board of Directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger, or any other transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger, and the other transactions contemplated hereby.

5.4 Acquisition Proposals.

(a) Notwithstanding anything contained herein to the contrary, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (prevailing Central time) on the No-Shop Period Start Date, the Company and its Subsidiaries and their respective Representatives (collectively, the “Company Representatives”), shall have the right to, directly or indirectly: (i) initiate, solicit, encourage, or seek, directly or indirectly, any inquiries relating to or the making or implementation of any Acquisition Proposal; (ii) continue or otherwise engage or participate in any negotiations or discussions with any third party, with respect to, Acquisition Proposals, including providing or otherwise making available information to any Person, provided that, prior to doing so, such third party has entered into an Acceptable Confidentiality Agreement with the Company; provided further, that all such information (to the extent such information has not been previously provided or otherwise made available to Cal Dive) is provided or otherwise made available to Cal Dive substantially concurrently with the time it is provided or otherwise made available to such Person subject to the right of the Company to withhold such portions of information relating to pricing or other matters that are highly sensitive if the exchange of such information, as reasonably determined by the Company’s outside legal counsel, would be reasonably likely to result in antitrust difficulties for the Company or in connection with the Merger; and (iii) release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party to the extent necessary to permit the Company to conduct the activity set forth in clauses (i) and (ii) above; provided that the Company will promptly (in any event within one calendar day) notify Cal Dive of its receipt of any Acquisition Proposal including the general terms of any such Acquisition Proposal, and will keep Cal Dive apprised of the status of any such Acquisition Proposal. Within two Business Days following the beginning of the No-Shop Period Start Date, the Company shall notify Cal Dive of the number of Excluded Parties and the material terms and conditions of each Excluded Parties’ Acquisition Proposal; provided, however, that notwithstanding anything to the contrary contained in this Section 5.4, the Company shall not be required to provide the identity of any Excluded Party or other Person who has submitted an Acquisition Proposal unless and until the Company terminates this Agreement in accordance with Section 7.1(h).

(b) Except as expressly permitted by this Section 5.4 and except with respect to any Excluded Party, the Company shall, and shall cause its Subsidiaries and Company Representatives to, (i) on the No-Shop Period Start Date, immediately cease any and all existing activities, discussions, or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not (A) initiate, solicit, knowingly encourage, or seek, directly or indirectly, any inquiries relating to or the making or implementation of any Acquisition Proposal, (B) engage in any negotiations or substantive discussions with, or provide or otherwise make available any information to any third party relating to a Acquisition Proposal,

(C) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, or similar agreement with any Person relating to a Acquisition Proposal, or (D) release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party relating to an Acquisition Proposal. Notwithstanding the foregoing, prior to the adoption of this Agreement by the Company’s stockholders, the Company may in any event have discussions with any Person that has made a written Acquisition Proposal after the date hereof solely in order to clarify and understand the terms and conditions of such proposal.

(c) Notwithstanding anything to the contrary contained in this Section 5.4 but subject to the last sentence of this paragraph and provided the Company and the Company Representatives shall not have materially violated any of the restrictions set forth in this Section 5.4, at any time following the No-Shop Period Start Date and prior to the adoption of this Agreement by the Company’s stockholders, in response to an unsolicited written Acquisition Proposal that the Company’s Board of Directors determines, in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), constitutes or is reasonably likely to lead to a Superior Proposal, the Company may, after giving Cal Dive prompt notice of such determination (which notice shall indicate the identity of the Person and the material terms and conditions of the Acquisition Proposal), (i) engage or participate in negotiations or discussions relating to such Acquisition Proposal with the Person making such Acquisition Proposal (and its Representatives), provided that the Company shall keep Cal Dive apprised of the status and material terms of such Acquisition Proposal, and (ii) provide or otherwise make available information to the Person making such Acquisition Proposal (and its representatives) only pursuant to an Acceptable Confidentiality Agreement; provided that all such information (to the extent such information has not been previously provided or otherwise made available to Cal Dive) is provided or otherwise made available to Cal Dive substantially concurrently with the time it is provided or otherwise made available to such Person subject to the right of the Company to withhold such portions of information relating to pricing or other matters that are highly sensitive if the exchange of such information, as reasonably determined by the Company’s outside legal counsel, would be reasonably likely to result in antitrust difficulties for the Company or in connection with the Merger. Notwithstanding the foregoing, the Parties agree that, notwithstanding the commencement of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 5.4(a) with respect to any Excluded Parties, including with respect to any amended proposal submitted by such Excluded Parties following the No-Shop Period Start Date, and the restrictions in this Section 5.4(c) shall not apply with respect thereto, provided that to the extent applicable to an Excluded Party, the provisions of Section 5.4(d) shall apply.

(d) Except as set forth in this Section 5.4(d) or Section 5.4(e), the Board of Directors of the Company shall not (i) effect a Change in the Company Board Recommendation, (ii) approve or recommend, or cause the Company to enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, or similar agreement with respect to, any Acquisition Proposal, or (iii) propose to do any of the foregoing. Notwithstanding the foregoing, if the Board of Directors of the Company, after consultation with its outside legal counsel, determines, in its good faith judgment, that failure to take such action would constitute a violation of its fiduciary duties under applicable law, the Board of Directors of the Company may, prior to the adoption of this Agreement by the Company’s stockholders, (A) enter into a definitive agreement providing for an Acquisition Proposal, if (I) the Company and the Company Representatives shall not have materially violated this Section 5.4 and (II) such action is in response to a Acquisition Proposal that the Board of Directors has determined, in its good faith judgment, constitutes a Superior Proposal, and (III) the Company, concurrently with the entering into of such definitive agreement, terminates this Agreement in accordance with Section 7.1(h) and pays the fee required by Section 7.2(b)(i), and/or (B) effect a Change in the Company Board Recommendation; provided, that prior to such action, the Board of Directors of the Company shall have given Cal Dive at least three Business Days prior written notice that the Company intends to take such action.

(e) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) of the Exchange Act; or from making any disclosure to the Company’s stockholders with respect to a tender or exchange offer by a third party; provided that neither the Company nor its Board of Directors, nor any committee thereof, shall approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal unless the Company has first terminated this Agreement pursuant to Section 7.1(h) hereof and paid the fee required by Section 7.2(b)(i).

5.5 Fees and Expenses.  Subject to Section 7.2, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party hereto incurring such Expenses, except (a) Expenses incurred in connection with the filing, printing, and mailing, but not preparation, of the Information Statement/Proxy Statement/Prospectus and Form S-4 and (b) Expenses incurred in connection with any consultants that Cal Dive and the Company shall have agreed to retain to assist in obtaining the approvals and clearances under the Antitrust Laws, which, in each case, shall be shared equally by Cal Dive and the Company.

5.6 Directors’ and Officers’ Indemnification and Insurance.

(a) Following the Effective Time, Cal Dive and the Surviving Company shall (i) jointly and severally indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of the Company and its Subsidiaries (in all of their capacities) (A) without limitation to subclause (B) below, to the same extent such individuals are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to its Amended and Restated Certificate of Incorporation and By-Laws and indemnification agreements, if any, in existence on the date hereof with, or for the benefit of, any such individuals and (B) without limitation to subclause (A) above, to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and (ii) include and cause to be maintained in effect in the certificate of formation and limited liability company agreement of the Surviving Company (or any successor to the Surviving Company) for a period of six years after the Effective Time, provisions regarding elimination of liability of directors or managers, indemnification of officers, directors, managers, and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current Amended and Restated Certificate of Incorporation and By-Laws of the Company. After the Effective Time, Cal Dive shall cause the Surviving Company to obtain and fully pay (up to a maximum aggregate cost not to exceed $1,000,000 for such six-year period) for “tail” insurance policies (including Side A coverage for such covered individuals) with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time.

(b) The obligations of Cal Dive and the Surviving Company under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.6 applies without the prior written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.6 applies shall be third-party beneficiaries of this Section 5.6).

5.7 Employee Benefits; Retention Plan.

(a) For all purposes under the Benefit Plans of Cal Dive and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), Cal Dive will, or will cause its Subsidiaries to, give each Company Employee full credit for his or her years of service for purposes of eligibility, vesting and benefit accrual (excluding benefit accrual under any defined benefit pension plans or eligibility for post-retirement medical or insurance benefits) under any Benefit Plans or arrangements maintained by Cal Dive or any of its Subsidiaries for each such Company Employee’s service with the Company or any Company Subsidiary to the same extent such service was credited under similar plans of the Company immediately prior to the Effective Time. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old

Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, and/or vision benefits to any Company Employee, Cal Dive shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Cal Dive shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(b) Prior to the Effective Time, the Company may, in its discretion, adopt a cash incentive plan, which may constitute a Company Benefit Plan, intended to retain in the employ of the Company certain individuals identified by the Company as key to the continued operation of the Company’s and its Subsidiaries’ business and the consummation of the Merger and the other transactions contemplated by this Agreement; provided, that such plan shall be subject to the prior approval of Cal Dive, which approval shall not be unreasonably withheld or delayed.

5.8 Public Announcements.  Each of Cal Dive and the Company shall consult with the Other Party before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby, and will not issue any such press release or make any such public statement without the prior written consent of the Other Party, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, each of Cal Dive and the Company shall be entitled to respond to questions from stockholders, respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice and make such disclosure as may be required by applicable law or by obligations pursuant to any listing agreement with the NYSE or the Nasdaq Global Market without prior consultation with the Other Party to the extent such consultation is not reasonably practicable.

5.9 Listing of Shares of Cal Dive Common Stock.  Cal Dive shall cause the shares of Cal Dive Common Stock to be issued in the Merger and the shares of Cal Dive Common Stock to be reserved for issuance upon exercise of the Company Stock Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

5.10 Affiliates.  Promptly following the date of mailing of the Information Statement/Proxy Statement/Prospectus, the Company shall deliver to Cal Dive a letter identifying all Persons who, in the judgment of the Company, may be deemed at the time this Agreement is submitted for the Company Stockholders Approval, Affiliates of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. The Company shall use reasonable best efforts to cause each Person identified on such list to deliver to Cal Dive not later than ten days prior to the Effective Time, a written agreement in the form attached as Exhibit A hereto (an “Affiliate Agreement”).

5.11 Section 16 Matters.  Prior to the Effective Time, Cal Dive and the Company shall take all such steps as may be required to cause any dispositions of the Company Common Stock (including derivative securities with respect to the Company Common Stock) or acquisitions of Cal Dive Common Stock (including derivative securities with respect to Cal Dive Common Stock) resulting from the transactions contemplated by Article I or Article II by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Cal Dive, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.12 Tax Matters.  Each of Cal Dive and the Company shall use its reasonable best efforts to deliver to Fulbright & Jaworski L.L.P. and Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of such Party, containing representations of such Party, in each case as shall be reasonably necessary or appropriate to enable Fulbright & Jaworski L.L.P. to render the opinion described in Section 6.2(c) and Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. to render the opinion described in Section 6.3(c). This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

5.13 Vessel Matters.  The Parties shall each cooperate and consult with each other in connection with obtaining the release and discharge of the current mortgages and other Liens on the Company Vessels and such other matters as may be necessary or desirable in order to effectuate the transfer of ownership and operation of the Company Vessels to Cal Dive, and the assumption, repayment, refinancing, or satisfaction of the Company’s existing funded Indebtedness by Cal Dive.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of each of Cal Dive and the Company to effect the Merger are subject to the satisfaction or waiver in writing on or prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints; Illegality.  No law shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction, or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(b) HSR Act; Other Approvals.  (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and (ii) all other approvals required under the Antitrust Laws to be obtained prior to Closing shall have been obtained.

(c) NYSE Listing.  The shares of Cal Dive Common Stock to be issued in the Merger and such other shares of Cal Dive Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d) Effectiveness of the Form S-4.  The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

6.2 Additional Conditions to Obligations of Cal Dive.  The obligations of Cal Dive to effect the Merger are subject to the satisfaction, or waiver in writing by Cal Dive, on or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty qualified as to materiality or Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation on any representation or warranty qualified as to materiality or Material Adverse Effect) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Cal Dive shall have received a certificate of an executive officer of the Company that the conditions set forth in this Section 6.2(a) have been satisfied.

(b) Performance of Obligations of the Company.  The Company shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified; and Cal Dive shall have received a certificate of an executive officer of the Company to such effect.

(c) Tax Opinion.  Cal Dive shall have received from Fulbright & Jaworski L.L.P., counsel to Cal Dive, a written opinion dated the Closing Date to the effect that for U.S. federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Cal Dive shall be entitled to rely upon assumptions, representations, warranties, and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 5.12 of this Agreement.

6.3 Additional Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are subject to the satisfaction, or waiver in writing by the Company, on or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties.  The representations and warranties of Cal Dive set forth in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty qualified as to materiality or Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation on any representation or warranty qualified as to materiality or Material Adverse Effect) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive. The Company shall have received a certificate of an executive officer of Cal Dive that the conditions set forth in this Section 6.3(a) have been satisfied.

(b) Performance of Obligations of Cal Dive.  Cal Dive shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified; and the Company shall have received a certificate of an executive officer of Cal Dive to such effect.

(c) Tax Opinion.  The Company shall have received from Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., counsel to the Company, a written opinion dated the Closing Date to the effect that for U.S. federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to the Company shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 5.12 of this Agreement.

ARTICLE VII

TERMINATION

7.1 Termination.  This Agreement may be terminated at any time prior to the Effective Time and, except as specifically provided below, whether before or after the Company Stockholders’ Meeting:

(a) by mutual written consent of Cal Dive and the Company;

(b) by either Cal Dive or the Company, if the Effective Time shall not have occurred on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party whose failure to fulfill any obligation under this Agreement (including such Party’s obligations set forth in Section 5.3) has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

(c) by either Cal Dive or the Company, if any Governmental Entity (i) shall have issued an order, decree, or ruling or have taken any other action permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling, or other action shall have become final and nonappealable, or (ii) shall have failed to issue an order, decree, or ruling, or to take any other action that is necessary to fulfill the conditions set forth in Sections 6.1(b), 6.1(c) or 6.1(d), as applicable, and such denial of a request to issue such order, decree, ruling, or the failure to take such other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party whose failure to comply with Section 5.3 has been the primary cause of, or resulted in, such action or inaction;

(d) by either Cal Dive or the Company, if the Company Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the Company Stockholders Meeting;

(e) by Cal Dive, if the Company shall have (i) failed to make the Company Board Recommendation or effected a Change in the Company Board Recommendation, whether or not permitted by the terms hereof, (ii) breached its obligations under this Agreement by reason of a failure to call the Company Stockholders Meeting or a failure to comply in any material respect with requirements of the Information Statement/Proxy Statement/Prospectus in accordance with Section 5.1, (iii) subject to the Company’s right to terminate under Section 7.1(h), entered into a definitive agreement providing for any Acquisition Proposal or Superior Proposal, or (iv) materially breached its obligations under Section 5.4;

(f) by Cal Dive, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 6.2(a) or 6.2(b) are not capable of being satisfied and which shall not have been cured prior to the earlier of (i) twenty days following notice of such breach and (ii) the Termination Date; provided, that Cal Dive shall not have the right to terminate this Agreement pursuant to this clause (f) if Cal Dive or Merger Sub is then in material breach of its representations, warranties, covenants, or other agreements contained in this Agreement;

(g) by the Company, if Cal Dive shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement, such that the conditions set forth in Section 6.3(a) or 6.3(b) are not capable of being satisfied and which shall not have been cured prior to the earlier of (i) twenty days following notice of such breach and (ii) the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this clause (g) if the Company is then in material breach of its representations, warranties, covenants, or other agreements contained in this Agreement; or

(h) by the Company, prior to the Company Stockholder Approval being obtained, in accordance with and subject to the terms and conditions of Section 5.4(d).

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Cal Dive as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto or their respective officers or directors, except with respect to the third sentence of Section 5.2, Section 5.5, this Section 7.2 and Article IX, which provisions shall survive such termination; provided that, notwithstanding anything to the contrary contained in this Agreement, neither Cal Dive nor the Company shall be relieved or released from any liabilities or damages arising out of its breach of this Agreement; provided further, that if Cal Dive receives a Termination Fee under Section 7.2(b)(i), (ii), or (iii) below, then the receipt of such Termination Fee shall be Cal Dive’s sole and exclusive remedy under this Agreement.

(b) (i) If the Company terminates this Agreement pursuant to Section 7.1(h), then the Company shall pay Cal Dive an amount equal to the Termination Fee, by wire transfer of immediately available funds, prior to or concurrently with such termination; provided, however, that if such termination is the result of an Excluded Party Superior Proposal, then the Termination Fee payable pursuant to this Section 7.2(b)(i) shall be $9,441,448.

(ii) If Cal Dive terminates this Agreement pursuant to Section 7.1(e), then the Company shall pay Cal Dive an amount equal to the Termination Fee, by wire transfer of immediately available funds, on or before one Business Day after such termination; provided, however, that if such termination is the result of an Excluded Party Superior Proposal, then the Termination Fee payable pursuant to this Section 7.2(b)(i) shall be $9,441,448.

(iii) If (A)(I) the Company or Cal Dive terminates this Agreement pursuant to Section 7.1(d) and at any time prior to such termination an Acquisition Proposal with respect to the Company shall have been publicly announced and not withdrawn prior to the Company Stockholders Meeting, or (II) Cal Dive terminates this Agreement pursuant to Section 7.1(f), and at any time prior to such termination an Acquisition Proposal with respect to the Company shall have been publicly announced or otherwise communicated to the senior management or Board of Directors of the Company and not withdrawn prior to the breach giving rise to Cal Dive’s right to terminate under Section 7.1(f), and (B) within twelve months of the termination of this Agreement, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal with any Person, then the Company shall promptly, but in no event later than one Business Day after the earlier of the date the Company or its Subsidiary enters into such agreement with respect to, or consummates, such Acquisition Proposal, pay Cal Dive an amount equal to the Termination Fee, by wire transfer of immediately available funds; provided, however, that if such Acquisition Proposal referenced in Section 7.2(b)(iii)(A) is from an Excluded Party, then the Termination Fee payable pursuant to this Section 7.1(b)(iii) shall be $9,441,448.

(c) The Parties acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Cal Dive or the Company would enter into this Agreement; accordingly, if any Party fails promptly to pay any amount due pursuant to this Section 7.2, and, in order to obtain such payment, the Other Party commences a suit that results in a judgment against such Party for the fee set forth in this Section 7.2, such Party shall pay to the Other Party its costs and Expenses (including attorneys’ fees and Expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of JP Morgan Chase Bank in effect on the date such payment was required to be made, notwithstanding the provisions of Section 5.5. The Parties agree that any remedy or amount payable pursuant to this Section 7.2 shall not preclude any other remedy or amount payable hereunder, and shall not be an exclusive remedy for any willful and material breach of any representation, warranty, covenant, or agreement contained in this Agreement.

ARTICLE VIII

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (excluding standstill provisions) and containing additional provisions that expressly permit the Company to comply with the terms of Section 5.4 (it being understood that such confidentiality agreement need not prohibit the making or amendment of a Acquisition Proposal or the disclosure of such Acquisition Proposal).

“Acquisition Proposal” means any proposal or offer (whether or not in writing) with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution, or similar transaction involving the Company, or any purchase or sale of 50% or more of the consolidated assets (including stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, the Company’s equity securities that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 50% or more of the Company’s total voting power (or of the surviving parent entity in such transaction) (other than a proposal or offer made by the Other Party or an Affiliate thereof), or announcement of an intention to make any such proposal, offer, or transaction.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Affiliate Agreement” shall have the meaning set forth in Section 5.10.

“Agreement” shall have the meaning set forth in the preamble.

“Antitrust Laws” means any competition law, including the HSR Act or any other antitrust, premerger notification, or trade regulation law, regulation, or order.

“Beneficial ownership” or “beneficially own” shall have the meaning ascribed to such terms under Section 13(d) of the Exchange Act.

“Benefit Plan” means any employee benefit plan, program, policy, practice, agreement, contract, or other arrangement, whether formal or informal, funded or unfunded, written or not written, and whether or not governed by ERISA, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA or any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), any employment or severance agreement, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, change of control or fringe benefit plan, program, policy, practice, agreement, contract, or other arrangement.

“Business Day” means any day on which banks are not required or authorized to close in the State of Texas.

“Cal Dive” shall have the meaning set forth in the preamble.

“Cal Dive Benefit Plan” means a Benefit Plan providing benefits to any current or former employee, officer, or director of Cal Dive or any of its Affiliates or any beneficiary or dependent thereof that is sponsored or maintained by Cal Dive or any of its Affiliates or to which Cal Dive or any of its Affiliates is party, contributes, or is obligated to contribute.

“Cal Dive Capital Stock” means the Cal Dive Common Stock together with the Cal Dive Preferred Stock.

“Cal Dive Common Stock” means common stock, par value $0.01 per share, of Cal Dive.

“Cal Dive Contract” shall have the meaning set forth in Section 3.2(m)(i).

“Cal Dive Current 10-Q” means Cal Dive’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, as filed with the SEC.

“Cal Dive Disclosure Schedule” means the disclosure schedule delivered by Cal Dive to the Company concurrently herewith.

“Cal Dive ERISA Affiliate” means any Person that is treated as a single employer with Cal Dive for purposes of Section 414 of the Code.

“Cal Dive Necessary Consents” shall have the meaning set forth in Section 3.2(d).

“Cal Dive Preferred Stock” means preferred stock, par value $0.01 per share, of Cal Dive.

“Cal Dive SEC Documents” shall have the meaning set forth in Section 3.2(e)(i).

“Cal Dive Stock Plans” shall mean the Cal Dive 2006 Long Term Incentive Plan and the Cal Dive Employee Stock Purchase Plan.

“Cal Dive Vessel” shall mean any and all of the vessels set forth in Section 3.2(t)(i)(A)(I) of the Cal Dive Disclosure Schedule and shall include, with respect to each vessel, all her equipment and outfitting.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

“Certificate” shall have the meaning set forth in Section 2.1(c).

“Certificate of Merger” shall have the meaning set forth in Section 1.2.

“Change in the Company Board Recommendation” shall have the meaning set forth in Section 5.1(f).

“Classification Society” shall mean the American Bureau of Shipping, DNV, Lloyds Register of Shipping or such other classification society which shall be a member of the International Association of Classification Societies.

“Closing” shall have the meaning set forth in Section 1.4.

“Closing Date” shall have the meaning set forth in Section 1.4.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble.

“Company Benefit Plan” means a Benefit Plan providing benefits to any current or former employee, officer or director of the Company or any of its Affiliates or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Affiliates or to which the Company or any of its Affiliates is party, contributes, or is obligated to contribute, or with respect to which the Company or any of its Affiliates has any liability, contingent or otherwise.

“Company Board Recommendation” shall have the meaning set forth in Section 5.1(f).

“Company Capital Budget” shall have the meaning set forth in Section 4.1(a)(ii).

“Company Capital Stock” means the Company Common Stock together with the Company Preferred Stock.

“Company Common Stock” means common stock, par value $0.00001 per share, of Company.

“Company Contract” shall have the meaning set forth in Section 3.1(m)(i).

“Company Current 10-Q” means the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, as filed with the SEC.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Cal Dive concurrently herewith.

“Company Employees” means the individuals who are employed as employees by the Company or any of its Subsidiaries immediately prior to the Effective Time who remain employed as employees of Cal Dive or any of its Subsidiaries after the Effective Time.

“Company ERISA Affiliate” means any Person that is treated as a single employer with the Company for purposes of Section 414 of the Code.

“Company Necessary Consents” shall have the meaning set forth in Section 3.1(d).

“Company Preferred Stock” means preferred stock, par value $0.00001 per share, of the Company.

“Company Representatives” shall have the meaning set forth in Section 5.4(a).

“Company SEC Documents” shall have the meaning set forth in Section 3.1(e)(i).

“Company Stock Option” shall have the meaning set forth in Section 2.3(a).

“Company Stock Plans” means the Horizon Offshore, Inc. 1998 Stock Incentive Plan, the Horizon Offshore, Inc. 2005 Stock Incentive Plan, as amended and restated as of May 23, 2007, and the Horizon Offshore, Inc. 2006 Director Stock Plan.

“Company Stockholder Approval” shall have the meaning set forth in Section 3.1(c)(i).

“Company Stockholders Meeting” shall have the meaning set forth in Section 3.1(c)(i).

“Company Vessel” shall mean any and all of the vessels set forth in Section 3.1(v)(i) of the Company Disclosure Schedule (excluding, in all cases, the Gulf Horizon) and shall include, with respect to each vessel, all her equipment and outfitting.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement dated May 29, 2007, between Cal Dive and the Company.

“Converted Cal Dive Option” shall have the meaning set forth in Section 2.3(a).

“Country of Registry” shall mean the United States, the Republic of Vanuatu, or such other jurisdiction under whose laws a Vessel is flagged.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Delaware Limited Liability Company Act.

“Dissenting Share” shall have the meaning set forth in Section 2.2.

“DOJ” means the Antitrust Division of the U.S. Department of Justice.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Environmental Claims” means, in respect of any Person, any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative, and/or monitoring costs and any other related costs and expenses), other causes of action recognized now or at any later time, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorney fees and other legal fees (a) pursuant to any agreement, order, notice, requirement, responsibility, or directive (including directives embodied in Environmental Laws), injunction, judgment or similar documents (including settlements) arising out of or in connection with any Environmental Laws, or (b) pursuant to any claim by a Governmental Entity or other Person or entity for personal injury, property damage, damage to natural resources, remediation, or similar costs or expenses incurred or asserted by such entity or Person pursuant to Environmental Laws, common law, or statute.

“Environmental Laws” means all laws, rules, regulations, statutes, ordinances, decrees or orders of any Governmental Entity relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (iii) exposure to hazardous, toxic or other substances alleged to be harmful, and includes without limitation, (1) the terms and conditions of any Environmental Permits, and (2) judicial, administrative, or other regulatory decrees, judgments, and orders of any Governmental Entity. The term “Environmental Laws” shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., CERCLA, 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and any state, county, or local regulations similar thereto.

“Environmental Permits” means all permits, licenses, registrations, and other governmental authorizations required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Event of Loss” shall mean any of the following events: (a) the actual total loss of any Vessel; (b) a constructive total loss of any Vessel under applicable insurance policies or an agreed or a compromised total loss of any Vessel; (c) the theft or disappearance of any Vessel for a period of thirty (30) consecutive days or more; (d) the requisition of use of any Vessel by any Governmental Entity or purported governmental entity which shall have resulted in the loss of possession of any Vessel for a period of sixty (60) consecutive days; or (e) the condemnation, confiscation, requisition, purchase or other taking of title of, or capture, seizure or forfeiture of any Vessel (other than a requisition of the use of any of the Vessels) by any Governmental Entity or purported governmental entity.

“Exception Shares” means, collectively, shares of Company Common Stock owned or held by the Company, Cal Dive, Merger Sub, and/or any of their respective Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 2.4(a).

“Exchange Fund” shall have the meaning set forth in Section 2.4(a).

“Exchange Ratio” shall have the meaning set forth in Section 2.1(a).

“Excluded Party” means any Person, group of related Persons, or group that includes any Person or group of related Persons from whom the Company has received, after the date hereof and prior to the No-Shop Period Start Date, a written Acquisition Proposal that the Company’s Board of Directors determines, in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), constitutes or is reasonably likely to lead to a Superior Proposal.

“Excluded Party Superior Proposal” means any Superior Proposal made by any Excluded Party.

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts, and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, or performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing, and mailing of the Information Statement/Proxy Statement/Prospectus and the Form S-4 and the solicitation of stockholder approval and all other matters related to the transactions contemplated hereby and thereby.

“Form S-4” shall have the meaning set forth in Section 3.1(d).

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any multi-national, national, state, municipal, or local government, foreign or domestic, any instrumentality, subdivision, court, administrative agency, or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing, or other governmental or quasi-governmental authority, and, for purposes of this Agreement, shall include any Vessel related registry and Classification Society.

“Hazardous Materials” means any (i) toxic or hazardous materials, or substances; (ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials; (iii) radioactive materials; (iv) petroleum or petroleum products (including crude oil); and (v) any other chemical, pollutant, contaminant, substance, or waste that is regulated by any Governmental Entity under any Environmental Law.

“Helix” means Helix Energy Solutions Group, Inc., a Minnesota corporation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, as to any Person at a particular time (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments and (b) direct or contingent obligations of such Person owing under letters of credit (including standby and commercial), bankers’ acceptances, guarantees, surety bonds and similar instruments.

“Information Statement/Proxy Statement/Prospectus” shall have the meaning set forth in Section 3.1(d).

“Knowledge” or “Known” means, with respect to any entity, the actual knowledge of such entity’s executive officers (as defined in the Exchange Act), after due inquiry consistent with their respective responsibilities as an executive officer.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance, and any lease, sublease, or charter of any nature or description against any property or asset of the Person.

“Mailing Date” shall have the meaning set forth in Section 2.4(b).

“Market Price” means the average (rounded to the second decimal place) of the per share closing sales prices of Cal Dive Common Stock on the NYSE (as reported by the Wall Street Journal, or if not so reported, by another authoritative source) over the 20 trading days ending on the third trading day preceding the Closing Date.

“Material Adverse Effect” means, with respect to either Party, a material adverse effect on (i) the business, operations, results of operations, or financial condition of such Party and its Subsidiaries taken as a whole or (ii) the ability of such Party to consummate the transactions contemplated by this Agreement by the Termination Date, except, in each case, for any such effect attributable to (A) general regulatory or economic conditions (including prevailing interest rate and stock market levels, including changes in the Market Prices of the Company Common Stock and Cal Dive Common Stock) in the United States or the other countries in which such Party operates including changes in the price of oil or natural gas, (B) changes in, or events or conditions generally affecting the industries in which such Party operates (including changes to commodity prices), (C) the negotiation, announcement, execution, delivery, or consummation of the transactions contemplated by, or in compliance with, this Agreement, or (D) changes in applicable laws, rules or regulations;

“Merger Consideration” shall have the meaning set forth in Section 2.1(a).

“Merger” shall have the meaning set forth in the recitals.

“Merger Sub” shall have the meaning set forth in the preamble.

“Multiemployer Plan” means a “multiemployer plan”, as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

“Nasdaq Global Market” means the National Association of Securities Dealers, Inc. National Global Market.

“New Plans” shall have the meaning set forth in Section 5.7.

“No-Shop Period Start Date” means July 27, 2007.

“NYSE” means the New York Stock Exchange, Inc.

“Old Plans” shall have the meaning set forth in Section 5.7.

“Other Party” means, with respect to Cal Dive, the Company, and with respect to the Company, Cal Dive and the Merger Sub.

“Party” means Cal Dive, Merger Sub, or the Company.

“Pension Plan” means an employee pension benefit plan within the meaning of Section 3(2) of ERISA.

“Per Share Cash Amount” shall have the meaning set forth in Section 2.1(a).

“Permitted Liens” shall mean (a) any Lien expressly contemplated or permitted under this Agreement, (b) Liens for Taxes, assessments or similar governmental charge not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained by the applicable party on their books in accordance with GAAP; (c) mechanic’s, workmen’s, landlord’s, operator’s, materialmen’s, maritime or other similar Liens with respect to amounts not yet due and payable or which are being contested in good faith by appropriate proceedings; (d) purchase money Liens incurred in connection with the acquisition of assets not prohibited by this Agreement; (e) Liens for crew’s wages and for salvage (including contract salvage); (f) Liens for general average; (g) Liens incident to current operations or Liens for amounts which are not delinquent or that are due and unpaid for not more than 30 days after such amounts shall become due that do not involve any significant risk of a sale or forfeiture or loss of any of the Vessels; (h) Liens covered by insurance and any deductible applicable thereto which is standard in the industry provided that the debt underlying such Lien shall not have become due and payable beyond any applicable grace period; (i) Liens for repairs or with respect to any improvement made to any of the Vessels provided that the debt underlying such Lien shall not have become due and payable beyond any applicable grace period; and (j) Liens for any claims that are being contested in good faith by appropriate proceedings and that will not affect the continued use of any of the Vessels or create any material risk of the sale, forfeiture or loss of any of the Vessels or any interest therein.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity, or group (as defined in the Exchange Act).

“Plan of Merger shall have the meaning set forth in the recitals.

“Qualifying Amendment” means an amendment or supplement to the Information Statement/Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) to the extent it contains (i) a Change in the Company Board Recommendation, (ii) a statement of the reasons of the Board of Directors of the Company for making such Change in the Company Board Recommendation, and (iii) additional information reasonably related to the foregoing.

“Regulatory Law” means the Antitrust Laws, and all other U.S. federal and state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict, or regulate (a) mergers, acquisitions, or other business combinations, (b) foreign investment, or (c) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment of any Hazardous Materials.

“Required Approvals” shall have the meaning set forth in Section 5.3(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stock Award Exchange Ratio” means the sum of (i) the Exchange Ratio plus (ii) the fraction resulting from dividing the Per Share Cash Amount by the closing price per share of the Cal Dive Common Stock on the NYSE on the last trading day immediately preceding the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, joint venture, limited liability company or other entity in which such Person owns over 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of directors or other governing body of such other legal entity.

“Superior Proposal” means an Acquisition Proposal made by a Person other than a Party hereto that the Company’s Board of Directors in good faith concludes (following receipt of the advice of its financial advisors and outside counsel), taking into account, among other things, legal, financial, regulatory and other aspects of the proposal, including any conditions to consummation, as well as any revisions to the terms of the Merger or this Agreement proposed by Cal Dive, that (i) would, if consummated, result in a transaction that is more favorable to the Company and its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed on the terms so proposed.

“Surviving Company” shall have the meaning set forth in the recitals.

“Tax Return” means any return, report, or similar statement (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return, or declaration of estimated Tax.

“Taxes” means any and all U.S. federal, state, provincial, county, local, or foreign taxes, and any and all other charges, fees, levies, duties, deficiencies, customs, or other similar assessments or liabilities in the nature of a tax, including any income, profits, gross receipts, windfall profits, ad valorem, net worth, premium, value-added, occupation, production, assets, sales, use, capital stock, capital gains, documentary, recapture, transfer, transfer gains, estimated, withholding, employment, unemployment insurance, unemployment compensation, social security, disability, wage, payroll, stamp, goods and services, real or personal property, intangible property, excise, any alternative or add-on minimum, business license, business organization, environmental, profits, license, lease, service, service use, gains, franchise, and any other taxes imposed by any Governmental

Entity, together with any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any of the foregoing (whether or not disputed).

“Termination Date” means December 11, 2007.

“Termination Fee” means $18,882,896.

“Vessel(s)” shall mean any or all of the vessels set forth in Section 3.1(v)(i) of the Company Disclosure Schedule (excluding, in all cases, the Gulf Horizon) or in Section 3.2(t)(i)(A)(I) of the Cal Dive Disclosure Schedule and shall include, with respect to each vessel, all her equipment and outfitting.

“Voting Debt” means any bonds, debentures, notes, or other Indebtedness having the right to vote on any matters on which holders of capital stock of the same issuer may vote.

ARTICLE IX

GENERAL PROVISIONS

9.1 Non-Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants, and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements, and other provisions, shall survive the Effective Time, except for those covenants, agreements, and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX (including without limitation Section 5.6).

9.2 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given when received. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(a) if to Cal Dive:

Cal Dive International, Inc.
400 N. Sam Houston Parkway E., Suite 400
Houston, Texas 77060
Facsimile: (281) 848-6502
Attention: General Counsel

with a copy to (which shall not constitute notice):

Fulbright & Jaworski L.L.P.
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010
Facsimile: (713) 651-5246
Attention: David Peterman

(b) if to the Company to:

Horizon Offshore, Inc.
2500 City West Blvd.
Suite 2200
Houston, Texas 77042
Facsimile: (713) 361-2693
Attention: General Counsel

with a copy to (which shall not constitute notice):

Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.
201 St. Charles Ave., Suite 5100
New Orleans, Louisiana 70170
Facsimile: 504-582-8012
Attention: William B. Masters

9.3 Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections, Exhibits, or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section. In addition, each Section of this Agreement is qualified by the matters set forth in the related Section of the Cal Dive Disclosure Schedule and the Company Disclosure Schedule, as the case may be, and by such matters set forth any place else in this Agreement or in the Cal Dive Disclosure Schedule or the Company Disclosure Schedule where the applicability of such qualification to the Section of this Agreement is reasonably apparent.

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

9.4 Counterparts.  This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the Other Party, it being understood that the Parties need not sign the same counterpart.

9.5 Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement (and the Confidentiality Agreement) and the Exhibits and disclosure schedules and the other agreements and instruments of the Parties delivered in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. The Confidentiality Agreement remains in full force and effect in accordance with its terms, except for paragraph 9 thereof which is superseded in its entirety by the provisions of this Agreement.

(b) This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.6 (which is intended to be for the benefit of the Persons covered thereby).

9.6 Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

9.7 Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.8 Assignment.  Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by a Party in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Other Party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

9.9 Submission to Jurisdiction; Waivers.  Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the Other Party shall be brought and determined exclusively in the Court of Chancery or other courts of the State of Delaware, and each Party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts (and, to the fullest extent permitted by law, to the Court of Chancery) and to accept service of process in any manner permitted by such courts. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (d) any right to a trial by jury.

9.10 Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11 Amendment.  This Agreement may be amended by the mutual written agreement of the Parties at any time before or after the Company Stockholder Approval but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the Parties.

9.12 Extension; Waiver.  At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the Other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

IN WITNESS WHEREOF, Cal Dive, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CAL DIVE INTERNATIONAL, INC.

By: /s/ Quinn J. Hebert
Quinn J. Hebert
President and Chief Executive Officer

CAL DIVE ACQUISITION, LLC

By:	/s/ Quinn J. Hebert
Quinn J. Hebert
Chairman and Chief Executive Officer

HORIZON OFFSHORE, INC.

By: /s/ David W. Sharp
David W. Sharp
President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Exhibit A

FORM OF AFFILIATE AGREEMENT

          , 2007

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of Horizon Offshore, Inc., a Delaware corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”). Pursuant to the terms of the Agreement and Plan of Merger, dated as of June 11, 2007 (the “Merger Agreement”), by and among the Company, Cal Dive International, Inc., a Delaware corporation (“Cal Dive”), and Cal Dive Acquisition, LLC, a wholly owned subsidiary of Cal Dive (“Merger Sub”), the Company will be merged with and into Merger Sub, in consideration of cash and shares of common stock, par value $0.01 per share, of Cal Dive (“Cal Dive Common Stock”), with Merger Sub as the surviving limited liability company (the “Merger”).

I represent, warrant, and covenant to Cal Dive and Merger Sub that in the event I receive any Cal Dive Common Stock as a result of the Merger:

A. I shall not make any sale, transfer or other disposition of any Cal Dive Common Stock acquired by me in the Merger in violation of the Securities Act.

B. I have carefully read this letter and the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Cal Dive Common Stock, to the extent I felt necessary, with my counsel or counsel for Cal Dive and Merger Sub.

C. I have been advised that the issuance of Cal Dive Common Stock to me pursuant to the Merger has been or will be registered with the Commission under the Securities Act on a Registration Statement on Form S-4. I have also been advised, however, that, because at the time the Merger will be submitted for a vote of the stockholders of the Company, I may be deemed to be an affiliate of the Company (without anything in this letter agreement being an admission of such fact), the distribution by me of any Cal Dive Common Stock acquired by me in the Merger will not be registered under the Securities Act and that I may not sell, transfer, or otherwise dispose of any Cal Dive Common Stock acquired by me in the Merger unless (i) such sale, transfer, or other disposition has been registered under the Securities Act, (ii) such sale, transfer, or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Securities Act, or (iii) in the opinion of counsel reasonably acceptable to Cal Dive such sale, transfer, or other disposition is otherwise exempt from registration under the Securities Act.

D. I understand that Cal Dive is under no obligation to register under the Securities Act the sale, transfer, or other disposition by me or on my behalf of any Cal Dive Common Stock acquired by me in the Merger or to take any other action necessary in order to make an exemption from such registration available.

E. I also understand that stop transfer instructions will be given to Cal Dive’s transfer agent with respect to Cal Dive Common Stock and that there will be placed on the certificates (or in the case of shares issued in book-entry form, an appropriate notation of the records of Cal Dive’s transfer agent) for any Cal Dive Common Stock acquired by me in the Merger, or any substitutions therefore, a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 may apply. The shares represented by this certificate may only be transferred in compliance with the requirements of the Securities Act of 1933, including, without limitation, Rule 145 promulgated thereunder, or pursuant to an applicable exemption therefrom.”

F. I also understand that unless the transfer by me of my Cal Dive Common Stock has been registered under the Securities Act or is a sale made in conformity with the provisions of Rule 145, Cal Dive reserves the right to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares may not be sold, pledged, or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

G. It is understood and agreed that the legend set forth in paragraphs E and F above shall be removed by the delivery of substitute certificates (or change in notation on the records of Cal Dive’s transfer agent) without such legend if the undersigned shall have delivered to Cal Dive a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Cal Dive, to the effect that such legend is not required for purposes of the Securities Act.

I understand that (a) Cal Dive will supply me with any information necessary to enable me to make routine sales of any Cal Dive Common Stock acquired by me in the Merger as may be permitted by and in accordance with the provisions of Rule 144 under the Securities Act or any similar rule of the Commission hereafter applicable, and (b) Cal Dive will comply with all requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the “Exchange Act”), with respect to the filing by Cal Dive of annual, periodic and other reports on a timely basis in a manner sufficient to allow sales of any such Cal Dive Common Stock by me during the two year period following the Effective Time (as defined in the Merger Agreement) if such sales are otherwise permitted by law or regulation. Upon my written request, Cal Dive shall furnish me with a written statement representing that it has complied with the reporting requirements enumerated in Rule 144(c)(1), or if Cal Dive is not then subject to Section 13 or 15(d) of the Exchange Act, that it has made publicly available the information concerning Cal Dive required by Rule 144(c)(2).

Very truly yours,

By:
Name:

Accepted this  day of          , 2007

CAL DIVE INTERNATIONAL, INC.

By:
Quinn J. Hebert
President and Chief Executive Officer

CAL DIVE ACQUISITION, LLC

By:
Quinn J. Hebert
Chairman and Chief Executive Officer

HORIZON OFFSHORE, INC.

By:
David W. Sharp
President and Chief Executive Officer

ANNEX B

Opinion of Lehman Brothers Inc. dated June 11, 2007

June 11, 2007

Board of Directors
Horizon Offshore, Inc.
2500 City West Blvd.
Suite 2200
Houston, TX 77042

Members of the Board:

We understand that Horizon Offshore, Inc. (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Cal Dive International, Inc. (“Cal Dive”), pursuant to which (i) the Company will merge with and into Cal Dive Acquisition, LLC, a wholly owned subsidiary of Cal Dive (“Merger Sub”), with the Merger Sub surviving the merger and (i) upon the effectiveness of the merger, each share of common stock of the Company then issued and outstanding, other than shares to be cancelled pursuant to the Agreement (as defined below), will be converted into the right to receive (a) $9.25 in cash (the “Cash Consideration”) and (b) 0.625 shares of the common stock of Cal Dive (the “Stock Consideration” and together with the Cash Consideration, the “Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated as of June 11, 2007 among the Company, Cal Dive and Merger Sub (the “Agreement”).

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, (i) the Company’s underlying business decision to proceed with or effect the Proposed Transaction or (ii) the relative merit of the Proposed Transaction in comparison to other alternatives for the Company.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company and Cal Dive that we believe to be relevant to our analysis, including the Annual Reports on Forms 10-K for the fiscal year ended December 31, 2006 and Quarterly Reports on Forms 10-Q for the quarter ended March 31, 2007 for each of the Company and Cal Dive; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company; (4) financial and operating information with respect to the business, operations and prospects of Cal Dive furnished to us by Cal Dive, including financial projections of Cal Dive prepared by the management of Cal Dive; (5) the trading histories of the Company’s common stock and Cal Dive’s common stock from June 9, 2006 to June 8, 2007 and a comparison of those trading histories with each other and with those of other companies that we deemed relevant; (6) a comparison of the historical financial results and present financial condition of the Company and Cal Dive with each other and with those of other companies that we deemed relevant; (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; (8) the potential pro forma impact of the Proposed Transaction on the current and future financial performance of the combined company, including the amounts and timing of the cost savings and operating synergies expected to result from the Proposed Transaction (the “Expected Synergies”); (9) published estimates by independent equity research analysts with respect to the future financial performance of the Company and Cal Dive; and (10) the relative contributions of the Company and Cal Dive to the current and future financial performance of the combined company on a pro forma basis. In addition, we have had discussions with the management of the Company and Cal Dive concerning their respective businesses, operations, assets, liabilities, financial

B-1

condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of the Company and Cal Dive that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. With respect to the financial projections of Cal Dive, upon advice of Cal Dive and the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Cal Dive and the Company as to the future financial performance of Cal Dive and that Cal Dive will perform substantially in accordance with such projections. With respect to the Expected Synergies, we have assumed that the amount and timing of the Expected Synergies are reasonable as estimated by the management of Cal Dive and as discussed with the management of the Company and we also have assumed that the Expected Synergies will be realized substantially in accordance with such estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Cal Dive and have not made or relied upon any evaluations or appraisals of the assets or liabilities of the Company or Cal Dive. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the stockholders in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and Cal Dive for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ Lehman Brothers

LEHMAN BROTHERS

B-2

ANNEX C

Opinion of Banc of America Securities LLC dated June 11, 2007

BANC OF AMERICA SECURITIES

Banc of America Securities LLC
9 West 57th Street
New York, NY 10019

Tel 888.583.8900
June 11, 2007

Board of Directors
Cal Dive International, Inc.
400 N. Sam Houston Parkway E., Suite 400
Houston, Texas 77060

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Cal Dive International, Inc. (“Cal Dive”) of the Merger Consideration (as defined below) to be paid pursuant to the Agreement and Plan of Merger, dated as of June 11, 2007 (the “Agreement”), by and among Cal Dive, Cal Dive Acquisition LLC, a wholly owned subsidiary of Cal Dive (“Merger Sub”), and Horizon Offshore, Inc. (“Horizon”). As more fully described in the Agreement, Horizon will merge with and into Merger Sub (the “Merger”), with Merger Sub being the surviving company in the Merger, and each outstanding share of common stock, par value $0.00001 per share, of Horizon (“Horizon Common Stock”) will be converted into the right to receive the combination of (x) $9.25 in cash and (y) 0.625 of a share of common stock, par value $0.01 per share (“Cal Dive Common Stock”), of Cal Dive (collectively, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

In connection with rendering our opinion, we have:

(i) reviewed certain publicly available business and financial information of Cal Dive and Horizon, respectively;

(ii) reviewed certain internal financial statements and other financial, business and operating information and data concerning Cal Dive and Horizon, respectively;

(iii) reviewed certain financial forecasts relating to Cal Dive prepared by the management of Cal Dive (the “Cal Dive Forecasts”);

(iv) reviewed certain financial forecasts relating to Horizon prepared by the management of Horizon (the “Horizon Forecasts”) and an alternative version of the Horizon Forecasts incorporating adjustments thereto made by the management of Cal Dive (the “Cal Dive-Horizon Forecasts”);

(v) reviewed and discussed with senior executives of Cal Dive information relating to certain cost savings and strategic and operational benefits (collectively, “Synergies”) anticipated by the management of Cal Dive to result from the Merger;

(vi) discussed the past and current operations, financial condition and prospects of Horizon with senior executives of Cal Dive and Horizon, and discussed the past and current operations, financial condition and prospects of Cal Dive with senior executives of Cal Dive;

(vii) reviewed the potential pro forma financial impact of the Merger on the future financial performance of Cal Dive, including the potential effect on Cal Dive’s estimated earnings per share;

(viii) reviewed the relative financial contributions of Cal Dive and Horizon to the future financial performance of the combined company on a pro forma basis following consummation of the Merger;

(ix) reviewed the reported prices and trading activity for Cal Dive Common Stock and Horizon Common Stock;

(x) compared the financial performance of Cal Dive and Horizon and the prices and trading activity of Cal Dive Common Stock and Horizon Common Stock with each other and with that of certain other publicly traded companies we deemed relevant;

(xi) compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other acquisition transactions we deemed relevant;

(xii) participated in discussions and negotiations among representatives of Cal Dive, Horizon and their respective advisors;

(xiii) reviewed the Agreement; and

(xiv) performed such other analyses and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us. With respect to the Horizon Forecasts, we have assumed, upon the advice of Horizon, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of the management of Horizon as to the future financial performance of Horizon. With respect to the Cal Dive-Horizon Forecasts, the Cal Dive Forecasts and the Synergies, we have assumed, at the direction of Cal Dive, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of the management of Cal Dive as to the future financial performance of Horizon, Cal Dive and the other matters covered thereby and, at the direction of Cal Dive, we have relied on the Cal Dive-Horizon Forecasts for purposes of our opinion. We have not made any independent valuation or appraisal of Cal Dive or Horizon, nor have we been furnished with any such valuations or appraisals. We have assumed, at the direction of Cal Dive, that the Merger will be consummated as provided in the Agreement, with full satisfaction of all covenants and conditions set forth therein and without any waivers thereof. We also have assumed, with the consent of Cal Dive, that all third party consents, approvals and agreements necessary for the consummation of the Merger will be obtained without any adverse effect on Cal Dive, Horizon or the contemplated benefits of the Merger to Cal Dive.

We express no view or opinion as to any terms or aspects of the Merger other than the Merger Consideration to the extent expressly set forth herein (including, without limitation, the form or structure of the Merger). In addition, no view or opinion is expressed as to the relative merits of the Merger in comparison to other transactions available to Cal Dive or in which Cal Dive might engage or as to whether any transaction might be more favorable to Cal Dive as an alternative to the Merger, nor are we expressing any opinion as to the underlying business decision of the Board of Directors of Cal Dive to proceed with or effect the Merger. We are not expressing any opinion as to what the value of Cal Dive Common Stock actually will be when issued pursuant to the Merger or the prices at which Cal Dive Common Stock or Horizon Common Stock will trade at any time.

We have acted as financial advisor to the Board of Directors of Cal Dive in connection with the Merger, for which services we will receive a fee, a portion of which is payable in connection with the delivery of this opinion and a significant portion of which is contingent upon the consummation of the Merger. As you are aware, we and our affiliates will be participating in the financing to be undertaken by Cal Dive in connection with the Merger, for which services we and our affiliates will receive significant compensation, including acting as administrative agent, lead arranger, book-running manager and lender under a new credit facility for Cal Dive. In addition, we or our affiliates have provided, currently are providing and in the future may provide financial advisory and financing services to Cal Dive, Helix Energy Solutions Group, Inc., Cal Dive’s majority shareholder (“Helix”), and certain other affiliates of Cal Dive, and have received and in the future may receive fees for the rendering of these services, including, among other things, having acted or currently acting as (i) book-runner in connection with Cal Dive’s initial public offering, (ii) administrative agent, arranger, book manager and lender for a credit facility of Cal Dive and (iii) administrative agent, arranger, book manager and/or lender for certain credit facilities of Helix and certain of its affiliates. In the ordinary course of our business, we or our affiliates may actively trade or hold securities or loans of Cal Dive, Helix or Horizon for our own accounts or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans.

It is understood that this letter is for the benefit and use of the Board of Directors of Cal Dive in connection with and for purposes of its evaluation of the Merger. In addition, we express no opinion or recommendation as to how any shareholder should vote or act in connection with the Merger.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise or reaffirm this opinion.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Merger Consideration to be paid in the Merger is fair, from a financial point of view, to Cal Dive.

Very truly yours,

/s/ Banc of America Securities LLC

BANC OF AMERICA SECURITIES LLC

ANNEX D

Section 262 of the Delaware General Corporation Law

§262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Capitalized terms used but not defined in Part II have the meanings ascribed to them in the information statement/proxy statement/prospectus contained in this Registration Statement.

ITEM 20.	Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware provides as follows:

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the Delaware General Corporation Law, we have included in our amended and restated certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our amended and restated certificate of incorporation and bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

We have entered into indemnity agreements with each of our directors and executive officers, pursuant to which we agree under certain circumstances to purchase and maintain directors’ and officers’ liability insurance, unless such insurance is not reasonably available or, in the reasonable judgment of the Board of Directors, there is insufficient benefit to us from such insurance. The agreements also provide that we will indemnify each director and executive officer against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving him by reason of his position as director or officer that are in excess of the coverage provided by any such insurance, provided that he meets certain standards of conduct.

The Master Agreement dated December 8, 2006, by and between Helix Energy Solutions Group, Inc. and us, provides for indemnification by us of Helix (a controlling person of us) and its directors, officers and employees for certain liabilities, including liabilities under the Securities Act.

We maintain directors and officers liability insurance for the benefit of our directors and officers.

ITEM 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

2.1		Agreement and Plan of Merger, dated as of June 11, 2007, by and among Cal Dive International, Inc., Cal Dive Acquisition, LLC and Horizon Offshore, Inc., incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K, filed by the registrant with the Securities and Exchange Commission on June 12, 2007.
3.1		Amended and Restated Certificate of Incorporation of Cal Dive International, Inc., incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed by registrant with the Securities and Exchange Commission on March 1, 2007.
3.2		Amended and Restated Bylaws of Cal Dive International, Inc., incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed by the registrant with the Securities and Exchange Commission on March 1, 2007.
4.1		Specimen Common Stock certificate of Cal Dive International, Inc., incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 333-134609), initially filed by the registrant with the Securities and Exchange Commission on May 31, 2006, as amended.
*5	.1	Opinion of Fulbright & Jaworski L.L.P., counsel to the registrant, regarding the legality of the common stock to be offered hereby.
*8	.1	Form of opinion of Fulbright & Jaworski L.L.P. regarding tax matters.
*8	.2	Form of opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. regarding tax matters.
10.1		Master Agreement between Cal Dive International, Inc. and Helix Energy Solutions Group, Inc., incorporated by reference to Exhibit 10.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed by registrant with the Securities and Exchange Commission on March 1, 2007.
10.2		Corporate Services Agreement between Cal Dive International, Inc. and Helix Energy Solutions Group, Inc., incorporated by reference to Exhibit 10.2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed by registrant with the Securities and Exchange Commission on March 1, 2007.
10.3		Registration Rights Agreement between Cal Dive International, Inc. and Helix Energy Solutions Group, Inc., incorporated by reference to Exhibit 10.3 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed by registrant with the Securities and Exchange Commission on March 1, 2007.
10.4		Tax Matters Agreement between Cal Dive International, Inc. and Helix Energy Solutions Group, Inc., incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed by registrant with the Securities and Exchange Commission on March 1, 2007.
10.5		Employee Matters Agreement between Cal Dive International, Inc. and Helix Energy Solutions Group, Inc., incorporated by reference to Exhibit 10.5 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed by registrant with the Securities and Exchange Commission on March 1, 2007.
10	.6ˆ	Cal Dive International, Inc. Amended and Restated 2006 Long Term Incentive Plan, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by registrant with the Securities and Exchange Commission on May 11, 2007.

10	.7ˆ	Form of Restricted Stock Agreement for 2006 Grants to Quinn J. Hébert, Scott T. Naughton, G. Kregg Lunsford, and Lisa M. Buchanan, incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed by registrant with the Securities and Exchange Commission on March 1, 2007.
10	.8ˆ	Employment Agreement dated November 1, 2005, between Cal Dive International, Inc. (predecessor to Helix Energy Solutions Group, Inc.) and Quinn J. Hébert, incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 (File No. 333-134609), initially filed by the registrant with the Securities and Exchange Commission on May 31, 2006, as amended.
10	.9ˆ	Amended and Restated Employment Agreement dated February 15, 1999, between Cal Dive International, Inc. (predecessor to Helix Energy Solutions Group, Inc.) and Scott T. Naughton, incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1 (File No. 333-134609), initially filed by the registrant with the Securities and Exchange Commission on May 31, 2006, as amended.
10	.10ˆ	Employment Agreement dated February 1, 2003, between Cal Dive International, Inc. (predecessor to Helix Energy Solutions Group, Inc.) and G. Kregg Lunsford, incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 (File No. 333-134609), initially filed by the registrant with the Securities and Exchange Commission on May 31, 2006, as amended.
10.11		Credit Agreement dated November 20, 2006, among CDI Vessel Holdings LLC, Cal Dive International, Inc., Bank of America, N.A., as Administrative Agent, Amegy Bank National Association, as Documentation Agent, Banc of America Securities LLC and J.P. Morgan Securities, Inc., as Joint Lead Arrangers and Joint Book Runners, and the lenders from time to time party thereto, incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1 (File No. 333-134609), initially filed by the registrant with the Securities and Exchange Commission on May 31, 2006, as amended.
10.12		Amendment No. 1 to Credit Agreement dated as of December 15, 2006, by and among CDI Vessel Holdings LLC, Cal Dive International, Inc. and Bank of America, N.A., as Administrative Agent, and the lenders from time to time party thereto, incorporated by reference to Exhibit 10.12 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed by registrant with the Securities and Exchange Commission on March 1, 2007.
10	.13ˆ	Summary of 2007 Executive Officer Cash Compensation, incorporated by reference to Exhibit 10.13 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed by registrant with the Securities and Exchange Commission on March 1, 2007.
10.14		Post-Closing Employee Matters Agreement dated February 1, 2007, between Cal Dive International, Inc. and Helix Energy Solutions Group, Inc., incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed by registrant with the Securities and Exchange Commission on May 4, 2007.
10.15		Form of Indemnity Agreement by and between Cal Dive International, Inc. and each of its directors and named executive officers, incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed by registrant with the Securities and Exchange Commission on May 11, 2007.
*21	.1	Subsidiaries of Cal Dive International, Inc.
**23	.1	Consent of Ernst & Young LLP.
**23	.2	Consent of Grant Thornton LLP.
*23	.3	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
*23	.4	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 8.1).
*23	.5	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 8.2).
*23	.6	Consent of Spears & Associates, Inc.
*24	.1	Powers of Attorney.
*99	.1	Form of Proxy of Horizon Offshore, Inc.
*99	.2	Consent of Prospective Director for David W. Sharp.
*99	.3	Consent of Prospective Director for John T. Mills.

ˆ	—	Management contract or compensatory plan or arrangement.

*	—	Previously filed.
**	—	Filed herewith.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information is not required or because the information required is in the financial statements or notes thereto.

ITEM 22.	Undertakings.

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(c) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 2nd day of October, 2007.

CAL DIVE INTERNATIONAL, INC.

By:	/s/ G. Kregg Lunsford
G. Kregg Lunsford
Executive Vice President,
Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on the 2nd day of October, 2007.

Signature		Title

* Todd A. Dittmann		Director

* David E. Preng		Director

* William L. Transier		Director

* Owen Kratz		Director

* Martin R. Ferron		Director

* Quinn J. Hébert		President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ G. Kregg Lunsford G. Kregg Lunsford		Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

*By:	/s/ G. Kregg Lunsford G. Kregg Lunsford As Attorney-in-Fact

EXHIBIT INDEX

2.1		Agreement and Plan of Merger, dated as of June 11, 2007, by and among Cal Dive International, Inc., Cal Dive Acquisition, LLC and Horizon Offshore, Inc., incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K, filed by the registrant with the Securities and Exchange Commission on June 12, 2007.
3.1		Amended and Restated Certificate of Incorporation of Cal Dive International, Inc., incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed by registrant with the Securities and Exchange Commission on March 1, 2007.
3.2		Amended and Restated Bylaws of Cal Dive International, Inc., incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed by the registrant with the Securities and Exchange Commission on March 1, 2007.
4.1		Specimen Common Stock certificate of Cal Dive International, Inc., incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 333-134609), initially filed by the registrant with the Securities and Exchange Commission on May 31, 2006, as amended.
*5	.1	Opinion of Fulbright & Jaworski L.L.P., counsel to the registrant, regarding the legality of the common stock to be offered hereby.
*8	.1	Form of opinion of Fulbright & Jaworski L.L.P. regarding tax matters.
*8	.2	Form of opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. regarding tax matters.
10.1		Master Agreement between Cal Dive International, Inc. and Helix Energy Solutions Group, Inc., incorporated by reference to Exhibit 10.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed by registrant with the Securities and Exchange Commission on March 1, 2007.
10.2		Corporate Services Agreement between Cal Dive International, Inc. and Helix Energy Solutions Group, Inc., incorporated by reference to Exhibit 10.2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed by registrant with the Securities and Exchange Commission on March 1, 2007.
10.3		Registration Rights Agreement between Cal Dive International, Inc. and Helix Energy Solutions Group, Inc., incorporated by reference to Exhibit 10.3 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed by registrant with the Securities and Exchange Commission on March 1, 2007.
10.4		Tax Matters Agreement between Cal Dive International, Inc. and Helix Energy Solutions Group, Inc., incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed by registrant with the Securities and Exchange Commission on March 1, 2007.
10.5		Employee Matters Agreement between Cal Dive International, Inc. and Helix Energy Solutions Group, Inc., incorporated by reference to Exhibit 10.5 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed by registrant with the Securities and Exchange Commission on March 1, 2007.
10	.6ˆ	Cal Dive International, Inc. Amended and Restated 2006 Long Term Incentive Plan, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by registrant with the Securities and Exchange Commission on May 11, 2007.
10	.7ˆ	Form of Restricted Stock Agreement for 2006 Grants to Quinn J. Hébert, Scott T. Naughton, G. Kregg Lunsford, and Lisa M. Buchanan, incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed by registrant with the Securities and Exchange Commission on March 1, 2007.
10	.8ˆ	Employment Agreement dated November 1, 2005, between Cal Dive International, Inc. (predecessor to Helix Energy Solutions Group, Inc.) and Quinn J. Hébert, incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 (File No. 333-134609), initially filed by the registrant with the Securities and Exchange Commission on May 31, 2006, as amended.

10	.9ˆ	Amended and Restated Employment Agreement dated February 15, 1999, between Cal Dive International, Inc. (predecessor to Helix Energy Solutions Group, Inc.) and Scott T. Naughton, incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1 (File No. 333-134609), initially filed by the registrant with the Securities and Exchange Commission on May 31, 2006, as amended.
10	.10ˆ	Employment Agreement dated February 1, 2003, between Cal Dive International, Inc. (predecessor to Helix Energy Solutions Group, Inc.) and G. Kregg Lunsford, incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 (File No. 333-134609), initially filed by the registrant with the Securities and Exchange Commission on May 31, 2006, as amended.
10.11		Credit Agreement dated November 20, 2006, among CDI Vessel Holdings LLC, Cal Dive International, Inc., Bank of America, N.A., as Administrative Agent, Amegy Bank National Association, as Documentation Agent, Banc of America Securities LLC and J.P. Morgan Securities, Inc., as Joint Lead Arrangers and Joint Book Runners, and the lenders from time to time party thereto, incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1 (File No. 333-134609), initially filed by the registrant with the Securities and Exchange Commission on May 31, 2006, as amended.
10.12		Amendment No. 1 to Credit Agreement dated as of December 15, 2006, by and among CDI Vessel Holdings LLC, Cal Dive International, Inc. and Bank of America, N.A., as Administrative Agent, and the lenders from time to time party thereto, incorporated by reference to Exhibit 10.12 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed by registrant with the Securities and Exchange Commission on March 1, 2007.
10	.13ˆ	Summary of 2007 Executive Officer Cash Compensation, incorporated by reference to Exhibit 10.13 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed by registrant with the Securities and Exchange Commission on March 1, 2007.
10.14		Post-Closing Employee Matters Agreement dated February 1, 2007, between Cal Dive International, Inc. and Helix Energy Solutions Group, Inc., incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed by registrant with the Securities and Exchange Commission on May 4, 2007.
10.15		Form of Indemnity Agreement by and between Cal Dive International, Inc. and each of its directors and named executive officers, incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed by registrant with the Securities and Exchange Commission on May 11, 2007.
*21	.1	Subsidiaries of Cal Dive International, Inc.
**23	.1	Consent of Ernst & Young LLP.
**23	.2	Consent of Grant Thornton LLP.
*23	.3	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
*23	.4	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 8.1).
*23	.5	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 8.2).
*23	.6	Consent of Spears & Associates, Inc.
*24	.1	Powers of Attorney.
*99	.1	Form of Proxy of Horizon Offshore, Inc.
*99	.2	Consent of Prospective Director for David W. Sharp.
*99	.3	Consent of Prospective Director for John T. Mills.

ˆ	—	Management contract or compensatory plan or arrangement.
*	—	Previously filed.
**	—	Filed herewith.